As filed with the Securities and Exchange Commission on June 19, 2015

Registration No. 333-197719

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVENTIV HEALTH, INC.

(Exact name of registrant as specified in its charter)

(see table of additional registrants)

Delaware	8742	52-2181734
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 VAN DE GRAAFF DRIVE

BURLINGTON, MASSACHUSETTS 01803

(800) 416-0555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Additional Registrant Guarantors Continued on the Next Page

Eric R. Green

General Counsel

inVentiv Health, Inc.

1 Van De Graaff Drive

Burlington, Massachusetts 01803

(800) 416-0555

(Name, address, including zip code Telephone Number, Including Area Code, of Agent For Service for all registrants)

With a copy to:

Heather L. Emmel

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Name of Additional Registrant	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Addison Whitney LLC	North Carolina	8742	26-0197972
Adheris, Inc.	Delaware	8742	04-3140467
Adheris, LLC	Delaware	8742	20-4457700
Allidura Communications, LLC	Delaware	8742	27-0649070
BioSector 2 LLC	New York	8742	75-3066394
Blue Diesel, LLC	Ohio	8742	31-1555912
Cadent Medical Communications, LLC	Ohio	8742	31-1736308
Campbell Alliance Group, Inc.	North Carolina	8742	56-2029673
Campbell Alliance, Ltd.	Delaware	8742	26-0609287
Chamberlain Communications Group LLC	Delaware	8742	20-8484298
Chandler Chicco Agency, L.L.C.	New York	8742	13-3837881
Encuity Research LLC	Delaware	8742	38-3821966
Gerbig, Snell/Weisheimer Advertising, LLC	Ohio	8742	31-1780437
Ignite Health LLC	Delaware	8742	20-8522130
inChord Holding Corporation	Delaware	8742	42-1679878
inVentiv Advance Insights, LLC	New Jersey	8742	22-2049410
inVentiv Clinical, LLC	Delaware	8742	38-3668460
inVentiv Commercial Services, LLC	New Jersey	8742	52-2111058
inVentiv Communications, Inc.	Ohio	8742	31-0914291
inVentiv Digital + Innovation, LLC	New York	8742	27-1623304
inVentiv Health Clinical Lab, Inc.	New Jersey	8742	22-3144581
inVentiv Health Clinical SRE, LLC	Delaware	8742	87-0735158
inVentiv Health Clinical SRS, LLC	Florida	8742	26-3478160
inVentiv Health Clinical Research Services, LLC	Delaware	8742	46-1741038
inVentiv Health Clinical, Inc.	Delaware	8742	59-2407464
inVentiv Health Clinical, LLC	Delaware	8742	41-1975147
inVentiv Health Public Relations, LLC	Delaware	8742	26-0381141
inVentiv Medical Communications, LLC	Ohio	8742	26-3669882
inVentiv Medical Management LLC	Georgia	8742	26-0381227
inVentiv Patient Access Solutions, LLC	New Jersey	8742	42-1634554
IVH Logistics Solutions, LLC	Delaware	8742	04-3765587
Litmus Medical Marketing Services LLC	New York	8742	27-2900975
Navicor Group, LLC	Ohio	8742	20-1737119
Palio + Ignite, LLC	Ohio	8742	26-1314006
Patient Marketing Group, LLC	New Jersey	8742	26-3035724
Pharma Holdings, Inc.	Delaware	8742	22-3638617
Pharmaceutical Institute, LLC	North Carolina	8742	20-0849363
PNET US, LLC	Delaware	8742	22-3144581
South Florida Kinetics, Inc.	Florida	8742	65-0576115
The Selva Group, LLC	Ohio	8742	20-3967895

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 19, 2015

PRELIMINARY PROSPECTUS

INVENTIV HEALTH, INC.

OFFERS TO EXCHANGE

$185,497,000 aggregate principal amount of its 10% Senior Notes due 2018 and $164,503,000 aggregate principal amount of its 10% Senior Notes due 2018, the issuance of which has been registered under the

Securities Act of 1933, as amended,

for

any and all of its outstanding $185,497,000 aggregate principal amount of its 10% Senior Notes due 2018 issued on August 4, 2010 and June 10, 2011 and

$164,503,000 aggregate principal amount of its 10% Senior Notes due 2018 issued on July 13, 2011,

respectively

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, (i) $185,497,000 aggregate principal amount of our new 10% Senior Notes due 2018 offered hereunder (the “initial exchange notes”), for all of our outstanding $185,497,000 million aggregate principal amount of 10% Senior Notes due 2018 issued on August 4, 2010 and June 10, 2011 (the “initial outstanding notes”); and (ii) $164,503,000 aggregate principal amount of our new 10% Senior Notes due 2018 offered hereunder (the “additional exchange notes” and collectively with the initial exchange notes, the “exchange notes”) for all of our outstanding $164,503,000 aggregate principal amount of 10% Senior Notes due 2018 issued on July 13, 2011 (the “additional outstanding notes,” collectively with the initial outstanding notes, the “outstanding notes” and collectively with the exchange notes and the initial outstanding notes, the “notes”). The terms of the exchange notes are identical to the terms of the outstanding notes except that the exchange notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore are freely transferable. We will pay interest on the notes on February 15 and August 15 of each year. The notes will mature on August 15, 2018.

The principal features of the exchange offers are as follows:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offers for an equal principal amount of exchange notes that are freely tradable, with holders of initial outstanding notes receiving initial exchange notes and holders of additional outstanding notes receiving additional exchange notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offers.

•	The exchange offers expire at 11:59 p.m., New York City time, on , 2015, unless extended.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offers.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the notes which we refer to as the “indenture.” In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

You should consider carefully the risk factors beginning on page 18 of this prospectus before participating in the exchange offers.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the outstanding notes for the exchange notes only in places where the exchange offers are permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of any document incorporated by reference herein. This prospectus will be updated as required by law.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Requests for copies should be directed to Investor Relations, inVentiv Health, Inc., 1 Van De Graaff Drive, Burlington, Massachusetts 01803. Our telephone number is (800) 416-0555. You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offers. In any event, you must request this information prior to                     , 2015, in order to receive the information prior to the expiration of the exchange offers.

i

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We and the guarantors have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the exchange notes, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete. We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Under the terms of the indenture relating to the notes, we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified therein in the manner specified therein. See “Description of the Exchange Notes.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING DISCLOSURE

This prospectus contains “forward-looking statements.” The forward-looking statements are only predictions and provide our current expectations or forecasts of future events and financial performance and may be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology, though the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially include economic, business, competitive, market, regulatory and other factors and risks, such as:

•	our business strategy, outlook, objectives, plans, intentions and goals;

•	our estimates regarding our liquidity, capital expenditures and sources of both, and our ability to fund our operations and planned capital expenditures for the foreseeable future;

•	our belief that our growth and success will depend on our ability to continue to enhance the quality of our existing services, serve our clients throughout the evolution of a product, and to introduce new services on a timely and cost-effective basis, integrate new services with existing services, increase penetration with existing customers and recruit, motivate and retain qualified personnel;

•	our expectations that pharmaceutical companies will increasingly outsource their clinical research, staffing, sales teams, advertising, marketing, sales, promotional, recruiting, patient initiatives and compliance and other services we offer;

•	our belief that our clients are looking for service providers with global capabilities;

•	our expectations regarding our pursuit of additional debt or equity sources to finance our internal growth initiatives or acquisitions;

•	our expectations regarding the impact of our acquisitions;

•	our expectations regarding the synergies or cost savings related to our acquisitions;

•	our expectations regarding the level of research and development spending by pharmaceutical and biotechnology companies; and

•	our expectations regarding the impact of the adoption of certain accounting standards.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	the impact of our substantial level of indebtedness on our ability to generate sufficient cash to fulfill our obligations under our existing debt instruments or our ability to incur additional indebtedness;

•	the impact of customer project delays, cancellations and terminations;

•	our ability to sufficiently increase our revenues and manage expenses and capital expenditures to permit us to fund our operations;

•	our ability to continue to comply with the covenants and terms of our debt instruments and to access sufficient capital under our credit agreement or from other sources of debt or equity financing to fund our operations;

•	the impact of any future acquisitions;

•	our ability to successfully identify new businesses to acquire, conclude acquisition negotiations and integrate the acquired businesses into our operations, and achieve the resulting synergies;

•	the impact of any change in our current credit ratings or the ratings of our debt securities on our relationships with customers, vendors and other third parties;

•	the impact of any additional leverage we may incur on our ratings and the ratings of our debt securities;

•	the impact of any default by any of our credit providers;

•	our ability to accurately forecast costs to be incurred in providing services under fixed price contracts;

•	our ability to accurately forecast insurance claims within our self-insured programs;

•	the potential impact on pharmaceutical manufacturers, including pricing pressures, from healthcare reform initiatives or from changes in the reimbursement policies of third-party payers;

•	our ability to grow our existing client relationships, obtain new clients and cross-sell our services;

•	the potential impact of financial, economic, political and other risks, including interest rate and exchange rate risks, related to conducting business internationally;

•	our ability to successfully operate new lines of business;

•	our ability to manage our infrastructure and resources to support our growth including through outsourced service providers;

•	any disruptions, impairments, or malfunctions affecting software as well as excessive costs or delays that may adversely impact our continued investment in and development of software;

•	the potential impact of government regulation on us and our clients;

•	our ability to comply with all applicable laws as well as our ability to successfully adapt to any changes in applicable laws on a timely and cost effective basis;

•	our ability to recruit, motivate and retain qualified personnel;

•	the impact of impairment of goodwill and intangible assets and the factors leading to such impairments;

•	consolidation in the pharmaceutical industry;

•	changes in trends in the healthcare and pharmaceutical industries or in pharmaceutical outsourcing, including initiatives by our clients to perform services we offer internally;

•	our ability to convert backlog into revenue;

•	the potential liability associated with injury to clinical trial participants;

•	the impact of the adoption of certain accounting standards; and

•	our ability to maintain technological advantages in a variety of functional areas, including sales force automation, electronic claims surveillance and patient compliance.

These risks should be considered along with the “Risk Factors.” Except to the extent required by applicable laws or rules, we do not undertake to update any forward-looking statements or to publicly announce revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal studies and management estimates. Although we believe that these independent sources and our internal data are reliable as of their respective dates, we have not verified the accuracy or completeness of the data presented from independent sources. Unless otherwise indicated, all market share information contained in this prospectus is based upon data prepared by inVentiv.

USE OF TRADEMARKS

inVentiv Health, inVentiv Clinical, GSW Worldwide, Adheris, i3 and i3 Research are some of our registered and unregistered trademarks. This prospectus also includes other registered and unregistered trademarks of ours. All other trademarks, tradenames and service marks appearing in this prospectus are the property of their respective owners.

BASIS OF FINANCIAL INFORMATION

Our consolidated balance sheets, statements of operations, statements of comprehensive income (loss), cash flows and stockholder’s equity (deficit), and related notes included elsewhere in this prospectus are presented for two periods: Predecessor and Successor. As a result of the August 2010 Merger, a new basis of accounting was established as of August 4, 2010. The consolidated financial statements for all Predecessor periods were prepared using the historical basis of accounting for inVentiv.

NON-GAAP FINANCIAL MEASURES

We have included certain supplemental non-GAAP financial measures of our performance in this prospectus, including, for example, EBITDA and Adjusted EBITDA.

•	EBITDA is defined as net income before interest expense, income tax provision, depreciation and amortization. We believe that the presentation of EBITDA enhances an investor’s understanding of our financial performance. We believe that EBITDA is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use EBITDA for business planning purposes and in measuring our performance relative to that of our competitors.

•	Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items and to give effect to the Catalina Health acquisition made in October 2013. These adjustments include the impact of impairment losses, acquisition accounting, acquisition expenses, management fees and stock-based compensation, as well as other items permitted by our debt instruments. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors consistent with how management assesses the performance of our operations from period to period.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and are not measures of net income, operating income or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our use of the terms EBITDA and Adjusted EBITDA vary from each other and from others in our industry. For additional information regarding our use of EBITDA and Adjusted EBITDA, see “Summary—Summary Consolidated Financial Data.” EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or to operating cash flows as measures of liquidity.

Our measurement of EBITDA and Adjusted EBITDA and the ratios related thereto may not be comparable to similarly titled measures of other companies and are not measures of performance calculated in accordance with GAAP.

EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. For example, EBITDA and Adjusted EBITDA, among other things:

•	exclude certain tax payments that may represent a reduction in cash available to us;

•	exclude certain non-recurring cash charges;

•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

v

EBITDA and Adjusted EBITDA include additional adjustments and exclusions, and should be read in conjunction with the explanations and reconciliations set forth in “Summary—Summary Consolidated Financial Data.”

Please see the consolidated financial statements included elsewhere in this prospectus for our GAAP results.

SUMMARY

This summary highlights certain principal information that appears later in the prospectus. Because it is a summary, it may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus, before participating in the exchange offers. On August 4, 2010 inVentiv Acquisition, Inc. merged with and into inVentiv Health, Inc with inVentiv Health, Inc. being the surviving corporation, which we refer to as the “August 2010 Merger”. The terms “inVentiv,” “Company,” “we,” “us” and “our” refer to inVentiv Health, Inc. and its consolidated subsidiaries for periods prior to the August 2010 Merger described in this prospectus and to inVentiv Health, Inc. and its consolidated subsidiaries, for periods after giving effect to the August 2010 Merger described in this prospectus. Various financial terms, including “EBITDA” and “Adjusted EBITDA” are described in the section entitled “Non-GAAP Financial Measures” and in this section under “—Summary Consolidated Financial Data.”

We are a leading provider of outsourced services to the pharmaceutical, biotechnology, medical device and diagnostics, and healthcare industries. We are organized into two business segments: Clinical and Commercial. We provide a broad range of clinical development and commercialization services that are critical to our clients’ ability to develop and successfully commercialize their products. Our portfolio of services meets the varied needs of our clients, who are increasingly outsourcing both their clinical research and development activities, as well as their commercialization activities.

Since being acquired through a take-private transaction by affiliates or co-investors of Thomas H. Lee Partners, L.P. (“Thomas H. Lee Partners”) and Liberty Lane IH LLC (“Liberty Lane”) in August of 2010 (the “August 2010 Merger”), we have executed on a strategy to transform our company into a global leader in pharmaceutical outsourcing services across the continuum of drug development and commercialization. In 2011, we announced a series of transactions that meaningfully enhanced our clinical and consulting capabilities. In February 2011, we acquired Campbell Alliance Group, Inc. (“Campbell”) to strengthen our consulting business. We also acquired two clinical research organizations (“CROs”): i3 clinical research business (“i3 Global”) in June 2011 and PDGI Holdco, Inc. (“PharmaNet”) in July 2011. Through these transactions, we significantly expanded the scale and increased the geographic footprint of our clinical business. Our global resources and reach allow us to meet our client’s development objectives and help them enter or expand into new and emerging markets. We believe the combination of our breadth of services, scale and global reach differentiates us from many of our competitors when clients are selecting partners for their outsourcing efforts.

In 2012 and 2013, we completed four smaller acquisitions that augmented our capabilities. In March 2012, we acquired Kforce Research, Inc. (“Kforce Clinical”), expanding our strategic resourcing capabilities within the Clinical business segment. In March 2012, we also acquired certain medical and promotional audit businesses of SDI Health LLC (collectively, “SDI Health”) from IMS Health, enhancing our market research capabilities within the Commercial business segment. In June 2012, we acquired the assets of Kazaam Web Concepts, LLC (“Kazaam Interactive”), bolstering our digital communications and social media capabilities within our Commercial business segment. In October 2013, we acquired Catalina Health Resource, LLC (“Catalina Health”), expanding our medication adherence capabilities in our Commercial business segment.

Our broad range of services and our global scale, represented by approximately 13,000 employees supporting clients in more than 70 countries, allow us to serve as a critical strategic partner for pharmaceutical, biotechnology, medical device and diagnostics, and healthcare companies in their dynamic and rapidly changing regulatory and commercial environments. We serve more than 550 client organizations, including all of the 20 largest global pharmaceutical companies.

Industry Overview

inVentiv is a leading provider of services to clients whose success depends on competence in fields as diverse as biology, sales, pharmacovigilance, marketing and intellectual property management. Pharmaceutical companies have utilized outsourcing to provide flexibility to their cost structures and lower costs. As pharmaceutical companies have realized the benefits of shifting functions such as marketing and sales to outsourced providers, they continually evaluate core functions which may be outsourced, including clinical development.

Today, our clients face a variety of market forces, such as healthcare reform, tighter market access, increased regulatory complexity, expiring patents on their products, leading to increased market penetration by lower-cost generic drugs, enhanced focus on comparative effectiveness and challenges with treatment compliance. These factors motivate an increasing reliance on outsourced services for functions traditionally performed by fully integrated drug manufacturers. The size of our target market, which consists of clinical development and related services, contract sales and marketing services and consulting, is estimated at more than $50 billion.

We also benefit from strong levels of New Molecular Entity (“NME”) approvals, with many attributable to small and mid-tier pharmaceutical and biotechnology companies. These smaller companies either lack, or have chosen to not invest in developing, a full range of functional capabilities and prefer to employ high-quality, third-party service providers, such as inVentiv, to perform critical late-stage development and commercialization functions, including sales and marketing.

Our Competitive Strengths

Broad Suite of Outsourced Services

Our broad and integrated set of capabilities across all business segments allows us to provide comprehensive and innovative solutions that address some of our client’s most significant business challenges. We believe we have one of the most comprehensive service offerings in the industry, organized into the Clinical and Commercial business segments, which complements the development and commercial evolution of healthcare-related products. Our clients are increasingly looking to outsourced service providers with offerings such as clinical development, sales, marketing and business planning, to assist with activities traditionally performed internally by fully integrated manufacturers. The ability to offer such a broad suite of outsourced services is paramount to successfully responding to clients’ needs and positioning inVentiv as a partner of choice for clients seeking to consolidate service providers to improve organizational efficiency and gain greater flexibility. inVentiv has assembled and integrated a group of companies offering the services across and between our business segments that our clients most often require for the continuum of drug development and commercialization, from compound development and regulatory approval through global commercialization and ongoing brand management.

Scale and Global Reach

Our Clinical and Commercial business segments support clients in more than 70 countries. Our global resources and reach allow us to help our clients enter or expand in new and emerging markets, which allows us to meet client expectations and, we believe, differentiate us from many of our competitors when clients are considering consolidating their outsourcing efforts. A global footprint is often required to keep pace with the expansion of pharmaceutical, biotechnology, medical device and diagnostic, and healthcare companies.

Diversified Client and Project Base

We serve more than 550 client organizations, including all of the 20 largest global pharmaceutical companies, as well as numerous emerging and specialty biotechnology companies, medical device makers and diagnostic companies. Our diversified client base and broad scope of projects reduce our dependence on any individual client or contract.

We believe that our clients ascribe meaningful value to our ability to provide access to some of the industry’s leading experts, increased flexibility, greater control of fixed costs, enhanced time to market and economic efficiencies. They also appreciate the quality of our services and employees across our organization. As a result, our client relationships are not only diverse, they also are long-standing. These diverse, long-term, trusted relationships naturally create additional opportunities for organic growth through repeat and expanding business and also help inVentiv win new business.

Therapeutic Expertise

We have established specialized therapeutic teams, with operational and scientific expertise in key therapeutic areas. Our deep understanding of these therapeutic areas extends across all three of our business segments, allowing our clients to benefit from this expertise whether they are running a complex clinical trial for an orphan drug or working with sales teams specializing in cardiovascular disease, nurse educators familiar with pain management or marketing professionals with experience in the needs of people with diabetes.

Through our depth of experienced medical and scientific professionals, including more than 300 medical doctors and approximately 500 PhD’s, we possess significant knowledge across therapeutic areas that allows us to apply new insights and innovative science to clinical trials, as well as to the commercialization of branded products. Our teams include experienced clinical project managers and research associates, data management professionals, biostatisticians, business planning consultants and sales and marketing professionals.

Our Clinical and Commercial business segments work across key therapeutic areas, with a particular focus on the fastest-growing areas including oncology, neurosciences and pain. Our strong global oncology project teams within the Clinical business segment have conducted hundreds of regional and global oncology trials involving tens of thousands of patients across many different therapeutic subsets of oncology. Our team of experts in neurosciences/pain has conducted a wide variety of analgesic-related studies for small and large targeted molecules. With significant unmet medical needs in the treatment of Alzheimer’s disease, cognitive disorders, stroke, and other major neurosciences/pain disorders, the demand for innovative therapies is strong and expected to grow.

Proven Management Team

Our management team includes key corporate, segment, divisional and business unit leaders who are seasoned executives with extensive experience in the industries we serve. Their experience spans pharmaceutical product development and product management, as well as significant experience managing pharmaceutical sales forces, developing marketing strategies and conducting clinical trials. Our corporate management has significant operational and financial experience in previous positions within the healthcare and professional services sectors, including a history of successfully integrating multiple acquisitions.

Our Business Strategy

We intend to build upon our competitive strengths, delivering consistently high-quality service offerings and providing innovative solutions throughout the product lifecycle across our business segments on a global basis to meet the needs of our clients. Our goal is to be the outsourcing service provider of choice in the industries we serve. Key strategic elements to successfully achieving this goal include:

Capitalize on Our Broad Global Capabilities and Services

Our global footprint positions us to execute on global or multi-national projects and share our intellectual capital, coordinate opportunities and take advantage of our broad service capabilities between our business segments and across national borders. We have put into place the necessary processes and infrastructure to achieve this goal. We have the ability to leverage our existing relationships with clients operating outside the U.S. to penetrate additional global markets and expand our client base to foreign pharmaceutical companies operating in local markets.

Respond to Our Clients’ Changing Needs with Innovative Solutions

We intend to continue to be an outsourced service provider known for its client-centric approach, where the measure of success is not the particular services offered, but the results and outcomes achieved through performance of those services.

Understanding this evolving focus on outcomes and how they are weighed against costs, allows us to better align our services and processes and provide our clients with innovative solutions. As our clients increasingly move towards a more patient-centric model, our patient outcomes services help pharmaceutical and biotechnology clients assure that physicians and nurses understand how to deliver new therapies to help patients stay on their prescribed medications. Our Clinical business segment is developing processes that enhance predictability and help clients either move more quickly to successful drug development or terminate a project with lower chances of success faster. The communication and coordination between our business segments helps ensure, for example, that a client finding a differentiating benefit during a clinical trial can more quickly take advantage of that knowledge in planning for the commercialization of that product. Our goal is to offer clients outcomes rather than just services, and to continue to evolve this strategy as a differentiator for our business and an asset for clients seeking a strategic partner.

Continued Focus on Operational and Financial Improvements

Our goal is to be a highly efficient and effective organization, focused on achieving and maintaining excellence in every service we offer and in every market where we operate. To further this goal, we are focused on executing against three major objectives: (i) developing and providing integrated solutions across our businesses to help our clients address their most complex business challenges, (ii) delivering strong operational performance and (iii) improving the financial performance of our leading franchises.

We have established several strategic programs and implemented internal financial and operational processes to provide greater control, accountability and consistency across our organization. In addition, we have deployed new management tools and processes to enhance reporting and provide greater insight into business trends and client needs, and we have strengthened the control and accountability for our internal sales and marketing teams. We believe these initiatives, combined with continuing process improvement initiatives, will enable us to enhance our operational excellence and efficiencies and lead to further revenue opportunities.

The Sponsor and Co-Investors

Thomas H. Lee Partners, L.P. is one of the world’s oldest and most experienced private equity firms. Thomas H. Lee Partners invests in growth-oriented companies, and focuses on global businesses headquartered primarily in North America. Since the firm’s founding in 1974, Thomas H. Lee Partners has acquired more than 100 portfolio companies and have completed over 250 add-on acquisitions, representing a combined value of more than $150 billion. The firm’s two most recent private equity funds comprise more than $14 billion of aggregate committed capital.

Liberty Lane Partners, LLC is an investment firm that seeks investments where the extensive operating, financial and development experience of its team can be leveraged to drive above-market returns. The firm takes a hands-on, focused approach to portfolio management and seeks a limited number of platform investments in the healthcare, life sciences and industrial markets. The firm was founded in 2006 by the former senior management team of Fisher Scientific International, Inc. and is headquartered in Hampton, New Hampshire. Liberty Lane and its affiliates are currently invested in four platform companies.

Risks Affecting Our Business

You should consider carefully the risks described in “Risk Factors” before making an investment decision. If any of these risks actually occur, our business, prospects, financial condition and results of operations could be materially adversely affected. Below is a summary of some of the principal risks that we face:

•	We are highly dependent on expenditures by companies in the pharmaceutical and biotechnology industries;

•	Our contracts may be delayed, reduced in scope or terminated for reasons beyond our control;

•	Downgrades of our credit ratings could adversely affect us;

•	We operate in highly competitive industries;

•	We could be adversely affected by pricing pressures on pharmaceutical manufacturers;

•	We may not be successful in managing our infrastructure and resources to support and grow our business;

•	Our services are subject to evolving industry standards and rapid technological changes;

•	The industries in which we operate are subject to a high degree of government regulation; and

•	We may be adversely affected by client concentration.

Corporate Information

We were incorporated in Delaware in 1999. inVentiv’s corporate headquarters is located at inVentiv Health, 1 Van De Graaff Drive, Burlington, MA 01803. Our telephone number is (800) 416-0555. Our website is www.inventivhealth.com. The information on our website is not deemed to be part of this prospectus, and you should not rely on it in connection with your decision whether or not to participate in the exchange offers.

The Exchange Offers

On August 4, 2010, we completed the initial private offering of the outstanding notes in connection with the August 2010 Merger. On June 10, 2011 and July 13, 2011 we completed additional private offerings of the outstanding notes in connection with the i3 Global and PharmaNet acquisitions, respectively. We entered into registration rights agreements in connection with these private offerings, in which we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offers. For more information please see “The Exchange Offers.” The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Securities Offered	•	$185,497,000 aggregate principal amount of 10% initial exchange notes due 2018; and

•	$164,503,000 aggregate principal amount of 10% additional exchange notes due 2018.

Exchange Offers	The initial exchange notes are being offered in exchange for a like principal amount of initial outstanding notes, and the additional exchange notes are being offered in exchange for a like principal amount of the additional outstanding notes. The exchange offers will remain in effect for a limited time. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 11:59 p.m., New York City time, on , 2015. Holders may tender some or all of their outstanding notes pursuant to the exchange offers. However, outstanding notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the additional exchange notes (but not the initial exchange notes) will be treated as being issued with original issue discount for U.S. federal income tax purposes and, consequently, the initial exchange notes bear different CUSIP numbers than the additional exchange notes and therefore the initial exchange notes will not be fungible for trading purposes with the additional exchange notes;

•	the exchange notes bear different CUSIP numbers than the outstanding notes;

•	the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreements including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offers. See “Description of the Exchange Notes.”

Resale	Based upon interpretations by the Staff of the SEC set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	are a broker-dealer who purchased the notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of your business;

•	have an arrangement with any person to engage in the distribution of the exchange notes; or

•	are prohibited by law or policy of the SEC from participating in the exchange offers.

However, we have not submitted a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offers. Furthermore, in order to participate in the exchange offers, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Amendments	We reserve the right, in our sole discretion, to amend the exchange offers in any manner. If the exchange offers are amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the holders of outstanding notes. In the event of a material change in the exchange offers, including the waiver of a material condition, we will extend the exchange offers so that at least five business days remain in the exchange offers following notice of the material change.

Expiration Date	The exchange offers will expire at 11:59 p.m., New York City time, on , 2015, unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offers	The exchange offers are subject to the conditions described in “The Exchange Offers—Conditions to the Exchange Offers,” including if we determine in our reasonable judgment, that:

•	the exchange offers violate applicable law or any applicable interpretation of the staff of the SEC;

•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offers or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals that we deem necessary for the consummation of the exchange offers have not been obtained.

Subject to the requirements of applicable law, we reserve the right, in our sole discretion, to waive any and all conditions of the exchange offers.

Each holder of outstanding notes will also be required to represent to us that:

•	it has full power and authority to tender, exchange, assign and transfer the outstanding notes and to acquire exchange notes issuable upon the exchange of such tendered outstanding notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim; and

•	exchange notes acquired in the exchange offers will be obtained in the ordinary course of business of the holder, that the holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such exchange notes, that the holder is not an “affiliate” of us within the meaning of Rule 405 under the Securities Act and that if the holder or the person receiving such exchange notes, whether or not such person is the holder, is not a broker-dealer, the holder represents that it is not engaged in, and does not intend to engage in, a distribution of exchange notes.

Procedures for Tendering Outstanding Notes	To participate in the exchange offers, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by following the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

For more details, please read “The Exchange Offers—Procedures for Tendering,” “The Exchange Offers—Book-Entry Transfer” and “The Exchange Offers—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offers, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal Rights	You may withdraw your tender of outstanding notes at any time prior to the 11:59 p.m., New York City time, on the expiration date of the exchange offers. Please read “The Exchange Offers—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding notes that are properly tendered in the exchange offers and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in the exchange offers, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the registration rights agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the outstanding notes.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

U.S. Federal Income Tax Considerations

The exchange of outstanding notes for exchange notes pursuant to the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. The additional outstanding notes (but not the initial outstanding notes) were treated as being issued with original issue discount for U.S. federal income tax purposes, and the additional exchange notes will continue to be treated as being issued with original issue discount for U.S. federal income tax purposes. Please read “U.S. Federal Income Tax Considerations.”

Exchange Agent	Wilmington Trust, National Association as successor by merger to Wilmington Trust FSB, the trustee, which we refer to as “Wilmington Trust” or “trustee,” under the indenture governing the notes, or the “indenture,” is serving as exchange agent in connection with the exchange offers.

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offers solely to satisfy certain of our obligations under our registration rights agreements.

Fees and Expenses	We will bear all expenses related to the exchange offers. Please read “The Exchange Offers—Fees and Expenses.”

Registration Rights; Additional Interest	We entered into a registration rights agreement in connection with each of the issuances of the outstanding notes. Under the registration rights agreement with respect to the initial outstanding notes, we agreed to use reasonable best efforts to (i) file a registration statement related to the exchange of such outstanding notes for exchange notes with the SEC on or prior to the 270th day after August 4, 2010 and June 10, 2011, for the initial outstanding notes issued on August 4, 2010 and June 10, 2011, respectively, (ii) cause such registration statement to become effective under the Securities Act on or prior to the earlier of the 90th day following such filing or the 360th day after August 4, 2010 and June 10, 2011, for the initial outstanding notes issued on August 4, 2010 and June 10, 2011, respectively, and (iii) consummate the exchange offer on or prior to the 30th day after effectiveness. Under the registration rights agreement with respect to the additional outstanding notes, we agreed to consummate the exchange offer prior to the 360th day after July 13, 2011.

Because we did not consummate the exchange offer prior to the 360th day after July 13, 2011, we are obligated to pay additional interest on the outstanding notes. We paid all accrued additional interest as of February 14, 2015 relating to the outstanding notes on February 17, 2015, the most recent scheduled semi-annual interest payment date, and plan to pay any additional accrued and unpaid interest on the initial outstanding notes on the next scheduled semi-annual interest payment date of August 15, 2015.

See “The Exchange Offers—Registration Rights Agreements; Additional Interest” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Long-term Debt and Credit Facility—10%/12% Junior Lien Secured Notes Due 2018” and “—10% Senior Notes due 2018.”

The Exchange Notes

Issuer	inVentiv Health, Inc. (formerly inVentiv Acquisition, Inc.)

Notes Offered	•	Up to $185,497,000 aggregate principal amount of 10% initial exchange notes due 2018; and

•	Up to $164,503,000 aggregate principal amount of 10% additional exchange notes due 2018.

The exchange notes and the outstanding notes will be considered to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

Maturity Dates	The exchange notes will mature on August 15, 2018.

Interest Rate	Interest on the exchange notes will be payable in cash and will accrue at a rate of 10% per annum.

Interest Payment Dates	August 15 and February 15

Guarantees	Each of our existing restricted subsidiaries that guarantees the credit facilities entered into by the Company on August 4, 2010, as amended from time to time (the “Senior Secured Credit Facilities”) and certain of our future domestic restricted subsidiaries will guarantee the exchange notes on a senior unsecured basis.

Ranking	The exchange notes and the guarantees thereof will be our and the guarantors’ general unsecured senior indebtedness and will rank:

•	equally in right of payment with all of our and the guarantors’ existing and future unsubordinated unsecured indebtedness;

•	effectively subordinated to any of our and the guarantors’ existing and future senior secured indebtedness to the extent of the value of the collateral securing such indebtedness, including borrowings under our Senior Secured Credit Facilities and to all liabilities of our subsidiaries that do not guarantee the notes; and

•	senior to any of our and the guarantors’ future subordinated indebtedness, if any.

The indenture governing the notes permits us, under certain circumstances and subject to certain conditions and limitations, to designate (or re-designate) one or more of our subsidiaries as “unrestricted subsidiaries.” Any debt incurred by any such unrestricted subsidiary and not guaranteed by, or otherwise made recourse with respect to, the Company or its restricted subsidiaries, will be structurally senior to the notes with respect to the assets of such unrestricted subsidiary. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We, including our subsidiaries, have the ability to incur substantially more indebtedness, including senior secured indebtedness.”

As of March 31, 2015, we and the guarantors had $1,781.2 million of senior secured indebtedness, comprised of $625.5 million of our

9.0% senior secured notes due 2018 (including $0.5 million of unamortized premium received on issuance) (the “Senior Secured Notes”), $531.1 million of Junior Lien Secured Notes (net of unamortized original issue discount, which we refer to as “OID” of $6.3 million), $575.3 million under our term loan facility and $49.3 million of capital leases and other financing arrangements. There were no outstanding borrowings under our ABL Facility. We and the guarantors had $126.9 million of borrowing capacity under our ABL Facility (less $16.1 million of letters of credit outstanding). As of March 31, 2015, our subsidiaries that will not guarantee the exchange notes had an immaterial portion of our total consolidated debt.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time prior to August 15, 2014 at a price equal to 100% of the aggregate principal amount of the exchange notes plus accrued and unpaid interest, if any, to the redemption date plus a “make whole” premium as described in “Description of the Exchange Notes—Optional Redemption.” We may redeem the exchange notes, in whole or in part, at any time on or after August 15, 2014, at the redemption prices specified in “Description of the Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Change of Control	If we experience specific kinds of changes of control, we must offer to repurchase all of the exchange notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

We might not be able to pay the required price for the exchange notes presented to us at the time of a change of control because we might not have enough funds at such time.

Certain Covenants	The indenture governing the exchange notes will, among other things, limit our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	incur liens;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make investments;

•	consolidate, merge, sell or otherwise dispose of certain assets; and

•	enter into transactions with our affiliates.

These covenants are subject to important exceptions, limitations and qualifications as described in “Description of the Exchange Notes—Certain Covenants.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of some of the factors you should carefully consider before participating in the exchange offers.

Summary Consolidated Financial Data

The following summary consolidated financial data for the years ended December 31, 2014, 2013 and 2012 as set forth herein have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary financial data as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 have been derived from our unaudited condensed consolidated financial statements that are included elsewhere in this prospectus. We have prepared our unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements. We have included in our unaudited condensed consolidated financial statements all adjustments, consisting of only normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and operating results for such periods. Historical results are not necessarily indicative of the results that may be expected for future periods and operating results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2015.

The summary consolidated financial data should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
(in millions)	2012	2013	2014	2014	2015
Net revenues	$1,715.7	$1,644.6	$1,806.4	$421.8	$451.0
Reimbursed out-of-pocket expenses	275.4	259.9	266.8	56.3	67.3

Total revenues	1,991.1	1,904.5	2,073.2	478.1	518.3

Operating expenses
Cost of revenues	1,073.2	1,056.1	1,168.4	274.3	291.2
Reimbursable out-of-pocket expenses	275.4	259.9	266.8	56.3	67.3
Selling, general and administrative expenses	594.3	567.0	564.6	139.1	142.2
Proceeds from purchase price finalization	—	(14.2)	—	—	—
Impairment of goodwill	361.6	36.9	15.8	—	—
Impairment of long-lived assets	49.8	2.0	8.2	—	—

Total operating expenses	2,354.3	1,907.7	2,023.8	469.7	500.7

Operating income (loss)	(363.2)	(3.2)	49.4	8.4	17.6
Loss on extinguishment of debt	(18.6)	(0.8)	(10.1)	—	—
Interest expense	(185.9)	(209.3)	(217.4)	(52.6)	(56.5)
Interest income	0.4	0.1	0.4	0.1	—

Loss before income tax provision and income (loss) from equity investments	(567.3)	(213.2)	(177.7)	(44.1)	(38.9)
Income tax (provision) benefit	0.4	(3.0)	(2.5)	(1.9)	(4.5)

Loss before income (loss) from equity investments	(566.9)	(216.2)	(180.2)	(46.0)	(43.4)
Income (loss) from equity investments	—	—	(0.4)	—	(1.6)

Loss from continuing operations	(566.9)	(216.2)	(180.6)	(46.0)	(45.0)
Net loss from discontinued operations, net of tax	(10.5)	(20.2)	(8.2)	(2.7)	—

Net loss	(577.4)	(236.4)	(188.8)	(48.7)	(45.0)
Less: Net income attributable to the noncontrolling
interest	(1.4)	(1.2)	(0.8)	(0.5)	(0.1)

Net loss attributable to inVentiv Health, Inc.	$(578.8)	$(237.6)	(189.6)	$(49.2)	$(45.1)

Selected statement of cash flows data:
Cash provided by (used in) continuing operations:
Operating activities	$(13.1)	$22.6	(46.0)	$(33.1)	$2.2
Investing activities	(101.3)	(24.3)	(23.4)	(7.6)	(6.9)
Financing activities	148.2	(1.3)	25.5	(5.0)	(10.8)

(in millions)	March 31, 2015
Selected balance sheet data (at period end):
Cash and cash equivalents	$38.7
Total assets	2,142.0
Total debt	2,151.8
Total liabilities	2,805.8
Total stockholder’s deficit	(663.8)

	Year Ended December 31,			For the Three Months Ended March 31,
(in millions)	2012	2013	2014	2014	2015
Other financial data:
Capital Expenditures	$28.6	$35.7	$33.1	$8.0	$9.8
EBITDA(1)	(247.5)	102.9	156.8	35.0	41.0
Adjusted EBITDA(1)	219.3	182.5	206.0	43.7	52.0

(1)	We report our financial results in accordance with GAAP. To supplement this information, we also use the following non-GAAP financial measures in this prospectus: EBITDA and Adjusted EBITDA. EBITDA represents earnings before interest, tax, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain adjustments, including the impact of impairment losses, acquisition accounting, acquisition expenses, management fees and stock-based compensation as well as other items permitted by our debt instruments and to give effect to the Catalina Health acquisition made in October 2013. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors consistent with how management assesses the performance of our operations. Adjusted EBITDA is not a measure of net income, operating income or any other performance measure derived in accordance with GAAP, and is subject to important limitations. Our use of the term Adjusted EBITDA may vary from how other companies use the term in our industry. See “Non-GAAP Financial Measures.” A reconciliation of net income (loss) from continuing operations, the most directly comparable GAAP measure, to EBITDA and from EBITDA to Adjusted EBITDA for the periods indicated is as follows:

	Year Ended December 31,			For the Three Months Ended March 31,
(in millions)	2012	2013	2014	2014	2015
Income (loss) from continuing operations	$(566.9)	$(216.2)	$(180.6)	$(46.0)	$(45.0)
Income tax provision (benefit)	(0.4)	3.0	2.5	1.9	4.5
Interest expense	185.9	209.3	217.5	52.6	56.5
Loss on extinguishment of debt	18.6	0.8	10.1	—	—
Depreciation and amortization	115.3	106.0	107.3	26.5	25.0

EBITDA	$(247.5)	$102.9	$156.8	$35.0	$41.0

Impairment losses(a)	411.4	38.9	24.0	—	—
Stock-based compensation(b)	2.9	(0.9)	0.6	0.3	0.5
Impact of acquisition accounting adjustments(c)	(1.8)	2.1	(4.2)	0.1	0.6
Management fees(d)	3.3	2.8	2.5	0.7	0.7
Foreign currency transaction (gains)/losses(e)	0.8	(0.1)	0.3	0.1	2.0
Impact of unrestricted subsidiaries(f)	7.4	4.7	5.2	0.9	1.0
Other(g)	—	6.0	(2.6)	1.6	1.6

Management Adjustments	424.0	53.5	25.8	3.7	6.4

Acquisition and related financing expense(h)	2.2	2.2	0.3	0.1	0.2

Transaction specific adjustments	2.2	2.2	0.3	0.1	0.2

Severance(i)	18.8	11.5	13.1	2.0	2.4
Restructuring costs(j)	16.9	10.8	9.5	2.9	2.0
One time non-recurring items(k)	4.9	1.6	0.5	—	—

Prior Restructuring and Integration Adjustments	40.6	23.9	23.1	4.9	4.4

Adjusted EBITDA	$219.3	$182.5	$206.0	$43.7	$52.0

(a)	Represents non-cash losses associated with the write-off of goodwill, intangible assets and other long-lived assets that affect the comparability of our operational results and for which an adjustment is made consistent with the terms of our debt instruments.
(b)	Represents non-cash compensation charges for which an adjustment is made consistent with the terms of our debt instruments.

(c)	Represents non-cash adjustments resulting from the revaluation of certain items such as deferred revenue and deferred rent recognized in connection with our acquisitions that affect the comparability of our operational results and for which an adjustment is made consistent with the terms of our debt instruments.
(d)	Represents the annual sponsor monitoring fee and related expenses. These costs are excluded from the calculation of Adjusted EBITDA to make it easier to compare our results with companies with different capital structures.
(e)	Represents the net gain or loss resulting from currency remeasurements that affect the comparability of our operational results and for which an adjustment is made consistent with the terms of our debt instruments.
(f)	Represents the financial results of our subsidiaries designated as unrestricted for purposes of our debt instruments.
(g)	Represents third party costs for tax services, franchise taxes and certain non-cash items as well as the pro forma effect of $1.2 million for the year ended December 31, 2013 from the Catalina Health acquisition and does not include the pro forma effect of acquisitions completed during the year ended December 31, 2012. The pro forma effect of acquisitions for the year ended December 31, 2012 was $9.3 million. These items affect the comparability of our operational results and are excluded from Adjusted EBITDA consistent with the terms of our debt instruments.
(h)	Represents legal and advisory fees incurred in connection with our acquisitions that do not relate to and are not indicative of our core on-going operations and for which an adjustment is made consistent with the terms of our debt instruments.
(i)	Represents employee termination costs required to be paid in connection with actions taken that affect the comparability of our operational results and for which an adjustment is made consistent with the terms of our debt instruments.
(j)	Represents costs in connection with facilities, relocations, integrations and business optimization. We identified these costs as associated with discrete events that do not relate to and are not indicative of our core on-going operations and for which an adjustment is made consistent with the terms of our debt instruments.
(k)	Represents costs from third party advisors regarding financial infrastructure for tax and financial planning and analysis and the loss on sale of a business. We identified these costs as associated with discrete events that do not relate to and are not indicative of our core on-going operations and for which an adjustment is made consistent with the terms of our debt instruments.

RISK FACTORS

You should carefully consider the risks described below before participating in the exchange offers. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes.

Risks Related to the Exchange Offers

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreements, we do not intend to register the outstanding notes under the Securities Act. The tender of outstanding notes under the exchange offers will reduce the total outstanding principal amount of the outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offers. See “The Exchange Offers—Effect of Not Tendering.”

There is no public market for the exchange notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the offers to exchange the outstanding notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

We understand that one or more of the initial purchasers of the outstanding notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offers or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

You must comply with the exchange offers procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offers will be made only after timely receipt by the exchange agent of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offers, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offers, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offers—Procedures for Tendering” and “The Exchange Offers—Effect of Not Tendering.”

Some holders who exchange their outstanding notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction. If you exchange your outstanding notes in the exchange offers for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to Our Indebtedness and the Notes

As of March 31, 2015, we had total indebtedness of $2,151.8 million and this substantial level of indebtedness could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under such indebtedness, our ability to react to changes in our business and our ability to incur additional indebtedness to fund future needs.

We have a substantial amount of indebtedness. As of March 31, 2015, we had total indebtedness of $2,151.8 million.

Our net interest expense for the three months ended March 31, 2015 was $56.5 million, for the year ended December 31, 2014 was $217.0 million and for the year ended December 31, 2013 was $209.2 million. As of March 31, 2015, we had outstanding approximately $575.3 million in aggregate principal amount of indebtedness under our Senior Secured Credit Facilities, which bears interest at a floating rate. A change of 0.125% in floating rates above our 1.5% LIBOR floor would increase our estimated annual interest expense on our senior secured borrowings by $0.7 million.

Our substantial level of indebtedness will increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences for our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in an event of default under the agreements governing such indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, selling and marketing efforts, research and development and other purposes;

•	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes;

•	prevent us from raising the funds necessary to repurchase all the Senior Secured Notes or Junior Lien Secured Notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indentures governing the Senior Secured Notes or Junior Lien Secured Notes, respectively; and

•	limit our ability to redeem, repurchase, decease or otherwise acquire or retire for value any subordinated indebtedness we may incur.

We, including our subsidiaries, have the ability to incur substantially more indebtedness, including senior secured indebtedness.

Subject to the restrictions in our Senior Secured Credit Facilities, the ABL Facility and the indentures governing the Senior Secured Notes, the Junior Lien Secured Notes and the notes, we, including our subsidiaries, may incur significant additional indebtedness. As of March 31, 2015, we had:

•	$1,781.2 million senior secured debt, comprised of $575.3 million under our Senior Secured Credit Facilities, $49.3 million of capital leases and other financing arrangements, $625.5 million of Senior Secured Notes (including $0.5 million of unamortized premium received on issuance) and $531.1 million of Junior Lien Secured Notes (net of OID of $6.3 million). There were no outstanding borrowings under our ABL Facility;

•	$370.6 million of senior unsecured debt from the outstanding notes (net of OID of $5.7 million);

•	subject to certain conditions, the option to increase the amounts borrowed under our term loan facility by up to $300 million, which, if borrowed, would be senior secured indebtedness; and

•	the capacity to borrow up to $126.9 million (less $16.1 million of letters of credit outstanding) under our ABL Facility, subject to certain limitations, which, if borrowed, would be senior secured indebtedness.

Although the terms of our Senior Secured Credit Facilities, the indentures governing the Senior Secured Notes, the Junior Lien Secured Notes and the notes and the credit agreement underlying the ABL Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. For example, the indentures governing the Senior Secured Notes, the Junior Lien Secured Notes and the notes allow us to classify and then reclassify subsequently incurred senior secured and senior unsecured debt among the various baskets and ratio-based incurrence tests contained in those indentures. We utilized this flexibility in connection with prior financings and reclassified borrowings under our term loan facility from a specific “credit facility” basket to ratio-based secured debt, thereby creating capacity for us to incur additional “credit facility” senior secured debt in the future (and we subsequently utilized a portion of that capacity to incur incremental indebtedness under the Senior Secured Credit Facilities). If we and our restricted subsidiaries incur significant additional indebtedness, the related risks that we face could increase. In addition, the indenture governing the notes permit us, under certain circumstances and subject to a number of conditions and limitations, to designate (or re-designate) one of more of our subsidiaries as “unrestricted subsidiaries”. Unrestricted subsidiaries will not guarantee the notes and will not be subject to the covenants contained in the indenture, including the covenants limiting our and our other (“restricted”) subsidiaries’ ability to incur debt. Any debt incurred by any such unrestricted subsidiary and not guaranteed by, or otherwise made recourse with respect to, the Company or its restricted subsidiaries, will be structurally senior to the notes with respect to the assets of such unrestricted subsidiary. However, our ability to designate a subsidiary as “unrestricted” is subject to a number of conditions and limitations, including (i) a requirement that such designation comply with the covenant described under

“Description of the Notes—Certain Covenants—Limitation on Restricted Payments,” which effectively treats the designation of a subsidiary as “unrestricted” the same as if the Company was paying a dividend to its shareholders in an amount equal to the fair market value of such subsidiary, and (ii) a requirement that such subsidiary (and its subsidiaries, if any), has not at the time of such designation and does not thereafter incur, assume or guarantee any indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its restricted subsidiaries.

Restrictions imposed by our debt instruments may limit our ability to operate our business and to finance our future operations or capital needs or to engage in other business activities.

The terms of our debt instruments restrict us and our subsidiaries from engaging in specified types of transactions. These covenants restrict our ability and the ability of our restricted subsidiaries, among other things, to:

•	incur or guarantee additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	consolidate or merge; and

•	create liens.

In addition, our ABL Facility requires us to, under certain circumstances, comply with a fixed charge coverage ratio and certain cash management restrictions. Our ability to comply with this ratio can be affected by events beyond our control, and we may not be able to satisfy them. A breach of any of these covenants would be an event of default. In the event of a default under any of our Senior Secured Credit Facilities or our ABL Facility, the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facilities or our ABL Facility, respectively, to be immediately due and payable or terminate their commitments to lend additional money. If the indebtedness under our debt instruments were to be accelerated, our assets may not be sufficient to repay such indebtedness in full. See “Description of Other Indebtedness.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. We had substantial deficiencies of earnings to cover fixed charges of approximately $178.6 million, $214.4 million and $568.7 million for the years ended December 31, 2014, 2013 and 2012, respectively. We had substantial deficiencies of earnings to cover fixed charges of approximately $39.0 million for the three months ended March 31, 2015.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indentures governing the Senior

Secured Notes, the Junior Lien Secured Notes and the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our Senior Secured Credit Facilities, the ABL Facility and the indentures governing the Senior Secured Notes, the Junior Lien Secured Notes and the notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Our ability to repay our debt, including the notes, is affected by the cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness, including the notes, will be dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries will not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

The right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our Senior Secured Credit Facilities, the Senior Secured Notes and the Junior Lien Secured Notes, in each case, and each guarantor’s obligations under its guarantee of our Senior Secured Credit Facilities, the Senior Secured Notes and the Junior Lien Secured Notes, in each case, are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of substantially all of our wholly-owned U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Senior Secured Credit Facilities, the Senior Secured Notes and the Junior Lien Secured Notes, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in the guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness.”

As of March 31, 2015, we have:

•

$1,781.2 million of senior secured debt, comprised of $575.3 million under our Senior Secured Credit Facilities, $625.5 million of the Senior Secured Notes (including $0.5 million of unamortized premium received on issuance), $531.1 million of Junior Lien Secured Notes (net of OID of $6.3 million) and $49.3 million of capital leases and other financing arrangements. There were no outstanding borrowings under our ABL Facility;

•	subject to certain conditions, the option to increase the amounts borrowed under our term loan facility by a total of up to $300.0 million, which, if borrowed, would be senior secured indebtedness; and

•	the capacity to borrow an additional $126.9 million (less $16.1 million of letters of credit outstanding) under our ABL Facility, subject to certain limitations, which, if borrowed, would be senior secured indebtedness.

Subject to the limits set forth in the indenture governing the notes, we may also incur additional secured debt.

Claims of noteholders will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the notes.

The outstanding notes are not, and the exchange notes will not, be guaranteed by certain of our subsidiaries, including all of our non-U.S. subsidiaries or non-wholly owned subsidiaries. Accordingly, claims of holders of the notes and lenders under our Senior Secured Credit Facilities will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

For the three months ended March 31, 2015, our non-guarantor subsidiaries accounted for approximately $109.8 million, or 24.3%, of our consolidated net revenues. As of March 31, 2015, our non-guarantor subsidiaries accounted for approximately $384.2 million, or 17.9%, of our consolidated total assets. Our debt instruments permit our non-guarantor subsidiaries to incur certain additional debt and do not limit their ability to incur other liabilities that are not considered indebtedness. For supplemental financial information relating to our guarantor subsidiaries and our non-guarantor subsidiaries, see Note 20 and 15 in the Audited Consolidated Financial Statements and the Unaudited Condensed Consolidated Financial Statements, respectively.

The lenders under our Senior Secured Credit Facilities have the discretion to release any guarantors under these facilities in a variety of circumstances, which would cause those guarantors to be released from their guarantees of the notes.

While any obligations under our Senior Secured Credit Facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, at the discretion of lenders under our Senior Secured Credit Facilities, if the related guarantor is no longer a guarantor of obligations under our Senior Secured Credit Facilities or any other indebtedness. See “Description of the Exchange Notes.” The lenders under our Senior Secured Credit Facilities will have the discretion to release the guarantees under our Senior Secured Credit Facilities in a variety of circumstances. Any of our subsidiaries that are released as a guarantor of our Senior Secured Credit Facilities will automatically be released as a guarantor of the notes. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Secured Credit Facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our Senior Secured Credit Facilities and the indentures governing the notes, the Junior Lien Secured Notes and the Senior Secured Notes), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Secured Credit Facilities and the indentures governing the Junior Lien Secured Notes and the Senior Secured Notes. In the event of such default,

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our Senior Secured Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Secured Credit Facilities to avoid being in default. If we breach our covenants under our Senior Secured Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Secured Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, if any. The source of funds for any such purchase of the notes will be our available cash or cash generated from our operations or the operations of our subsidiaries or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, the terms of our Senior Secured Credit Facilities will provide that a change of control is an event of default thereunder that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our Senior Secured Credit Facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under our Senior Secured Credit Facilities.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantee of the notes by certain of our subsidiaries, and to require holders of notes to return payments received from us.

Our issuance of the notes and the guarantee of the notes by certain of our subsidiaries may be subject to review under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, the issuance of the notes or a guarantee could be voided, or claims in respect of the notes or a guarantee could be subordinated to all other debts of our company or that guarantor, as applicable, if, among other things, our company or the guarantor, at the time it incurred the indebtedness:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by us or that guarantor pursuant to the notes or a guarantee, as applicable, could be voided and required to be returned to us or the guarantor, as applicable, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, our company or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that our company and each guarantor will not be insolvent upon the consummation of the offering of the exchange notes, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. Although the indenture governing the notes will contain a limitation on each guarantor’s liability under its guarantee to the maximum amount that would be enforceable under applicable law, a recent court decision found that a similar limitation was ineffective to preserve the enforceability of a guarantee.

If a court were to find that the issuance of the notes, the incurrence of a guarantee or the grant of security was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of notes; and (iii) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

We are indirectly owned and controlled by Thomas H. Lee Partners, and Thomas H. Lee Partners’ interests as equity holders may conflict with those of our creditors.

Thomas H. Lee Partners owns approximately 90% of our indirect parent’s equity and, accordingly, has the ability to control our policies and operations. Thomas H. Lee Partners has no liability for any obligations under the notes, and the interests of Thomas H. Lee Partners may not in all cases be aligned to your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interests as a noteholder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Furthermore, Thomas H. Lee Partners may in the future own businesses that directly or indirectly compete with us. Thomas H. Lee Partners also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. For information concerning our arrangements with Thomas H. Lee Partners, see “Certain Relationships and Related Party Transactions.”

If an active trading market does not develop for the notes, you may not be able to resell them.

Prior to this offering, there was no public market for the notes, and an active trading market may not develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, our ability to effect the exchange offers, prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing the notes on any securities exchange.

We may designate certain of our subsidiaries as non-restricted, in which case they would not be subject to the restrictive covenants in the indenture governing the notes.

Although some of our subsidiaries are currently restricted, we may designate certain subsidiaries as non-restricted in the future. Any such subsidiaries would not be subject to the restrictive covenants in the indenture governing the notes. This means that these entities would be able to engage in many of the activities that we and our restricted subsidiaries are prohibited or limited from doing under the terms of the indenture governing the notes, such as incurring additional debt, securing assets in priority to the claims of the holders of the notes, paying dividends, making investments, selling assets and entering into mergers or other business combinations. These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the notes.

Risks Related to Our Business

If expenditures for clinical development and commercialization services by companies in the pharmaceutical and biotechnology industries decline, our business could be adversely affected.

Our revenues are highly dependent on expenditures by companies in the pharmaceutical and biotechnology industries for clinical development and commercialization services. Any decline in aggregate demand for these services could negatively affect our businesses. In addition to any unfavorable general economic conditions, the following factors, among others, could cause such demand to decline:

•	the ability and willingness of companies in the pharmaceutical industry to spend on research and development;

•	the ability of biotechnology companies to raise capital to fund their research and development projects;

•	governmental reform or private market initiatives intended to reduce the cost of pharmaceutical products or governmental, medical association or pharmaceutical industry initiatives designed to regulate the manner in which pharmaceutical manufacturers promote their products;

•	further consolidation in the pharmaceutical industry, which could negatively affect certain of our business units by reducing overall outsourced expenditures if we are unsuccessful in winning business from the consolidated entity; and

•	companies electing to perform clinical tasks, advertising, promotional, marketing, sales, compliance and other services internally based on industry and company-specific factors such as the rate of new product development and FDA approval of those products, the number of sales representatives or clinical professionals employed internally in relation to demand for or the need to promote new and existing products or develop new drug candidates and competition from other suppliers.

Our projects may be delayed, reduced in scope or terminated for reasons beyond our control.

Many of our projects, including those in our backlog, may be delayed, reduced in scope or terminated upon short notice (generally 30 to 90 days) for reasons beyond our control. In addition, many of our pharmaceutical sales contracts provide our clients with the opportunity to internalize the sales forces under contract. Delays, reductions in scope and cancellations may occur for a variety of reasons, including:

•	delays in, or the failure to obtain, required regulatory approvals;

•	the failure of products to satisfy safety requirements;

•	unexpected or undesired results of the products;

•	insufficient patient enrollment;

•	the client’s lack of available financing, budgetary limits or changing priorities;

•	insufficient investigator recruitment; and

•	the client’s decision to terminate the development of a product or to end a particular study.

The loss, reduction in scope or delay of a large project or the loss or delay of multiple projects could materially adversely affect our business, although our contracts often entitle us to receive reimbursement for the costs of winding down the terminated projects, as well as all fees earned by us up to the time of termination.

Downgrades of our credit ratings could adversely affect us.

We can be adversely affected by downgrades of our credit ratings because ratings are a factor influencing our ability to access capital and the terms of any new indebtedness, including covenants and interest rates. Our clients and vendors may also consider our credit profile when negotiating contract terms, and if they were to change the terms on which they deal with us, it could have an adverse effect on our liquidity.

Certain vendors have the right to declare us in default of our agreements if any such vendor, including the lessors under our vehicle fleet leases, determines that a change in our financial condition poses a substantially increased credit risk. Upon default, the lessors can repossess the vehicles and require us to compensate them for any remaining lease payments in excess of the value of the repossessed vehicles. As of March 31, 2015, we had $48.1 million in capital lease obligations, primarily related to vehicles in our fleet program. In addition, a significant percentage of the leased vehicles are used by sales representatives in our selling solution services business, which may be negatively impacted if we lost the use of vehicles for any period of time.

Our financial results may be adversely affected if we underprice our contracts, overrun our cost estimates or fail to receive approval for or experience delays in change orders.

Most of the contracts in our Clinical segment are either fee for service contracts or fixed-fee contracts. Our past financial results have been, and our future financial results may be, adversely impacted if we initially underprice our contracts or otherwise overrun our cost estimates and are unable to successfully negotiate a change order. Change orders typically occur when the scope of work we perform needs to be modified from that originally contemplated by our contract with the customer. Modifications can occur, for example, when there is a change in a key trial assumption or parameter or a significant change in timing. Where we are not successful in converting out-of-scope work into change orders under our current contracts, we bear the cost of the additional work. Such underpricing, significant cost overruns or delay in change orders could have a material adverse effect on our business, results of operations, financial condition or cash flows.

We operate in highly competitive industries and may face price pressure or other conditions that could adversely affect our business as a result.

Our competitors include a variety of companies providing services to the pharmaceutical, biotechnology, medical device and diagnostics, and healthcare industries, including full service and smaller specialty CROs, outsourced sales organizations, large global advertising holding companies and smaller specialized communications agencies, and medical cost containment consultants. Intense competition may lead to price pressure or other conditions that could adversely affect our business.

Pricing pressures on pharmaceutical manufacturers from recent and future health care reform initiatives or from changes in the reimbursement policies of third party payors may negatively impact our business.

Most of our revenues are generated from clients whose businesses are involved in the manufacture and commercialization of pharmaceutical products. Sales of pharmaceutical products are dependent, in large part, on the availability and extent of reimbursement from government health administration authorities, private health insurers and other organizations. Changes in government regulations or private third-party payors’ reimbursement policies may reduce reimbursement for pharmaceutical products and adversely affect demand for our services, resulting in a material adverse impact on our operating results.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) introduces an extensive set of new laws to the health care industry. While the Affordable Care Act will likely increase the number of patients who have insurance coverage for pharmaceutical products, it also made changes that adversely affect our clients’ business and therefore, our business, including increasing rebates required from manufacturers whose drugs are covered by state Medicaid programs, requiring discounts for drugs that are covered by Medicare Part D and imposing new fees on manufacturers of branded pharmaceuticals. In addition, regulations promulgated pursuant to the Affordable Care Act or new laws may create risks of liability or otherwise increase our costs.

Managed care organizations continue to seek price discounts and, in some cases, to impose restrictions on the coverage of particular drugs. Government efforts to reduce Medicaid expenses may lead to increased use of managed care organizations by Medicaid programs. This may result in managed care organizations influencing prescription decisions for a larger segment of the population and a corresponding constraint on prices and reimbursement for pharmaceutical products. Such development could have an adverse impact on our operating results.

We may not be successful in managing our infrastructure and resources to support and grow our business.

Our ability to support and grow our business and implement our strategy depends to a significant degree on our ability to successfully leverage our existing infrastructure to perform services for our clients, develop and successfully implement new sales channels for the services we offer and to enhance and expand the range of services that we can deliver to our clients. We continually undertake programs to optimize our business processes. Our inability to effectively manage the implementation of new processes to utilize new or upgraded systems in a timely and efficient manner could result in disruption to our operations and negatively affect our business.

We are dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations perform billing and accounts receivable functions. Additionally, we rely on our information systems in managing our accounting and financial reporting. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. Potential data security incidents and breaches by employees and others with or without permitted access to our systems pose a risk that sensitive data may be exposed to unauthorized persons or to the public. Additionally, we utilize third parties, including cloud providers, to store, transfer or process data. While we have taken prudent measures to protect our data and information technology systems, there can be no assurance that our efforts will prevent outages or breaches in our systems that could adversely affect our reputation or business. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably, to bill for services efficiently and to maintain our accounting and financial reporting accurately.

We cannot assure you that we will be able to manage or expand our operations effectively to address current or future demand and market conditions, or that we will be able to do so without incurring increased costs in order to maintain appropriate infrastructure and senior management capabilities. If we are unable to manage our infrastructure and resources effectively, our business, consolidated results of operations, consolidated financial position or liquidity could be materially and adversely affected.

Our services are subject to evolving industry standards and rapid technological changes.

The markets for our services are characterized by rapidly changing technology, evolving industry standards and frequent introduction of new and enhanced services. To succeed, we must continue to enhance our existing services; introduce new services on a timely and cost-effective basis to meet evolving client requirements; integrate new services with existing services; achieve market acceptance for new services; and respond to emerging industry standards and other technological changes.

Moreover, the introduction of new products and services embodying new technologies and the emergence of new industry standards could render existing products and services obsolete. Our continued success will depend on our ability to adapt to changing technologies, manage and process ever-increasing amounts of data and information and improve the performance, features and reliability of our existing products and services in response to changing client and industry demands. We may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of our products and services. New products and services, or enhancements to existing products and services, may not adequately meet the requirements of current and prospective clients or achieve any degree of significant market acceptance. If we fail to meet marketplace needs, other companies may provide competitive products and services, which could reduce demand for our offerings.

The industries in which we operate are subject to a high degree of government regulation.

The pharmaceutical, biotechnology, medical device and diagnostics and healthcare industries in which we operate are subject to a high degree of governmental regulation, at the federal, state and international levels, and our clients are subject to extensive government regulation. Generally, compliance with these laws and regulations is the responsibility of those clients. However, several of our businesses are themselves subject to the direct effect of government regulation in several areas, including pharmaceutical, biotechnology and medical device promotions, sales and development regulations and information security and privacy laws. In addition, we may be liable under certain of our client contracts for the violation of government laws and regulations by our clients to the extent those violations result from, or relate to, the services we have performed for such clients. Further, regulation applicable to our business directly or indirectly through agreements with our clients is subject to continuing evolution and change. Failure to comply with such laws and regulations or significant changes in laws or regulations affecting our clients or the services we provide could result in the imposition of additional restrictions, create additional costs to us or otherwise negatively impact our business operations. See “Business—Government Regulation.”

Our acquisition strategy may present additional risks.

Acquisitions have been and may continue to be a significant component of our growth strategy. We have and will continue to seek to assess the need and opportunity to offer additional services through acquisitions of other companies.

Acquisitions involve numerous risks in addition to integration risk, including the following:

•	increased risk to our financial position and liquidity through changes to our capital structure and assumption of acquired liabilities, including any indebtedness incurred to finance the acquisitions;

•	diversion of management’s attention from normal daily operations of the business;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare and tax regulations;

•	inability to achieve identified operating and financial synergies anticipated to result from an acquisition;

•	difficulties integrating acquired personnel and distinct cultures into our business; and

•	the potential loss of key employees or client projects of the acquired companies.

We may be adversely affected by client concentration.

For the three months ended March 31, 2015, no customer represented more than 10% of our revenues and our top 10 clients accounted for approximately 52% of our revenues. Our engagements with our larger clients are typically dispersed across a number of segments of the client’s organization, and serviced across our two business segments. These services are subject to review by different decision makers within client organizations, making it less likely that the entire client relationship would be terminated and potentially reducing the magnitude of the effects of the risk associated with consolidation in the pharmaceutical industry. In addition, our success depends in part on our ability to position ourselves as a partner of choice for clients seeking to consolidate service providers. Accordingly, while the loss of business from one project will not typically affect our business on other projects with the same client, if any large client decreases or terminates its relationship with us as a result of consolidation of service providers or otherwise, our business, consolidated results of operations, consolidated financial position or liquidity could be materially adversely affected. Consolidation of our clients through mergers and acquisitions may result in the termination or reduction in scope of our existing engagements if client decision makers change as a result of such activity. Consolidation can also result in pricing pressure as an individual client’s business grows.

We may lose or fail to attract and retain key employees and management personnel.

Our key managerial and other employees are among our most important assets. An important aspect of our competitiveness is our ability to attract and retain key employees and management personnel. The loss of the services of our key executives could have a material adverse effect on us.

We have a history of losses and may not achieve or sustain profitability in the future.

We incurred net losses of $(188.8) million, $(236.4) million and $(577.4) million for the years ended December 31, 2014, 2013 and 2012, respectively, and $(45.0) million and $(48.7) million for the three months ended March 31, 2015 and 2014, respectively. We may not achieve profitability in the foreseeable future, if at all. Although our revenue has increased in recent periods, we may not be able to sustain this revenue growth. In addition, our operating expenses have generally increased with our revenue growth.

Our business is subject to international economic, political and other risks that could negatively affect our results of operations or financial position.

A significant portion of our revenue is derived from countries outside the U.S. We anticipate that revenue from non-U.S. operations will grow in the future. Accordingly, our business is subject to risks associated with doing business internationally, including:

•	potential negative consequences from changes in tax laws affecting our ability to repatriate profits;

•	unfavorable labor regulations;

•	greater difficulties in managing and staffing foreign operations;

•	the need to ensure compliance with the numerous regulatory and legal requirements applicable to our business in each of these jurisdictions and to maintain an effective compliance program to ensure compliance with these requirements, including compliance with applicable anti-bribery laws;

•	currency fluctuations;

•	changes in trade policies, regulatory requirements and other barriers; and

•	longer payment cycles of foreign customers and difficulty collecting receivables in foreign jurisdictions.

Many of these factors are beyond our control. The realization of any of these or other risks associated with operating in foreign countries could have a material adverse effect on our business, results of operations or financial condition.

Exchange rate and interest rate fluctuations may affect our results of operations and financial condition.

We derive a large portion of our net revenue from international operations. Our financial statements are denominated in United States dollars; thus, factors associated with international operations, including changes in foreign currency exchange rates, could significantly affect our results of operations and financial condition. Exchange rate fluctuations between local currencies and the United States dollar create risk in several ways, including:

•	Foreign Currency Translation Risk: The revenue and expenses of our foreign operations are generally denominated in local currencies; and

•	Foreign Currency Transaction Risk: Our service contracts may be denominated in a currency other than the currency in which we incur expenses related to such contracts.

We will also be exposed to foreign currency gains and losses resulting from domestic transactions that are not denominated in United States dollars, and to fluctuations in interest rates related to our variable rate debt. In some cases, as part of our risk management strategies, we may choose to hedge our exposure to foreign currency exchange rate and interest rate changes. If we misjudge these risks, there could be a material adverse effect on our operating results and financial position. Furthermore, we will be exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in our consolidated financial statements due to the translation of the statements of operations and balance sheets of our international subsidiaries into United States dollars. The reported revenues and expenses of our international subsidiaries would decrease if the United States dollar increased in value in relation to other currencies. Finally, changes in exchange rates for foreign currencies may reduce international demand for our products, increase our labor or supply costs in non-United States markets, or reduce the United States dollar value of revenue we receive from other markets. These and other economic factors could have an adverse effect on demand for our products and services and on our financial condition and operating results.

Our product development and commercialization services could result in potential liability to us.

We have contractual relationships with drug companies to perform a wide range of services to assist them in bringing new drugs to market. Our services include monitoring clinical trials, data and laboratory analysis, electronic data capture, patient recruitment and other related services. The process of bringing a new drug to market is time-consuming and expensive. If we do not perform our services to contractual or regulatory standards, the clinical trial process could be adversely affected. Additionally, if clinical trial services such as laboratory analysis or electronic data capture and related services do not conform to contractual or regulatory standards, trial participants or trial results could be affected. These events would create a risk of liability to us from our customers and the study participants. Similar risks apply to our product development services relating to medical devices.

We also contract with physicians to serve as investigators in conducting clinical trials. Such studies create risk of liability for personal injury to or death of clinical trial participants, particularly to clinical trial participants with life-threatening illnesses, resulting from adverse reactions to the drugs administered during testing. It is possible third parties could claim that we should be held liable for losses arising from any professional malpractice or error of the investigators with whom we contract or in the event of personal injury to or death of persons participating in clinical trials. We do not believe we are legally accountable for the medical care rendered by third-party investigators, and we would vigorously defend any such claims. However, such claims may still be brought against us, and it is possible we could be found liable for these types of losses.

Further, when we market and sell pharmaceutical products under contract for pharmaceutical companies, we could suffer liability for harm allegedly caused by those products, either as a result of a lawsuit to which we are joined, a lawsuit naming us, or an action launched by a regulatory body. While we are indemnified by pharmaceutical companies for harm caused by the products we market and sell on their behalf, and while we carry insurance to cover harm caused by our negligence in performing services, it is possible that we could nonetheless incur financial losses, regulatory penalties or both.

Our ability to perform clinical trials is dependent upon our ability to recruit suitable willing investigators and patients.

We contract with physicians located in hospitals, clinics and other such sites, who serve as investigators in conducting clinical trials to test new drugs on their patients. Investigators supervise administration of the study drug to patients during the course of a clinical trial. The availability of suitable patients for enrollment in studies is dependent upon many factors including, among others, the size of the patient population, the design of the study protocol, eligibility criteria, the referral practices of physicians, the perceived risks and benefits of the drug under study and the availability of alternative medication, including medication undergoing separate clinical trial. Insufficient patient enrollment or investigator recruitment may result in the termination or delay of a study, which could have an adverse impact on our results of operations of the Clinical segment.

We are subject to risks and requirements relating to our use of regulated materials, including biomedical waste and other hazardous materials.

We handle biomedical waste, hazardous materials, chemicals and various radioactive compounds. We are subject to a variety of federal, state, local and provincial laws and regulations governing the use, storage, handling and disposal of these materials and wastes, and worker health and safety. Failure to comply with such laws and regulations could result in fines or penalties, obligations to investigate or remediate contamination, or claims for property damage or personal injury. We believe that we operate in compliance with such laws, but we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages and incur liabilities which may exceed our resources. In addition, we cannot predict the extent of the adverse effect on our business or the financial and other costs that might result from any new government requirements arising out of future legislative, administrative or judicial actions.

THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

Concurrently with the sale of each of (i) $275 million of initial outstanding notes on August 4, 2010, (ii) $160 million of initial outstanding notes on June 10, 2011, and (iii) $390 million of additional outstanding notes on July 13, 2011, we entered into separate registration rights agreements with each of the purchasers thereof, that require us to prepare and file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, to offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. See “—Registration Rights Agreements; Additional Interest” below. On August 15, 2014 we consummated the Junior Lien Notes Exchange Offer. As of the date of this prospectus, $350 million aggregate principal amount of notes are eligible to be tendered in the Exchange Offers.

A copy of each registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offers, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and, subject to certain exceptions, the outstanding notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations set forth below, the exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offers, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•	the exchange notes acquired pursuant to the exchange offers are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such recipient is such holder itself;

•	at the time of the commencement or consummation of the exchange offers, neither such holder nor, to the knowledge of such holder, any other person receiving exchange notes from such holder has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	neither the holder nor, to the knowledge of such holder, any other person receiving exchange notes from such holder is an “affiliate,” as defined in Rule 405 under the Securities Act, of ours or of any of the guarantors, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if such holder is not a broker-dealer, neither such holder nor, to the knowledge of such holder, any other person receiving exchange notes from such holder, is engaging in or intends to engage in a distribution of the exchange notes; and

•	if such holder is a participating broker-dealer, such holder has acquired the exchange notes for its own account in exchange for the outstanding notes that were acquired as a result of market-making activities or other trading activities and that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder). See “Plan of Distribution.”

Under certain circumstances specified in the registration rights agreements, we may be required to file a “shelf” registration statement covering resales of the outstanding notes pursuant to Rule 415 under the Securities Act. Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offers may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offers.

Any holder who tenders in the exchange offers for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 11:59 p.m., New York City time, on                     , 2015, or such date and time to which we extend the exchange offers. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offers, with holders of initial outstanding notes receiving initial exchange notes and holders of additional outstanding notes receiving additional exchange notes. Holders may tender some or all of their outstanding notes pursuant to the exchange offers. Outstanding notes may be tendered only in a denomination equal to $2,000 and any integral multiples of $1,000 in excess of $2,000.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the applicable indenture relating to the outstanding notes.

As of the date of this prospectus $350,000,000 in aggregate principal amount of outstanding notes are outstanding, which is comprised of $185,497,000 in aggregate principal amount of initial outstanding notes and $164,503,000 in aggregate principal amount of additional outstanding notes. This prospectus, together with the letter of transmittal, is being sent to the registered holders of all outstanding notes. We intend to conduct the exchange offers in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to Wilmington Trust which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offers,” any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offers are extended.

Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offers. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offers. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be 11:59 p.m., New York City time, on                     , 2015, unless we, in our sole discretion, extend the exchange offers, in which case the expiration date shall be the latest date and time to which the exchange offers are extended. In order to extend the exchange offers, we will notify the exchange agent and each registered holder of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. We reserve the right, in our sole discretion:

•	to delay accepting any outstanding notes, to extend the exchange offers or, if any of the conditions set forth under “—Conditions to the Exchange Offers” shall not have been satisfied, to terminate the exchange offers, by giving written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offers in any manner.

If the exchange offers are amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the holders of outstanding notes. In the event of a material change in the exchange offers, including the waiver of a material condition, we will extend the exchange offers so that at least five business days remain in the exchange offers following notice of the material change.

Procedures for Tendering

When a holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to Wilmington Trust, which will act as the exchange agent, at the address set forth below under the heading “—Exchange Agent”;

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; or

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent as per DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system, which we refer to as Euroclear, or Clearstream Banking S.A., which we refer to as Clearstream, (as appropriate) procedures.

In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC, Euroclear or Clearstream, as appropriate, and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC, Euroclear or Clearstream, as appropriate, has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form to the exchange agent and as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•	waive any defects or irregularities or conditions of the exchange offers as to any particular outstanding note based on the specific facts or circumstances presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offers.

Notwithstanding the foregoing, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offers as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities.

Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offers, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and at the time of the commencement of the exchange offers neither the holder nor, to the knowledge of such holder, that other person receiving exchange notes from such holder has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offers in violation of the provisions of the Securities Act. If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offers, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offers, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offers). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offers

Upon satisfaction or waiver of all the conditions to the exchange offers, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offers, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreements. See “—Conditions to the Exchange Offers” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note, with holders of initial outstanding notes receiving initial exchange notes and holders of additional outstanding notes receiving additional exchange notes. Registered holders of exchange notes issued in the exchange offers on the relevant record date for the first interest payment date following the consummation of the exchange offers will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date of the outstanding notes. Holders of exchange notes will not receive any payment in respect of accrued interest on outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offers. Under the registration rights agreements, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offers. The holders of additional outstanding notes are entitled to different rights than the holders of initial outstanding notes, under the registration rights agreement related to such additional outstanding notes, to additional interest and may receive additional interest, if any, in different amounts and at different times than the holders of initial outstanding notes.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream, as appropriate;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and all other required documents.

If for any reason set forth in the terms and conditions of the exchange offers we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book- entry transfer into the exchange agent’s account DTC, Euroclear or Clearstream, the nonexchanged notes will be credited to an account maintained with DTC, Euroclear or Clearstream.

We will return the outstanding notes or have them credited to DTC, Euroclear or Clearstream accounts, as appropriate, promptly after the expiration or termination of the exchange offers.

Book-Entry Transfer

The participant should transmit its acceptance to DTC, Euroclear or Clearstream, as the case may be, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, as the case may be, will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will be deemed to include an agent’s message confirming that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offers may be affected through book-entry transfer at DTC, Euroclear or Clearstream, as the case may be. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing the exchange offers through DTC. To accept the exchange offers through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. Any instruction through ATOP, such as an agent’s message, is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of the exchange offers through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered, the certificate number of numbers of such outstanding notes and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book- entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the exchange offers.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person that has tendered the outstanding notes to be withdrawn; identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, as applicable, the outstanding notes withdrawn will be unlocked with DTC, Euroclear or Clearstream, as applicable, for the outstanding notes. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 11:59 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offers

Notwithstanding any other provision of the exchange offers, we may (a) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (b) extend the exchange offers and retain all outstanding notes tendered before the expiration of the exchange offers, subject, however, to the rights of holders to withdraw those outstanding notes, or (c) waive the unsatisfied conditions with respect to the exchange offers and accept all properly tendered outstanding notes that have not been withdrawn, if we determine, in our reasonable judgment, that (i) the exchange offers violate applicable law, any applicable interpretation of the staff of the SEC; (ii) an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offers or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or (iii) all governmental approvals that we deem necessary for the consummation of the exchange offers have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Effect of Not Tendering

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offers, continue to accrue interest and to be subject to the provisions in the respective indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the prospectus relating to the outstanding notes. After completion of the exchange offers, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. Wilmington Trust has been appointed as exchange agent for the exchange offers. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

By Facsimile: (302) 636-4139 For Information or Confirmation by Telephone: Sam Hamed (302) 636-6181

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offers. The estimated cash expenses to be incurred in connection with the exchange offers will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Accounting Treatment

We will record the exchange notes at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the exchange notes are substantially identical to those of the outstanding notes.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

Registration Rights Agreements; Additional Interest

We entered into a registration rights agreement in connection with each of the issuances of the outstanding notes. Under the registration rights agreements with respect to the initial outstanding notes, we agreed to use reasonable best efforts to (i) file a registration statement related to the exchange of such outstanding notes for exchange notes with the SEC on or prior to the 270th day after August 4, 2010 and June 10, 2011 for the initial outstanding notes issued on August 4, 2010 and June 10, 2011, respectively, (ii) cause such registration statement to become effective under the Securities Act on or prior to the earlier of the 90th day following such filing or the 360th day after August 4, 2010 and June 10, 2011, for the initial outstanding notes issued on August 4, 2010 and June 10, 2011, respectively, and (iii) consummate the exchange offer on or prior to the 30th day after effectiveness. Under the registration rights agreement with respect to the additional outstanding notes, we agreed to consummate the exchange offer prior to the 360th day after July 13, 2011. Such registration rights agreements provides that additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum during the 90-day period immediately following the first registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period until all such defaults are cured, but in no event will the penalty rate exceed 1.00% per annum.

Because we did not consummate the exchange offer prior to the 30th day after July 13, 2011, we are obligated to pay additional interest on the outstanding notes until the registration statement is declared effective. For additional information, see “Selected Consolidated Financial Data” and “Description of the Exchange Notes.”

We paid all accrued additional interest as of February 14, 2015 relating to the outstanding notes on February 17, 2015, the most recent scheduled semi-annual interest payment date, and plan to pay any additional accrued and unpaid additional interest on the outstanding notes on the next semi-annual interest payment date of August 15, 2015. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Long-term Debt and Credit Facility—10%/12% Junior Lien Secured Notes Due 2018” and “—10% Senior Notes due 2018.”

The summary herein of certain provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which have been filed as an exhibit to the registration statement of which this prospectus forms a part.

USE OF PROCEEDS

The exchange offers are intended to satisfy certain of our obligations under the registration rights agreements. We will not receive any proceeds from the issuance of the exchange notes in the exchange offers. In exchange for each of the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offers. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

Successor						Predecessor
Three Months Ended March 31,	Year Ended December 31,				For the Period August 4, 2010 through December 31, 2010	For the Period January 1, 2010 through August 3, 2010
2015	2014	2013	2012	2011
—	—	—	—	—	—	1.8x

For purposes of calculating the ratio of earnings to fixed charges, earnings represents income (loss) from continuing operations before income taxes, losses from equity method investments and noncontrolling interest plus fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance premium and discount, amortization and write-off of deferred financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense.

For the years ended December 31, 2014, 2013, 2012 and 2011 and for the period from August 4, 2010 through December 31, 2010 our earnings were insufficient to cover our fixed charges by $178.6 million, $214.4 million, $568.7 million, $140.5 million and $14.5 million, respectively. For the three months ended March 31, 2015, our earnings were insufficient to cover fixed charges by $39.0 million.

CAPITALIZATION

The following table sets forth our cash and equivalents and capitalization as of March 31, 2015. You should read this section in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

(in millions)	As of March 31, 2015
Cash and cash equivalents(1)	$38.7

Debt (including current maturities):
Amounts drawn under our ABL Facility	$—
Term loan facility	575.3
9% Senior Secured Notes due 2018(2)	625.5
10% / 12% Junior Lien Secured Notes due 2018(3)	531.1
10% Senior Notes due 2018(4)	370.6
Obligations under capital leases and other financing arrangements	49.3

Total debt	2,151.8

inVentiv stockholder’s deficit:
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding(5)	—
Additional paid-in capital	570.3
Accumulated other comprehensive loss	(32.8)
Accumulated deficit	(1,202.7)

inVentiv stockholder’s deficit	(665.2)

Noncontrolling interest	1.4

Total stockholder’s deficit	(663.8)

Total capitalization	$1,488.0

(1)	Cash and cash equivalents exclude approximately $1.9 million in restricted cash.
(2)	The amount of our 9% Senior Secured Notes due 2018 includes approximately $0.5 million of unamortized premium received on issuance.
(3)	The amount of our 10%/12% Junior Lien Secured Notes due 2018 is net of approximately $6.3 million in OID that is to be accreted over the remaining term.
(4)	The amount of our 10% Senior Notes due 2018 is net of approximately $5.7 million in OID that is to be accreted over the remaining term.
(5)	Represents the common stock that is issued and outstanding to Holdings, which is the parent of the Company and a wholly owned subsidiary of inVentiv Group Holdings, Inc., or Group Holdings.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data for the years ended December 31, 2014, 2013 and 2012 and as of December 31, 2014 and December 31, 2013 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data for the year ended December 31, 2011, the period January 1, 2010 through August 3, 2010 and the period August 4, 2010 through December 31, 2010 and as of December 31, 2012, 2011 and 2010 have been derived from our consolidated financial statements not included in this prospectus. The selected consolidated financial data as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

The selected consolidated financial information for inVentiv for the year ended December 31, 2010 is comprised of two periods: “Predecessor” and “Successor,” which relate to the period preceding the August 2010 Merger and the period succeeding the August 2010 Merger, respectively. Our results of operations for the post-merger and the pre-merger periods should not be considered representative of our future results of operations.

Please also refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this prospectus.

	Successor							Predecessor
(in millions),	Three Months Ended March 31,		Year Ended December 31,				August 4 through December 31,	January 1 through August 3,
	2015	2014	2014	2013	2012	2011	2010	2010
Net revenues	$451.0	$421.8	$1,806.4	$1,644.6	$1,715.7	$1,414.0	$435.7	$541.1
Reimbursed out-of-pocket expenses	67.3	56.3	266.8	259.9	275.4	221.4	66.2	86.7

Total revenues	518.3	478.1	2,073.2	1,904.5	1,991.1	1,635.4	501.9	627.8

Operating expenses
Cost of revenues	291.2	274.3	1,168.4	1,056.1	1,073.2	911.7	274.6	339.8
Reimbursable out-of-pocket expenses	67.3	56.3	266.8	259.9	275.4	221.4	72.9	90.1
Selling, general and administrative expenses	142.2	139.1	564.6	567.0	594.3	481.7	137.5	167.2
Proceeds from purchase price finalization	—	—	—	(14.2)	—	—	—	—
Impairment of goodwill	—	—	15.8	36.9	361.6	30.0	—	—
Impairment of long-lived assets	—	—	8.2	2.0	49.8	3.6	—	—

Total operating expenses	500.7	469.7	2,023.8	1,907.7	2,354.3	1,648.4	485.0	597.1

Operating income (loss)	17.6	8.4	49.4	(3.2)	(363.2)	(13.0)	16.9	30.7
Loss on extinguishment of debt	—	—	(10.1)	(0.8)	(18.6)	(2.7)	—	—
Interest expense	(56.5)	(52.6)	(217.4)	(209.3)	(185.9)	(123.5)	(31.1)	(14.7)
Interest income	—	0.1	0.4	0.1	0.4	0.1	0.1	0.1

Income (loss) from continuing operations before income tax (provision) benefit and income (loss) from equity investments	(38.9)	(44.1)	(177.7)	(213.2)	(567.3)	(139.1)	(14.1)	16.1
Income tax (provision) benefit	(4.5)	(1.9)	(2.5)	(3.0)	0.4	32.9	3.9	(10.6)

Income (loss) from continuing operations before income (loss) from equity investments	(43.4)	(46.0)	(180.2)	(216.2)	(566.9)	(106.2)	(10.2)	5.5
Income (loss) from equity investments	(1.6)	—	(0.4)	—	—	—	—	(0.1)

Income (loss) from continuing operations	(45.0)	(46.0)	(180.6)	(216.2)	(566.9)	(106.2)	(10.2)	5.4
Net income (loss) from discontinued operations, net of tax	—	(2.7)	(8.2)	(20.2)	(10.5)	(33.5)	—	0.2

Net income (loss)	(45.0)	(48.7)	(188.8)	(236.4)	(577.4)	(139.7)	(10.2)	5.6
Less: Net income attributable to noncontrolling interest	(0.1)	(0.5)	(0.8)	(1.2)	(1.4)	(1.3)	(0.4)	(0.8)

Net income (loss) attributable to inVentiv Health, Inc.	$(45.1)	$(49.2)	$(189.6)	$(237.6)	$(578.8)	$(141.0)	$(10.6)	$4.8

Selected statement of cash flows data:
Net cash provided by (used in) continuing operations:
Operating activities	$2.2	$(33.1)	$(46.0)	$22.6	$(13.1)	$99.9	$10.1	$60.1
Investing activities	(6.9)	(7.6)	(23.4)	(24.3)	(101.3)	(1,095.1)	(884.3)	(60.8)
Financing activities	(10.8)	(5.0)	25.5	(1.3)	148.2	1,058.3	815.9	(25.9)

	Successor
(in millions),	March 31,	December 31,
	2015	2014	2013	2012	2011	2010
Selected balance sheet data (at period end):
Cash and cash equivalents	$38.7	$57.1	$116.2	$129.4	$109.3	$51.0
Total assets	2,142.0	2,154.4	2,274.0	2,442.3	2,835.5	1,503.6
Total debt	2,151.8	2,116.8	2,040.3	2,018.5	1,906.6	830.5
Total liabilities	2,805.8	2,768.2	2,682.1	2,603.7	2,512.3	1,119.4
Total stockholder’s equity (deficit)	(663.8)	(613.8)	(408.0)	(161.4)	323.2	384.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion and analysis of our financial condition and results of operations contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Disclosure” of this prospectus. Actual results may differ materially from those contained in any forward-looking statement. The terms “inVentiv,” “Company,” “we,” “us” and “our” refer to inVentiv Health, Inc. and its consolidated subsidiaries.

Our Business

We are a leading provider of outsourced services to the pharmaceutical, biotechnology, medical device and diagnostics, and healthcare industries. We provide a broad range of clinical development and commercialization services that are critical to our clients’ ability to develop and successfully commercialize their products and services. Our portfolio of services meets the varied needs of our clients, who are increasingly outsourcing both their clinical research and development activities, as well as their sales and marketing activities.

Our broad range of services and our global scale, represented by approximately 13,000 employees supporting clients in more than 70 countries, allow us to serve as a critical strategic partner for pharmaceutical, biotechnology, medical device and diagnostics, and healthcare companies seeking support in a rapidly changing regulatory and commercial environment. We serve more than 550 client organizations, including all of the 20 largest global pharmaceutical companies.

Our History

On August 4, 2010, we announced the completion of a merger (the “August 2010 Merger”) of inVentiv Acquisition, Inc., a Delaware corporation (“Mergerco”) an indirect wholly-owned subsidiary of inVentiv Group Holdings, Inc. (“Group Holdings” or “Parent”) with and into the Company, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated May 6, 2010, as amended by and among the Company, Group Holdings and Mergerco. As a result of the August 2010 Merger, the Company is a wholly owned subsidiary of Group Holdings, an entity controlled by affiliates of Thomas H. Lee Partners, certain co-investors, members of management and Liberty Lane (together, the “Investors”). The August 2010 Merger was financed by equity contributions from the Investors totaling $390.7 million, along with a $525 million senior term loan facility, a revolver facility providing financing of up to $75 million ($5 million of which was drawn at the closing of the August 2010 Merger) and the private placement of $275 million aggregate principal amount of 10% Senior Notes due 2018.

Acquisitions

Our acquisitions have historically been made at prices above the fair value of the acquired identifiable net assets, resulting in goodwill, due to the expectations of the synergies that will be realized by combining the businesses. These synergies include the elimination of redundant facilities, functions and staffing, the use of our existing infrastructure to expand revenue of the acquired businesses’ service offerings and the use of the commercial infrastructure of the acquired businesses to cost effectively expand revenue of our service offerings.

Acquisitions have been accounted for as business combinations using the acquisition method of accounting and the acquired companies’ results have been included in the accompanying financial statements from their respective dates of acquisition. Acquisition related costs are included in selling, general and administrative expenses (“SG&A”) in the consolidated statements of operations. Allocation of the purchase price for acquisitions was based on estimates of the fair value of the net assets acquired, and is subject to adjustment upon finalization of the purchase price allocation. The final purchase price allocations may differ materially from the preliminary estimates. In addition, new information about facts and circumstances as of the acquisition date that arises may result in retrospective adjustment to the consolidated statements of operations in the period of acquisition. There were no acquisitions completed in 2014 and none were completed through March 31, 2015. See Note 3 in the Audited Consolidated Financial Statements for additional information related to these transactions.

Catalina Health Acquisition

On October 25, 2013, we completed the acquisition of Catalina Health, a provider of tailored, direct-to-patient medication adherence programs, for no cash consideration at closing. This acquisition expands our physician and pharmacy partner network and further streamlines the delivery of effective adherence communications. The purchase price is a 5 year contingent earnout obligation based on the combined performance, as defined by the agreement, of Catalina Health and our existing patient adherence business, which is included in our Commercial segment. The fair value of the contingent earnout was $0.7 million at December 31, 2014 and March 31, 2015. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their relative fair values. The identifiable intangible assets acquired were $7.5 million. The purchase price exceeded the fair value of the acquired net assets resulting in $8.7 million of goodwill, which is tax deductible.

Kazaam Acquisition

On June 5, 2012, we completed the acquisition of assets of Kazaam Interactive, a provider of interactive marketing strategy and solutions to healthcare agencies and brands, for $15.2 million in cash, net of a working capital adjustment, to enhance our broader digital strategy within the Commercial segment. The purchase price was funded with an equity contribution by certain Investors. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their relative fair values. The identifiable intangible assets acquired were $8.3 million. The purchase price exceeded the fair value of the acquired net assets resulting in $6.4 million of goodwill, which is tax deductible.

Kforce Clinical Acquisition

On March 30, 2012, we completed the acquisition of Kforce Clinical, a provider of functional outsourcing solutions to pharmaceutical, biotech and medical device companies, from Kforce, Inc., for $57.3 million in cash, net of a working capital adjustment. We purchased Kforce Clinical to enhance our clinical service offerings and it is part of our Clinical segment. The purchase price was funded by short term borrowings and available cash on hand. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their relative fair values. The identifiable intangible assets acquired were $19.0 million. The purchase price exceeded the fair value of the acquired net assets resulting in $26.3 million of goodwill, which is tax deductible.

SDI Health Acquisition

On March 20, 2012, we completed the acquisition of SDI Health, for approximately $15.4 million in cash, net of a working capital adjustment. The SDI Health business was incorporated into our Commercial segment. The purchase price was funded by available cash on hand. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their relative fair values. The identifiable intangible assets acquired were $8.4 million. The purchase price exceeded the fair value of the acquired net assets resulting in $11.3 million of goodwill, which is tax deductible.

i3 Global Acquisition

On June 10, 2011, we completed the acquisition of i3 Global from UnitedHealth Group (“UHG”) for approximately $375.9 million in cash. The purchase price of i3 Global was subject to post-closing adjustment based on the final determination of certain EBITDA and working capital calculations. On May 6, 2013, we and United Health Group finalized the purchase price, which resulted in a $14.2 million payment to us.

Campbell Acquisition

On February 11, 2011, we completed the acquisition of Campbell for approximately $122.2 million, consisting of cash consideration of $113.3 million and rollover equity of $8.9 million. In connection with the acquisition of Campbell, Group Holdings issued unsecured contingent installment notes (the “Campbell Notes”) to certain members of Campbell management (the “Holders”) in which approximately $13.0 million of pre-acquisition equity in Campbell was “rolled over” into the Campbell Notes.

In March 2014, Group Holdings and the Holders agreed to an early termination of the Campbell Notes. In consideration of the termination of the Campbell Notes, Group Holdings agreed to pay the Holders a total of $5.25 million. Of this amount, $1.5 million and $1.75 million were paid in March 2014 and February 2015, respectively, and $2.0 million is payable in January 2016. If Group Holdings fails to pay the January 2016 installment on a timely basis, interest will accrue on the outstanding amount at the rate of 12% per annum. In the event such amount remains past due for a period of twelve (12) months, all installment payments outstanding, and any interest accrued thereon, shall become immediately due and payable.

Acquisition Integration

We have undertaken certain activities to integrate our acquisitions that we believe will result in cost savings or synergies over the medium term from combining the businesses. These synergies include elimination of redundant facilities, functions and employees, use of our existing infrastructure to expand revenue of the acquired businesses’ service offerings and use of the commercial infrastructure of the acquired businesses to cost effectively expand revenue of our service offerings. These integration activities involve risks, particularly in the early stages, and expected savings and synergies may not occur immediately following the transaction, or at all.

As a result of the manner in which we financed these acquisitions, we have a substantial amount of indebtedness. Our substantial indebtedness and the terms thereof, including covenants and other operating restrictions, combined with our other financial obligations, contractual commitments and near-term trends affecting our business, could have important consequences for holders of our outstanding notes.

The risks related to the integration of our acquisitions and the additional leverage we have incurred in connection therewith include those outlined under “Cautionary Statement Regarding Forward-Looking Disclosure” and “Risk Factors” contained elsewhere in this Prospectus.

Discontinued Operations

In 2012, we adopted a plan to sell our sample management and medical management businesses, which were small non-core businesses within the Commercial segment. On April 2, 2013, we completed the sale of our sample management business. We abandoned our medical management business in the second quarter of 2014.

The results of these businesses have been classified and presented as discontinued operations in the accompanying consolidated financial statements. The assets and liabilities associated with these businesses are presented in our consolidated balance sheets as assets and liabilities from discontinued operations as of December 31, 2013. The results of operations of these businesses are included in net loss from discontinued operations in the consolidated statements of operations for all periods presented. The cash flows of these businesses are also presented separately in our consolidated statements of cash flows. We recognized losses, net of tax, of $8.2 million, $20.2 million and $10.5 million, associated with these businesses for the years ended December 31, 2014, 2013 and 2012, respectively. We did not recognize any losses associated with these businesses for the three months ended March 31, 2015.

The pre-tax loss from discontinued operations includes non-cash long-lived asset impairment charges of $12.8 million for the year ended December 31, 2013. There were no such charges for the years ended December 31, 2014 and 2012.

Business Segments

We are organized into two business segments: Clinical and Commercial. Each business segment is comprised of multiple businesses that are also referred to as “business units,” that when combined establish us as a fully integrated biopharmaceutical services provider.

•	Clinical. inVentiv Health Clinical is a top-tier global contract research organization (“CRO”). Our comprehensive offerings include clinical trial support for Phase I (investigational drug testing on a limited number of individuals) through Phase IV (post-marketing approval testing on a significantly larger number of individuals) clinical trials, as well as functional outsourcing, recruiting and staffing services to assist clients in the clinical development of pharmaceutical, biotechnology, medical device and diagnostic products. The scale of our Clinical segment allows us to customize our services to projects of any size, from small, early-phase studies to complex, multinational late-stage trials.

•	Commercial. inVentiv Health Commercial is a recognized provider of comprehensive sales and marketing programs and management consulting services to the pharmaceutical, biotechnology and healthcare industries. Our selling solution services include outsourced sales teams, support services and non-personal engagement solutions to help our clients accelerate the commercialization of their products. Our communications services include a broad array of advertising and public relations commercialization services. Our patient outcomes services include patient compliance, analytics, patient support programs and patient education. Our consulting services’ expertise extends across a broad range of functions and disciplines, which is critical for strategic, cross-functional initiatives, including brand management, clinical development, commercial effectiveness, corporate development, medical affairs, pricing and market access, education and training, and market research and analytics.

In the fourth quarter of 2014, we realigned the segment reporting structure to reflect changes in our management structure. As a result of these changes, the Commercial segment includes the results of the consulting business, previously reported separately as the Consulting segment. Additionally, during 2014 certain small business units previously reported under the Commercial segment were operationally moved into and are now reported under the Clinical segment, certain segment leadership costs previously included in Corporate and other were allocated to the Commercial segment and certain information technology costs previously allocated to the segments will remain in Corporate and other. Our financial statements reflect the new reporting structure with prior periods adjusted accordingly.

Material Trends Affecting our Business

Our business is related significantly to the clinical development and commercialization efforts of pharmaceutical and biotechnology companies and depends upon the degree to which these companies outsource services that have traditionally been performed internally. Increased competition among pharmaceutical and biotechnology companies as a result of patent expirations, market acceptance of generic drugs and efforts by governmental agencies and privately managed care organizations to reduce healthcare costs have also added to pricing pressures.

We aggressively pursue opportunities to enhance our business and market share with clients who seek the efficiencies and cost savings that can be attained by consolidating their outsourcing programs with a smaller number of larger high quality providers. We believe the pressures on our clients to reduce costs are likely to drive decisions to outsource a greater scope of commercialization and clinical development services, thereby increasing the overall size of the markets in which we operate. We believe that this business model will continue and be adopted by many companies, from early development stage companies to large well-established growth companies.

While pharmaceutical industry consolidation is likely to impact providers of outsourced clinical and commercialization services, we believe that the total number of clients and functional areas we cover will continue to expand. Our engagements with our larger clients are typically dispersed across different functional areas of the client organization, and serviced across our two business segments. These services are subject to review by different decision makers within client organizations.

For the past several years, a significant component of our growth strategy has been the addition of business units through acquisitions. We have and will continue to seek to address the need to offer additional services through acquisitions of other companies. We believe these acquisitions will result in cost savings and synergies, however, we may experience difficulties in completing the integration processes as well as delays in the expected benefits in the short term, as a significant portion of the integration effort is concentrated in the periods leading up to and immediately following the acquisitions. The impact of the delays could exceed the benefits of cost savings and synergies in the short term.

Across all segments of the business, our engagements are typically comprised of numerous projects. The timing of project starts and completions are subject to various factors. Certain parts of our Clinical segment, the Phase II-IV business, have been and may continue to be negatively impacted by project delays. In addition, project start delays and wind downs, including downsizings and conversions of sales teams, have impacted our selling solution services and communications businesses, which are part of our Commercial segment. We have and will continue to take certain steps to enhance our new business development efforts and reduce operating expenses through cost savings to help mitigate the impact of lower than anticipated revenue levels. These steps may not necessarily be sufficient to offset the impact on our financial results of any revenue shortfall in near term quarterly periods and additional steps may be required.

Results of Continuing Operations

Three Months Ended March 31, 2015 versus Three Months Ended March 31, 2014

Net revenues

	For the Three Months Ended March 31,				Change
(in millions, except percentages)	2015	% of Total	2014	% of Total	$	%
Net revenues:
Clinical	$219.7	48.4%	$214.8	50.7%	$4.9	2.3%
Commercial	234.1	51.6%	208.7	49.3%	25.4	12.2%
Inter-segment eliminations	(2.8)	—	(1.7)	—	(1.1)	—

Net revenues	$451.0	100.0%	$421.8	100.0%	$29.2	6.9%

Net revenues increased by approximately $29.2 million to $451.0 million for the three months ended March 31, 2015, an increase of 6.9% from $421.8 million for the three months ended March 31, 2014, primarily due to an increase in net revenues in our Commercial segment. The impact of foreign currency movements resulted in an approximately $12.2 million decrease in net revenues for the three months ended March 31, 2015.

Clinical net revenues were $219.7 million for the three months ended March 31, 2015 compared to $214.8 million for the three months ended March 31, 2014. This is primarily attributed to increases in the Phase II-IV business, partially offset by a decrease in our Strategic Resourcing business. The impact of foreign currency movements resulted in an approximately $8.2 million decrease in net revenues for the three months ended March 31, 2015.

Commercial net revenues increased approximately $25.4 million, or 12.2%, to $234.1 million for the three months ended March 31, 2015 from $208.7 million for the three months ended March 31, 2014. The increase primarily reflects growth in our selling solution services business from new project wins, partially offset by a decrease in our patient outcomes and communications businesses. The impact of foreign currency movements resulted in a $4.0 million decrease in net revenues for the three months ended March 31, 2015.

Cost of revenues

	For the Three Months Ended March 31,				Change		Gross Margin
(in millions, except percentages)	2015	% of Net Revenues	2014	% of Net Revenues	$	%	2015	2014
Cost of revenues:
Clinical	$138.5	63.0%	$139.1	64.8%	$(0.6)	(0.4%)	37.0%	35.2%
Commercial	154.7	66.1%	136.7	65.5%	18.0	13.2%	33.9%	34.5%
Inter-segment eliminations	(2.0)	—	(1.5)	—	(0.5)	—	—	—

Cost of revenues	$291.2	64.6%	$274.3	65.0%	$16.9	6.2%	35.4%	35.0%

Cost of revenues increased $16.9 million, or 6.2%, to $291.2 million for the three months ended March 31, 2015 from $274.3 million for the three months ended March 31, 2014, primarily due to increases in our Commercial segment. Our cost of revenues consists primarily of payroll-related costs of client-serving personnel and internal support staff, third-party service providers, postage and freight, travel and certain facilities costs. Gross margin increased to 35.4% for the three months ended March 31, 2015 compared to 35.0% in 2014.

Clinical cost of revenues decreased $0.6 million, or 0.4%, to $138.5 million for the three months ended March 31, 2015 from $139.1 million for the three months ended March 31, 2014. Gross margin increased to 37.0% compared to 35.2% for the three months ended March 31, 2014 due primarily to the higher volume in our Phase II-IV business.

Commercial cost of revenues increased $18.0 million, or 13.2%, to $154.7 million for the three months ended March 31, 2015 from $136.7 million for the three months ended March 31, 2014. The increase is primarily due to higher volume of revenue activity in our sales team business, partially offset by decreases in our patient outcomes and communications businesses. Gross margin decreased to 33.9% for the three months ended March 31, 2015 from 34.5% for the three months ended March 31, 2014.

Selling, General and Administrative (SG&A)

	For the Three Months Ended March 31,				Change
(in millions, except percentages)	2015	% of Net Revenues	2014	% of Net Revenues	$	%
SG&A:
Clinical	$66.5	30.3%	$71.5	33.3%	$(5.0)	(7.0%)
Commercial	64.4	27.5%	60.1	28.8%	4.3	7.2%
Corporate and other	11.3	2.5%	7.5	1.8%	3.8	50.7%

Total SG&A	$142.2	31.5%	$139.1	33.0%	$3.1	2.2%

SG&A expenses increased $3.1 million, or 2.2%, to $142.2 million for the three months ended March 31, 2015 from $139.1 million for the three months ended March 31, 2014, due to increases in our Commercial segment and Corporate and other SG&A expenses, offset partially by a decrease in SG&A in our Clinical segment.

Clinical SG&A expense decreased $5.0 million, or 7.0%, to $66.5 million for the three months ended March 31, 2015 from $71.5 million for the three months ended March 31, 2014. The decrease is primarily due to lower facility consolidation costs and depreciation and amortization, partially offset by an increase in information technology investments.

Commercial SG&A expense increased $4.3 million, or 7.2%, to $64.4 million for the three months ended March 31, 2015 from $60.1 million for the three months ended March 31, 2014. The increase in SG&A for our Commercial segment is primarily due to higher compensation related costs and foreign currency impacts.

Corporate and other SG&A expense increased $3.8 million, or 50.7%, to $11.3 million for the three months ended March 31, 2015 from $7.5 million for the three months ended March 31, 2014. The increase is primarily due to higher compensation related costs.

Interest Expense, Net

	For the Three Months Ended March 31,
(in millions)	2015	2014
Interest expense, net	$56.5	$52.5

Interest expense, net increased $4.0 million to $56.5 million for the three months ended March 31, 2015 from $52.5 million for the three months ended March 31, 2014. The higher interest expense reflects both a higher average debt balance and higher average interest rates for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 as a result of the exchange offer on August 15, 2014, see Note 7 in the Unaudited Condensed Consolidated Financial Statements for additional information. Interest expense includes non-cash debt issuance costs and bond discount/premium amortization of $4.8 million and $4.5 million, for the three months ended March 31, 2015 and 2014, respectively, and penalty interest on the Senior Notes of $0.9 million and $2.1 million, for the three months ended March 31, 2015 and 2014, respectively.

(Provision) Benefit for Income Taxes

	For the Three Months Ended March 31,
(in millions except percentages)	2015	Effective Tax Rate	2014	Effective Tax Rate
(Provision) benefit for income taxes	$(4.5)	(11.6%)	$(1.9)	(4.4%)

We account for income taxes at each interim period using our estimated annual effective tax rate. Discrete items and changes in the estimate of the annual effective tax rate are recorded in the period they occur. The consolidated effective tax rate was (11.6%) and (4.4%) for the three months ended March 31, 2015 and 2014, respectively. The income tax provision for the three months ended March 31, 2015 and 2014 reflects that we (i) continue to record a full valuation allowance for its domestic and certain foreign tax jurisdictions, (ii) record a tax provision for certain foreign and state jurisdictions which are generating earnings, and (iii) incur taxable temporary differences related to the amortization of indefinite-lived intangible assets and goodwill.

We provide for a valuation allowance to reduce deferred tax assets to their estimated realizable value if, based on the weight of all available evidence, it is not more likely than not that a portion or all of the deferred tax assets will be realized. We do not expect to record significant tax benefits on future domestic net operating losses until circumstances justify the recognition of such benefits.

As a result of the domestic valuation allowance, taxable temporary differences from the amortization of goodwill and indefinite-lived intangible assets are expected to result in $7.7 million of income tax expense for 2015, and are reflected in our estimated domestic annual effective tax rate. Goodwill and indefinite-lived intangible assets are amortized for income tax purposes, but not for financial statement reporting purposes. This difference results in net deferred income tax expense since the taxable temporary difference cannot be scheduled to reverse during the loss carryforward period. We will record tax expense related to the amortization of our tax deductible goodwill and indefinite-lived intangible assets during those future periods for which we maintain domestic valuation allowances, or until our estimated unamortized balance of $134.7 million at December 31, 2015 is fully amortized for tax purposes.

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Net revenues

	For the Year Ended December 31,				Change
(in millions, except percentages)	2014	% of Total	2013(1)	% of Total	$	%
Net revenues:
Clinical	$870.3	48.0%	$865.1	52.5%	$5.2	0.6%
Commercial	942.9	52.0%	784.1	47.5%	158.8	20.3%
Inter-segment eliminations	(6.8)	—	(4.6)	—	(2.2)	—

Net revenues	$1,806.4	100.0%	$1,644.6	100.0%	$161.8	9.8%

(1)	During 2013, we completed the acquisition of Catalina Health, which is reported in our Commercial segment.

Net revenues increased approximately $161.8 million to $1,806.4 million in 2014, an increase of 9.8% from $1,644.6 million in 2013, primarily due to an increase in net revenues in our Commercial segment. Approximately $43.4 million of the $158.8 million increase in net revenues in our Commercial segment was attributable to the current year net revenues of Catalina Health, which we acquired on October 25, 2013. The impact of foreign currency movements resulted in an approximately $1.2 million decrease in net revenues for the year ended December 31, 2014.

Clinical net revenues were $870.3 million in 2014 compared to $865.1 million in 2013. The impact of foreign currency movements resulted in approximately $2.6 million of additional net revenues for the year ended December 31, 2014.

Commercial net revenues increased approximately $158.8 million, or 20.3%, to $942.9 million in 2014 from $784.1 million in 2013. Approximately $43.4 million of the increase in net revenues in our Commercial segment was attributable to the current year net revenues of Catalina Health, which we acquired on October 25, 2013. Excluding the impact of our Catalina Health acquisition, net revenues for our Commercial segment increased approximately $115.4 million. The increase primarily reflects growth in our selling solution services business from new project wins and international growth, as well as increases from our communications business, partially offset by a decrease in our patient outcomes business. The impact of foreign currency movements resulted in a $3.8 million decrease in net revenues for the year ended December 31, 2014.

Cost of revenues

	For the Year Ended December 31,				Change		Gross Margin
(in millions, except percentages)	2014	% of Net Revenues	2013(1)	% of Net Revenues	$	%	2014	2013
Cost of revenues:
Clinical	$556.6	64.0%	$559.7	64.7%	$(3.1)	(0.6%)	36.0%	35.3%
Commercial	617.6	65.5%	500.5	63.8%	117.1	23.4%	34.5%	36.2%
Inter-segment eliminations	(5.8)	—	(4.1)	—	(1.7)	—	—	—

Cost of revenues	$1,168.4	64.7%	$1,056.1	64.2%	$112.3	10.6%	35.3%	35.8%

(1)	During 2013, we completed the acquisition of Catalina Health, which is reported in our Commercial segment.

Cost of revenues increased $112.3 million, or 10.6%, to $1,168.4 million in 2014 from $1,056.1 million in 2013, due to an increase in cost of revenues in our Commercial segment. Approximately $29.1 million of the increase in cost of revenues in our Commercial segment was attributable to the current year cost of revenues of Catalina Health, which we acquired on October 25, 2013. Our cost of revenues consists primarily of payroll-related costs of client-serving personnel and internal support staff, third-party service providers, postage and freight, travel and certain facilities costs. Gross margin decreased to 35.3% in 2014 compared to 35.8% in 2013.

Clinical cost of revenues decreased $3.1 million, or 0.6%, to $556.6 million in 2014 from $559.7 million in 2013. Gross margin increased to 36.0% in 2014 compared to 35.3% in 2013, due primarily to lower compensation costs in the current year.

Commercial cost of revenues increased $117.1 million, or 23.4%, to $617.6 million in 2014 from $500.5 million in 2013. Approximately $29.1 million of the increase in cost of revenues in our Commercial segment was attributable to the current year cost of revenues of Catalina Health, which we acquired on October 25, 2013. Excluding the impact of our Catalina Health acquisition, cost of revenues for our Commercial segment increased $88.0 million, which is primarily due to higher volume of revenue activity in our sales team business, partially offset by decreases in our patient outcomes business. Gross margin decreased to 34.5% in 2014 from 36.2% in 2013 due primarily to fees received in 2013 related to sales team conversions, new sales team start-up costs and international expansion in 2014.

Selling, General and Administrative (SG&A)

	For the Year Ended December 31,					Change
(in millions, except percentages)	2014	% of Net Revenues		2013(1)	% of Net Revenues	$	%

SG&A:
Clinical	$279.7	32.1	% $	281.6	32.6%	$(1.9)	(0.7%)
Commercial	246.1	26.1%		238.8	30.5%	7.3	3.1%
Corporate and other	38.8	2.1%		46.6	2.8%	(7.8)	(16.7%)

Total SG&A	$564.6	31.3	% $	567.0	34.5%	$(2.4)	(0.4%)

(1)	During 2013, we completed the acquisition of Catalina Health, which is reported in our Commercial segment.

SG&A expenses decreased $2.4 million, or 0.4%, to $564.6 million in 2014 from $567.0 million in 2013, due primarily to decreases in our Clinical segment and Corporate and other SG&A, partially offset by an increase in SG&A in our Commercial segment. Included in SG&A in our Commercial segment was $15.1 million related to the current year SG&A of Catalina Health, which we acquired on October 25, 2013.

Clinical SG&A expenses decreased $1.9 million, or 0.7%, to $279.7 million in 2014 from $281.6 million in 2013. The decrease reflects savings from facility optimization and lower depreciation and amortization, partially offset by information technology investments. Non-cash amortization expense related to finite-lived intangible assets was $44.4 million in 2014 compared to $46.6 million in 2013.

Commercial SG&A expenses increased $7.3 million, or 3.1%, to $246.1 million in 2014 from $238.8 million in 2013. Approximately $15.1 million of the increase in SG&A in our Commercial segment was attributable to the current year SG&A of Catalina Health, which we acquired on October 25, 2013. Excluding the impact of our Catalina Health acquisition, SG&A for our Commercial segment decreased $7.8 million, which was due primarily to the $4.7 million decrease in the fair value of the contingent consideration associated with the Catalina acquisition, lower facility consolidation costs and depreciation and amortization. Non-cash amortization expense related to finite-lived intangible assets was $22.3 million in 2014 compared to $25.6 million in 2013.

Corporate and other SG&A expenses decreased $7.8 million, or 16.7%, to $38.8 million in 2014 from $46.6 million in 2013. The decrease is primarily the result of lower compensation and benefit related costs and professional service fees.

Impairment

	For the Year Ended December 31,
(in millions)	2014	2013
Impairment	$24.0	$38.9

In the fourth quarter of 2014 and 2013, we performed our annual goodwill and indefinite-lived intangible asset impairment assessment. We concluded that the fair value of certain of our reporting units was less than the carrying value and recorded a goodwill and long-lived asset impairment charge of $15.8 million and $8.2 million, respectively, in 2014. We recorded a goodwill and long-lived asset impairment charge of $36.9 million and $2.0 million, respectively, in 2013. See Notes 5 and 6 in the Audited Consolidated Financial Statements for additional information.

These non-cash impairment charges do not impact our liquidity, compliance with any covenants under our debt agreements or potential future results of operations. The impairment analysis requires significant judgments, estimates and assumptions. There is no assurance that the actual future earnings or cash flows of the reporting units will not decline significantly from the projections for those reporting units. Goodwill impairment charges may be recognized in future periods in one or more of the reporting units to the extent changes in factors or circumstances occur, including deterioration in the macroeconomic environment, industry, deterioration in our performance or our future projections, or changes in our plans for one or more reporting units.

Loss on Extinguishment of Debt and Refinancing Costs

	For the Year Ended December 31,
(in millions)	2014	2013
Loss on extinguishment of debt and refinancing costs	$10.1	$0.8

For the year ended December 31, 2014, we recognized a loss on extinguishment of debt and refinancing costs of approximately $10.1 million related to the August 15, 2014 exchange offer. The extinguishment of debt relates to the write-off of unamortized deferred borrowing costs associated with non-participating lenders and the refinancing costs represent third party fees associated with the transactions that were deemed a modification as the terms of the new debt instruments were not substantially different than the prior instruments. See Note 9 in the Audited Consolidated Financial Statements for additional information. For the year ended December 31, 2013, we recognized a loss on extinguishment of debt of $0.8 million in connection with the execution of the ABL Facility.

Interest Expense, Net

	For the Year Ended December 31,
(in millions)	2014	2013
Interest expense, net	$217.0	$209.2

Interest expense, net increased by $7.8 million to $217.0 million in 2014 from $209.2 million in 2013. The higher interest expense reflects both a higher average debt balance and higher average interest rates for 2014 compared to 2013 as a result of the exchange offer on August 15, 2014, see Note 9 in the Audited Consolidated

Financial Statements for additional information. Interest expense includes non-cash debt issuance costs and bond discount/premium amortization of $18.6 million for each of the years ended December 31, 2014 and 2013, and penalty interest on the Senior Notes of $6.5 million and $8.0 million for the years ended December 31, 2014 and 2013, respectively.

(Provision) Benefit for Income Taxes

	For the Year Ended December 31,
(in millions except percentages)	2014	Effective Tax Rate	2013	Effective Tax Rate

(Provision) benefit for income taxes	$(2.5)	(1.4%)	$(3.0)	(1.4%)

The 2014 effective tax rate was (1.4%). Included in this rate is a $77.1 million net increase to the valuation allowance, $5.0 million of non-deductible impairments of goodwill and $6.4 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill, offset by a $5.6 million decrease from the favorable resolution of previously unrecognized uncertain tax positions, primarily as a result of the conclusion of an Internal Revenue Service examination. We will record tax expense related to the amortization of our tax deductible indefinite- lived intangible assets and goodwill during those future periods for which we maintain a domestic valuation allowance or until our unamortized balance of $154.5 million at December 31, 2014 is fully amortized for tax purposes.

The 2013 effective tax rate was (1.4%). Included in this rate is a $77.1 million net increase to the valuation allowance, $8.1 million of non-deductible impairments of goodwill and $6.7 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Net revenues

	For the Year Ended December 31,				Change
(in millions, except percentages)	2013(1)	% of Total	2012(2)	% of Total	$	%
Net revenues:
Clinical	$865.1	52.5%	$840.4	48.8%	$24.7	2.9%
Commercial	784.1	47.5%	882.0	51.2%	(97.9)	(11.1%)
Inter-segment eliminations	(4.6)	—	(6.7)	—	2.1	—

Net revenues	$1,644.6	100.0%	$1,715.7	100.0%	$(71.1)	(4.1%)

(1)	During 2013, we completed the acquisition of Catalina Health, which is reported in our Commercial segment.
(2)	During 2012, we completed the acquisition of Kforce Clinical, which is reported in our Clinical segment, and SDI Health and Kazaam, which are reported in our Commercial segment. The SDI Health and Kazaam acquisitions are not material.

Net revenues decreased by approximately $71.1 million to $1,644.6 million during 2013, a decrease of 4.1% from $1,715.7 million during 2012, due to a decrease in net revenues in our Commercial segments, offset partially by an increase in net revenue in our Clinical segment. Approximately $11.7 million of the increase in net revenues in our Clinical segment was attributable to the first quarter 2013 net revenues of Kforce Clinical, which we acquired on March 30, 2012. The decrease in net revenues in our Commercial segment was partially offset by net revenues of $11.3 million related to Catalina Health, which we acquired on October 25, 2013. Approximately $15.6 million of the decrease in net revenues was a result of the unfavorable impact of the strengthening in the exchange rate of the U.S. Dollar against most major foreign currencies period-over-period.

Clinical net revenues increased by approximately $24.7 million, or 2.9%, to $865.1 million during 2013 from $840.4 million in 2012. Approximately $11.7 million of the increase in net revenues in our Clinical segment was attributable to the first quarter 2013 net revenues of Kforce Clinical, which we acquired on March 30, 2012. Excluding the impact of our Kforce Clinical acquisition, net revenues for our Clinical segment increased approximately $13.0 million. The increase in net revenues is primarily due to higher study activity in our Phase II – IV business, partially offset by a $53.4 million impact from the anticipated wind down of a large staffing project in our Strategic Resourcing business and $4.3 million from unfavorable foreign currency impacts.

Commercial net revenues decreased by approximately $97.9 million, or 11.1%, to $784.1 million in 2013 from $882.0 million in 2012. The decrease in net revenues was partially offset by net revenues of $11.3 million from Catalina Health, which we acquired on October 25, 2013. Excluding the impact of the Catalina Health acquisition, net revenues for the Commercial segment decreased approximately $109.2 million. Our sales teams business was negatively impacted by $80.7 million due to unanticipated customer downsizing and conversion to in-sourcing of certain sales teams in the first half of 2013 and foreign currency, partially offset by new wins. Additionally, our communications business was negatively impacted by $22.1 million due primarily to project cancellations. Our consulting net revenues decreased by approximately $9.2 million due in part to higher turnover in certain business development positions.

Cost of revenues

	For the Year Ended December 31,				Change		Gross Margin
(in millions, except percentages)	2013(1)	% of Net Revenues	2012(2)	% of Net Revenues	$	%	2013	2012
Cost of revenues:
Clinical	$559.7	64.7%	$535.0	63.7%	$24.7	4.6%	35.3%	36.3%
Commercial	500.5	63.8%	543.1	61.6%	(42.6)	(7.8%)	36.2%	38.4%
Inter-segment eliminations	(4.1)	—	(4.9)	—	0.8	—	—	—

Cost of revenues	$1,056.1	64.2%	$1,073.2	62.6%	$(17.1)	(1.6%)	35.8%	37.4%

(1)	During 2013, we completed the acquisition of Catalina Health, which is reported in our Commercial segment.
(2)	During 2012, we completed the acquisition of Kforce Clinical, which is reported in our Clinical segment, and SDI Health and Kazaam, which are reported in our Commercial segment. The SDI Health and Kazaam acquisitions are not material.

Cost of revenues decreased $17.1 million, or 1.6%, to $1,056.1 million in 2013 from $1,073.2 million in 2012, due primarily to decreases in cost of revenues in our Commercial segment, offset partially by an increase in cost of revenues in our Clinical segment. Approximately $9.5 million of the increase in cost of revenues in our Clinical segment was attributable to the first quarter 2013 cost of revenues of Kforce Clinical, which we acquired on March 30, 2012. The cost of revenues decrease in our Commercial segment was partially offset by cost of revenues of $7.2 million related to Catalina Health, which we acquired on October 25, 2013. Our cost of revenues consists of payroll-related costs of client-serving personnel and internal support staff, third-party service providers, postage and freight, travel and certain facilities costs. Gross margin decreased to 35.8% in 2013 compared to 37.4% in 2012.

Clinical cost of revenues increased $24.7 million, or 4.6%, to $559.7 million in 2013 from $535.0 million in 2012. Approximately $9.5 million of the increase in cost of revenues in our Clinical segment was attributable to the first quarter 2013 cost of revenues of Kforce Clinical, which we acquired on March 30, 2012. Excluding the impact of the Kforce Clinical acquisition, cost of revenues for our Clinical segment increased approximately $15.2 million. The increase in cost of revenues is primarily due to higher compensation costs, as well as a slight increase in study activity costs after considering the $38.9 million impact from the anticipated wind down of a large staffing project in our Strategic Resourcing business. Gross margin decreased to 35.3% compared to 36.3% in 2012.

Commercial cost of revenues decreased $42.6 million, or 7.8%, to $500.5 million in 2013 from $543.1 million in 2012. The decrease in cost of revenues was partially offset by cost of revenues of $7.2 million related to Catalina Health, which we acquired on October 25, 2013. Excluding the impact of the Catalina Health acquisition, cost of revenues for the Commercial segment decreased $49.8 million. The decrease in cost of revenues is due to the impact of the lower revenue from our sales teams business and cost saving actions that we previously implemented. Gross margin decreased to 36.2% in 2013 compared to 38.4% in 2012.

Selling, General and Administrative (SG&A)

	For the Year Ended December 31,				Change
(in millions, except percentages)	2013(1)	% of Net Revenues	2012(2)	% of Net Revenues	$	%
SG&A:
Clinical	$281.6	32.6%	$302.2	36.0%	$(20.6)	(6.8%)
Commercial	238.8	30.5%	241.4	27.4%	(2.6)	(1.1%)
Corporate and other	46.6	2.8%	50.7	3.0%	(4.1)	(8.1%)

Total SG&A	$567.0	34.5%	$594.3	34.6%	$(27.3)	(4.6%)

(1)	During 2013, we completed the acquisition of Catalina Health, which is reported in our Commercial segment.
(2)	During 2012, we completed the acquisition of Kforce Clinical, which is reported in our Clinical segment, and SDI Health and Kazaam, which are reported in our Commercial segment. The SDI Health and Kazaam acquisitions are not material.

SG&A expenses decreased $27.3 million, or 4.6%, to $567.0 million in 2013 from $594.3 million in 2012, due to decreases in SG&A for the period in our Clinical and Commercial segments and Corporate and other SG&A expenses.

Clinical SG&A expense decreased $20.6 million, or 6.8%, to $281.6 million in 2013 from $302.2 million in 2012. The decrease in SG&A in our Clinical segment is offset by approximately $3.5 million attributable to the first quarter 2013 SG&A of Kforce Clinical, which we acquired on March 30, 2012. Excluding the impact of our Kforce Clinical acquisition, SG&A for our Clinical segment decreased approximately $24.1 million primarily as a result of savings from facility optimization, lower compensation and severance costs and less depreciation and amortization on a lower asset base. Non-cash amortization expense related to finite-lived intangible assets was $46.6 million in 2013 compared to $48.0 million in 2012.

Commercial SG&A expense decreased $2.6 million, or 1.1%, to $238.8 million in 2013 from $241.4 million in 2012. The decrease in SG&A was partially offset by SG&A of approximately $3.4 million related to Catalina Health, which we acquired on October 25, 2013. Excluding the impact of our Catalina Health acquisition, SG&A for our Commercial segment decreased $6.0 million, which was primarily the result of lower compensation costs from our prior cost saving actions, partially offset by facility consolidation costs of $4.0 million and enhancements to our call center capabilities. Non-cash amortization expense related to finite-lived intangible assets was $25.6 million in 2013 compared to $29.2 million in 2012.

Corporate and other SG&A expenses decreased $4.1 million, or 8.1%, to $46.6 million in 2013 from $50.7 million in 2012. The decrease is primarily the result of lower acquisition and integration costs and benefits from our prior cost saving actions, partially offset by higher compensation costs.

Impairment

	For the Year Ended December 31,
(in millions)	2013	2012
Impairment	$38.9	$411.4

In the fourth quarter of 2013 and 2012, we performed our annual goodwill and indefinite-lived intangible asset impairment assessment. We concluded that the fair value of certain of our reporting units was less than the carrying value and recorded a goodwill and long-lived asset impairment charge of $36.9 million and $2.0 million, respectively, in 2013. We recorded a goodwill and long-lived asset impairment charge of $361.6 million and $49.8 million, respectively, in 2012. See Notes 5 and 6 in the Audited Consolidated Financial Statements for additional information.

These non-cash impairment charges do not impact our liquidity, compliance with any covenants under our debt agreements or potential future results of operations. The impairment analysis requires significant judgments, estimates and assumptions. There is no assurance that the actual future earnings or cash flows of the reporting units will not decline significantly from the projections for those reporting units. Goodwill impairment charges may be recognized in future periods in one or more of the reporting units to the extent changes in factors or circumstances occur, including deterioration in the macroeconomic environment, industry, deterioration in our performance or our future projections, or changes in our plans for one or more reporting units.

Loss on Extinguishment of Debt and Refinancing Costs

	For the Year Ended December 31,
(in millions)	2013	2012
Loss on extinguishment of debt and refinancing costs	$0.8	$18.6

For the year ended December 31, 2013, we recognized a loss on extinguishment of debt of $0.8 million in connection with the execution of the ABL Facility. For the year ended December 31, 2012, we recognized a loss on extinguishment of debt of $18.6 million in connection with the issuance of the Senior Secured Notes and the partial repayment of the Senior Secured Credit Facilities term loans. See Note 9 in the Audited Consolidated Financial Statements for additional information.

Interest Expense, Net

	For the Year Ended December 31,
(in millions)	2013	2012
Interest expense, net	$209.2	$185.5

Interest expense, net increased by $23.7 million to $209.2 million in 2013 from $185.5 million in 2012. The higher interest expense reflects both a higher average debt balance and higher average interest rates for 2013 compared to 2012. Interest expense for December 31, 2013 and 2012 includes non-cash debt issuance costs and bond discount amortization of $18.6 million and $19.3 million, respectively, and penalty interest on the Senior Notes of $8.0 million and $5.0 million, respectively.

(Provision) Benefit for Income Taxes

	For the Year Ended December 31,
(in millions except percentages)	2013	Effective Tax Rate	2012	Effective Tax Rate
(Provision) benefit for income taxes	$(3.0)	(1.4%)	$0.4	—%

The 2013 effective tax rate was (1.4%). Included in this rate is a $77.1 million net increase to the valuation allowance, $8.1 million of non-deductible impairments of goodwill and $6.7 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill.

The 2012 effective tax rate was 0%. Included in this rate is a $111.5 million net increase to the valuation allowance, $100.8 million of non-deductible impairments of goodwill and $5.6 million of taxable temporary differences from amortization of indefinite-lived intangible assets and goodwill.

Financial Condition, Liquidity and Capital Resources

We finance our operations, growth and business acquisitions with cash flow from operations and borrowings under our credit facilities. Investing activities primarily reflect the costs of acquisitions and capital expenditures. As of March 31, 2015, December 31, 2014, December 31, 2013 and 2012 we had unrestricted cash and cash equivalents of $38.7 million, $57.1 million, $116.2 million and $129.4 million, respectively. As of March 31, 2015, approximately $11.0 million is held by non U.S. subsidiaries and subject to their operating needs may be remitted without materially impacting future tax provisions.

Net Financial Liabilities, as shown below:

	As of March 31,	As of December 31,
(in millions)	2015	2014	2013	2012
Financial assets:
Cash and cash equivalents	$38.7	$57.1	$116.2	$129.4
Restricted cash	1.9	1.7	2.0	2.2

Total financial assets	40.6	58.8	118.2	131.6
Financial liabilities:
Current portion of capital leases, debt and other financing arrangements	17.7	16.3	10.5	11.1
Long-term portion of Term Loan Facility	575.3	575.3	576.3	576.3
Senior Secured Notes	625.5	625.5	625.6	600.0
ABL Facility	—	—	—	—
Junior Lien Secured Notes	531.1	500.3	—	—
Senior Notes	370.6	370.1	810.6	808.4
Long-term portion of capital leases	31.6	29.3	17.3	22.7

Total debt	2,151.8	2,116.8	2,040.3	2,018.5

Net financial liabilities	$(2,111.2)	$(2,058.0)	$(1,922.1)	$(1,886.9)

Liquidity and Capital Resources

	For the Three Months Ended March 31,		For the Year Ended December 31,
(in millions)	2015	2014	2014	2013	2012
Cash provided by (used in) continuing operations:
Operating activities	$2.2	$(33.1)	$(46.0)	$22.6	$(13.1)
Investing activities	(6.9)	(7.6)	(23.4)	(24.3)	(101.3)
Financing activities	(10.8)	(5.0)	25.5	(1.3)	148.2

Cash Flows

For the Three Months Ended March 31, 2015 versus 2014

Cash provided by operating activities from continuing operations was $2.2 million for the three months ended March 31, 2015, compared to cash used in operating activities from continuing operations of $33.1 million for the three months ended March 31, 2014. The increase in cash provided by operations for the three months ended March 31, 2015 compared to the three months ended March 31, 2014 was primarily due to a reduction in cash paid for interest, growth in the business and timing of cash flows associated with certain accruals and other liabilities.

Cash used in investing activities was $6.9 million for the three months ended March 31, 2015 compared to $7.6 million for the three months ended March 31, 2014. For the three months ended March 31, 2015 cash used in investing activities primarily related to our purchase of property and equipment, partially offset by proceeds from our fleet vehicle sales. For the three months ended March 31, 2014, the primary use of cash related to our purchase of property and equipment.

Cash used in financing activities was $10.8 million for the three months ended March 31, 2015, compared to $5.0 million for the three months ended March 31, 2014. Cash used for the three months ended March 31, 2015 and 2014 primarily reflects payments on our capital lease obligations and other financing arrangements and partial settlement of an installment note related to our 2011 Campbell acquisition.

For the Year December 31, 2014 versus the Year Ended December 31, 2013

Cash used in operating activities from continuing operations was $46.0 million during the year ended December 31, 2014, compared to cash provided by operating activities of $22.6 million for the year ended December 31, 2013. The increase in cash used in operations for the year ended December 31, 2014 was primarily due to higher debt service costs compared to the year ended December 31, 2013, current year refinancing costs, and timing of cash flows associated with our billed and unbilled receivables and certain accruals and other liabilities.

Cash used in investing activities from continuing operations was $23.4 million during the year ended December 31, 2014 compared to $24.3 million for the year ended December 31, 2013. For the year ended December 31, 2014 and 2013, the primary use of cash related to our purchase of property and equipment and disbursements for investments, partially offset by proceeds from our fleet vehicle sales and rebates on our vehicle leases.

Cash provided by financing activities was $25.5 million for the year ended December 31, 2014, compared to cash used in financing activities of $1.3 million for the year ended December 31, 2013. The year ended December 31, 2014 primarily reflects proceeds from issuance of debt, partially offset by payments on our capital lease obligations and other financing arrangements, payment of debt issuance costs and partial settlement of an installment note related to our 2011 Campbell acquisition. Cash used for the year ended December 31, 2013 primarily relates to payments on our capital lease obligations and other financing arrangements and payment of debt issuance costs, partially offset by proceeds from issuance of debt.

For the Year December 31, 2013 versus the Year Ended December 31, 2012

Cash provided by operating activities from continuing operations was $22.6 million during the year ended December 31, 2013, compared to cash used in operating activities of $13.1 million during the year ended December 31, 2012. The increase in cash provided by continuing operations is primarily the result of improved working capital management, lower integration and acquisition costs and $14.2 million of proceeds from the i3 Global purchase price finalization, partially offset by higher debt service costs.

Cash used in investing activities from continuing operations was $24.3 million during the year ended December 31, 2013 compared to $101.3 million during the year ended December 31, 2012. During 2013, the primary use of cash related to our purchase of property and equipment, partially offset by proceeds from our fleet vehicle sales. During 2012, the primary use of cash for investing activities related to our acquisitions of SDI Health, Kforce Clinical, and Kazaam and a $4.8 million working capital settlement related to our Campbell acquisition.

Cash used in financing activities was $1.3 million for the year ended December 31, 2013, compared to cash provided by financing activities of $148.2 million during the year ended December 31, 2012. During 2013, we received $25.6 million in proceeds from an additional Senior Secured Notes offering, which was offset primarily by capital lease repayments and debt issuance costs. For the year ended December 31, 2012, we received equity contributions from our Investors of $100.0 million including $15.0 million in connection with the Kazaam Interactive acquisition in June 2012, $35.0 million for general corporate purposes in August 2012 and $50.0 million in connection with the Senior Secured Notes offering in December 2012. During 2012, we borrowed $600.0 million to repay $488.9 million in partial satisfaction of our B1-2 and B3 term loans and $97.5 million outstanding under our Revolving Facility under the Senior Secured Credit Facility.

Long-term Debt and Credit Facility

On July 28, 2014, we amended the Senior Secured Credit Facilities to extend the maturity date of the B1-2 loans to May 2018 from August 2016 by replacing the B1-2 loans with new B4 loans. All of our outstanding term loans issued pursuant to the Senior Secured Credit Facilities now mature in May 2018.

On August 15, 2014, we consummated an exchange offer (the “Junior Lien Notes Exchange Offer”) with holders of our 10% Senior Notes due 2018 in which we issued $475.0 million aggregate principal amount of new 10%/12% Junior Lien Secured Notes due 2018 (the “Junior Lien Secured Notes”) in exchange for a like amount of our 10% Senior Notes due 2018. The Junior Lien Secured Notes permit up to six semi-annual interest payments to be settled through the issuance of additional Junior Lien Secured Notes. We paid interest on the Junior Lien Secured Notes for the period commencing August 15, 2014 in PIK interest and elected to pay interest for the period commencing February 15, 2015 in PIK Interest.

The interest rate with respect to the Junior Lien Secured Notes is a cash rate of 10% per annum and a payment-in-kind (“PIK”) rate of 12% per annum (“PIK Interest”). As of March 31, 2015, we accrued 12% interest on the Junior Lien Secured Notes, which is included in other non-current liabilities as such interest is required to be settled through the issuance of additional Junior Lien Secured Notes. On August 12, 2014, in connection with the Junior Lien Notes Exchange Offer, affiliates of Thomas H. Lee Partners, L.P. and certain co-investors purchased $25 million of Junior Lien Secured Notes and $26.3 million of our 10% Senior Notes due 2018 for a total consideration of $50.0 million (the “New Money Investment”). The $26.3 million of 10% Senior Notes due 2018 were issued at a 5% discount to par value resulting in a $1.3 million discount that will be accreted over the related term using the effective interest method. Additionally, on August 15, 2014 we issued an additional $7.0 million of Junior Lien Secured Notes (the “Backstop Consideration”) to a group of holders of our 10% Senior Notes due 2018 as consideration for such holders’ agreement to tender the 10% Senior Notes due 2018 held by them into the Junior Lien Notes Exchange Offer. In connection with the Junior Lien Notes Exchange Offer, our term loan facility and asset-backed revolving facility were amended on July 28, 2014 (the “Credit Agreement Amendments”) to permit the Junior Lien Notes Exchange Offer, the New Money Investment and the issuance of the Backstop Consideration and to extend the maturities of certain outstanding term loans from 2016 to 2018. The margin on the term loans increased by 0.25% when compared to the interest rates on the prior term loans. There was no net change in the outstanding principal balance of the term loans as a result of the modified terms. In connection with these transactions, we recognized a loss on extinguishment of debt and refinancing costs of approximately $10.1 million in the third quarter of 2014. The extinguishment of debt relates to the write-off of unamortized deferred borrowing costs associated with non-participating lenders and the refinancing costs represent the third party fees associated with the transactions that were deemed a modification as the terms of the new debt instruments were not substantially different than the prior instruments.

At March 31, 2015, we had $575.3 million outstanding under the Senior Secured Credit Facilities, which consisted of $129.6 million under the B3 term loans and $445.7 million under the B4 term loans. We had $625.0 million outstanding under the Senior Secured Notes, excluding $0.5 million of unamortized premium received on issuance, and there were no outstanding borrowings under the ABL Facility. We also had $531.1 million outstanding under the Junior Lien Secured Notes, net of the $6.3 million original issuance discount (“OID”) that is to be accreted over the remaining term, and $370.6 million outstanding under the Senior Notes, net of the $5.7 million OID that is to be accreted over the remaining term. In addition, we had capitalized leases and other financing arrangements of $49.3 million outstanding as of March 31, 2015.

Senior Secured Credit Facilities

Borrowings under the Senior Secured Credit Facilities are secured by a senior lien on all of our and our domestic subsidiaries’ assets on par with the lien granted to the holders of our Senior Secured Notes and subject to a first priority lien on the current assets pledged pursuant to the ABL Facility. Amounts borrowed under the Senior Secured Credit Facilities are subject to interest at a rate per annum equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (i) the prime rate of Citibank, N.A., (ii) 2.5%, or (iii) the one month US Dollar LIBOR rate plus 1.0% or (b) a rate determined by reference to the highest of (i) the US Dollar LIBOR rate based on the term of the borrowing or (ii) 1.50%. As noted above, on July 28, 2014, we amended the Senior Secured Credit Facilities to extend the maturity date of the B1-2 loans to May 2018 from August 2016 by replacing the B1-2 loans with new B4 loans. All of our outstanding term loans issued pursuant to the Senior Secured Credit Facilities now mature in May 2018. As of March 31, 2015, December 31, 2014 and 2013, margins on the Senior Secured term B3 loans were 6.25% for Eurodollar Rate loans and 5.25% for Base Rate loans. As of March 31, 2015 and December 31, 2014, margins on Senior Secured term B4 loans were 6.25% for Eurodollar Rate loans and 5.25% for Base Rate loans. As of December 31, 2013, margins on Senior Secured term B1-2 loans were 6.0% for Eurodollar Rate loans and 5.0% for Base Rate loans.

Asset Based Revolving Credit Facility

On August 16, 2013, we, Citibank, N.A. and certain financial institutions entered into a credit agreement for an asset-based revolving credit facility (the “ABL Facility”) which replaced the revolving credit facility that was previously part of the Senior Credit Facilities.

Our Asset Based Revolving Credit Facility (the “ABL Facility”) contains customary covenants and restrictions on our and our subsidiaries’ activities, including but not limited to, limitations on the incurrence of additional indebtedness, liens, use of cash in certain circumstances, dividends, repurchase of capital stock, investments, loans, asset sales, distributions and acquisitions. The ABL Facility requires us to maintain a fixed-charge coverage ratio of at least 1.0 to 1.0 and requires certain cash management restrictions, in each case, if available borrowing capacity is less than the greater of 10% of the maximum amount that can be borrowed under the ABL Facility, accounting for the borrowing base at such time, and $12.0 million. The requirement to maintain a minimum fixed-charge coverage ratio was not in effect given our available borrowing capacity as of March 31, 2015. All obligations under the ABL Facility are secured by our wholly owned domestic subsidiaries (with certain agreed upon exceptions) and secured by a first priority lien on our and such domestic subsidiaries’ current assets and a second priority lien on all of our and such domestic subsidiaries’ other assets. The credit agreement governing our ABL Facility also contains events of default for breach of principal or interest payments, breach of certain representations and warranties, breach of covenants and other customary events of default. The available borrowing capacity varies monthly according to the levels of our eligible accounts receivable and unbilled receivables. We periodically borrow from the ABL facility to finance our temporary working capital needs. As of March 31, 2015, we had no outstanding borrowings under our ABL Facility, approximately $16.1 million in letters of credit outstanding against the ABL Facility and we would have been able to borrow up to an additional $110.8 million.

Amounts borrowed under the ABL Facility are subject to interest at a rate per annum equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (i) the Federal Funds Rate plus 0.5%, (ii) the prime rate of Citibank, N.A., or (iii) the one month US Dollar LIBOR rate plus 1.0% or (b) the US Dollar LIBOR rate based on the term of the borrowing. The applicable margin percentage for asset based revolving loans is a percentage per annum and range from 1.0% to 1.5% for base rate loans or 2.0% to 2.5% for Eurodollar rate loans. The applicable margin percentage with respect to borrowings under the ABL Facility is subject to adjustments based on historical excess availability. As of March 31, 2015, the interest rate applicable to the ABL Facility was 4.5%.

We are also required to pay an unused line fee to the lenders under the ABL Facility on the committed but unutilized balance of the facility at a rate of 0.25% or 0.375% per annum, depending on utilization.

9% Senior Secured Notes due 2018

On December 13, 2013, we issued an additional $25 million of aggregate principal amount of 9.0% Senior Secured Notes due 2018. The additional notes were issued at a 2.5% premium, have the same terms and are treated as single series with the previously issued $600 million Senior Secured Notes.

Our $625.0 million Senior Secured Notes (reflected as $625.5 million inclusive of original issuance premium at March 31, 2015) bear interest at a rate of 9.0% per annum and mature on January 15, 2018. Interest on the Senior Secured Notes is payable semi-annually on April 15 and October 15 of each year. The Senior Secured Notes are secured by a senior lien on all assets of the Company and its domestic subsidiaries on par with the lien granted pursuant to the Senior Secured Credit Facilities and subject to a first priority lien on the current assets pledged pursuant to the ABL Facility. The Senior Secured Notes are our and the guarantors’ secured senior obligations and rank equally in right of payment with all of our and the guarantors’ existing and future unsubordinated secured indebtedness and senior to any of our and the guarantors’ future subordinated indebtedness, if any. We are not obligated to file a registration statement related to the Senior Secured Notes.

10%/12% Junior Lien Secured Notes due 2018

In August 2014, we issued $507.0 million aggregate principal amount of our Junior Lien Secured Notes (reflected as $531.1 million net of OID at March 31, 2015). Our Junior Lien Secured Notes bear interest at a cash rate of 10% per annum and a PIK rate of 12% per annum and mature on August 15, 2018. Interest on the Junior Lien Secured Notes is payable semi-annually in arrears on February 15 and August 15 of each year. We may elect to pay interest by increasing the amount of the Junior Lien Secured Notes by issuing additional Junior Lien Secured Notes for six interest payment periods in the aggregate. The Junior Lien Secured Notes are guaranteed, on a junior lien basis, by each of our domestic wholly-owned subsidiaries that guarantee the Senior Secured Credit Facilities. All obligations under the Junior Lien Secured Notes, and the guarantees of those obligations, are secured on a junior lien basis by our assets and the assets of our subsidiary guarantors that secure the obligations under our Senior Secured Credit Facilities and ABL Facility. The Junior Lien Secured Notes are our and the guarantors’ secured senior obligations and rank equally in right of payments with all of our and the guarantors’ existing and future unsubordinated indebtedness and senior to any of our and the guarantors’ future subordinated indebtedness, if any. We are not obligated to file a registration statement related to the Junior Lien Secured Notes.

10% Senior Notes due 2018

As a result of the Junior Lien Notes Exchange Offer and the New Money Investment, we had $376.3 million in Senior Notes (reflected as $370.6 million net of OID) outstanding as of March 31, 2015. The Senior Notes bear interest at a rate of 10.0% per annum and mature on August 15, 2018. Interest on the Senior Notes is payable semi-annually on February 15 and August 15 of each year. The Senior Notes are guaranteed, on an unsecured senior basis, by each of our domestic wholly-owned subsidiaries that guarantee the Senior Secured Credit Facilities. The Senior Notes are our and the guarantors’ unsecured senior obligations and rank equally in right of payment with all of our and the guarantors’ existing and future unsubordinated unsecured indebtedness and senior to any of our and the guarantors’ future subordinated indebtedness, if any.

We entered into registration rights agreements in connection with the issuances of the Senior Notes. Under the registration rights agreement with respect to the notes issued on August 4, 2010 in connection with the August 2010 Merger, we agreed to use reasonable best efforts to file a registration statement related to the exchange of such notes for exchange notes with the SEC on or prior to the 270th day after August 4, 2010, to cause such registration statement to become effective under the Securities Act on or prior to the earlier of the 90th day following such filing or the 360th day after August 4, 2010, and to consummate the exchange offer on or prior to the 30th day after effectiveness. The registration rights agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum during the 90-day period immediately following the first to occur of these events and will increase by 0.25% per annum at the end of each subsequent 90-day period until all such defaults are cured, but in no event will the penalty rate exceed 1.00% per annum. The registration rights agreements with respect to the additional notes issued on June 10, 2011 and July 13, 2011 contain similar requirements. We filed a registration statement with the SEC to register the Senior Notes on July 30, 2014. Amendment No. 1 was filed on October 6, 2014, Amendment No. 2 was filed on December 5, 2014, Amendment No. 3 was filed on February 10, 2015 and Amendment No. 4 was filed on April 16, 2015.

Non-Guarantor Subsidiaries

Our Senior Secured Credit Facilities, ABL Facility, Senior Secured Notes, Junior Lien Secured Notes and Senior Notes are not guaranteed by certain of our subsidiaries, including all of our non-U.S. subsidiaries or non-wholly owned subsidiaries. Accordingly, claims of holders of the notes and lenders under our Senior Secured Credit Facilities will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of our indebtedness. For supplemental financial information relating to our guarantor subsidiaries and non-guarantor subsidiaries, see Note 20 in the Audited Consolidated Financial Statements and Note 15 in the Unaudited Condensed Consolidated Financial Statements.

Anticipated Cash Requirements

Our primary cash needs are for operating expenses, such as salaries and fringe benefits, hiring and recruiting, business development and facilities, business acquisitions, capital expenditures, and repayment of principal and interest on our borrowings. Our principal source of cash is from the performance of services under contracts with our clients. If we were unable to generate new contracts with existing and new clients, if the level of contract cancellations increased, or if contract delays lengthen or increase, our revenue and cash flow would be adversely affected. We expect to continue to acquire businesses to enhance our service and product offerings, expand our therapeutic expertise, and/or increase our global presence. Depending on their size, any future acquisitions may require additional external financing, and we may from time to time seek to obtain funds from public or private issuances of equity or debt securities. We may be unable to secure such financing under terms acceptable to us, as a result of our outstanding borrowings. In addition, the interest rates on our Senior Secured Credit Facilities are based on variable market indices, which are subject to a floor. As a result, the amount of interest payable on the Senior Secured Credit Facilities may increase if market interest rates increase above such floor. Interest rates on the ABL Facility are also based on variable market indices. Changes to these market indices will increase or decrease the amount of interest payable on the ABL Facility.

At March 31, 2015, we had cash and cash equivalents of $38.7 million and $110.8 million of unused availability under our ABL Facility to fund our general working capital needs. However, we cannot provide assurance that these sources of liquidity will be sufficient to fund all internal needs, investments and acquisition activities that we may wish to pursue. If we pursue significant internal growth initiatives or if we wish to acquire additional businesses in transactions that include cash payments as part of the purchase price, we may pursue additional debt or equity sources to finance such transactions and activities, depending on market conditions.

We and our subsidiaries, affiliates and significant shareholders may from time to time seek to retire or purchase our outstanding debt (including our outstanding notes) through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, by tender offer or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

We believe that our current cash and equivalents, along with cash that will be provided by future operations and available credit under the Senior Secured Credit Facilities and the ABL Facility will be sufficient to fund our current operating requirements over the following twelve months.

Commitments and Contractual Obligations

A summary of our current contractual obligations and commercial commitments as of December 31, 2014 is as follows (in millions):

Contractual Obligations	Total amounts for all years	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt obligations (a)
Principal payments	$2,295.8	$—	$—	$2,295.8	$—
Interest payments (b)	569.0	139.9	279.8	149.3	—
Capital lease obligations (c)	45.4	14.9	25.4	5.1	—
Other financing arrangements	2.0	2.0	—	—	—
Operating leases (d)	236.9	49.1	72.7	48.3	66.8
Acquisition contingent consideration accrued on the balance sheet (e)	5.2	2.3	2.4	0.5	—
Deferred compensation plan accrued on the balance sheet (f)	11.8	—	—	—	11.8
Other non-current liabilities (g)	—	—	—	—	—
Management Agreement with the Managers (h)	—	—	—	—	—
Management Agreement with Liberty Lane (i)	—	—	—	—	—

Total obligations	$3,166.1	$208.2	$380.3	$2,499.0	$78.6

(a)	These future commitments represent the principal and interest payments with respect to the term loan facility, 9% Senior Secured Notes, Junior Lien Secured Notes and 10% Senior Notes. We have assumed herein that six semi-annual interest payments will be settled through the issuance of additional Junior Lien Secured Notes, subject to change based on an election that will be made by us for each respective interest payment period following the February 15, 2015 semi-annual interest payment date. The February 15, 2015 semi-annual interest payment will be settled through the issuance of additional Junior Lien Secured Notes.
(b)	Future interest payments on our variable debt are based on the effective interest rate at December 31, 2014. Future payments exclude penalty interest on the Senior Notes, which was $6.5 million in 2014 and excludes interest expected to be settled through the issuance of Junior Lien Secured Notes.
(c)	These future commitments include interest and lease administration fees of $2.1 million, which are not recorded on the consolidated balance sheets as of December 31, 2014, but will be recorded as incurred.
(d)	Minimum lease payments have not been reduced by the minimum sublease payments of $8.0 million due from January 2015 to February 2019 under noncancellable subleases.
(e)	Represents management’s estimate of acquisition related contingent consideration if the acquired businesses achieve specified performance measurements and the amounts payable on the Campbell Notes.
(f)	The deferred compensation plan (the “Plan”) liability is recorded in other non-current liabilities on the consolidated balance sheets. The obligations are payable upon retirement or termination of employment. We have established an irrevocable trust to hold assets to fund benefit obligations under the Plan, but cannot reasonably estimate the amount or timing of payments, if any, which we will make related to this liability.
(g)	At December 31, 2014, we had $16.7 million of unrecognized tax benefits that we cannot reasonably estimate the amount or timing of payments, if any.

(h)	On August 4, 2010, upon completion of the August 2010 Merger, we entered into a management agreement with THL Managers VI, LLC, pursuant to which THL Managers will provide us with management services. Pursuant to the THL Management Agreement, the THL Managers will receive an aggregate annual management fee in the amount per year equal to the greater of (a) $2.5 million, or (b) 1.5% of EBITDA. THL Managers may terminate the agreement at any time and the agreement will terminate automatically upon an initial public offering of common stock or a change in control. We cannot reasonably estimate the total amount of payments under the agreement given the agreement’s termination clauses and therefore have not included any amounts in the table above.
(i)	On August 4, 2010, we entered into a management agreement with Liberty Lane, subsequently amended December 5, 2012, pursuant to which Liberty Lane agreed to provide us management services. Pursuant to the agreement, Liberty Lane or its affiliates will receive an aggregate annual management fee in an amount per year equal to $0.8 million beginning January 1, 2013. Liberty Lane and the Company had the ability to terminate the agreement at any time and the agreement would have terminated automatically upon a change in control. The Liberty Lane management agreement was terminated with an effective date of September 24, 2014 to reflect Mr. Meister’s resignation as Chief Executive Officer.

Quantitative and Qualitative Disclosures About Market Risk

Long-Term Debt Exposure

We will incur variable interest expense with respect to the loans under our Senior Secured Credit Facilities and outstanding borrowings under our ABL Facility. Based on our variable rate debt outstanding at March 31, 2015, a hypothetical increase or decrease of 10% of current market rates would not have an effect on our interest expense since market rates are well below the minimum interest rate level we are required to pay pursuant to our Credit Agreement (i.e., 1.5% Eurodollar floor) and there are no outstanding borrowings under our ABL Facility.

Foreign Currency Exchange Rate Exposure

Our international expansion has resulted in increased foreign exchange rate exposure and we may become more susceptible to foreign currency exchange rate exposure as we continue to expand our international operations. We may enter into forward exchange contracts to mitigate this variability.

The financial statements of our subsidiaries expressed in foreign currencies are translated from the respective functional currencies to U.S. Dollars, with results of operations and cash flows translated at average exchange rates during the period, and assets and liabilities translated at end of the period exchange rates. At March 31, 2015, the accumulated other comprehensive loss related to foreign currency translations was approximately $32.7 million.

Off-Balance Sheet Arrangements

As of March 31, 2015, December 31, 2014 and 2013, we did not have any off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Critical Accounting Policies

During the preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, fair value measures, and related disclosures of assets and liabilities. Accounting estimates and assumptions discussed in this section do not reflect a comprehensive list of all of our accounting policies, but are those that we consider to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Our critical accounting policies include:

Revenue Recognition

Our revenue arrangements are typically service-based contracts which may be on a fixed price or fee-for-service basis and may include variable components such as incentive fees and performance penalties. The duration of our contracts ranges from a few months to several years, depending on the arrangement. We recognize revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) fees are fixed or determinable, and (iv) collectability is reasonably assured. Our contracts do not generally contain a refund provision. We do not recognize revenue with respect to start-up activities including contract and scope negotiation, and feasibility analysis. The costs for these activities are expensed as incurred. Revenue related to changes in contract scope, which are subject to customer approval, are recognized when amounts are determinable and realization is reasonably assured.

We recognize revenue from our service contracts either using a fee-for-service method, proportional performance method, or completed contract method. For fee-for-service contracts, we record revenue as contractual items (i.e., “units”) are delivered to the customer, or, in the event the contract is time and materials based, when labor hours are incurred. We use the completed contract method when fees are not determinable until all services are delivered to the customer, or, when there is uncertainty with respect to our ability to deliver the services to the customer. We use the proportional performance method when our fees for a service obligation are fixed pursuant to the contractual terms. Revenue is recognized as services are performed and measured on a proportional performance basis, generally using output measures that are specific to the services provided. To measure performance on a given date, we compare effort expended through that date to estimated total effort to complete the contract. We believe the best indicator of effort expended to complete our performance requirement related to our contractual obligation are the actual units delivered to the customer, or the incurrence of labor hours when no other pattern of performance exists. In the event we use labor hours as the basis for determining proportional performance, we estimate the number of hours remaining to complete our service obligation. Actual hours incurred to complete the service requirement may differ from our estimate, and such differences are accounted for prospectively.

We enter into multiple element arrangements in which we are engaged to provide multiple services under one agreement. In such arrangements, we record revenue as each separate service, or element, is delivered to the customer. Such arrangements are predominantly within our Commercial segment where we are engaged to provide recruiting, deployment, and detailing services. These services may be sold individually or in combination with contractual fees that may be based on fixed fees for each element; variable fees for each element; or a combination of both fixed and variable fees. For the arrangements that include multiple elements, arrangement consideration is allocated to units of accounting based on the relative selling price. The best evidence of selling price of a unit of accounting is vendor-specific objective evidence (“VSOE”), which is the price we charge when the deliverable is sold separately. When VSOE is not available to determine selling price, we use relevant third-party evidence (“TPE”) of selling price, if available. When neither VSOE nor TPE of selling price exists, we use our best estimate of selling price considering all relevant information that is available without undue cost and effort.

Most contracts may be terminated with advance notice from a customer. In the event of termination, our contracts generally require payment for services rendered through the date of termination.

Deferred Revenue

In some cases, a portion of the contract fee is billed or paid at the time the contract is initiated or prior to the service being performed. In the event we bill or receive cash in advance of the services being performed, we record a liability denoted as deferred revenue in the accompanying consolidated balance sheets and recognize revenue as the services are performed. For the Commercial segment, we are entitled to additional compensation if certain performance-based milestones are achieved over the contract duration. As there is substantive uncertainty regarding the ability to realize such amounts at the onset of the arrangements, such revenues are deferred until we determine it has met the milestone and the other revenue recognition criteria described above.

Receivables, Billed and Unbilled

In general, prerequisites for billings and payments are established by contractual provisions including predetermined payment schedules, submission of appropriate billing detail or the achievement of contract milestones, depending on contract terms. Unbilled services represent services that have been rendered for which revenue has been recognized but amounts have not been billed. Billed receivables represent amounts we have invoiced our customer according to contractual terms.

We maintain an allowance for doubtful accounts for estimated losses inherent in accounts receivable. In establishing the required allowance, we consider historical losses and current market conditions, our clients’ financial condition, receivables in dispute, the receivables aging and payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. If the financial condition of one or more of our clients deteriorates in the future, impacting the clients’ ability to make payments, an increase to our allowance might be required or our allowance may not be sufficient to cover actual write-offs.

Business Combinations

We account for business combinations in accordance with the acquisition method of accounting. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. The consolidated financial statements and results of operations reflect the operations of the acquired business from the date of the acquisition.

The judgments that we make in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact net earnings in periods following a business combination. We generally use either the income, cost or market approach to determine the appropriate fair values. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to a present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach ultimately selected for each asset or class of assets or liabilities assumed is based on the relevant characteristics and the availability of information.

We record contingent consideration resulting from a business combination at its fair value on the acquisition date. Each reporting period thereafter, we revalue these obligations and record increases or decreases in their fair value as an adjustment to SG&A expenses within the consolidated statements of operations. The changes in the fair value of the contingent consideration obligation are the result of updates in the achievement of financial targets and the weighted probability of achieving future financial targets.

Significant judgment is employed in determining the appropriateness of the valuation assumptions as of the acquisition date and for each subsequent period. Accordingly, any change in the valuation assumptions could have an impact on our financial statements. See Note 3 in the Audited Consolidated Financial Statements for additional information.

Goodwill and Indefinite-lived Intangible Assets

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill and other indefinite-lived intangible assets, such as tradenames, are assessed for potential impairment on at least an annual basis or when management determines that the carrying value of goodwill or an indefinite-lived intangible asset may not be recoverable based upon the existence of certain indicators of impairment, such as a loss of a significant customer, a significant change to our regulatory environment that hinders the ability to conduct business, or a significant downturn in the economy.

As part of our annual goodwill impairment testing, the Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Reporting units are the level at which discrete financial information is available and reviewed by management on a regular basis. The qualitative assessment is also used as a basis for determining whether it is necessary to perform the quantitative test. Qualitative factors assessed at the reporting unit level include, but are not limited to, changes in industry and market structure, competitive environments, planned capacity and new service offerings, cost factors and financial performance of the reporting unit. If we choose not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, performance of the quantitative test is required.

For the annual goodwill impairment test at the reporting unit level we utilized a two-step quantitative test for all of our reporting units with goodwill. In the first step we compared the fair value of each reporting unit to its carrying value. We estimated the fair value of each individual reporting unit using the income approach (discounted cash flow method). The assumptions utilized in the evaluation of the impairment of goodwill under the income approach included a number of estimates and assumptions regarding future revenue, and contribution growth, changes in working capital, income tax rates, foreign currency exchange rates, capital expenditures, weighted average cost of capital (“WACC”) and expected long-term terminal growth rates applicable to each reporting unit.

The cash flows employed in the income approach were based on our most recent budgets, forecasts and business plans as well as various growth rate assumptions for an initial five year period plus a terminal value. The cash flows were discounted to their present value using a WACC ranging from 10%—13% in 2014, 11%—12% in 2013 and 10%—12% in 2012 and included a 2 —3% long-term growth rate applied beyond the forecast period. The assumptions and rates used in our impairment tests require significant judgment, and variations in assumptions could result in materially different indications of fair value and, if applicable, the impairment amount.

If the carrying value of the reporting unit exceeds the fair value, the second step of the test is performed to measure the value of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying value of that goodwill. To calculate the implied fair value of goodwill in this second step, we allocate the fair value of the reporting unit to the assets and liabilities of that reporting unit (including any previously unrecognized intangible assets) as if the reporting unit had been acquired in a current business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit represents the implied fair value of goodwill. The step two assessment performed by the Company resulted in the carrying value of goodwill exceeding the implied fair value of goodwill for certain reporting units and therefore recognition of a pre-tax non-cash goodwill impairment charge of $15.8 million in 2014, $36.9 million in 2013 and $361.6 million in 2012. As of December 31, 2014, there was approximately $123.2 million of goodwill associated with three reporting units for which current year impairment charges have been taken and, as a result, the fair value of those reporting units does not significantly exceed the respective carrying values. If future cash flows are less than those forecasted, in our fair value estimates, additional impairment charges may be required.

Testing indefinite-lived intangible assets, other than goodwill, for impairment requires a one-step approach. If the carrying amount of indefinite-lived intangible assets exceeds the fair value, an impairment loss is recognized equal to the excess. The process of estimating the fair value of indefinite-lived intangible assets is subjective and requires the use of estimates. Such estimates include, but are not limited to, future operating performance and cash flows, royalty rate, terminal growth rate, and discount rate. Based on our analysis performed, we recorded an impairment charge of $4.1 million and $3.6 million for the years ended December 31, 2014 and 2012 related to our indefinite-lived intangible assets. There were no impairment charges related to our indefinite-lived intangible assets for the year ended December 31, 2013.

These non-cash impairment charges do not impact our liquidity, compliance with any covenants under our debt agreements or potential future results of operations. Our historical operating results may not be indicative of our future operating results. See Note 5 and 6 in the Audited Consolidated Financial Statements for additional information related to our goodwill and indefinite-lived intangible assets.

Long-lived Assets

We review our long-lived assets, including finite-lived intangible assets, property and equipment, for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Events or circumstances that would result in an impairment review primarily include operations reporting sustained losses or a significant change in the use of an asset. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Should we determine that the carrying values of held-for-use long-lived assets may not be recoverable, we will measure any impairment based on a projected discounted cash flow method. We may also estimate fair value based on market prices for similar assets, as appropriate. Significant judgments are required to estimate future cash flows, including the selection of appropriate discount rates, projected cash flows from the use of an asset and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for these assets.

As noted above, economic and market conditions that affected our reporting units required us to test for impairment of long-lived assets pertaining to those businesses during the years ended December 31, 2014, 2013 and 2012. We recorded an impairment charge of $4.1 million, $2.0 million and $46.2 million related to the carrying value of our finite-lived intangible and long lived assets for the years ended December 31, 2014, 2013 and 2012, respectively. See Note 6 in the Audited Consolidated Financial Statements for additional information related to our finite-lived intangible assets.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax bases of assets and liabilities and are measured using the tax rates and laws that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized. Realization is dependent on generating sufficient taxable income of a specific nature prior to the expiration of any loss carry forwards or capital losses. The asset may be reduced if estimates of future taxable income during the carry forward period decrease. We recorded a full valuation allowance against the domestic net deferred tax assets as it was deemed more likely than not that we will not realize the benefits of these domestic deferred tax assets based on our recent operating results and current projections of future losses. As of December 31, 2014 and 2013, we had a valuation allowance of $375.6 million and $298.9 million, respectively.

Income tax benefits are recognized if we believe that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability greater than 50 percent) that the tax position would be sustained as filed based on the technical merits of a tax position. If a position is determined to be more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. In addition, we maintain reserves for certain tax items, which are included in income taxes payable on our consolidated balance sheets. We periodically review these reserves to determine if adjustments to these balances are necessary. We recognize interest and penalties related to uncertain tax positions in income tax expense.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2015-03 (“ASU 2015-03”), Interest-Imputation of Interest (Subtopic 835-30) to simplify the presentation of debt issuance costs. ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a deduction from the carrying amount of the related debt and not as a deferred charge presented in Deferred financing costs and other assets on our consolidated balance sheets. The recognition and measurement guidance for debt issuance costs are not affected by the new amendment. ASU 2015-03 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. We are currently evaluating the impact of adopting ASU 2015-03 on our consolidated financial position and results of operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition. ASU 2014-09 will supersede the revenue recognition requirements in Revenue Recognition (Topic 605), and most industry-specific guidance. In April 2015, the FASB proposed to defer the effective date of the new revenue recognition standard by one year. If approved, the provisions of this ASU will be effective for interim and annual periods beginning after December 15, 2017. We are currently evaluating the impact of adopting ASU 2014-09 on our consolidated financial position and results of operations.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). ASU 2014-08 changes the criteria for reporting a discontinued operation. Under ASU 2014-08, a disposal of a part of an organization that has (or will have) a major effect on its operations and financial results is a discontinued operation. ASU 2014-08 will apply prospectively for all disposals or components of our business classified as held for sale during fiscal periods beginning after December 15, 2014. The adoption of ASU 2014-08 did not have a material impact on our consolidated financial position or results of operations, although the impact will depend on the extent of any future discontinued operations.

In July 2013, the FASB issued Accounting Standards Update 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). The amendments in ASU 2013-11 provide guidance on the financial statement presentation of unrecognized tax benefits when a net operating loss or a tax credit carryforward exists. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-11 did not have a material impact on our consolidated financial position and results of operations.

In March 2013, the FASB issued Accounting Standards Update 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”). The objective of ASU 2013-05 is to resolve the diversity in practice regarding the release into net income of the cumulative translation adjustment upon derecognition of a subsidiary. The amendments are effective for fiscal years beginning after December 15, 2013. The implementation of the amended accounting guidance did not have a material impact on our consolidated financial position and results of operations.

BUSINESS

Overview

We are a leading provider of outsourced services to the pharmaceutical, biotechnology, medical device and diagnostics, and healthcare industries. We are organized into two business segments: Clinical and Commercial. We provide a broad range of clinical development and commercialization services that are critical to our clients’ ability to develop and successfully commercialize their products. Our portfolio of services meets the varied needs of our clients, who are increasingly outsourcing both their clinical research and development activities, as well as their commercialization activities.

Since being acquired through a take-private transaction by affiliates or co-investors of Thomas H. Lee Partners, L.P. and Liberty Lane IH LLC (“Liberty Lane”) in August 2010 (the “August 2010 Merger”), we have executed on a strategy to transform our company into a global leader in pharmaceutical outsourcing services across the continuum of drug development and commercialization. Our broad range of services and our global scale, represented by approximately 13,000 employees supporting clients in more than 70 countries, allow us to serve as a critical strategic partner for pharmaceutical, biotechnology, medical device and diagnostics, and healthcare companies in their dynamic and rapidly changing regulatory and commercial environments. We serve more than 550 client organizations, including all of the 20 largest global pharmaceutical companies.

Our Business Segments and Key Service Offerings

We are organized into two business segments: Clinical and Commercial. Each reportable business segment is comprised of multiple divisions and business units that, through their combination, create a fully integrated biopharmaceutical outsourced services provider. Clinical, which primarily serves pharmaceutical, biotechnology, diagnostic and medical device clients engaged in research and development, provides a continuum of services spanning phases I-IV of clinical development. Commercial, provides commercialization, patient outcomes and consulting services to the pharmaceutical, biotechnology and healthcare industries.

In the fourth quarter of 2014, we realigned our segment reporting structure to reflect changes in our management structure. As a result of these changes, the Commercial segment includes the results of the consulting business, previously reported separately as the Consulting segment. Our financial statements and all information herein reflect the new reporting structure with prior periods adjusted accordingly.

Clinical Segment

Our clinical offering includes a continuum of services spanning phases I-IV of clinical development, allowing us to respond to the changing needs of pharmaceutical, biotechnology, diagnostic and medical device clients. The capabilities and breadth of our Clinical business segment allow us to customize our services to projects of any size, from small, early-phase studies to complex, multinational, late-stage trials, and position us for top-tier strategic partnerships. In addition, our strategic resourcing business enables us to meet clients’ strategic resourcing needs around the world. For the year ended December 31, 2014, this business segment generated total net revenues of $870.3 million.

•	Clinical Research: We offer clinical research services through two businesses: Phase II-IV, which provides comprehensive services for clinical trials, and Early Stage, which provides services for Phase I trials and bioanalytical services. The Phase II-IV business provides services for a complete development project, including: oncology, neurosciences/pain, endocrinology and metabolic diseases, cardiology and respiratory, infectious diseases/vaccines and general medicine. The Early Stage business provides services that include Phase I first-in-man and proof of concept studies, bioequivalency and bioavailability studies, and bioanalytical services.

•	Strategic Resourcing: We offer a variety of functional outsourcing, recruiting and staffing services. Functional Service Provider (“FSP”) teams are quality-driven, flexible, and deployable in any functional area, including data management, statistical analysis, clinical monitoring, medical writing and clinical operations. These FSP teams can be located remotely or within our clients’ facilities. Clients can fully replace or transition specific internal functions with our FSP teams to better manage fixed costs and increase flexibility through headcount reduction, while also gaining expertise and efficiencies. We also offer recruitment and temporary staffing solutions for clinical trial personnel on a global basis. Our extensive candidate database allows us to quickly fulfill almost any staffing need, from full teams to individual, specialized clinical research professionals.

Commercial Segment

Our Commercial business segment consists of our selling solution services, communications, patient outcomes and consulting businesses. We are a recognized provider of comprehensive sales and marketing programs to the pharmaceutical, biotechnology and healthcare industries. We believe that there is a growing trend toward using sales and marketing service providers, such as inVentiv Health, Inc. and subsidiaries, that can offer specific healthcare commercialization expertise on a global basis. For the year ended December 31, 2014, our Commercial segment generated total net revenues of $942.9 million.

•	Selling Solution Services: We provide contract sales teams, support services and non-personal engagement solutions including tele-detailing and electronic detailing (e-detailing) to help our clients accelerate the commercialization of their products. Our sales teams are supported by recruiting and training capabilities that are complemented by highly qualified clinical and scientific professionals who serve as advocates and educators to sensitize markets to new and novel therapies. Services offered by this unit also include market research, commercial analytics, embedded partners, managed markets access, biotechnology/specialty managed markets and integrated commercialization. Our sales teams can be supported by our industry-leading communications services.

•	Communications: We offer a broad array of advertising and public relations services to clients looking to commercialize their products throughout the world. Communications services are deployed throughout a product’s existence, beginning well before commercial launch, encompassing regulatory approval and market introduction, and continuing throughout the life of a product. Our communications business is focused on healthcare, and provides advertising, public relations, interactive digital strategies, and branding and identity consulting services, as well as medical communications and education services, to pharmaceutical, biotechnology, medical device and diagnostic and healthcare companies.

•	Patient Outcomes: Our services include patient compliance, analytics, patient support programs and patient education to help clients maximize the revenue potential of their products while producing improved patient outcomes.

•	Consulting: We offer specialized practices in business development, managed markets and brand management, including, strategic product launch planning. Consulting services focuses on addressing the needs of the pharmaceutical and biotechnology industries to support critical decision-making throughout the evolution of a product, from licensing, to product and portfolio strategy, to commercialization. Consulting services professionals have a deep, functional knowledge of our clients’ core business, which produces value-added insights and mission-critical solutions, both creative and pragmatic. Consulting services focuses on maximizing the commercial value of a client’s product pipeline, helping clinical leaders better and more strategically deploy resources and improve efficiency, as well as enhance the effectiveness of marketing and sales activities.

Our Competitive Strengths

Broad Suite of Outsourced Services

Our broad and integrated set of capabilities across all business segments allows us to provide comprehensive and innovative solutions that address some of our clients’ most significant business challenges. We believe we have one of the most comprehensive service offerings in the industry, organized into the Clinical and Commercial segments, which complements the development and commercial evolution of healthcare-related products. Our clients are increasingly looking to outsourced service providers with offerings such as clinical development, sales, marketing and business planning, to assist with activities traditionally performed internally by fully integrated manufacturers. The ability to offer such a broad suite of outsourced services is necessary to successfully respond to clients’ needs and position inVentiv as a partner of choice for clients seeking to consolidate service providers to improve organizational efficiency and gain greater flexibility.

Scale and Global Reach

Our Clinical and Commercial business segments support clients in more than 70 countries. Our global resources and reach allow us to help our clients enter or expand in new and emerging markets, which allows us to meet client expectations and, we believe, differentiate us from many of our competitors when clients are considering consolidating their outsourcing efforts. A global footprint is often required to keep pace with the expansion of pharmaceutical, biotechnology, medical device and diagnostic, and healthcare companies.

Diversified Client and Project Base

We serve more than 550 client organizations, including all of the 20 largest global pharmaceutical companies, as well as numerous emerging and specialty biotechnology companies, medical device makers and diagnostic companies. Our diversified client base and broad scope of projects reduce our dependence on any individual client or contract.

Therapeutic Expertise

We have established specialized therapeutic teams, with operational and scientific expertise in key therapeutic areas. Our deep understanding of these therapeutic areas extends across our two business segments, allowing our clients to benefit from this expertise whether they are running a complex clinical trial for an orphan drug or working with sales teams specializing in cardiovascular disease, nurse educators familiar with pain management or marketing professionals with experience in the needs of people with diabetes.

Through our depth of experienced medical and scientific professionals, including more than 300 medical doctors and approximately 500 PhD’s, we possess significant knowledge across therapeutic areas that allows us to apply new insights and innovative science to clinical trials, as well as to the commercialization of branded products. Our teams include experienced clinical project managers and research associates, data management professionals, biostatisticians, business planning consultants and sales and marketing professionals.

Our Clinical and Commercial business segments have specialized expertise in key therapeutic areas, with a particular focus on the fastest-growing areas including oncology, neurosciences and pain. Our strong global oncology project teams within the Clinical business segment have conducted hundreds of regional and global oncology trials involving tens of thousands of patients across many different therapeutic subsets of oncology. Our team of experts in neurosciences/pain has conducted a wide variety of analgesic-related studies for small and large targeted molecules. With significant unmet medical needs in the treatment of Alzheimer’s disease, cognitive disorders, stroke, and other major neurosciences/pain disorders, the demand for innovative therapies is strong and expected to grow.

Proven Management Team

Our management team includes leaders who are seasoned executives with extensive experience in the industries we serve. Their experience spans pharmaceutical product development and product management, as well as significant experience managing pharmaceutical sales forces, developing marketing strategies and conducting clinical trials. Our corporate management has significant operational and financial experience in previous positions within the healthcare and professional services sectors, including a history of successfully integrating multiple acquisitions.

Our Business Strategy

We intend to build upon our competitive strengths, delivering consistently high-quality service offerings and providing innovative solutions throughout the product lifecycle across our business segments on a global basis to meet the needs of our clients. Our goal is to be the outsourcing service provider of choice in the industries we serve. Key strategic elements to successfully achieving this goal include:

Capitalize on Our Broad Global Capabilities and Services

Our global footprint positions us to execute on global or multi-national projects and share our intellectual capital, coordinate opportunities and take advantage of our broad service capabilities between our business segments and across national borders. We have put into place the necessary processes and infrastructure to achieve this goal. We have the ability to leverage our existing relationships with clients operating outside the U.S. to penetrate additional global markets and expand our client base to foreign pharmaceutical companies operating in local markets.

Respond to Our Clients’ Changing Needs with Innovative Solutions

We intend to continue to be an outsourced service provider known for its client-centric approach, where the measure of success is not the particular services offered, but the results and outcomes achieved through performance of those services.

Understanding this evolving focus on outcomes and how they are weighed against costs, allows us to better align our services and processes and provide our clients with innovative solutions. As our clients increasingly move towards a more patient-centric model, our services help pharmaceutical and biotechnology clients assure that physicians and nurses understand how to deliver new therapies to help patients stay on their prescribed medications. Our Clinical business segment is developing solutions that enhance predictability and help clients either move more quickly to successful drug development or terminate a project with lower chances of success faster. The communication and coordination between our business segments helps ensure, for example, that a client finding a differentiating benefit during a clinical trial can more quickly take advantage of that knowledge in planning for the commercialization of that product. Our goal is to offer clients outcomes rather than just services, and to continue to evolve this strategy as a differentiator for our business and an asset for clients seeking a strategic partner.

Continued Focus on Operational and Financial Improvements

Our goal is to be a highly efficient and effective organization, focused on achieving and maintaining excellence in every service we offer and in every market where we operate. To further this goal, we are focused on executing against three major objectives: (i) developing and providing integrated solutions across our businesses to help our clients address their most complex business challenges, (ii) delivering strong operational performance and (iii) improving the financial performance of our leading franchises.

Properties

As of December 31, 2014, we lease office facilities totaling approximately 2.1 million square feet, including our principal executive offices located in Burlington, Massachusetts, and our principal businesses located in New Jersey and Ohio. 59 facilities totaling approximately 1.0 million square feet are leased by our Clinical segment and 48 facilities totaling 1.1 million square feet are leased by our Commercial segment. We believe that our facilities are adequate for our present and reasonably anticipated business requirements.

International Operations

The following is a summary of our non-U.S. operations.

Segment	Country or Territory
• Clinical	Argentina; Australia; Austria; Belgium; Brazil; Bulgaria; Canada; Chile; China; Colombia; Costa Rica; Croatia; Czech Republic; Denmark; Finland; France; Germany; Hong Kong; Hungary; India; Ireland; Israel; Italy; Japan; Korea; Malaysia; Mexico; Netherlands; New Zealand; Peru; Philippines; Poland; Puerto Rico; Romania; Russia; Serbia; Slovak Republic; Singapore; South Africa; Spain; Sweden; Switzerland; Taiwan; Thailand; United Kingdom; Ukraine and Uruguay

• Commercial	Belgium; Canada; China; Denmark; Finland; France; Germany; Italy; Japan; Korea; Netherlands; Spain; Switzerland and United Kingdom

Foreign operations are generally accounted for using the functional currency of the country where the business is located, translated to U.S. dollars in our consolidated financial statements.

Clients

We are a leading provider of outsourced services to pharmaceutical, biotechnology, medical device and diagnostics, and healthcare industries.

We serve more than 550 client organizations, including all 20 of the largest global pharmaceutical companies, as well as numerous emerging and specialty biotechnology companies, medical device makers and diagnostic companies. For the three months ended March 31, 2015, no customer represented more than 10% of our net revenues. For the years ended December 31, 2014, 2013 and 2012, one customer accounted for approximately 10%, 12% and 10% of our net revenues, respectively. Our diversified client base and broad scope of projects reduce our dependence on any individual client or contract, and contribute to the stability of our financial performance, which we view as a competitive strength.

Competition

We operate in highly competitive industries. Our competitors include a variety of companies providing services to the pharmaceutical, biotechnology, medical device and diagnostics, and healthcare industries, including full service and smaller specialty CROs, outsourced sales organizations, large global advertising holding companies and smaller specialized communications agencies. Each of our business segments faces distinct competitors within the markets they serve:

•	Clinical: Our largest competitors include Quintiles Transnational Corp. (“Quintiles”), Covance Inc., Pharmaceutical Product Development, Inc., ICON PLC, PAREXEL International Corporation, INC Research, Inc. and PRA Health Sciences.

•	Commercial: Our largest competitors in the outsourced sales market are Quintiles, PDI, Inc., Publicis Touchpoint Solutions and UDG Healthcare PLC. Our primary competitors in the communications market are the large global advertising holding companies: WPP Group PLC, Omnicom Group Inc., Publicis Groupe S.A., Interpublic Group of Companies, Inc. and Havas SA. Our consulting services’ largest competitors are IMS Consulting, a division of IMS Health Incorporated, L.E.K. Consulting LLC, McKinsey & Company, Inc. and ZS Associates, Inc.

We also compete in our addressable market with our customers’ decisions to perform internal clinical tasks, advertising, promotional, marketing, sales, compliance and other services we provide.

Seasonality

Our business is subject to some variability as a result of the ongoing startup and completion of contracts, periodic receipt of incentive fees and the ramp up of service revenues in certain contracts, and select businesses do have some degree of seasonality.

Backlog

Backlog represents anticipated service revenue from work not yet completed or performed under signed contracts, letters of intent, and pre-contract commitments that are supported by written communications. Once work commences, revenue is generally recognized over the life of the contract as services are provided. Included within backlog at December 31, 2014 is approximately $1.3 billion of backlog that we do not expect to generate revenue in the next 12 months.

Backlog was as follows:

	December 31,
(in millions)	2014	2013
Backlog	$2,616.0	$2,560.3

We believe that our backlog as of any date is not necessarily a meaningful predictor of future results. Projects included in backlog vary in size and duration, many of which are performed over several years, and are subject to cancellation, revision, or delay. Our customers may terminate, delay, or change the scope of projects for a variety of reasons including, among others, the failure of products being tested to satisfy safety and other regulatory requirements, unexpected or undesirable clinical results of the product, customer decisions to forego a particular study, insufficient patient enrollment or investigator recruitment, or production problems resulting in shortages of the drug. Projects that have been delayed remain in backlog, but the timing of the revenue generated may differ from the timing originally expected. Accordingly, historical indications of the relationship of backlog to revenues may not be indicative of the future relationship. If a customer cancels an order, we may be reimbursed for the costs we have incurred. Typically, however, we have no contractual right to the full amount of the revenue reflected in our backlog in the event of cancellation. Generally, our contracts can be terminated with thirty to ninety days notice by the customer. For more details regarding risks related to our backlog, see “Risk Factors—Our projects may be delayed, reduced in scope or terminated for reasons beyond our control.”

Employees

We currently employ approximately 13,000 employees. Many aspects of our business are very labor intensive and the turnover rate of employees in our industry, and in corresponding segments of the pharmaceutical industry, is generally high, particularly with respect to sales force employees and clinical research associates. Certain non-U.S. employees of the Company are currently covered by collective bargaining agreements. We are unaware of any current efforts or plans to organize any of our U.S. employees. We believe that our relations with our employees are good.

Legal Proceedings

From time to time, we are involved in certain legal proceedings not described herein that are incidental to the normal conduct of our business. We do not believe that the outcome of any such proceedings, if decided adversely to our interests, would have a material adverse effect on our business, financial condition or results of operations.

Government Regulation

The pharmaceutical, biotechnology, medical device and diagnostics and healthcare industries in which we operate are subject to a high degree of governmental regulation, at the federal, state and international levels, and our clients are subject to extensive government regulation. Generally, compliance with these laws and regulations is the responsibility of those clients. However, several of our businesses are themselves subject to the direct effect of government regulation. In addition, we may be liable under certain of our client contracts for the violation of government laws and regulations by our clients to the extent those violations result from, or relate to, the services we have performed for such clients. Further, many of our clients are parties to corporate integrity agreements (“CIAs”) with the federal government and our contracts with such clients may obligate us to comply with certain provisions of these CIAs. Failure to comply with such laws and regulations or such contractual obligations or significant changes in laws or regulations affecting our clients or the services we provide could result in the imposition of additional restrictions, create additional costs to us or otherwise negatively impact our business operations.

Regulation of Our Clinical Segment

The activities of our Clinical segment are subject to regulation by the U.S. Food and Drug Administration (“FDA”) and by the regulatory agencies located in other countries where the Clinical segment operates or will conduct clinical trials, including, but not limited to, Health Canada, the Department of Health in the United Kingdom and the European Medicines Agency (“EMA”). In providing CRO services, we may be subject to the same regulatory actions as the sponsor if we fail to comply with any obligation required of sponsors by regulations of the FDA or other regulatory agencies outside the United States. Under these regulations, we face a range of potential liabilities, including but not limited to liability arising from errors and omissions during a trial that impair the validity or usefulness of study data, risks associated with adverse effects resulting from the administration of drugs to clinical trial participants and collateral liability (for negligent selection or oversight) in regulatory actions against investigators and medical care providers. Our Clinical segment’s health care staffing services business is also regulated in many states as well as on an international level. For example, in some states, staffing companies must be registered to establish and advertise as a healthcare agency or must qualify for an exemption from registration.

Many regulatory authorities, including the FDA and those in the European Union (the “EU”) require that study results and data submitted to such authorities be based on studies conducted in accordance with what are called good clinical practices (“GCP”). GCP represent the global industry standards for the conduct of clinical research and development studies. GCP include:

•	complying with specific regulations governing the selection of qualified investigators,

•	obtaining specific written commitments from the investigators,

•	ensuring the protection of human subjects by verifying that Institutional Review Board or independent Ethics Committee approval and patient informed consent are obtained,

•	instructing investigators to maintain records and reports,

•	verifying drug or device accountability,

•	reporting of adverse events,

•	adequate monitoring of the study for compliance with GCP requirements and

•	permitting appropriate regulatory authorities access to data for their review.

Records for clinical studies must be maintained for specified periods for inspection by the FDA and other regulatory agencies. Significant material non-compliance with GCP requirements can result in the disqualification of data collected during the clinical trial. We are also obligated to comply with regulations issued by national and supra-national regulators such as the FDA and the EMA. By way of example, these regulations include the FDA’s regulations on electronic records and signatures (21 CFR Part 11) which set out requirements for data in electronic format regarding submissions made to the FDA, and the EMA’s Note for Guidance “Good Clinical Practice for Trials on Medicinal Products in the European Community.”

We write our standard operating procedures related to clinical studies in accordance with regulations and guidelines appropriate to the region where they will be used, thus helping to ensure compliance with GCP. Within Europe, we perform our work subject to the EMA’s Note for Guidance “Good Clinical Practice for Trials on Medicinal Products in the European Community.” All clinical trials (other than those defined as “non-interventional”) to be submitted to the EMA must meet the requirements of the International Conference on Harmonisation of good clinical practices. In addition, FDA regulations and guidelines serve as a basis for our North American standard operating procedures. Our offices in the Asia-Pacific region and in Canada have developed standard operating procedures in accordance with their local requirements and in harmony with those adopted by North American and European operations.

Regulation of Our Commercial Segment

Our Selling Solution Services business, which is within our Commercial segment, provides sales team, nurse, educator, medical science liaison, and other field and non-field based services to the pharmaceutical industry. Some of our field personnel may handle and distribute samples of pharmaceutical products. In the United States, the handling and distribution of prescription drug products are subject to regulation under the Prescription Drug Marketing Act and other applicable federal, state and local laws and regulations. These laws and regulations regulate the distribution of drug samples by mandating storage, hazard communication and employ right to know regulations, handling and disposal of medical specimens and hazardous waste and radioactive materials, as well as the safety and health of laboratory employees, solicitation and record-keeping requirements for drug samples and by banning the purchase or sale of drug samples. Further, companies holding or distributing controlled substances are subject to regulation by the United States Drug Enforcement Agency.

The Selling Solution Services business is also subject to detailed and comprehensive regulation in each geographic market in which we operate. Such regulation relates, among other things, to the distribution of drug samples, the qualifications of sales representatives and the use of healthcare professionals in sales functions. The very ability of pharmaceutical companies to use sales representatives and other personnel in its promotional and medical affairs, and other outreach work is subject to resolution in each geographic market and the Company is unable to offer all services in all geographies.

The Selling Solution Services business’ delivery of outsourced field teams subjects us to federal and state laws pertaining to healthcare fraud and abuse, which have been used to sanction entities for engaging in the off-label promotion and marketing of pharmaceutical products. The federal anti-kickback statute imposes both civil and criminal penalties for, among other things, offering or paying any remuneration to induce someone to refer patients to, or to purchase, lease or order (or arrange for or recommend the purchase, lease or order of) any item or service for which payment may be made by Medicare, Medicaid or other federal healthcare programs. Violations of the statute can result in numerous sanctions, including criminal fines, imprisonment and exclusion from participation in the Medicare and Medicaid programs. State anti-kickback laws are typically modeled on the federal anti-kickback statute, vary in scope and are often not clearly interpreted by courts and regulatory agencies. Many such laws apply, however, to all healthcare items or services, regardless of whether Medicare or Medicaid funds are involved.

inVentiv Advertising and Public Relations businesses, which are among our Commercial businesses, are subject to all of the risks, including regulatory risks, that similar companies generally experience as well as risks that relate specifically to the provision of advertising and public relations services to the pharmaceutical industry. Such regulatory risks may include enforcement by the FDA, the Federal Trade Commission as well as state agencies enforcing laws relating to drug advertising, false advertising, and unfair and deceptive trade practices. In addition to enforcement actions initiated by government, there has been an increasing tendency in the U.S. among pharmaceutical manufacturers to resort to the courts and industry and self-regulatory bodies to challenge comparative prescription drug advertising on the grounds that the advertising is false and deceptive. Through the years, there has been a continuing expansion of specific rules, prohibitions, media restrictions, labeling disclosures and warning requirements with respect to the advertising for certain products.

Regulation of Patient Information

The confidentiality of patient-specific information and the circumstances under which such patient-specific records may be released for inclusion in our databases or used in other aspects of our business are heavily regulated. The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated thereunder require the use of standard transactions, privacy and security standards and other administrative simplification provisions by covered entities, which includes many healthcare providers, health plans and healthcare clearinghouses. Additional legislation has been proposed from time to time at both the state and federal levels that may require us to implement security measures that could involve substantial expenditures or limit our ability to offer some of our products and services. Such legislation may restrict or negatively affect the portions of our consulting services that perform market research. The uncertainty of the regulatory environment is increased by the fact that we generate and receive data from many sources. As a result, there are many ways government might attempt to regulate our use of this data. Any such restriction could have a material adverse effect on our consolidated financial condition and results of operations.

In addition, privacy legislation in non-United States jurisdictions could have a limiting effect on some of our services, including, for example, the European Data Protection Directive (the “Directive”) which applies in each member state of the EU. The Directive seeks to protect the personal data of individuals and, among other things, places restrictions on the manner in which such personal data can be collected, processed and disclosed and the purposes for which such data can be used. Other countries have or are in the process of putting privacy laws into place affecting similar areas of our business. For instance, the Directive applies standards for the protection of all personal data, not just health information, in the EU and requires the EU member states to enact national laws implementing the Directive. Such legislation or regulations could materially affect our business.

Some of the services provided by inVentiv Patient Outcomes, a business unit within our Commercial segment, including patient compliance and medication adherence programs, reimbursement counseling, patient assistance programs, and relationship marketing services, involve access to individually identifiable health information and communications (e.g., refill reminders) with federal health care program beneficiaries and other direct consumers of health care products and services. These activities are subject to regulation under federal and state information privacy and security laws, including HIPAA and the rules promulgated thereunder by HHS, the federal anti-kickback statute and corresponding state privacy and anti-kickback laws. Although we believe that the activities of inVentiv Patient Outcomes currently comply with all applicable federal and state laws in all material respects, the interpretation of many of these laws is constantly evolving.

We could incur significant expenses or be prohibited from providing certain service offerings if inVentiv Patient Outcomes’ activities are determined to be non-compliant with any applicable laws and, depending on the extent and scope of any such regulatory developments, our consolidated financial condition and results of operations could be materially and adversely affected.

Impact of the Affordable Care Act on our Business

The Affordable Care Act introduces an extensive set of new laws to the health care industry. Although the Affordable Care Act generally does not impact our business directly, it impacts our clients’ businesses directly and therefore, our business indirectly. While the Affordable Care Act will likely increase the number of patients who have insurance coverage for pharmaceutical products, it also made changes that may adversely affect our clients’ businesses, including increasing rebates required from manufacturers whose drugs are covered by stated Medicaid programs, requiring discounts for drugs that are covered by Medicare Part D and imposing new fees on manufacturers of branded pharmaceuticals. If pharmaceutical and biotechnology companies react to these changes by spending less on research and development, we could have fewer business opportunities and our business could be adversely affected.

Conversely, the Affordable Care Act and similar health reform initiatives may stimulate greater demand for our services as our clients seek our expertise in managing the increasing complexity of the regulatory environment in which they operate and pricing pressures caused by these initiatives increase our clients need for the efficiencies that may be realized by utilizing our services.

MANAGEMENT

Directors and Executive Officers

Below is a list of the names, ages and positions, and a brief account of the business experience, of certain individuals who serve as the executive officers and directors of the Company.

Name	Age	Position with Company
Michael Bell	59	Chairman and Chief Executive Officer
Jonathan E. Bicknell	46	Chief Financial Officer and Chief Accounting Officer
Michael A. Griffith	56	Executive Vice President, President of inVentiv Health Commercial
Eric R. Green	53	General Counsel & Secretary
Michael McKelvey	63	Executive Vice President, President of inVentiv Health Clinical
Jeffrey McMullen	64	Vice Chairman and Director, Chairman of inVentiv Health Clinical
Todd M. Abbrecht	46	Director
Laura A. Grattan	34	Director
Paul M. Meister	62	Director
Joshua M. Nelson	42	Director
Charles J. Shea	59	Director
R. Blane Walter	44	Vice Chairman and Director

Michael Bell

Michael Bell was appointed Chairman and Chief Executive Officer in September 2014. Mr. Bell served as our Chief Operating Officer from May 2014 until his appointment as Chairman and Chief Executive Officer. From 1998 until he joined the Company, Mr. Bell was a Managing Director of Monitor Clipper Partners, a private equity firm where he invested in companies in the professional services, procurement outsourcing and pharmaceutical services industries. Mr. Bell also served as Senior Executive Vice President of John Hancock Financial Services, reporting to the Chairman and Chief Executive Officer, from 2001 until the business was sold to Manulife Financial in 2004. In 1983 Mr. Bell was a founder of the Monitor Group, a management consulting firm engaged across the healthcare delivery system, and was a member of the firm’s leadership team until 1998 when he joined Monitor Clipper Partners. Mr. Bell’s experience serving as a director of various companies and his extensive experience as an executive, including with the Company, led to the conclusion that he should serve as a Director of the Company.

Jonathan E. Bicknell

Jonathan E. Bicknell was appointed Chief Financial Officer in October 2014, after being appointed Interim Chief Financial Officer in August 2013. Mr. Bicknell joined the Company as Chief Accounting Officer in April 2012. Prior to joining the Company, Mr. Bicknell was with PricewaterhouseCoopers, LLP (PwC) for nearly 17 years, most recently as a Partner in the Banking and Capital Markets group. During his tenure at PwC, he worked in both the Audit and Transaction Services groups, focusing on financial services as well as biotechnology and start up technology companies.

Michael A. Griffith

Michael A. Griffith was appointed Executive Vice President in March 2014. Mr. Griffith oversees our Commercial business segment. Prior to joining inVentiv, he was the Chief Executive Officer and a director at Laureate Biopharma, a contract manufacturing organization focused on the production and manufacture of biologic drugs from April 2010 until December 2013. Mr. Griffith was the founder of Aptuit, Inc., a global contract pharmaceutical research, development and manufacturing company, and from 2004 to 2008 served as the company’s CEO. He has served as a Director of Repligen Corporation, a life sciences company focused on the development, production and commercialization of products used to manufacture biological drugs, since April 2012.

Eric R. Green

Eric R. Green was appointed General Counsel and Secretary in October 2014, after joining the Company as General Counsel of inVentiv Health Commercial in November 2011. Prior to joining the Company, Mr. Green was Senior Counsel of GE Healthcare from August 2010 until November 2011. From June 1999 until August 2010, Mr. Green served in several senior legal roles at Quintiles, including Vice President and Senior Associate General Counsel.

Michael J. McKelvey

Michael J. McKelvey, Executive Vice President of the Company and President of inVentiv Health Clinical, previously served as Executive Vice President and Chief Operating Officer at Aptiv Solutions, a global clinical development services company focused on adaptive clinical trial design from January 2011-May 2014. Mr. McKelvey was an industry consultant following the sale of Aptiv Solutions to ICON plc, from May 2014 until joining the Company in June 2015. Prior to Aptiv Solutions, Mr. McKelvey was President and Chief Executive Officer and served on the board of directors of eResearchTechnology, Inc., a multi-product provider of clinical research services from 2006-2010. Prior to eResearchTechnology, Inc., he served as Corporate Senior Vice President, CRS Americas at PAREXEL from 2001-2006 as well as the Head of Global Data Management and Head of Global Biostatistics.

Jeffrey McMullen

Jeffrey McMullen, Vice Chairman of the Company and Chairman of inVentiv Health Clinical, previously served as the Chief Executive Officer of PharmaNet, which he co-founded in 1996. He served as President and CEO of PharmaNet Development Group, Inc. from December 2005 until his appointment to our board of directors in August 2012. Prior to that, Mr. McMullen held the positions of President and Chief Operating Officer from 2003-2005, Executive Vice President and Chief Operating Officer from 2001 to 2003 and Senior Vice President, Business Development from 1996 to 2001. Mr. McMullen’s extensive experience in the industry and as an executive of our Company led to the conclusion that he should serve as a Director of the Company.

Todd M. Abbrecht

Todd M. Abbrecht is a Managing Director with Thomas H. Lee Partners and became a Director of the Company in August 2010. Prior to joining Thomas H. Lee Partners in 1992, Mr. Abbrecht was in the Mergers and Acquisitions department of Credit Suisse First Boston. Mr. Abbrecht previously served on the board of directors of Warner Chilcott plc and Dunkin’ Brands Group, Inc. Mr. Abbrecht currently serves as a director of Aramark, Fogo de Chão, Intermedix Corporation and Party City. Mr. Abbrecht’s experience serving as a director of various companies and his affiliation with THL, whose common stock holdings entitle it to elect a certain number of directors, led to the conclusion that he should serve as a Director of the Company.

Laura A. Grattan

Laura A. Grattan is a Director at Thomas H. Lee Partners and became a Director of the Company in August 2010. Prior to joining Thomas H. Lee Partners in 2005, Ms. Grattan worked in the Private Equity Group at Goldman, Sachs & Co. Ms. Grattan serves on the board of West Corporation. Ms. Grattan’s experience serving as a director of various companies and her affiliation with THL, whose common stock holdings entitle it to elect a certain number of directors, led to the conclusion that she should serve as a Director of the Company.

Paul Meister

Paul M. Meister is President of MacAndrews & Forbes Holdings, Inc. Mr. Meister served as our Chairman and Chief Executive Officer from August 2010 and February 2011, respectively, until September 2014. Mr. Meister, is also co-founder of Liberty Lane Partners, LLC, part of a private investment group that acquired inVentiv in August 2010. Prior to joining inVentiv, Mr. Meister served as Chairman of the Board of Thermo

Fisher Scientific Inc., a scientific instruments, equipment and supplies company, from November 2006 until April 2007 and in various capacities, including Vice Chairman, with Fisher Scientific International, Inc., a predecessor to Thermo Fisher, from March 1991 to November 2006. He is a Director for Scientific Games Corporation, the LKQ Corporation and Quanterix. Mr. Meister’s experience serving as a director of various companies and his extensive experience as an executive, including with the Company, led to the conclusion that he should serve as a Director of the Company.

Joshua M. Nelson

Joshua M. Nelson is a Managing Director with Thomas H. Lee Partners and became a Director of the Company in August 2010. Prior to joining Thomas H. Lee Partners in 2003, Mr. Nelson worked at JPMorgan Partners, the private equity affiliate of JPMorgan Chase. Mr. Nelson also worked at McKinsey & Co. and The Beacon Group, LLC. Mr. Nelson is currently a director of 1-800 CONTACTS, Advanced BioEnergy, LLC, Hawkeye Energy Holdings, Party City, CURO Health Services and Intermedix Holdings, Inc. Mr. Nelson’s experience serving as a director of various companies and his affiliation with THL, whose common stock holdings entitle it to elect a certain number of directors, led to the conclusion that he should serve as a Director of the Company.

Charles J. Shea

Charles J. Shea became a Director of the Company in February 2015 and has been an Operating Advisor to Thomas H. Lee Partners since 2013. Prior to Thomas H. Lee Partners, Mr. Shea was an Executive Vice President in our Commercial business segment during 2012. From 2008 to 2011, Mr. Shea was a Managing Director with Devonshire Investors, a private equity investment firm owned by Fidelity Investments. Mr. Shea also served as chairman of Boston Coach and Veritude, and as Executive Vice President with Sodexo’s outsourced services business. Mr. Shea currently serves on the board of CURO Health Services. Mr. Shea’s experience as a director and officer of various companies, including his experience as an executive with the Company, led to the conclusion that he should serve as a Director of the Company.

R. Blane Walter

R. Blane Walter is currently a Partner at Talisman Capital Partners. Mr. Walter is our Vice Chairman and previously served as the Company’s Chief Executive Officer from 2008 until 2011. Mr. Walter has served as a Director of the Company since October 2005. Mr. Walter founded inChord Communications, Inc., an independently-owned, healthcare communications company, which was acquired by the Company in 2005. Mr Walter’s prior experience as Chief Executive Officer of the Company and his extensive background in healthcare marketing and communications led to the conclusion that he should serve as a Director of the Company.

EXECUTIVE COMPENSATION

Introduction

This section describes our executive compensation philosophy and objectives and each of the key elements of our compensation programs for fiscal year 2014 as they applied to the following individuals, who are referred to in this prospectus as the “named executive officers:”

•	Michael A. Bell, Chairman and Chief Executive Officer

•	Jonathan E. Bicknell, Chief Financial Officer and Chief Accounting Officer

•	Eric R. Green, General Counsel and Secretary

•	Michael A. Griffith, Executive Vice President, President of inVentiv Health Commercial

•	Jeffrey P. McMullen, Vice Chairman and Chairman of inVentiv Health Clinical

•	Paul M. Meister, Chairman and Chief Executive Officer until September 24, 2014

•	Eric Sherbet, General Counsel and Secretary until October 31, 2014

•	Andrew Suchoff, Chief Human Resources Officer until December 15, 2014

The compensation committee of the Holdings Board (the “Compensation Committee”), which is comprised of Messrs. Abbrecht, Bell and Nelson, is responsible for making compensation decisions for our named executive officers. Mr. Bell did not, however, participate in committee discussions or decisions regarding his compensation.

Compensation Discussion and Analysis

Compensation Philosophy

The Company’s compensation philosophy, as administered by the Compensation Committee, seeks to:

•	align the interests of executive officers with the long-term interests of the Company’s stockholders;

•	achieve an appropriate balance between fixed compensation, such as annual base pay, and variable compensation, such as short-term and long-term incentive plans;

•	motivate executive officers to achieve specified performance targets on an annual basis;

•	recognize and reward current year performance;

•	establish retention incentives for executive officers; and

•	establish competitive levels of annual and long-term incentive compensation.

The Compensation Process

The Compensation Committee typically reviews and approves bonus awards for the most recently completed fiscal year and base salaries and bonus targets for the current year in March of the current year and reviews and approves equity awards upon hire or promotion. The Company anticipates that the Compensation Committee will follow a similar process in 2015 for bonus awards, base salaries and bonus targets.

Neither the Company nor the Compensation Committee engaged a compensation consultant to advise on executive compensation matters during 2014 and did not use survey data to benchmark executive compensation for its named executive officers. The Company does not maintain security ownership guidelines for its named executive officers. The Company periodically refers to publicly available compensation surveys and other information to assess the compensation of certain named executive officers.

The Compensation Committee determined executive compensation for 2014 in a multi-step process:

•	Base salary adjustments and awards under the Annual Bonus Plan described below were determined by the Compensation Committee in 2014 for all of our then named executive officers.

•	Discretionary bonus awards with respect to fiscal 2014 were determined at a meeting of the Compensation Committee in February 2015.

Elements of Executive Compensation

The elements of the Company’s compensation programs as applied to our named executive officers during 2014 are described below. The specific elements of compensation provided to each named executive officer were determined within the framework of their offer letters, which are described in detail under “Executive Compensation—Executive Employment and Separation Agreements” below.

Base Salary

Base salaries were a key component of the compensation of our named executive officers for 2014. Messrs. Bell and McMullen are parties to employment agreements which set their base salaries. Messrs. Bicknell and Griffith have offer letters that establish a base salary. Mr. Green received a promotion letter in connection with his appointment as General Counsel and Secretary which sets his base salary. The Company reviews the base salaries of its named executive officers on a periodic basis and may adjust as appropriate.

Annual Bonus

Our annual bonus program is a key component of our named executive officers’ compensation for 2014. Messrs. Bicknell, Green and Suchoff were eligible to earn annual bonuses for 2014 pursuant to the Company’s annual bonus plan (the “Annual Bonus Plan”). The goal of the Annual Bonus Plan is to motivate exemplary performance by the senior management team during the applicable annual period both as a group and on an individual basis. Awards from the Annual Bonus Plan were made from a pool with three different funding criteria. The first one-third portion of the pool funded regardless of Company performance during 2014. The second one-third portion of the pool was eligible to fund at the discretion of the Compensation Committee. Funding for the remaining one-third portion of the pool was subject to the Company meeting at least 90% of its consolidated EBITDA target of $222.0 million. The first portion of the pool fully funded; the second portion partially funded and the third portion of the pool did not fund because the Company did not meet the consolidated EBITDA performance target for 2014. The Compensation Committee decided to fund the discretionary third of the bonus pool in recognition of the Company’s improving performance during 2014, including meeting 89% of its consolidated EBITDA target for the year, and to balance the need to retain and incent employees participating in the pool. Messrs. Bicknell and Green received bonus awards from the pool of $175,000 and $90,000, respectively.

In allocating pool funds, the Compensation Committee considered the following factors:

•	Mr. Bicknell’s role in the Company’s revenue and EBITDA growth, the execution of the Company’s refinancing transaction completed in the third quarter of 2014 and financial reporting system enhancements made throughout the year; and

•	Mr. Green’s role in the growth of the Commercial segment and his enhancements of the legal and compliance functions following his promotion to General Counsel and Secretary.

The Compensation Committee did not allocate pool funds to a bonus award for Mr. Suchoff for 2014.

Mr. Bell was eligible to receive a bonus at the discretion of the Compensation Committee pursuant to the terms of his employment agreement. The Compensation Committee granted Mr. Bell a bonus award of $316,000 for 2014 in recognition of the Company’s revenue and EBITDA growth and his leadership of significant operational improvements in the Company’s business during his tenure as Chief Operating Officer and Chief Executive Officer.

Mr. McMullen received a total bonus of $179,000 at the discretion of the Compensation Committee in recognition of his leadership role in the Clinical segment during 2014.

Mr. Griffith received a total bonus of $426,625 at the discretion of the Compensation Committee in recognition of his role in the growth of the Commercial segment during 2014 and his leadership of operational improvements in the Commercial segment during his tenure with the Company.

The Bonus targets for our named executive officers for 2014 were as follows:

Executive	Target ($ or % of Base Salary)
Michael A. Bell	100%
Jonathan E. Bicknell	50%
Eric R. Green	45%
Michael A. Griffith	100%
Jeffrey P. McMullen	75%
Paul M. Meister	$1,000,000
Eric M. Sherbet	60%
Andrew Suchoff	60%

Messrs. Meister and Sherbet were not eligible for bonus awards following their respective resignations.

Equity-Based Incentive Awards

Another key component of our named executive officers’ compensation for 2014 was equity compensation. The goal of the Company’s equity-based incentive awards is to align the long-term interests of executive officers with shareholders and to provide each executive with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

We established an equity incentive program in 2012 (the “EIP”) pursuant to which we grant restricted stock units that vest if Thomas H. Lee Partners sells its interest in inVentiv for cash and specified price targets are realized in the transaction. Under this program, the Compensation Committee typically approves grants to executive officers in connection with their hire or promotion. In 2014, Mr. Griffith received a grant of 15,993 restricted stock units in connection with the commencement of his employment and we committed to award Mr. Green a grant of 2,000 restricted stock units in connection with his promotion to General Counsel and Secretary. Under the program, 25% of the restricted stock units vest if Thomas H. Lee Partners sells its interest in inVentiv for cash and the price realized in the transaction is two times its initial investment and 100% of the restricted stock units vest if the price realized in the transaction is three times its initial investment.

We established a long term incentive program (the “LTIP”) pursuant to which restricted stock units are earned if consolidated EBITDA targets are met for the Company on a consolidated basis for the years ended December 31, 2014, 2015 and 2016. Restricted stock units earned under the LTIP vest in full upon a change of control. In 2014, Messrs. Bicknell, Green, Griffith, Sherbet and Suchoff received grants of 3,455, 1,938, 6,461, 3,820 and 3,596 units respectively.

We also committed to award Mr. Bell a grant of 6,000 restricted stock units in connection with the execution of his employment agreement which vest if Thomas H. Lee Partners sells its interest in inVentiv for cash at a price that is at least equal to its initial investment.

In addition to the restricted stock programs, we committed to award Messrs. Bell and McMullen options in connection with the execution of employment agreements in 2014. We committed to award Mr. Bell 5,000 options with an exercise price of $89 per share in connection with the execution of his employment agreement, with 2,500 vesting immediately and the remaining 2,500 vesting in two equal installments on December 31, 2014 and March 31, 2015. Mr. McMullen received 24,000 options with an exercise price of $104 per share in connection with the execution of his employment agreement. Half of Mr. McMullen’s options vest in equal installments over three years, while half vest if the performance targets set in the LTIP are met.

Severance and Change in Control Benefits

Messrs. Bell and McMullen are party to employment agreements which provide for severance payments and benefits upon termination by the Company without cause or by the executive for good reason. These payments and benefits are discussed in more detail under “Executive Compensation—Executive Employment and Separation Agreements”.

Each of Messrs. Bicknell, Green, Griffith, Sherbet and Suchoff are party to a Severance and Non-Competition Agreement with the Company that provides for severance payments and benefits upon termination by the Company without cause, as well as certain payments and benefits upon termination by the Company without cause or by the executive for good reason during the twelve (12) month period following a change in control. These payments and benefits are discussed in more detail under “Executive Compensation—Executive Employment and Separation Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control” below. The Company extended these benefits in order to maintain the competitiveness of its compensation practices and to induce the executives to enter into their employment or assume additional responsibilities.

Mr. Sherbet is not entitled to severance payments or other benefits pursuant to his Severance and Non-Competition Agreement as a result of his resignation from the Company and remains bound by certain non-competition, non-solicitation and non-hire restrictions.

Mr. Suchoff received the separation benefits described under “Executive Compensation—Executive Employment and Separation Agreements” in connection with the termination of his employment.

Mr. Meister was not a party to any agreement with us that provided him with severance or change in control benefits during the period in which he served as our Chairman and Chief Executive Officer.

Executive Employment and Separation Agreements

The following is a summary of the employment agreements that were in place between the Company and our named executive officers as of December 31, 2014, as well as the relevant terms related to the termination of employment of Mr. Suchoff.

Mr. Bell is party to an Employment, Severance and Non-Competition Agreement effective as of September 24, 2014, which provides for a base salary of $625,000 per year, with a bonus target of 100%. Mr. Bell’s agreement provides for the Equity incentive awards discussed in more detail under “Executive Compensation—Equity Incentive Awards,” along with additional annual grants beginning in 2015 of (i) 7,500 options with a fair market value exercise price as of the date of grant which shall vest in four equal installments on the last day of each calendar quarter following the grant date, (ii) restricted stock units valued at $667,500 which vest if Thomas H. Lee Partners sells its interest in inVentiv for cash and the price realized is at least equal to its initial investment, and (iii) restricted stock units under the LTIP valued at $667,500 which shall be earned if the Consolidated EBITDA targets described under “Equity-Based Incentive Awards” are met. Mr. Bell’s agreement was amended on June 18, 2015 to: (i) provide for the issuance of 5,316 fully-vested options replacing the 5,000 options which were initially committed in 2014 described in “Executive Compensation – Equity-Based

Incentive Awards “ and (ii) to replace the annual commitment to grant restricted stock units under the LTIP valued at $667,500 with an annual commitment to grant restricted stock units of an equivalent value which vest if Thomas H. Lee Partners sells its interest in inVentiv for cash and the price realized is at least equal to the greater of: (a) the value of its initial investment or (b) the grant date value of its initial investment. The agreement further provides for the following severance benefits in the event Mr. Bell is terminated without cause or resigns for good reason (i) aggregate severance payments of $1,250,000, (ii) twelve months of continued health and welfare coverage at active employee levels and cash payments to cover the employee premium, (iii) acceleration of any options that are due to vest within six months of termination and (iv) three months of executive-level career transition services. Mr. Bell’s agreement also provides for certain non-competition, non-solicitation of customers and employees and non-hire restrictions during the period of employment and for twelve (12) months thereafter.

Mr. McMullen is party to an Amended and Restated Employment Agreement entered into on May 23, 2014, which provides that he shall be paid a base salary of $450,000 per year and shall have a bonus target of 75%, with a minimum bonus of $168,750 for 2014. Mr. McMullen’s agreement also provides for the Equity incentive awards discussed in more detail under “Executive Compensation—Equity Incentive Awards.” Mr. McMullen’s agreement also provides for the following severance benefits in the event Mr. McMullen’s employment is terminated without cause or he resigns for good reason (i) twelve (12) months of the executive’s base salary if terminated prior to May 23, 2015, (ii) twelve months of continued health and welfare coverage at active employee levels and cash payments to cover the employee premium and (iii) accelerated vesting of 6,000 time-based options if terminated prior to May 23, 2015. Mr. McMullen’s agreement also provides for certain non-competition, non-solicitation of customers and employees and non-hire restrictions during the period of employment and for twelve (12) months thereafter.

Each of Messrs. Bicknell, Griffith and Sherbet received an offer letter from the Company upon commencement of employment and are party to a Severance and Non-Competition Agreement with the Company. Mr. Green received a promotion letter upon being promoted to the role of General Counsel and Secretary and is party to a Severance and Non-Competition Agreement with the Company. The letters provide that Messrs. Bicknell, Green, Griffith and Sherbet shall be paid an annual base salary of $400,000, $370,000, $525,000 and $425,000 respectively, and shall have an annual bonus target of 50%, 45%, 100% and 50% respectively. Mr. Bicknell’s salary was increased to $410,000, effective April 1, 2013 to reflect his contributions during 2012, including his role in key financing initiatives. Mr. Sherbet’s annual bonus target was increased to 60% in 2011 to reflect his contributions prior to the increase, including establishing legal and compliance policies and practices.

The Severance and Non-Competition Agreements between the Company and each of Messrs. Bicknell and Griffith provide that upon termination of the executive without cause, the executive shall be entitled to receive (i) all base salary earned but unpaid and certain other accrued benefits as of the date of termination, (ii) a pro-rata bonus for the year of termination, as determined in accordance with the Company’s then-current bonus program, (iii) severance pay equal to twelve (12) months of the executive’s base salary, (iv) twelve (12) months of continued health and welfare coverage at active employee levels and cash payments to cover the employee premium and (v) three (3) months of executive-level career transition services. If, however, the Company terminates the executive without cause or the executive resigns with good reason within twelve (12) months following a change of control, the Company shall not pay the executive a pro-rata bonus, but shall instead pay to the executive an amount equal to 100% of the executive’s annual cash incentive bonus payment at target for the year preceding the change in control. In the event of termination of the executive’s employment as a result of the executive’s death, the Company shall pay to the executive’s heirs, executors, administrators or other legal representatives the amounts described in (i) and (ii) above, or if the executive’s death occurs within the twelve (12) period following a change of control, an amount equal to 100% of the executive’s annual cash incentive bonus payment at target for the year preceding the change in control. If the executive’s employment is terminated voluntarily by the executive or by the Company for cause, the executive shall be entitled to the benefits described in (i) above. Mr. Green is entitled to the same benefits as Messrs. Bicknell and Griffith under the terms of his Severance and Non-Competition Agreement, except that his severance and health and welfare coverage will extend only for six (6) months following termination if he is terminated prior to a change in control or outside of a change in control period. Each of the Severance and Non-Competition Agreements provide for certain non-competition, non-solicitation of customers and employees and no-hire restrictions during the period of employment and for twelve (12) months thereafter and requires the executive, during the period in which the executive is receiving severance benefits under the agreement, to make a good faith effort to seek employment on comparable terms, and the severance benefits provided under the agreement shall be reduced by any employment compensation received by the executive during such period.

Mr. Sherbet is bound by the restrictions of a Severance and Non-Competition Agreement on comparable terms to Messrs. Bicknell, Green and Griffith, but is not eligible for benefits under the agreement.

Mr. Suchoff received an offer letter from the Company upon commencement of employment that provided for an annual base salary of $400,000 and a bonus target of 60%. The offer letter also provided that Mr. Suchoff would receive a grant of 3,199 restricted stock units under the EIP described under “Equity–Based Incentive Awards.” The Company entered into a separation agreement with Mr. Suchoff effective December 15, 2014 pursuant to which Mr. Suchoff will receive severance pay equal to twelve (12) months base salary and twelve (12) months of continued health and welfare coverage at active employee levels. The separation agreement also provided that Mr. Suchoff would be eligible to be considered for a pro rata bonus for 2014 in accordance with the terms of the Annual Bonus Program and remains subject to certain non-competition, non-solicitation and non-hire restrictions under a Severance and Non-Competition Agreement.

The Company did not enter into an employment agreement with Paul M. Meister, our former Chairman and Chief Executive Officer, and accordingly, he had no contractual right to severance upon termination and is not subject to any non-competition or non-solicitation restrictions. The Company, however, did enter into a management agreement with Liberty Lane, of which Mr. Meister is chief executive officer. The management agreement with Liberty Lane included the services of Paul M. Meister as our Chairman and Chief Executive Officer until September 24, 2014. The management agreement was terminated with an effective date of September 24, 2014 to reflect Mr. Meister’s resignation as Chairman and Chief Executive Officer. Mr. Meister is the chief executive officer of Liberty Lane. The management agreement provided for Liberty Lane to receive an annual monitoring fee of $0.8 million as compensation for services rendered. The Company paid directly to Mr. Meister an annual base salary of $200,000 as a portion of the compensation paid by the Company for Mr. Meister’s services as our Chief Executive Officer. Prior to his resignation, Mr. Meister was eligible for an annual bonus of $1.0 million under our annual bonus program in 2014. Liberty Lane also held options to purchase 190,268 shares of the Company’s common stock with a weighted average exercise price of $114 per share, all of which were terminated with an effective date of September 24, 2014. A total of 164,899 of these options were eligible to vest in full if Thomas H. Lee Partners realized cash proceeds of at least 3.25 times its initial investment and an additional 25,369 of these options were eligible to vest if Thomas H. Lee Partners realized cash proceeds of at least 5 times its initial investment.

Deductibility of Compensation

Because equity securities of the Company are not publicly held, Section 162(m) does not apply to the Company.

Executive Compensation Tables

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation earned by our named executive officers for fiscal year 2014.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Michael A. Bell	2014	340,385	316,000	—	—	—	7,800	664,185
Chairman and Chief Executive Officer (since September 24, 2014)

Jonathan E. Bicknell	2014	410,000	175,000	307,495	—	—	750	893,245
Chief Financial Officer (since August 2, 2013) and Chief Accounting Officer

Eric R. Green	2014	316,432	90,000	172,482	—	—	8,321	587,235
General Counsel and Secretary (prior to November 1, 2014)

Michael A. Griffith	2014	424,039	426,625	1,998,406	—	—	3,029	2,852,098
Executive Vice President, President, inVentiv Health Commercial (since March 10, 2014)

Jeffrey P. McMullen	2014	601,846	179,000	—	1,169,918	—	15,300	1,966,064
Chairman of inVentiv Health Clinical (since May 23, 2014)

Paul Meister	2014	161,539	—	—	—	—	—	161,539
Chairman and Chief Executive Officer (until September 23, 2014)

Eric M Sherbet	2014	359,616	—	339,980	—	—	24,992	724,588
General Counsel and Secretary (until November 1, 2014)

Andrew Suchoff	2014	409,321	50,000	320,044	—	—	429,485	1,208,850
Chief Human Resources Officer (since August 12, 2013 and until December 15, 2014)

(1)	Except as provided in this footnote, the amounts shown in the “Bonus” column constitute the cash incentive awards made to our executive officers under the Company’s Annual Bonus Plan. For a detailed discussion of the Annual Bonus Plan, readers are referred to “Executive Compensation—Elements of Executive Compensation—Annual Bonus” above. The amount shown in the “Bonus” column for Mr. Suchoff includes a $50,000 installment of his sign-on bonus paid during 2014.
(2)

The amounts shown in the “Stock Awards” and “Option Awards” columns represent the value of the grant of restricted stock units based on the methodology employed by the Company for purposes of preparing its annual financial statements in accordance with ASC 718, without taking into account any projected forfeitures of service-based awards. For a further discussion of this methodology, readers are referred to footnote 14 to the Company’s audited, consolidated financial statements included in this prospectus. Further, the amounts shown in “Stock Awards” and “Option Awards”

for Mr. Bell do not include the 6,000 restricted stock units or 5,000 stock options which were committed in connection with his employment agreement during 2014 which had not been granted as of December 31, 2014, or the 2,000 restricted stock units committed to Mr. Green in his promotion letter during 2014 which had not been granted as of December 31, 2014. The awards for Mr. Bell and Mr. Green are described in more detail in “Elements of Executive Compensation—Equity-Based Incentive Awards”.
(3)	The amounts shown in the “All Other Compensation” column represent the following:
i.	For Messrs. Bell and Griffith the amount for 2014 represents matching contributions under our 401(k) retirement savings plan.
ii.	For Mr. Bicknell the amount for 2014 represents additional contributions to health benefit premiums provided to employees participating in certain incentive programs.
iii.	For Mr. Green the amount for 2014 represents $7,321 in matching contributions under our 401(k) retirement savings plan and $1,000 in additional contributions to health benefit premiums provided to employees participating in certain incentive programs.
iv.	For Mr. McMullen, the amount for 2014 represents $7,500 paid in a car allowance and $7,800 in matching contributions under our 401(k) retirement savings plan.
v.	For Mr. Sherbet the amount for 2014 represents (a) $7,800 in matching contributions under our 401(k) retirement savings plan, (b) $846 in additional contributions to health benefit premiums provided to employees participating in certain incentive programs and (c) $16,346 in accrued vacation benefits paid upon termination of employment.
vi.	For Mr. Suchoff the amount for 2014 represents $5,408 in matching contributions under our 401(k) retirement savings plan, (b) $1,000 in additional contributions to health benefit premiums provided to employees participating in certain incentive programs, (c) $400,000 in severance pay to be paid on our regular payroll cycle and $23,077 in accrued vacation benefits paid upon his termination of employment.

Grants of Plan-Based Awards

The following table presents information on equity awards granted during 2014 to our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold(1)	Target(1)	Maximum(1)
Michael A. Bell	9/24/2014	—	—	—	—	—	—	—	—	—	—
Jonathan Bicknell	3/14/2014	—	—	—	—	—	—	3,455	—	—	$307,495
Eric Green	3/14/2014	—	—	—	—	—	—	1,938	—	—	$172,480
Michael Griffith	3/14/2014	—	—	—	—	—	—	6,461	—	—	$545,029
	6/20/2014	—	—	—	3,998	15,993	15,993	3,998	—	—	$1,423,397
Jeffrey McMullen	6/20/2014	—	—	—	—	—	—	—	24,000	$104	$1,169,918
Paul Meister	—	—	—	—	—	—	—	—	—	—	—
Eric Sherbet	3/14/2014	—	—	—	—	—	—	3,820	—	—	$340,000
Andrew Suchoff	3/14/2014	—	—	—	—	—	—	3,596	—	—	$320,044

(1)	Amounts shown represent the estimated future payout under the EIP described under “Equity-Based Incentive Awards” above. Under the program, 25% of the restricted stock units vest if Thomas H. Lee Partners sells its interest in inVentiv for cash and the price realized in the transaction is two times its initial investment and 100% of the restricted stock units vest if the price realized in the transaction is three times its initial investment. Amounts shown do not include 6,000 restricted stock units committed but which had not been granted as of December 31, 2014 in connection with the execution of Mr. Bell’s employment agreement effective September 24, 2014 and 2,000 restricted stock units committed but which had not been granted as of December 31, 2014 to Mr. Green in connection with his promotion to General Counsel and Secretary on November 1, 2014.
(2)	Represents restricted stock units issued in connection with the 2014 LTIP.
(3)	Amounts shown for Mr. Bell do not include 5,000 options committed but which had not been granted as of December 31, 2014 in connection with the execution of Mr. Bell’s employment agreement effective September 24, 2014. Amounts shown for Mr. McMullen represent options granted in connection with the execution of his amended and restated employment agreement effective May 23, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding option and restricted stock unit awards of each named executive officer as of December 31, 2014:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Michael A. Bell	—	—	—	—	—	—
Jonathan E. Bicknell	—	—	—	—	7,375	$371,664
Eric R. Green	—	—	—	—	2,371	$210,574
Michael A. Griffith	—	—	—	—	22,454	$575,029
Jeffrey P. McMullen	—	24,000	$104	June 20, 2024	—	—
Paul Meister	—	—	—	—	—	—
Eric Sherbet	—	—	—	—	—	—
Andrew Suchoff	—	—	—	—	—	—

See “Executive Compensation—Elements of Executive Compensation—2014 Incentive Awards” and “—Equity-Based Incentive Awards” above for description of the vesting terms of outstanding stock awards.

(1)	Included are 3,455, 1,938 and 6,461 restricted stock units issued under the 2014 LTIP to Messrs. Bicknell, Green and Griffith, with a grant date of March 14, 2014 and 721 and 433 restricted stock units issued under the 2013 incentive award program to Messrs. Bicknell and Green, respectively. The remaining amounts represent restricted stock units issued under the equity incentive program described under “Executive Compensation—Elements of Executive Compensation—Equity-Based Incentive Awards” above. Such awards have a grant date of April 9, 2012 for Mr. Bicknell and June 20, 2014 for Mr. Griffith. Excluded are 6,000 restricted stock units and 5,000 options committed but which had not been granted as of December 31, 2014 in connection with the execution of Mr. Bell’s employment agreement effective September 24, 2014 and 2,000 restricted stock units committed but which had not been granted as of December 31, 2014 to Mr. Green in connection with his promotion to General Counsel and Secretary on November 1, 2014.
(2)	The amounts reflected represent the value of the restricted stock units issued as of December 31, 2014 assuming a qualifying change of control occurred as of that date. No value is ascribed to the restricted stock units issued under the EIP described under “Executive Compensation— Elements of Executive Compensation—Equity-Based Incentive Awards” above because if a qualifying change of control would have occurred at that date, the value of a share of common stock of the Company as of December 31, 2014 was below the threshold value to trigger vesting of those restricted stock units.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options in 2014 and no restricted stock units held by our named executive officers vested in 2014.

Nonqualified Deferred Compensation and Pension Benefits

None of our named executive officers received nonqualified deferred compensation or pension benefits in 2014.

Potential Payments Upon Termination or Change in Control

The following table describes and quantifies the actual payments and benefits that Mr. Suchoff has received or is currently receiving as a result of his termination of employment with the Company on December 15, 2014. The table also describes and quantifies the estimated potential payments and benefits that would become payable under the employment agreements for Messrs. Bell and McMullen and the Severance and Non-Competition Agreements between the Company and each of Messrs. Bicknell, Green, and Griffith if such executive’s employment were terminated on December 31, 2014 by the Company without cause or if, during the twelve (12) months following a change in control, the executive’s employment was terminated by the Company without cause or by the executive for good reason. The disclosed amounts for these executives are estimates only and do not necessarily reflect the actual amounts that would be paid to the executives.

Messrs. Meister and Sherbet are not eligible for payments upon termination or a change of control following their respective resignations.

If a change in control had occurred as of December 31, 2014, the only benefit payable to any of our executive officers would have been the vesting of awards under the 2013 Incentive Award Program in the amounts set forth in opposite the named executive officer’s name in the table under “Outstanding Equity Awards at Fiscal Year-End.”

Name (a)	Cash Severance ($) (b)(1)	Other Benefits ($) (c)(2)	Total – Termination without Cause ($) (d) = (b) + (c)	Target – Bonus ($) (e)(3)	Total – Termination without Cause/ Resignation for Good Reason During Change in Control Period ($) (f)= (d) + (e)
Michael Bell	$1,250,000	$660	$1,250,660	$625,000	$1,875,660
Jonathan Bicknell	$410,000	$3,300	$413,300	$205,000	$618,300
Eric Green	$370,000	$7,284	$377,284	$166,500	$543,784
Michael Griffith	$525,000	$10,404	$535,404	$525,000	$1,060,404
Jeffrey McMullen	$450,000	$10,404	$460,404	$337,500	$797,904
Andrew Suchoff	$400,000	$33,481	$433,481	$240,000	$673,481

(1)	For Messrs. Bell and McMullen, the amount set forth in column (b) represents his contractually committed severance pay set forth in their respective employment agreements. Mr. McMullen is eligible to receive this contractual severance only with respect to a separation prior to May 23, 2015. For Messrs. Bicknell, Green, and Griffith, the amount set forth in column (b) represents severance pay equal to twelve (12) months’ pay in the event of termination by the Company without cause, as provided by the Severance and Non-Competition Agreement between the Company and each such executive officer. Under these agreements, each of the named executive officers would be entitled to a pro rata bonus as of the date of termination, as determined by and in accordance with the Company’s then current bonus program.

For Mr. Suchoff, the amount represents severance pay equal to twelve (12) months’ pay, as provided by the agreement between the Company and Mr. Suchoff, such amount is being paid over a twelve (12) month period beginning in December 2014.

(2)	The amount set forth in column (c) for Messrs. Bell, Bicknell, Green, Griffith and McMullen represents the estimated cost of the excess of full monthly premiums for continued health and welfare plan coverage over active employee cost for a twelve (12) month period, as provided by the relevant employment or severance agreement between the Company and each such executive officer. The amount set forth in column (c) for Mr. Suchoff represents the estimated cost of the excess of full monthly premiums for continued health and welfare plan coverage over active employee cost for a twelve (12) month period of $10,404 plus $23,077 of accrued vacation benefits.

(3)	Represents an amount equal to one hundred percent (100%) of such executive’s annual cash incentive bonus payment at target that is payable under the Severance and Non-Competition Agreement between such executive and the Company in the event of a termination by the Company without cause or by the executive for good reason within twelve (12) months of the change in control.

Compensation Policies and Practices as They Relate to Risk Management

In accordance with the applicable disclosure requirements, to the extent that risks may arise from our compensation policies and practices that are reasonably likely to have a material adverse effect on us, we are required to discuss those policies and practices for compensating our employees (including employees that are not named executive officers) as they relate to our risk management practices and the possibility of incentivizing risk-taking. The Compensation Committee has evaluated the policies and practices of compensating our employees in light of the relevant factors, including the following:

•	the allocation of compensation between cash and equity awards and the focus on stock-based compensation, including stock awards generally vesting upon a transaction resulting in the realization of a certain rate of return, thereby mitigating against short-term risk taking; and

•	the financial performance targets of our annual bonus program are the budgeted objectives that are reviewed and approved by our board of directors and/or the compensation committee

Based on such evaluation, the compensation committee has determined that our policies and practices are not reasonably likely to have a material adverse effect on us.

Director Compensation

Except as described below, none of the Company’s or Holding’s directors received any fees earned or paid in cash, stock awards, or option awards for their services to the Company for fiscal year 2014. As described in more detail under “Certain Relationships and Related Party Transactions—Management Agreements,” the Company, however, entered into management agreements with Liberty Lane, of which Mr. Meister is executive officer, and with Thomas H. Lee Partners, of which Messrs. Abbrecht and Nelson are managing directors, Messr. Shea is an operating advisor and Ms. Grattan is director. The management agreement with Liberty Lane was terminated with an effective date of September 24, 2014.

The Company and Jeffrey P. McMullen are parties to an employment agreement, dated as of May 23, 2012 and as amended as of November 30, 2012 and as of May 23, 2014, pursuant to which Mr. McMullen serves as Vice Chairman of the Company. Under the initial two-year term agreement, Mr. McMullen received an annual base salary of $779,000 and was eligible for an annual bonus of 75% of base salary based on achievement of his objectives. Effective May 23, 2014, the agreement was amended to extend the term until May 23, 2016 and Mr. Mullen’s annual base salary was set at $450,000 for the additional two-year term. Under the amended agreement, Mr. McMullen was eligible to receive the bonus described in detail under “Annual Bonus” and received a grant of 24,000 options half of which will vest over a three-year period and half of which will vest if the Company achieves certain performance targets over the a three-year period.

The Company and R. Blane Walter are party to a non-statutory stock option agreement dated as of December 19, 2013. Under the option agreement, Mr. Walter was granted an option to purchase 18,000 shares of common stock of the Company at an exercise price of $104.00 per share in consideration of Mr. Walter’s advisory services to the Company’s Communications Division. One third of the shares underlying the option vested on each of December 19, 2013 and September 1, 2014, with the remaining one-third of the shares underlying the options vesting on September 1, 2015, so long as Mr. Walter remains a member of the Company’s Board of Directors at all times prior to such date.

The Company and Charles Shea are party to a letter agreement dated as of March 3, 2015. Mr. Shea is entitled to annual director’s fees of $75,000 and was granted an option to purchase 630 shares of common stock of the Company at an exercise price of $89 per share as consideration for his services as a member of the Company’s Board of Directors.

The Company and Paul Meister are party to a letter agreement with an effective date of September 24, 2014 . Mr. Meister is entitled to annual director’s fees of $70,000 and was granted an option to purchase 38,054 shares of the Company’s common stock with a weighted average exercise price of $114 per share. A total of 32,980 of these options vest in full if Thomas H. Lee Partners realizes cash proceeds of at least 3.25 times its initial investment and an additional 5,074 of these options vest if Thomas H. Lee Partners realizes cash proceeds of at least 5 times its initial investment.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Abbrecht (Chairperson), Nelson, and Bell. Mr. Bell became our Chairman and Chief Executive Officer in September 2014. Mr. Meister was a member of the Committee and an officer of the company until September 2014. At no time during 2014 was any other member of the Compensation Committee an officer or employee of the Company. None of our executive officers has served on the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during the 2014 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 31, 2014, all of the issued and outstanding capital stock of inVentiv is indirectly owned by Group Holdings and all of the issued and outstanding capital stock of Group Holdings is held, directly or indirectly, by Thomas H. Lee Partners, Liberty Lane, certain co-investors and certain current and former members of management. Members of our board of directors affiliated with Thomas H. Lee Partners and Liberty Lane may be deemed to beneficially own shares owned by such entities or their associated investment funds. Each such individual disclaims beneficial ownership of any such shares in which such individual does not have a pecuniary interest. The following table sets forth the beneficial owners and total ownership (and percent of each class) of capital stock of Group Holdings:

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of each class
Principal stockholders
Thomas H. Lee Partners(1)	4,957,507.30	91.77%
Liberty Lane(2)	136,526.84	2.27%

Directors and Executive Officers
Michael Bell	*	*
Jonathan E. Bicknell	*	*
Michael A. Griffith	*	*
Eric R. Green	*	*
Paul M. Meister(2)	136,526.84	2.27%
R. Blane Walter	292,369.05	5.08%
Jeffrey McMullen	*	*
Todd M. Abbrecht	*	*
Joshua M. Nelson	*	*
Charles J. Shea	*	*
Laura A. Grattan	*	*
All board of director members and executive officers as a group (11 persons)	428,895.89	7.35%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

Shares shown as beneficially owned by investment funds affiliated with Thomas H. Lee Partners, L.P. reflect an aggregate of the following record ownership: (i) 2,697,093.14 shares held by Thomas H. Lee Equity Fund VI, L.P.; (ii) 1,826,327.13 shares held by Thomas H. Lee Parallel Fund VI, L.P.; (iii) 319,022.39 shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P.; (iv) 57,334.20 shares held by THL Equity Fund VI Investors (inVentiv), LLC; (v) 25,311.79 shares held by THL Coinvestment Partners, L.P., (vi) 4,807.47 shares held by THL Operating Partners, L.P.; (collectively, the “THL Funds”); (vii) 13,811.56 shares held by Great-West Investors, L.P. (the “Great-West Fund”); and (viii) 13,799.62 shares held by Putnam Investments Employees’ Securities Company III LLC (the “Putnam Fund”). THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC, which is the general partner of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. and the manager of THL Equity Fund VI Investors (inVentiv), LLC. Thomas H. Lee Partners, L.P. is the general partner of THL Coinvestment Partners, L.P. and THL Operating Partners, L.P. The Great-West Fund and the Putnam Fund are co-investment entities of the THL Funds, and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held by the THL Funds are made by the management committee of THL Holdco, LLC. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, LLC, and as such may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Each of Messrs. DiNovi and Sperling disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein. In addition to the stock owned directly and of record by the Great-West Fund, the Great-West Fund may be deemed to share dispositive and voting power over, and thus beneficially own, an additional 13,799.62 shares of our common stock. The Great-West Fund disclaims beneficial ownership of such shares. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of the Putnum Fund. Holdings disclaims any beneficial ownership of any shares held by the Putnum Fund. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Fund. The address of each of the THL Funds and Messrs. DiNovi and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The address of the Great-West Fund is 8515 East Orchard Road, Greenwood Village, CO 80111. The address of the Putnam Fund is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109.
(2)	Mr. Meister is a co-founder of Liberty Lane and as a result may be deemed to beneficially own the shares owned by Liberty Lane. Mr. Meister disclaims beneficial ownership of the shares held by Liberty Lane, except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Services Agreement

On August 4, 2010 we entered into management agreements with entities affiliated with Thomas H. Lee Partners (the “THL Managers”) and Liberty Lane and/or its affiliates (the “Liberty Lane Managers”) pursuant to which such entities agreed to provide management, advisory and consulting services to us and/or one or more of our parent or subsidiary entities until the tenth anniversary of the consummation of the August 2010 Merger with evergreen one-year extensions thereafter. Pursuant to such agreements, the THL Managers received a transaction fee equal to $14.25 million for the services rendered by such entities related to the August 2010 Merger upon entering into the agreement, and reimbursement for out-of-pocket expenses incurred by the THL Managers in connection with the agreement and the August 2010 Merger and receive an annual monitoring fee equal to the greater of $2.5 million or 1.5% of EBITDA as compensation for the services rendered. The Liberty Lane Managers received a transaction fee equal to $750,000 for the services rendered by such entities related to the August 2010 Merger upon entering into the agreement and reimbursement for out-of-pocket expenses incurred by the Liberty Lane Managers in connection with the agreement and the August 2010 Merger and received an annual monitoring fee equal to $1.0 million as compensation for the services rendered. In December 2012, the Liberty Lane management agreement was amended to reduce the annual monitoring fee to $0.8 million, effective January 1, 2013, as a portion of the compensation paid by inVentiv for Mr. Meister’s services as our Chief Executive Officer was paid directly by inVentiv to Mr. Meister since January 1, 2013. In addition, we granted equity incentive awards to or for the benefit of the Liberty Lane Managers and/or affiliates, members or employees of the Liberty Lane Managers after the consummation of the August 2010 Merger and in November 2012. The Liberty Lane management agreement and equity incentive awards were terminated with an effective date of September 24, 2014 in connection with Mr. Meister’s resignation as Chief Executive Officer.

The management agreement with the THL managers includes customary exculpation and indemnification provisions in favor of the THL Managers and their affiliates. The THL Managers may terminate their management agreement at any time. The THL Managers’ management agreement will terminate automatically upon an initial public offering or a change of control. Upon termination due to an initial public offering or a change of control, the THL Managers will be entitled to a termination fee based on the net present value of their annual fee due during the remaining period from the date of termination to the then applicable scheduled date of termination of their management agreement.

Registration and Participation Rights Agreement

On August 4, 2010, Group Holdings, Thomas H. Lee Partners, Liberty Lane, certain co-investors and certain members of our management entered into a registration and participation rights agreement. Pursuant to this agreement, certain of these investors have the power to cause Group Holdings to register their shares of Group Holdings under the Securities Act and to participate in any future registration of shares of Group Holdings under the Securities Act that Group Holdings may undertake, with certain exceptions. The agreement also provides certain investors with the right to participate in certain equity issuances by Group Holdings.

Stockholders’ Agreement

On August 4, 2010, Group Holdings, Thomas H. Lee Partners, Liberty Lane, certain co-investors and certain members of our management entered into a stockholders agreement. The stockholders agreement creates certain rights and restrictions on these shares of Group Holdings, including voting and transfer restrictions and tag-along, drag-along, and call rights in certain circumstances.

Commercial Transactions

There were four entities during the years ended December 31, 2014 and 2013, and three entities during the year ended December 31, 2012 in which Thomas H. Lee Partners or its affiliates held a 10% or greater interest that provided services exceeding $120,000 in value to the Company. The services provided to the company for the years ended December 31, 2014, 2013 and 2012 were facilities management, audio conferencing and information technology services. The fees for these services were $5.3 million, $4.0 million and $3.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

One of the Company’s directors, Blane Walter, acquired a 10% or greater interest in and became a director of an entity in 2013 which provided relationship enterprise technology solutions to the Company exceeding $120,000 in value over the previous twelve month period. The services were provided for fees of $1.8 million and $0.3 million for the years ended December 31, 2014 and 2013, respectively.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The current Company directors and officers are entitled to continued indemnification and insurance coverage.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

On August 4, 2010, in connection with the Merger, we entered into the Senior Secured Credit Facilities with a syndicate of lenders and drew $530.0 million under the Senior Secured Credit Facilities consisting of $525.0 million under the B1 term loan and $5.0 million under the Revolving Facility of a total $75.0 million available. On February 11, 2011 in connection with the Campbell acquisition, we amended the Facility to borrow an additional $105.0 million under the Senior Secured Credit Facilities, provided for an additional $210.0 million term loan available on a delayed draw and an increase of our Revolving Facility to $100.0 million. We drew the additional $210.0 million on June 4, 2011 to finance our acquisition of i3 Global. On July 13, 2011, we amended the facility to borrow an additional $245.0 million and increase our Revolving Facility to $130 million.

On March 21, 2012, we amended terms of the Senior Secured Credit Facilities (“March 2012 Amendment”). The Amendment increased limits for fiscal quarters ended on or before December 31, 2012 on certain permitted add-backs in the definition of “Consolidated EBITDA” for purposes of covenant compliance. We paid a consent fee of $12.4 million to consenting lenders, or 1% of the related Senior Secured Credit Facilities and revolver commitments outstanding at the time of the March 2012 Amendment.

On December 20, 2012, we entered into the December 2012 Amendment to allow for the offering of $600 million Senior Secured Notes. The proceeds of the offering were used to repay $488.9 million on the Senior Secured Credit Facilities B1-2 and B-3 term loans, which includes the settlement of the 1% per annum principal payment on the B1-2 and B-3 term loans due prior to the final maturity date, and $97.5 million on the Revolving Facility.

In connection with the December 2012 Amendment, we recorded a loss of $18.6 million related to debt that was repaid and is comprised of $11.5 million of existing deferred financing costs and $7.1 million of lender fees paid in connection with the refinancing. We capitalized $17.0 million of third party costs.

On August 16, 2013, we entered into our ABL Facility of up to $150.0 million that replaced the Revolving Facility that was previously part of the Senior Secured Credit Facilities.

On July 28, 2014 in connection with the Junior Lien Notes Exchange Offer, we amended terms of the Senior Secured Credit Facilities and the ABL Facility to permit the Junior Lien Notes Exchange Offer, the New Money Investment and the issuance of the Backstop Consideration and to extend the maturities of certain outstanding term loans from 2016 to 2018.

At March 31, 2015, we had $575.3 million outstanding under the Senior Secured Credit Facilities which consists of $129.6 million outstanding under the B3 term loans and $445.7 million outstanding under the B4 term loans. Additionally, we had capitalized leases and other financing arrangements of $49.3 million outstanding as of March 31, 2015.

The key terms of the Senior Secured Credit Facilities are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the credit agreement and security agreements.

Interest Rate and Fees

Amounts borrowed under the Senior Secured Credit Facilities are subject to an interest rate per annum equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (i) the prime rate of Citibank, N.A., (ii) 2.5%, or (iii) the one month US Dollar LIBOR rate plus 1.0% or (b) a rate determined by reference to the highest of (i) the US Dollar LIBOR rate based on the term of the borrowing or (ii) 1.50%. As of March 31, 2015, December 31, 2014 and December 31, 2013, margins on Senior Secured term B3 loans are 6.25% for Eurodollar Rate loans and 5.25% for Base Rate loans. As of March 31, 2015 and December 31, 2014, margins on the Senior Secured term B4 loans are 6.25% for Eurodollar Rate loans and

5.25% for Base Rate loans. As of December 31, 2013, margins on Senior Secured term B4 loans were 6.00% for Eurodollar Rate loans and 5.00% for Base Rate loans. Before its replacement by the ABL Facility, we were also required to pay a commitment fee to the lenders under the Revolving Facility on the balance of unutilized commitments at an initial rate of 0.75% per annum, subject to reductions based on attaining certain leverage ratios, along with customary letter of credit and agency fees. The commitment fee was approximately $0.4 million and $0.6 million for the years ended December 31, 2012 and 2011, respectively, and was included in interest expense.

Mandatory Repayments

The credit agreement governing our Senior Secured Credit Facilities, requires us to prepay outstanding term loans, subject to certain exceptions, with: (1) 100% of the net cash proceeds of any incurrence of debt other than debt permitted under our Senior Secured Credit Facilities, (2) commencing with the fiscal year ended December 31, 2011, 50% (which percentage will be reduced to 25% and 0% if our total leverage ratio is less than a specified ratio) of our annual excess cash flow (as defined in the credit agreement governing our Senior Secured Credit Facilities), and (3) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property (including casualty events) by us or by our subsidiaries, subject to reinvestment rights and certain other exceptions. Mandatory repayments will be applied pro rata across the term loans.

Voluntary Repayments

We may voluntarily prepay outstanding loans under our amended Senior Secured Credit Facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans and a prepayment premium on the applicable term loans outstanding equal to 1% in the first year (i) with respect to the original term loans, after February 11, 2011, and (ii) with respect to the PharmaNet Incremental Tranche, after July 13, 2011 in connection with a refinancing of all or a portion of the term loans under the Senior Secured Credit Facilities with loans bearing a lower effective interest cost or weighted average yield.

Amortization and Final Maturity

Our original term loans amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first five years and three quarter years, with the balance payable in May 2018. The PharmaNet incremental tranche amortizes at 1% per annum in equal quarterly installments from July 13, 2011, with the balance payable on the date which is seven years from July 13, 2011. Prepayment installments on the original term loans and the PharmaNet incremental tranche were satisfied with prepayments made in December 2012.

Guarantees and Security

Certain of our direct and indirect wholly-owned domestic subsidiaries are co-borrowers and jointly and severally liable for all obligations under our Senior Secured Credit Facilities and such obligations are unconditionally guaranteed by Holdings and each of our existing direct and indirect wholly-owned domestic subsidiaries who are not co-borrowers (with certain agreed-upon exceptions) and will be required to be guaranteed by certain of our future domestic wholly-owned subsidiaries.

All obligations under our Senior Secured Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, including mortgages that are limited to owned real property with a fair market value above a specified threshold, by (i) with respect to Holdings, a first priority security interest in the capital stock of the Company, and (ii) substantially all of our assets and the assets of our co-borrowers and subsidiary guarantors, including:

•

a first-priority pledge of 100% of our capital stock and certain of the capital stock or equity interests held by us or any subsidiary guarantor (which pledge, in the case of the stock of any foreign subsidiary (each such entity, a “Pledged Foreign Sub”) (with certain agreed-upon exceptions) and the equity interests of certain U.S. subsidiaries that hold capital stock of foreign subsidiaries and are disregarded entities for U.S. federal income tax purposes (each such entity, a “Pledged U.S. DE”) (with certain agreed-upon exceptions), is limited to 65% of the stock or equity interests of such Pledged Foreign Sub or Pledged U.S. DE, as the case may be), in each case excluding any interests in joint ventures to the extent such a pledge would violate the governing documents thereof and certain other exceptions; and

•	a first-priority security interest in and mortgages on, substantially all other tangible and intangible assets of us, the co-borrowers and each subsidiary guarantor.

The liens securing our obligations under our Senior Secured Credit Facilities, and the guarantees of those obligations are on par with the lien granted to the holders of the Notes and subject to a first priority lien on the ABL Priority Collateral.

Certain Covenants and Events of Default

Our Senior Secured Credit Facilities contain a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or other indebtedness;

•	make investments, loans, advances and acquisitions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries;

•	consolidate or merge; and

•	create liens.

The credit agreement governing our Senior Secured Credit Facilities also contains certain events of default, including payment defaults, failure to perform or observe covenants, cross-defaults with certain other indebtedness, a change in control, or bankruptcy events, among others.

ABL Facility

On August 16, 2013, we entered into a credit agreement for the ABL Facility of up to $150.0 million, subject to borrowing base availability, which matures on August 16, 2018. Up to $35.0 million of the ABL Facility is available for the issuance of letters of credit. The ABL Facility replaced the Revolving Facility that had a maturity date of August 4, 2015. Amounts borrowed under the ABL Facility are subject to interest at a rate per annum equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (i) the Federal Funds Rate plus 0.5%, (ii) the prime rate of Citibank, N.A., or (iii) the one month US Dollar LIBOR rate plus 1.0% or (b) the US Dollar LIBOR rate based on the term of the borrowing. The applicable margin percentage for asset-based revolving loans is a percentage per annum and ranges from 1.0% to 1.5% for base rate loans or 2.0% to 2.5% for the Eurodollar rate loans. The applicable margin percentages with respect to borrowings under the ABL Facility is subject to adjustments based on historical excess availability as defined in the credit agreement for the ABL Facility. As of March 31, 2015, the interest rate applicable to the ABL Facility was 4.50%. We are also required to pay an unused line fee to the lenders under the ABL Facility on the committed but unutilized balance of the facility at a rate of 0.25% or 0.375% per annum, depending on utilization.

The ABL Facility contains customary covenants and restrictions on us and our subsidiaries’ activities, including but not limited to, limitations on the incurrence of additional indebtedness, use of cash in certain circumstances, dividends, repurchase of capital stock, investments, loans, asset sales, distributions and acquisitions. The ABL Facility requires us to maintain a fixed-charge coverage ratio of at least 1.0 to 1.0 and requires certain cash management restrictions if available borrowing capacity is less than the greater of 10% of the maximum amount that can be borrowed under the ABL Facility, based on the borrowing base at such time, and $12.0 million. The requirement to maintain a minimum fixed charge coverage ratio was not in effect given the Company’s available borrowing capacity as of March 31, 2015. All obligations under the ABL Facility are secured by our wholly-owned domestic subsidiaries and secured by a first priority lien on our and such domestic subsidiaries’ current assets and a second priority lien on all of our and such domestic subsidiaries’ other assets. The credit agreement also contains events of default for breach of principal or interest payments, breach of certain representations and warranties, breach of covenants and other customary events of default. The available borrowing capacity varies monthly according to the levels of our eligible accounts receivable and unbilled receivables. As of March 31, 2015, we had no outstanding borrowings under our ABL Facility, and approximately $16.1 million in letters of credit outstanding against the ABL Facility with $110.8 million available.

In connection with the execution of the ABL Facility, we capitalized approximately $2.1 million of lender and third party fees and expensed approximately $0.8 million of previously deferred financing costs during 2013.

Senior Indenture and 10% Senior Notes due 2018

As a result of the Junior Lien Notes Exchange Offer and the New Money Investment, we had $376.3 million in Senior Notes (reflected as $370.6 million net of OID) outstanding as of March 31, 2015. The initial outstanding notes bear interest at a rate of 10% per annum and mature on August 15, 2018. Interest on the initial outstanding notes is payable semi-annually on February 15 and August 15 of each year. The initial outstanding notes are guaranteed, on an unsecured senior basis, by each of our domestic wholly-owned subsidiaries that guarantee the Senior Secured Credit Facilities. The initial outstanding senior notes are our and the guarantors’ unsecured senior obligations and rank equally in right of payment with all of our and the guarantors’ existing and future unsubordinated unsecured indebtedness and senior to any of our and the guarantors’ future subordinated indebtedness, if any.

The initial outstanding notes consist of (a) $275.0 million undiscounted tranche issued in connection with the August 2010 Merger, (b) $160.0 million undiscounted incremental tranche issued in connection with the i3 Global acquisition, and (c) $390.0 million incremental tranche issued in connection with the PharmaNet acquisition. The notes issued to finance the PharmaNet acquisition were issued at a 5% discount to the par value of the related notes creating a discount of $19.5 million that is recorded net of the related notes within long-term debt, net of current portion, in the unaudited condensed consolidated balance sheet and is accreted up to the par value using an effective interest method over its related term.

We entered into registration rights agreements in connection with each of the issuances of the initial outstanding notes. Under the registration rights agreement with respect to the initial outstanding notes issued on August 4, 2010 in connection with the August 2010 Merger, we agreed to use reasonable best efforts to file a registration statement related to the exchange of such notes for exchange notes with the SEC on or prior to the 270th day after August 4, 2010, to cause such registration statement to become effective under the Securities Act on or prior to the earlier of the 90th day following such filing or the 360th day after August 4, 2010, and to consummate the exchange offer on or prior to the 30th day after effectiveness. The registration rights agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum during the 90-day period immediately following the first to occur of these events and will increase by 0.25% per annum at the end of each subsequent 90-day period until all such defaults are cured, but in no event will the penalty rate exceed 1.00% per annum. The registration rights agreements with respect to the additional notes issued on June 10, 2011 and July 13, 2011 contain similar requirements. See “The Exchange Offers—Registration Rights Agreements; Additional Interest.”

For a full description of the terms of our notes, see “Description of the Exchange Notes.”

Senior Indenture and 9.0% Senior Secured Notes due 2018

On December 20, 2012, we issued $600.0 million aggregate principal amount of our Senior Secured Notes. Our Senior Secured Notes bear interest at a rate of 9% per annum and mature on January 15, 2018. Interest on the Senior Secured Notes is payable semi-annually on April 15 and October 15 of each year. The Senior Secured Notes are guaranteed, on a secured senior basis, by each of our domestic wholly-owned subsidiaries that guarantee the Senior Secured Credit Facilities. All obligations under the Senior Secured Notes, and the guarantees of those obligations, are secured by our assets and the assets of our subsidiary guarantors that secure the obligations under our Senior Secured Credit Facilities. The Senior Secured Notes are our and the guarantors’ secured senior obligations and rank equally in right of payment with all of our and the guarantors’ existing and future unsubordinated secured indebtedness and senior to any of our and the guarantors’ future subordinated indebtedness, if any. We are not obligated to file a registration statement related to the Senior Secured Notes.

On December 13, 2013, we issued an additional $25.0 million aggregate principal amount of the Senior Secured Notes with same terms (except that new notes issued pursuant to Regulation S will trade separately under different CUSIP/ISIN numbers until at least 40 days after the issue date of the new notes and thereafter subject to the terms of the indenture governing the Senior Secured Notes and the applicable procedures of the depositary). At March 31, 2015, we have $625.0 million aggregate principal amount of Senior Secured Notes outstanding (reflected as $625.5 million inclusive of original issuance premium at March 31, 2015).

Senior Indenture and 10%/12% Junior Lien Secured Notes due 2018

In August 2014, we issued $507.0 million aggregate principal amount of our Junior Lien Secured Notes (reflected as $531.1 million net of OID at March 31, 2015). Our Junior Lien Secured Notes bear interest at a cash rate of 10% per annum and a PIK rate of 12% per annum and mature on August 15, 2018. Interest on the Junior Lien Secured Notes is payable semi-annually in arrears on February 15 and August 15 of each year. We may elect to pay interest by increasing the amount of the Junior Lien Secured Notes or by issuing additional Junior Lien Secured Notes for six interest payment periods in the aggregate. The Junior Lien Secured Notes are guaranteed, on a junior lien basis, by each of our domestic wholly-owned subsidiaries that guarantee the Senior Secured Credit Facilities. All obligations under the Junior Lien Secured Notes, and the guarantees of those obligations, are secured on a junior lien basis by our assets and the assets of our subsidiary guarantors that secure the obligations under our Senior Secured Credit Facilities and ABL Facility. The Junior Lien Secured Notes are our and the guarantors’ secured senior obligations and rank equally in right of payments with all of our and the guarantors’ existing and future unsubordinated indebtedness and senior to any of our and the guarantors’ future subordinated indebtedness, if any. We are not obligated to file a registration statement related to the Junior Lien Secured Notes.

DESCRIPTION OF THE EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Issuer” refers only to inVentiv Health, Inc., and not to any of its subsidiaries, (2) the terms “we”, “our” and “us” each refer to the Issuer and its consolidated Subsidiaries and (3) the term “Notes” refers to both the Outstanding Notes and the Exchange Notes.

As of the date of this prospectus, the Issuer has outstanding $350.0 million aggregate principal amount of the Outstanding Notes under an indenture dated as of August 4, 2010, among the Issuer, the guarantors identified therein, and Wilmington Trust, National Association, as successor by merger to Wilmington Trust FSB, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture dated as of September 1, 2010, by and among Chamberlain Communications LLC and the Trustee, the Supplemental Indenture dated as of February 11, 2011 by and among Campbell Alliance Group, Inc., Pharmaceutical Institute, Inc., Encuity Research LLC and the Trustee, the Third Supplemental Indenture dated as of June 10, 2011 by and among the Issuer, the Trustee, and the guarantors party thereto, and the Fourth Supplemental Indenture, dated as of the July 13, 2011, by and among the Issuer, the Trustee and the Guarantors (together, the “Indenture”). The Outstanding Notes were issued in private transactions that are not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The terms of the Exchange Notes are identical in all material respects to the terms of the Outstanding Notes except that upon completion of the exchange offer, the Exchange Notes will be registered under the Securities Act and free of any covenants regarding exchange or registration rights. The additional exchange notes will be treated as being issued with original issue discount for U.S. federal income tax purposes and will not be fungible for trading purposes with the initial exchange notes (which will not be treated as being issued with original issue discount).

The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as a holder of the Notes. A copy of the Indenture, and of the supplements thereto, have been filed as exhibits to the registration statement of which this prospectus is a part.

Brief Description of the Notes

The Notes are:

•	general, unsecured, senior obligations of the Issuer;

•	equal in rank in right of payment with all existing and future unsubordinated Indebtedness of the Issuer (including the Senior Secured Credit Facilities);

•	effectively subordinated to all Secured Indebtedness of the Issuer (including the Senior Secured Credit Facilities), to the extent of the value of the collateral securing such Secured Indebtedness;

•	senior in right of payment to all future Subordinated Indebtedness of the Issuer;

•	initially guaranteed on a senior unsecured basis by the Guarantors and will also be guaranteed in the future by each Subsidiary, if any, that guarantees Indebtedness of the Issuer under the Senior Secured Credit Facilities; and

•	structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of the Issuer that do not guarantee the Notes.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally, irrevocably and unconditionally, have guaranteed, on an unsecured senior basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

The Guarantors have initially guaranteed the Notes and, in the future, each direct and indirect Restricted Subsidiary of the Issuer that guarantees Indebtedness of the Issuer under the Senior Secured Credit Facilities will, subject to certain exceptions, guarantee the Notes. Each of the Guarantees of the Notes is a general, unsecured, senior obligation of each Guarantor, ranks equally in right of payment with all existing and future unsubordinated Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Secured Credit Facilities), is effectively subordinated to all Secured Indebtedness of such Guarantor (including such Guarantor’s guarantee of the Senior Secured Credit Facilities), to the extent of the value of the collateral securing such Secured Indebtedness, and ranks senior in right of payment to all future Subordinated Indebtedness of such Guarantor. Each of the Guarantees of the Notes is structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of each Guarantor that do not Guarantee the Notes.

Not all of the Issuer’s Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer or a Guarantor. As a result, all of the existing and future liabilities of our non-guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the Notes. The Indenture does not limit the amount of liabilities that are not considered Indebtedness which may be incurred by the Issuer or its Restricted Subsidiaries, including the non-Guarantors. For the three months ended March 31, 2015, our Subsidiaries that do not guarantee the notes accounted for 24.3% of our consolidated net revenues and as of March 31, 2015, subsidiaries that do not guarantee the notes accounted for 17.9% of our consolidated total assets. For supplemental financial information relating to our guarantor subsidiaries and our non-guarantor subsidiaries, see Note 20 and 15 in the Audited Consolidated Financial Statements and the Unaudited Condensed Consolidated Financial Statements, respectively.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantee of the Notes by certain of our Subsidiaries and to require holders of Notes to return payments received from us.”

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor may consolidate with, amalgamate or merge into or sell all or substantially all its assets to the Issuer or another Guarantor without limitation or any other Person upon the terms and conditions set forth in the Indenture. See “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, (ii) all the assets of such Guarantor or (iii) if such Guarantor is not at such time a guarantor of the Senior Secured Credit Facilities, substantially all the assets of such Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Secured Credit Facilities, or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to the covenant described under “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”);

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee ranks equally in right of payment to all existing and future unsubordinated Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Secured Credit Facilities.

The Notes and the Guarantees are effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the collateral securing such Secured Indebtedness. As of March 31, 2015, the Issuer and the Guarantors had $1,781.2 million of Secured Indebtedness outstanding, consisting of $575.3 million of borrowings and the related guarantees under the Senior Secured Credit Facilities, $625.5 million of Senior Secured Notes (including $0.5 million of unamortized premium received on issuance), $531.1 million of Junior Lien Secured Notes (net of OID of $6.3 million) and $49.3 of capital leases and other financing arrangements. There were no outstanding borrowings under our ABL Facility. As of March 31, 2015, the Issuer would also have had (1) an additional approximately $126.9 million of borrowing capacity under the ABL Facility (less $16.1 million of letters of credit outstanding), which, if borrowed, would be Secured Indebtedness and (2) the option to raise at least $300 million of additional incremental term loans and/or additional incremental revolving loans under the Senior Secured Credit Facilities subject to compliance with the financial covenants contained in the Senior Secured Credit Facilities which, if borrowed, would be Secured Indebtedness.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Issuer’s Restricted Subsidiaries (including the Guarantors) may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and under certain circumstances such additional Indebtedness may be secured. The Indenture also does not limit the amount of additional Indebtedness that any direct or indirect parent company of the Issuer may incur. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.

The Issuer will also maintain one or more registrars and a transfer agent. The initial registrar and transfer agent with respect to the Notes is the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time. The registered Holder of a Note will be treated as the owner of the Note for all purposes. The paying agent will make payments on and the transfer agent will facilitate transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuer will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

The Issuer has issued an aggregate principal amount of $825.0 million of Notes, comprised of the Initial Outstanding Notes and the Additional Outstanding Notes. The Notes will mature on August 15, 2018. Subject to compliance with the covenant described below under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Outstanding Notes, the Exchange Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of the Exchange Notes” includes the Outstanding Notes, the Exchange Notes and any Additional Notes actually issued after the date hereof. The Notes are issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Interest on the Notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on each February 15 and August 15, to the Holders of record on the immediately preceding February 1 and August 1. Interest on the Notes accrues from the most recent date to which interest has been paid. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest

We entered into a registration rights agreement in connection with each of the issuances of the outstanding notes. Under the registration rights agreement with respect to the initial outstanding notes issued on August 4, 2010, we agreed to use reasonable best efforts to (i) file a registration statement related to the exchange of such outstanding notes for exchange notes with the SEC on or prior to the 270th day after August 4, 2010, (ii) cause such registration statement to become effective under the Securities Act on or prior to the earlier of the 90th day following such filing the or 360th day after August 4, 2010, and (iii) consummate the exchange offer on or prior to the 30th day after effectiveness. Such registration rights agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum during the 90-day period immediately following the first to occur of these events and will increase by 0.25% per annum at the end of each subsequent 90-day period until all such defaults are cured, but in no event will the penalty rate exceed 1.00% per annum. The registration rights agreements with respect to the initial outstanding notes issued on June 10, 2011 and the additional outstanding notes contain similar requirements.

Because we did not file the registration statement prior to May 2, 2011 or cause the registration statement to become effective on or before July 29, 2011, we are obligated to pay additional interest on the initial outstanding notes issued on August 4, 2010 and on June 10, 2011. We paid all accrued additional interest as of February 14, 2015 relating to the initial outstanding notes on February 17, 2015, the most recent scheduled semi-annual interest payment date, and plan to pay any additional accrued and unpaid interest on the initial outstanding notes on the next scheduled semi-annual interest payment date of August 15, 2015.

Payment of Principal, Premium and Interest

Payments of principal of, premium, if any, and interest on the Notes are payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that (1) all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (2) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the paying agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer is not entitled to redeem the Notes at its option prior to August 15, 2014. At any time prior to August 15, 2014, the Issuer may redeem all or a part of the Notes, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 15, 2014, the Issuer may redeem the Notes, in whole or in part, upon notice as described under “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year	Pay Notes Percentage
2014	105.000%
2015	102.500%
2016 and thereafter	100.000%

Notice of any redemption, whether in connection with an Equity Offering or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent (including in the case of any Equity Offering, completion thereof). If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuer will notify the exchange of any such notice of redemption. In addition, the Issuer will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued under the Indenture at any time, the Trustee will select the Notes to be redeemed (1) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate. No Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

With respect to Notes represented by certificated notes, the Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of

Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Secured Credit Facilities provide, and future credit agreements or other agreements relating to Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Senior Secured Credit Facilities, we could seek a waiver of such default or seek to refinance the Senior Secured Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Secured Credit Facilities, such default could result in amounts outstanding under the Senior Secured Credit Facilities being declared due and payable.

Our ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer; provided, that after the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the Issue Date, such definitive agreement shall not be required.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing;

(b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $35.0 million and (y) 2.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Secured Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures, (c) properties or (d) acquisitions of other businesses and assets, in the case of each of (a), (b) (c) and (d), are either (i) used or useful in a Similar Business or (ii) replace the businesses, properties and/or assets that are the subject of such Asset Sale.

provided that, in the case of clause (2) above, a binding commitment entered into not later than such 365th day shall extend the period for such Investment or other payment for an additional 180 days after the end of such 365-day period so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within such 180-day period; provided, further, that (x) if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or (y) such Net Proceeds are not actually so invested or paid in accordance with clause (2) above by the end of such 180-day period, then such Net Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination, or such 180th day, as applicable.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365 days (or such longer period provided above) or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Secured Credit Facilities, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends, payments and distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends, payments and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger, amalgamation or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment;

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessor) beginning on July 1, 2010 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(b) 100.0% of the aggregate net proceeds (including cash and the fair market value of marketable securities or other property) received by the Issuer since immediately after the Issue Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent company of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer; provided that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(d) 100.0% of the aggregate net proceeds (including cash and the fair market value of marketable securities or other property) received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries (other than by the Issuer or a Restricted Subsidiary) and repayments of loans or advances, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $20.0 million, shall be determined by the board of directors of the Issuer, whose resolution with respect thereto will be delivered to the Trustee) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or (ii) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired; and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management of the Issuer or any direct or indirect parent company of the Issuer in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause does not exceed $5.0 million in the first fiscal year following the Issue Date (which amount shall be increased by $1.0 million each fiscal year thereafter and, if applicable, will be increased to $10.0 million following the consummation of an underwritten public Equity Offering) (with unused amounts in any fiscal year being carried over to succeeding fiscal years); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Issuer, in each case to any future, present or former employees, directors, officers, members of management, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or any direct or indirect parent company to the extent contributed to common equity of the Issuer and not otherwise applied to make Restricted Payments by virtue of clause (3) of the preceding paragraph) after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to the Issuer from any future, present or former employees, directors, officers, members of management or consultants of the Issuer (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Issuer or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(b) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of

Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided , in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to cash or Cash Equivalents), not to exceed the greater of (a) $15.0 million and (b) 1.0% of Total Assets;

(8) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any Restricted Subsidiary or any direct or indirect parent company of the Issuer and any repurchases of Equity Interests in consideration of such payments deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(9) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $20.0 million;

(12) distributions or payments of Securitization Fees;

(13) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates,” including any payments to holders of Equity Interests of inVentiv (immediately prior to giving effect to the Transaction) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(15) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company of the Issuer to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(c) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent company;

(f) amounts payable pursuant to the Management Fee Agreement, (including any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date), solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries;

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(h) to finance Investments that would otherwise permitted to be made pursuant to this covenant if made by the Issuer; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (D) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph and (E) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof); and

(i) amounts that would be permitted to be paid by the Issuer under clauses (4), (7), (8), (12), (13) (but, in the case of clause (13), only in respect of indemnities and expenses) and (16) of the covenant described under “—Transactions with Affiliates”; provided that the amount of any dividend or distribution under this clause (15)(i) to permit such payment shall reduce, without duplication, Consolidated Net Income of the Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Issuer if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (15)(i) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Issuer, in each case, in the period such payment is made;

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents); and

(17) Vesting Payments;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

All of the Issuer’s Subsidiaries are currently Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the next to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time pursuant to this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this covenant, any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries for the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or Disqualified Stock or Preferred Stock pursuant to the Fixed Charge Coverage Test under this first paragraph of this covenant if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors incurred or issued pursuant to the Fixed Charge Coverage Test under the first paragraph of this covenant outstanding at such time would exceed the greater of (x) $40.0 million and (y) 2.75% of Total Assets.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness pursuant to Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $750.0 million, minus, in each case, the amount of permanent repayments of Indebtedness under Credit Facilities incurred pursuant to this clause (1) with the Net Proceeds from Asset Sales pursuant to clause (1) of the second paragraph of the covenant described under “Asset Sales”;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Outstanding 2010 Notes and the Exchange Notes and related exchange guarantees to be issued in exchange therefore pursuant to this exchange offer (but excluding all Additional Notes issued after the Issue Date, including the Outstanding i3 Notes and the Additional Outstanding Notes and the Exchange Notes and related exchange guarantees to be issued in exchange therefore pursuant to this exchange offer);

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2) and, for purposes of clause (13) below, clauses (7) through (9)) and Replacement Leases;

(4) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (4) at such time, not to exceed the greater of (A) $30.0 million and (B) 2.0% of Total Assets (in each case, determined at the date of incurrence);

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under the Indenture, exchange rate risk or commodity pricing risk;

(11) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not exceed the greater of (i) $50.0 million and (ii) 3.5% of Total Assets (in each case, determined at the date of incurrence; it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, the issuance by the Issuer or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (a) of this clause (13) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Secured Indebtedness;

(14)(a) Indebtedness or Disqualified Stock of the Issuer or, Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition (or other purchase of assets), including any earn-out and similar obligations in connection with such acquisition or purchase (including any such obligation that becomes a liability on the balance sheet after consummation of such acquisition or purchase) or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that in the case of clauses (a) and (b), after giving effect to such acquisition, merger, amalgamation or consolidation, either (x) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test or (y) the Fixed Charge Coverage Ratio for the Issuer is greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective

Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(19) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(20) Indebtedness in respect of Bank Products provided by banks or other financial institutions to the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(22) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(23) the incurrence of Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed, together with any other Indebtedness incurred under this clause (23) outstanding at such time, the greater of (a) $25.0 million and (b) 5.0% of the Foreign Subsidiary Total Assets (in each case, determined at the date of incurrence; it being understood that any Indebtedness incurred pursuant to this clause (23) shall cease to be deemed incurred or outstanding for the purpose of this clause (23) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (23)); and

(24) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that all Indebtedness outstanding under the Senior Secured Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph above; and

(2) the Issuer is entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related Guarantee of Indebtedness, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees, (b) Liens securing (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) obligations of the Issuer or any Subsidiary in respect of any Bank Products provided by any lender party to any Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into) and (c) Liens securing Indebtedness permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto and the application of the net proceeds thereof, the Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Issuer would be greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreements; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing, clauses (3), (4), (5) and (6) of the preceding paragraph of the covenant shall not apply to the Merger. Notwithstanding the immediately preceding clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Issuer or a Restricted Subsidiary, and

(2) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures, if any, comply with the Indenture;

(2) the transaction is made in compliance with the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales”; or

(3) such property or assets constitute Equity Interests of Restricted Subsidiaries that are not Guarantors, which Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed to Restricted Subsidiaries that are not Guarantors.

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $7.5 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above;

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring, transaction, advisory and other fees and related expenses (including indemnification and other similar amounts) pursuant to the Management Fee

Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or, in each case, any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Issue Date;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with or any Qualified Securitization Facility;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Co-Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(14)(i) investments by Permitted Holders in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (x) the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (y) the investment constitutes less than 15.0% of the proposed or outstanding issue amount of such class of securities, and (ii) payments to Permitted Holders in respect of securities of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(15) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(16) payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(17) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee and any Affiliate of the Issuer, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith; and

(18) intellectual property licenses in the ordinary course of business.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Guarantor;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Secured Credit Facilities and the related documentation and Hedging Obligations;

(b) the Indenture, the Outstanding 2010 Notes and the guarantees thereof;

(c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility;

(m) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(n) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, in the judgment of the Issuer, such incurrence will not materially impair the Issuer’s ability to make payments under the Notes when due;

(o) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above;

provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(p) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and other restrictions that are, in the good faith judgment of the Issuer, no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Facility by any Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (1) above.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC, from and after the Issue Date, no later than 15 days after the time periods specified in the SEC’s rules and regulations applicable to non-accelerated filers (whether or not such rules and regulations are then applicable),

(1) all information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports;

in each case, in a manner that complies in all material respects with the requirements specified in such form (except as described above or below); provided that the Issuer shall not be so obligated to file such reports with the SEC (i) if the SEC does not permit such filing or (ii) prior to consummation of an exchange offer or effectiveness of a shelf registration statement, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information (subject, in the case of required financial information, to exceptions consistent with the presentation of financial information in the Initial Offering Memorandum, to the extent filed within the times specified above) to the Trustee and the Holders of the Notes, in each case within 15 days after the applicable time the Issuer would be required to file such information pursuant to this sentence. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any report with respect to quarterly financial information required to be delivered under clause (1) above prior to the first date of delivery of a report with respect to annual financial information pursuant to clause (1) following the Issue Date shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such report.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in the Initial Offering Memorandum, to the extent filed within the time specified above or (2) by posting on its website or providing to the Trustee by the applicable date the Issuer would be required to file such information as specified above, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Initial Offering Memorandum. Notwithstanding anything to the contrary herein, the financial information for the fiscal quarter ended September 30, 2011 shall not be required to comply with Regulation S-X or include any purchase accounting adjustments or financial statement footnotes.

Notwithstanding anything herein to the contrary, failure by the Issuer to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” will not constitute an Event of Default thereunder until 90 days after the receipt of the written notice delivered thereunder.

Events of Default and Remedies

The Indenture provides that each of the following is an “Event of Default”:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports”) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $30.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary (in each case determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports”); or

(7) the Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary (in each case determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under “—Reports”) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary (as of the most recent consolidated financial statement of the Issuer for a fiscal quarter end), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than an Event of Default of the type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if it determines acceleration is not in the best interests of the Holders.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required to deliver to the Trustee a statement specifying any Default within 15 days after becoming aware of such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Guarantors) shall have any liability, for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any defeasance shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore cancelled or delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore cancelled or delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption (it being understood that any discharge shall be subject to the condition subsequent that such deficit is in fact paid). Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption,

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than with respect to notice periods and provisions relating to the covenants described above under “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to provide for the issuance of Additional Notes in accordance with the terms of the Indenture;

(8) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(9) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(10) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(11) to add a Guarantor under the Indenture or to release a Guarantor in accordance with the terms of the Indenture;

(12) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes as certified in an Officer’s Certificate delivered to the Trustee; or

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest “ means all additional interest then owing pursuant to the Registration Rights Agreements.

“Additional Outstanding Notes” means the $390.0 million aggregate principal amount of Notes issued on July 13, 2011, in connection with the PharmaNet acquisition.

“Additional Registration Rights Agreement” means the Registration Rights Agreement, dated as of July 13, 2011, among the Issuer, the Initial Purchasers of the Additional Outstanding Notes, and the Guarantors.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Notes at August 15, 2014 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such Note through August 15, 2014, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction) of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments” including the making of any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $7.5 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2)(a) Canadian dollars, pounds sterling, euros or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(11) demand deposit accounts maintained in the ordinary course of business; and

(12) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (1) through (11) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11) and (12) above of foreign obligors, which

Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (12) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Co-Investors “ means Thomas H. Lee Partners L.P. and Liberty Lane Partners, LLC and, if applicable, each of their respective Affiliates and funds or partnerships managed or advised by it or its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, Capitalized Lease Obligations and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(2) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Issuer shall be excluded;

(3) the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the Issuer or a Restricted Subsidiary thereof in respect of such period;

(4) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(5) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and other noncash charges resulting from the application of recapitalization accounting or, if applicable, purchase accounting or otherwise in connection with the Transactions or any past (including prior to the Issue Date) or future consummated acquisition or similar transaction (whether by merger, consolidation, asset purchase or otherwise) or the amortization, write-up, write-down or write-off of any amounts thereof shall be excluded;

(6) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(7) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(8) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(9) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, any Vesting Payment, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Notes and the Senior Secured Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and the Senior Secured Credit Facilities) and including, in each case, Transaction Expenses, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(10) accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(11) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(12) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(13) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement on Financial Accounting Standards Nos. 87, 106 and 112, and any other non-cash items of a similar nature, shall be excluded; and

(14) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133;

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of

Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities;

(c) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed; and

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, all obligations under Qualified Securitization Facilities and all obligations in respect of Vesting Payments) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase accounting in connection with the Transactions or any acquisition); provided, that Consolidated Total Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit, (B) Hedging Obligations existing on the Issue Date or otherwise permitted by clause (10) of the second paragraph under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (C) any Vesting Payment or any obligation to fund a Vesting Payment. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“ Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Default “ means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members), of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than clauses (i) and (l)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (14) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, (y) costs of surety bonds in connection with financing activities, and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges, accruals or reserves; plus

(e) any other non-cash charges, including (A) any write offs or write downs reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets and investments in debt and equity securities, (D) all losses from investments recorded using the equity method and (E) any tax reclassification related to a prior period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(g) the amount of management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Co-Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates”; plus

(h) the amount of extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, costs incurred in connection with being a public company prior to the Issue Date and through the third fiscal quarter of 2010, any Vesting Payments, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs or accruals or reserves incurred in connection with acquisitions after the Issue Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and upgrade and implementation costs), charges and expenses relating to earn-out and similar obligations in connection with acquisitions accrued after consummation of the related acquisitions, restructuring costs and curtailments or modifications to pension and postretirement employee benefit plans; plus

(i) the amount of “run-rate” cost savings and synergies projected by the Issuer in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings and synergies shall be subject only to certification by management of the Issuer and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken within 12 months (which adjustments, without duplication, may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”)); plus

(j) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k) any costs or expense incurred by any direct or indirect parent company of the Issuer, the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) any net loss from disposed or discontinued operations;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations; plus

(d) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the $825 million aggregate amount of Notes offered in exchange for the Outstanding Notes pursuant to the exchange offer described in this prospectus.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Existing Swaps” means any Hedging Obligations outstanding immediately prior to the consummation of the Merger Agreement and in effect as of the Issue Date.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility) unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation or consolidation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized based on actions taken or expected to be taken within 12 months). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

Fixed Charges shall exclude obligations in respect of Vesting Payments to the extent such obligations would otherwise be included in Fixed Charges.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries that are not Guarantors, as determined in accordance with GAAP in good faith by the Issuer, without intercompany eliminations between such Foreign Subsidiaries and the Issuer and its other Subsidiaries.

“ GAAP” means (1) generally accepted accounting principles in the United States of America which are in effect on the Issue Date or (2) if elected by the Issuer by written notice to the Trustee in writing in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Issuer is making such election; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided, after such election pursuant to the Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS, (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date and (y) for delivery of audited annual financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture and the Notes.

“Guarantor” means each Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of the Indenture. On the Issue Date, each Restricted Subsidiary that guarantees any Indebtedness of the Issuer under the Senior Secured Credit Facilities will be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies, including any swaps or hedges replacing or otherwise in respect of Existing Swaps and other arrangements in respect of Existing Swaps (which such replacement or other swaps or hedges will be deemed, for the avoidance of doubt, to be entered into for non-speculative purposes) or entered into in connection with the Transactions.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Holdings” means inVentiv Holdings, Inc., a Delaware corporation and the direct parent of the Issuer.

“i3 Registration Rights Agreement” means the Registration Rights Agreement, dated June 10, 2011, among the Issuer, certain of the Guarantors and Apollo Investment Corporation.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) obligations under or in respect of Qualified Securitization Facilities, or (c) any Vesting Payments.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Offering Memorandum” means the confidential offering memorandum, dated July 28, 2010, relating to the sale of the Outstanding 2010 Notes.

“Initial Outstanding Notes” means the Outstanding 2010 Notes and the Outstanding i3 Notes.

“Initial Purchasers” means (i) with respect to the Outstanding 2010 Notes, Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. and (ii) with respect to the Additional Outstanding Notes, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Jefferies & Company, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC.

“Initial Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 4, 2010, among the Issuer, the Initial Purchasers of the Outstanding 2010 Notes and certain of the Guarantors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means Thomas H. Lee Partners L.P. and, if applicable, each of its Affiliates and funds or partnerships managed or advised by it or its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means August 4, 2010.

“Issuer” means inVentiv Health, Inc., a Delaware corporation (as successor by merger to inVentiv Acquisition, Inc.), and its successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means the management services or similar agreements between certain of the management companies associated with one or more of the Co-Investors or their advisors, if applicable, and the Issuer (and/or its direct or indirect parent companies).

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date or became holders of such Equity Interests in connection with the Merger.

“Merger” means the transactions contemplated by the Merger Agreement.

“Merger Agreement” means the Merger Agreement, dated as of May 6, 2010 by and between inVentiv Group Holdings, Inc. (formerly known as Papillon Holdings, Inc.), inVentiv Acquisition, Inc. and inVentiv Health, Inc., as the same may be amended prior to the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the

Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, that meets the requirements set forth in the Indenture.

“Outstanding 2010 Notes” means the $275.0 million aggregate principal amount of Notes issued on August 4, 2010, in connection with the August 2010 Merger.

“Outstanding i3 Notes” means the $160.0 million aggregate principal amount of Notes issued on June 10, 2011, in connection with the i3 Acquisition.

“Outstanding Notes” means the Initial Outstanding Notes and the Additional Outstanding Notes.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Issuer or the Trustee that meets the requirements set forth in the Indenture.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means each of the Investors, the Management Stockholders and Paul Meister (together with Liberty Lane Partners, LLC and its affiliates and any Controlled Investment Affiliates of Paul Meister) (provided, that any Voting Stock held by Management Stockholders and Paul Meister (together with Liberty Lane Partners, LLC and its Affiliates and any Controlled Investment Affiliates of Paul Meister) possessing together more than 20.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies shall be deemed to be held by Persons that are not Management Stockholders or Paul Meister (or Liberty Lane Partners, LLC or its Affiliates or any Controlled Investment Affiliates of Paul Meister)) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders (subject to the limitation provided above), collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable, indorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $75.0 million and (b) 5.0% of Total Assets;

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (5) of such paragraph);

(12) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed the greater of (a) $25.0 million and (b) 1.75% of Total Assets;

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, managers, distributors and consultants (a) for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (b) to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof; provided, that the proceeds of any such loans to purchase Equity Interests under this clause (16)(b) are either received by the Issuer or contributed by such direct or indirect parent company to the Issuer and excluded from the calculation under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments” except to the extent such loans are actually repaid;

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22) repurchases of Notes;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(24) Investments consisting of promissory notes issued by the Issuer or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of the Issuer or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is a permitted by the covenant described under “Certain Covenants—Limitation on Restricted Payment”; and

(25) non-cash consideration received in connection with any Asset Sale (or any sale or disposition of assets not otherwise constituting an Asset Sale).

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (12)(b), (13) or (23) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (2), (3), (4), (12) or (14) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (b) Liens securing Obligations relating to Indebtedness permitted to be incurred pursuant to clause (23) extend only to the assets of Foreign Subsidiaries and (c) Liens securing

Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets so purchased, leased or improved;

(7) Liens existing on the Issue Date (including to secure any Refinancing Indebtedness of any Indebtedness secured by such Liens);

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(17) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (a) $30.0 million and (b) 2.0% of Total Assets determined as of the date of incurrence;

(21) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Secured Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(29) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(32) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(33) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(35) Liens on the assets of non-guarantor Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of the Indenture to be incurred;

(36) Liens arising solely from precautionary UCC financing statements or similar filings; and

(37) Liens on vehicles arising from Capitalized Lease Obligations entered into with respect to such vehicles so long as such leases are permitted under the covenant “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the applicable securities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Default” has the meaning assigned to such term in the Initial Registration Rights Agreement.

“Registration Rights Agreements” means, collectively, (i) the Initial Registration Rights Agreement, (ii) the i3 Registration Rights Agreement and (iii) the Additional Registration Rights Agreement.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Replacement Leases” means any Capitalized Lease Obligations relating to vehicle leases incurred after the Issue Date so long as the aggregate amount of such Capitalized Lease Obligations, when taken together with all Capitalized Lease Obligations relating to vehicle leases in existence on the Issue Date that are outstanding at such time, does not exceed the aggregate amount of Capitalized Lease Obligations in respect of vehicle leases in existence on the Issue Date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary “ means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act “ means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Secured Credit Facilities” means the term and revolving credit facilities under the Credit Agreement as entered into on the Issue Date by and among the Issuer, the other borrowers party thereto, Holdings, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof, in whole or in part, and any indentures, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement, exchange or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means Indebtedness of the Issuer or any Guarantor unless the instrument under which such Indebtedness is incurred expressly provides that it is or subordinated in right of payment to the Notes or any related Guarantee.

“Senior Secured Leverage Ratio” means, as of the date of determination (the “Secured Leverage Ratio Calculation Date”), the ratio of (a) the Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available that is secured by Liens to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to or simultaneously with the Secured Leverage Ratio Calculation Date, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized based on actions taken or expected to be taken within 12 months.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions “ means the transactions contemplated by the Merger Agreement, the repayment and refinancing of certain Indebtedness, the issuance of the Notes and borrowings under the Senior Secured Credit Facilities on the Issue Date and other transactions in connection therewith or incidental thereto.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 15, 2014; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Issuer would be equal to or greater than such ratio for the Issuer immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Vesting Payment” means any payment made after the Issue Date in respect of unvested stock, options and other employee compensation arrangements existing immediately prior to the consummation of the Merger (including any related taxes or payments in respect of taxes otherwise payable in connection therewith) in an aggregate amount for all such payments not to exceed $25.0 million.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK ENTRY, DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons (the “global notes”). The global notes will be deposited with the relevant trustee as a custodian for DTC, as depositary, and registered in the name of such depositary.

Those who participate in these exchange offers may elect to take physical delivery of their certificates (each a “certificated security”) instead of holding their interests through the global notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the “non-global purchasers”). Upon the transfer of any certificated security initially issued to a non-global purchaser, such certificated security will, unless the transferee requests otherwise or the global notes have previously been exchanged in whole for certificate securities, be exchanged for an interest in the global notes.

The Global Notes

We expect that pursuant to procedures established by DTC (a) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (b) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indentures. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indentures with respect to the notes.

Payments of the principal of, premium (if any), interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indentures. DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indentures, DTC will exchange the global notes for certificated securities, which it will distribute to its participants and which will be legended as set forth under the heading “Notice to Investors” in the final offering memoranda relating to the outstanding notes.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that participants deposit with DTC. DTC also facilitates post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, brokers, trust companies, clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (a) if requested by a holder of such interests, (b) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days or (c) there has occurred and is continuing an event of default under the indenture.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences of the exchange offer to holders of outstanding notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder.

An exchange of initial outstanding notes for initial exchange notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders that exchange their initial outstanding notes for initial exchange notes in connection with the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the initial exchange notes as it had in the initial outstanding notes immediately before the exchange.

An exchange of additional outstanding notes for additional exchange notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders that exchange their additional outstanding notes for additional exchange notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the additional exchange notes as it had in the additional outstanding notes immediately before the exchange. The additional outstanding notes were treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes and the additional exchange notes will continue to be treated as being issued with OID for U.S. federal income tax purposes. Accordingly, OID will accrue for U.S. federal income tax purposes on the same schedule as the additional outstanding notes. Each holder of additional outstanding notes should consult its own tax advisors regarding the applicability of the OID rules to its particular circumstances.

The foregoing discussion of U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, each holder of outstanding notes considering this exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under foreign, state, local, gift, estate or other tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes are acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offers and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantees has been passed upon for us by Weil, Gotshal & Manges, LLP, New York, New York. In passing on the validity of the exchange notes and the guarantees, Weil, Gotshal & Manges, LLP relied upon the opinion of King & Spalding LLP, as to certain matters of the laws of the State of Georgia, Norris, McLaughlin & Marcus, P.A., as to certain matters of the laws of the State of New Jersey, Womble Carlyle Sandridge & Rice, PLLC, as to certain matters of the laws of the State of North Carolina, Kegler, Brown, Hill & Ritter Co, LPA, as to certain matters of the laws of the State of Ohio, and Greenberg Traurig LLP, as to certain matters of the laws of the State of Florida.

EXPERTS

The consolidated financial statements of inVentiv Health, Inc. and its subsidiaries as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

inVentiv Health, Inc.

Burlington, Massachusetts

We have audited the accompanying consolidated balance sheets of inVentiv Health, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholder’s deficit, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of inVentiv Health, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 24, 2015

INVENTIV HEALTH, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$57,059	$116,227
Restricted cash	1,717	1,953
Accounts receivable, net of allowances for doubtful accounts of $4,143 and $4,839 at December 31, 2014 and 2013, respectively	302,847	273,136
Unbilled services	179,036	174,041
Prepaid expenses and other current assets	38,225	40,009
Income tax receivable	1,363	4,285
Current deferred tax assets	7,512	9,678
Assets from discontinued operations	—	1,433

Total current assets	587,759	620,762
Property and equipment, net	121,859	109,246
Goodwill	931,787	950,208
Intangible assets, net	417,824	492,981
Non-current deferred tax assets	3,944	4,697
Deferred financing costs and other assets	91,262	96,120

Total assets	$2,154,435	$2,274,014

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Short-term borrowings, current portion of capital lease obligations and other financing arrangements	$16,265	$10,455
Accrued payroll, accounts payable and accrued expenses	286,613	293,804
Income taxes payable	1,209	1,785
Deferred revenue and client advances	199,130	197,211
Liabilities from discontinued operations	—	2,365

Total current liabilities	503,217	505,620
Capital lease obligations, net of current portion	29,324	17,254
Long-term debt, net of current portion	2,071,232	2,012,553
Non-current income tax liability	6,461	10,570
Deferred tax liability	77,232	75,117
Other non-current liabilities	80,756	60,937

Total liabilities	2,768,222	2,682,051

Commitments and contingencies (Note 12) inVentiv Health, Inc. stockholder’s deficit:
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding at December 31, 2014 and 2013, respectively	1	1
Additional paid-in-capital	569,863	569,307
Accumulated deficit	(1,157,668)	(968,033)
Accumulated other comprehensive loss	(27,377)	(10,529)

Total inVentiv Health, Inc. stockholder’s deficit	(615,181)	(409,254)
Noncontrolling interest	1,394	1,217

Total stockholder’s deficit	(613,787)	(408,037)

Total liabilities and stockholder’s deficit	$2,154,435	$2,274,014

The accompanying notes are an integral part of these consolidated financial statements.

INVENTIV HEALTH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	For the Year Ended December 31,
	2014	2013	2012
Net revenues	$1,806,405	$1,644,555	$1,715,703
Reimbursed out-of-pocket expenses	266,786	259,925	275,373

Total revenues	2,073,191	1,904,480	1,991,076

Operating expenses:
Cost of revenues	1,168,444	1,056,071	1,073,227
Reimbursable out-of-pocket expenses	266,786	259,925	275,373
Selling, general and administrative expenses	564,558	567,024	594,345
Proceeds from purchase price finalization	—	(14,221)	—
Impairment of goodwill	15,795	36,864	361,612
Impairment of long-lived assets	8,228	2,017	49,793

Total operating expenses	2,023,811	1,907,680	2,354,350

Operating income (loss)	49,380	(3,200)	(363,274)
Loss on extinguishment of debt and refinancing costs	(10,062)	(818)	(18,580)
Interest expense	(217,473)	(209,350)	(185,871)
Interest income	424	119	403

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(177,731)	(213,249)	(567,322)
Income tax (provision) benefit	(2,507)	(2,955)	397

Income (loss) before income (loss) from equity investments	(180,238)	(216,204)	(566,925)
Income (loss) from equity investments	(404)	15	14

Income (loss) from continuing operations	(180,642)	(216,189)	(566,911)
Income (loss) from discontinued operations, net of tax	(8,163)	(20,228)	(10,531)

Net income (loss)	(188,805)	(236,417)	(577,442)
Less: Net (income) loss attributable to the noncontrolling interest	(830)	(1,156)	(1,358)

Net income (loss) attributable to inVentiv Health, Inc	$(189,635)	$(237,573)	$(578,800)

The accompanying notes are an integral part of these consolidated financial statements.

INVENTIV HEALTH, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	For the Year Ended December 31,
	2014	2013	2012
Net income (loss)	$(188,805)	$(236,417)	$(577,442)

Other comprehensive income (loss):
Foreign currency translation adjustment	(16,848)	(7,246)	(6,141)

Total other comprehensive income (loss)	(16,848)	(7,246)	(6,141)

Total comprehensive income (loss)	(205,653)	(243,663)	(583,583)

Less: Comprehensive (income) loss attributable to the noncontrolling interest	(830)	(1,156)	(1,358)

Comprehensive income (loss) attributable to inVentiv Health, Inc.	$(206,483)	$(244,819)	$(584,941)

The accompanying notes are an integral part of these consolidated financial statements.

INVENTIV HEALTH, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT

(in thousands)

	Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Non- controlling Interest	Total
Balance at December 31, 2011	1	$1	$470,418	$(151,660)	$2,858	$1,577	$323,194
Equity contribution from Investors			100,000				100,000
Exercise of stock options			3,213				3,213
Withheld shares for taxes			(3,139)				(3,139)
Repurchase of common stock			(100)				(100)
Net loss				(578,800)		1,358	(577,442)
Foreign currency translation adjustment					(6,141)		(6,141)
Stock-based compensation expense			669				669
Distributions to noncontrolling interest						(1,601)	(1,601)

Balance at December 31, 2012	1	1	571,061	(730,460)	(3,283)	1,334	(161,347)
Equity contribution from Investors			44				44
Exercise of stock options			41				41
Withheld shares for taxes			(41)				(41)
Repurchase of common stock			(27)				(27)
Net loss				(237,573)		1,156	(236,417)
Foreign currency translation adjustment					(7,246)		(7,246)
Stock-based compensation credit			(1,771)				(1,771)
Distributions to noncontrolling interest						(1,273)	(1,273)

Balance at December 31, 2013	1	1	569,307	(968,033)	(10,529)	1,217	(408,037)
Net loss				(189,635)		830	(188,805)
Foreign currency translation adjustment					(16,848)		(16,848)
Stock-based compensation expense			556				556
Distributions to noncontrolling interest						(653)	(653)

Balance at December 31, 2014	1	$1	$569,863	$(1,157,668)	$(27,377)	$1,394	$(613,787)

The accompanying notes are an integral part of these consolidated financial statements.

INVENTIV HEALTH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$(188,805)	$(236,417)	$(577,442)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations, net of tax	8,163	20,228	10,531
Depreciation	40,583	33,781	38,064
Amortization of intangible assets	66,732	72,218	77,187
Amortization of deferred financing costs and original issue discount/premium.	18,635	18,620	19,301
Impairment of goodwill	15,795	36,864	361,612
Impairment of long-lived assets	8,228	2,017	49,793
Payment-in-kind interest expense	22,984	—	—
(Gain) loss on sale of vehicles	(717)	(1,776)	(2,055)
Stock-based compensation expense (credit)	556	(1,771)	669
Loss on disposal of assets	961	3,022	5,078
Loss on extinguished debt	3,537	818	18,580
Deferred taxes	4,638	1,428	(8,450)
Other non-cash adjustments	(4,618)	813	416
Changes in assets and liabilities, net
Accounts receivable, net	(37,141)	51,032	(3,087)
Unbilled services	(10,249)	3,916	(8,100)
Prepaid expenses and other current assets	(547)	(3,912)	11,030
Accrued payroll, accounts payable and accrued expenses	(4,406)	33,734	(50,279)
Net change in income tax receivable and non-current income tax liability	(1,734)	(3,141)	6,194
Deferred revenue and client advances	12,762	(7,980)	34,911
Other, net	(1,404)	(866)	2,967

Net cash provided by (used in) continuing operations	(46,047)	22,628	(13,080)
Net cash provided by (used in) discontinued operations	(7,988)	(6,188)	(9,870)

Net cash provided by (used in) operating activities	(54,035)	16,440	(22,950)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(400)	(92,767)
Purchases of property and equipment	(33,089)	(35,677)	(28,597)
Proceeds from vehicle sales	5,380	12,516	12,618
Disbursement for investments	(2,625)	(3,590)	—
Other, net	6,973	2,889	7,426

Net cash provided by (used in) continuing operations	(23,361)	(24,262)	(101,320)
Net cash provided by (used in) discontinued operations	—	(1,941)	(4,665)

Net cash provided by (used in) investing activities	(23,361)	(26,203)	(105,985)

The accompanying notes are an integral part of these consolidated financial statements.

INVENTIV HEALTH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in thousands)

	For the Year Ended December 31,
	2014	2013	2012
Cash flows from financing activities:
Repayments on capital leases	(17,866)	(22,186)	(22,903)
Borrowings under line of credit	369,000	54,500	344,000
Repayments on line of credit	(369,000)	(54,500)	(344,000)
Payments on installment note related to acquisition	(1,500)	—	—
Proceeds from issuance of debt	2,776	2,418	—
Payment of debt issuance costs	(2,428)	(3,059)	(29,420)
Equity contribution from Investors	—	44	100,000
Repayments of debt and other financing arrangements	(4,859)	(2,797)	(5,404)
Payment of contingent consideration related to acquisition	—	—	(3,600)
Issuance of notes payable	50,000	25,625	600,000
Extinguishment of debt	—	—	(488,868)
Other, net	(653)	(1,301)	(1,636)

Net cash provided by (used in) provided by financing activities	25,470	(1,256)	148,169

Effects of foreign currency exchange rate changes on cash	(7,242)	(2,167)	896

Net (decrease) increase in cash and cash equivalents	(59,168)	(13,186)	20,130
Cash and cash equivalents, beginning of year	116,227	129,413	109,283

Cash and cash equivalents, end of year	$57,059	$116,227	$129,413

Supplemental disclosure of cash flow information:
Cash paid for interest	$194,050	$174,096	$172,439
Cash paid (refunded) for income taxes	(1,273)	5,090	3,957
Supplemental disclosure of non-cash activities:
Issuance of Junior Lien Secured Notes for backstop fees	7,000	—	—
Vehicles acquired through capital lease agreements, net of transfers	35,532	14,963	23,014
Accrued capital expenditures	5,338	5,482	1,300

The accompanying notes are an integral part of these consolidated financial statements.

INVENTIV HEALTH, INC.

Notes to Consolidated Financial Statements

1.	Organization and Business

inVentiv Health, Inc. (“inVentiv”, or the “Company”) is a leading provider of outsourced services to the pharmaceutical, biotechnology, medical device and diagnostics, and healthcare industries. The Company is organized into two business segments: Clinical and Commercial. The Company provides a broad range of clinical development and commercialization services that are critical to its clients’ ability to develop and successfully commercialize their products and services. The Company’s portfolio of services meets the varied needs of its clients, who are increasingly outsourcing both their clinical research and development activities, as well as their commercial activities. The Company serves more than 550 client organizations, including all of the 20 largest global pharmaceutical companies.

The Company’s service offerings reflect the changing needs of its clients as their products move from early clinical development through the late-stage development and regulatory approval processes and into product launch, and then throughout the post-launch product lifecycle. The Company has established expertise and leadership in providing the services its clients require at each of these stages and seeks to address their outsourced service needs on a comprehensive basis throughout the product life cycle through both standalone and integrated solutions.

On August 4, 2010, inVentiv Acquisition, Inc., an indirect, wholly owned subsidiary of inVentiv Group Holdings, Inc. (“Group Holdings” or “Parent”) merged with and into the Company (the “August 2010 Merger”). Group Holdings is controlled by affiliates of Thomas H. Lee Partners (“THL”), a global private investment and advisory firm, as well as certain co-investors, certain members of management and Liberty Lane IH LLC, a private equity investment firm (“Liberty Lane” and together with the private equity funds sponsored by THL, the management investors and the co-investors, the “Investors”).

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), include the accounts of inVentiv Health, Inc. and its wholly owned subsidiaries. In addition, the Company consolidates the accounts of its 60% owned subsidiary and reflects the minority interest as a noncontrolling interest classified in equity. The Company has both equity and cost method investments in securities of certain privately held entities. Investments accounted for under the equity method are recorded at the amount of the Company’s investment and adjusted each period for the Company’s share of the investee’s income or loss. Investments accounted for under the cost method are recorded at the historical carrying value. The carrying value of both types of investments are recorded in deferred financing costs and other assets in the consolidated balance sheets and are immaterial. All intercompany transactions have been eliminated in consolidation.

Discontinued Operations

In 2012, the Company adopted plans to sell its medical management and sample management businesses, which were small non-core businesses within the Commercial segment. The results have been classified and presented as discontinued operations in the accompanying consolidated financial statements. Prior period results have been adjusted to conform to this presentation. The results of operations of these businesses are included in the consolidated statements of operations for all periods presented. The cash flows of these businesses are also presented separately in the consolidated statements of cash flows. See Note 4 for additional information.

Revenue Recognition

The Company’s revenue arrangements are typically service-based contracts which may be on a fixed price or fee-for-service basis and may include variable components such as incentive fees and performance penalties. The duration of the Company’s contracts ranges from a few months to several years, depending on the arrangement. The Company recognizes revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) fees are fixed or determinable, and (iv) collectability is reasonably assured. The Company’s contracts do not generally contain a refund provision. The Company does not recognize revenue with respect to start-up activities including contract and scope negotiation, and feasibility analysis. The costs for these activities are expensed as incurred. Revenue related to changes in contract scope, which are subject to customer approval, are recognized when amounts are determinable and realization is reasonably assured.

The Company recognizes revenue from its service contracts either using a fee-for-service method, proportional performance method, or completed contract method. For fee-for-service contracts, the Company records revenue as contractual items (i.e., “units”) are delivered to the customer, or, in the event the contract is time and materials based, when labor hours are incurred. The Company uses the completed contract method when fees are not determinable until all services are delivered to the customer, or, when there is uncertainty with respect to the Company’s ability to deliver the services to the customer. The Company uses the proportional performance method when its fees for a service obligation are fixed pursuant to the contractual terms. Revenue is recognized as services are performed and measured on a proportional performance basis, generally using output measures that are specific to the services provided. To measure performance on a given date, the Company compares effort expended through that date to estimated total effort to complete the contract. The Company believes the best indicator of effort expended to complete its performance requirement related to its contractual obligation are the actual units delivered to the customer, or the incurrence of labor hours when no other pattern of performance exists. In the event the Company uses labor hours as the basis for determining proportional performance, the Company estimates the number of hours remaining to complete its service obligation. Actual hours incurred to complete the service requirement may differ from the Company’s estimate, and such differences are accounted for prospectively.

The Company enters into multiple element arrangements in which the Company is engaged to provide multiple services under one agreement. In such arrangements, the Company records revenue as each separate service, or element, is delivered to the customer. Such arrangements are predominantly within the Company’s Commercial segment where the Company is engaged to provide recruiting, deployment, and detailing services. These services may be sold individually or in combination with contractual fees that may be based on fixed fees for each element; variable fees for each element; or a combination of both fixed and variable fees. For the arrangements that include multiple elements, arrangement consideration is allocated to units of accounting based on the relative selling price. The best evidence of selling price of a unit of accounting is vendor-specific objective evidence (“VSOE”), which is the price the Company charges when the deliverable is sold separately. When VSOE is not available to determine selling price, the Company uses relevant third-party evidence (“TPE”) of selling price, if available. When neither VSOE nor TPE of selling price exists, the Company uses its best estimate of selling price considering all relevant information that is available without undue cost and effort.

Most contracts may be often terminated with advance notice from a customer. In the event of termination, the Company’s contracts generally require payment for services rendered through the date of termination.

Deferred Revenue

In some cases, a portion of the contract fee is billed or paid at the time the contract is initiated or prior to the service being performed. In the event the Company bills or receives cash in advance of the services being performed, the Company records a liability denoted as deferred revenue in the accompanying consolidated balance sheets and recognizes revenue as the services are performed. For the Commercial segment, the Company is entitled to additional compensation if certain performance-based milestones are achieved over the contract duration. As there is substantive uncertainty regarding the ability to realize such amounts at the onset of the arrangements, such revenues are deferred until the Company determines it has met the milestone and the other revenue recognition criteria described above.

Reimbursable Out-Of-Pocket Expenses

The Company records reimbursable out-of-pocket expenses as a separate revenue and expense line in the consolidated statements of operations when the Company is the primary obligor in such transactions. This amount consists of pass through travel expenses and other out-of-pocket costs that are reimbursed by customers.

Receivables, Billed and Unbilled

In general, prerequisites for billings and payments are established by contractual provisions including predetermined payment schedules, submission of appropriate billing detail or the achievement of contract milestones, depending on contract terms. Unbilled services represent services that have been rendered for which revenue has been recognized but amounts have not been billed. Billed receivables represent amounts the Company invoiced its customer according to contractual terms. The Company evaluates its receivables for collectability based on specific customer circumstances, credit conditions, history of write-offs and collections. The Company records a provision for bad debts to record the receivable based on the amount the Company deems probable of collection.

Cash and Cash Equivalents

Cash and cash equivalents are comprised principally of amounts in operating cash accounts that are stated at cost, which approximates fair value, and have original maturities of three months or less. The Company held $1.7 million and $2.0 million at December 31, 2014 and 2013, respectively, of restricted cash that collateralizes certain security deposits and obligations.

Cash Pooling

The Company and certain of its international subsidiaries entered into a notional cash pooling arrangement (“Cash Pool”) to help manage global liquidity requirements. The parties to the arrangement combine their cash balances in pooling accounts with the ability to set-off overdrafts to the bank against positive cash balances. Each subsidiary receives interest on the cash balances or pays interest on amounts owed. At December 31, 2014, the Company’s net cash position in the pool of $11.6 million, defined as the gross cash position in the pool of $63.6 million less borrowings of $52.0 million, is reflected as cash and cash equivalents in the consolidated balance sheets.

Property and Equipment

Property and equipment is stated at cost. The Company depreciates furniture, fixtures and office equipment on a straight-line basis over three to seven years; computer equipment and software over two to five years; and leasehold improvements over the shorter of the term of the lease or the estimated useful lives of the improvements. The Company amortizes the cost of vehicles under capital leases on a straight-line basis over their estimated useful lives, which is generally equal to or less than the applicable lease term.

Business Combinations

The Company accounts for business combinations in accordance with the acquisition method of accounting. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. The consolidated financial statements reflect the results of operations of the acquired business from the date of the acquisition.

The judgments that the Company makes in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact earnings in periods following a business combination. The Company generally uses either the income, cost or market approach to determine the appropriate fair values. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to a present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach ultimately selected for each asset or class of assets or liabilities assumed is based on the relevant characteristics and the availability of information.

The Company records contingent consideration resulting from a business combination at its fair value on the acquisition date. Each reporting period thereafter, the Company revalues these obligations and records increases or decreases in their fair value as an adjustment to selling, general and administrative expenses (“SG&A expenses”) within the consolidated statements of operations. The changes in the fair value of the contingent consideration obligation are primarily the result of updates in the achievement of financial targets and the weighted probability of achieving future financial targets.

Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period. Accordingly, any change in these assumptions could have an impact on the Company’s financial statements. See Note 3 for additional information.

Goodwill and Indefinite-lived Intangible Assets

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill and indefinite-lived intangible assets, such as tradenames, are assessed annually for potential impairment on October 1 or when management determines that the carrying value of goodwill or an indefinite-lived intangible asset may not be recoverable based upon the existence of certain indicators of impairment, such as a loss of a significant customer, a significant change to the Company’s regulatory environment that hinders the ability to conduct business, or a significant downturn in the economy. The Company identified 14 reporting units with goodwill assigned at December 31, 2014. Goodwill is tested for impairment at the reporting unit level using a two-step process. The first step compares the fair value of the reporting unit to its carrying value. If the carrying value exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying value of that goodwill. To calculate the implied fair value of goodwill in this second step, the Company allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any previously unrecognized intangible assets) as if the reporting unit had been acquired in a current business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit represents the implied fair value of goodwill. If the carrying value of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized for that difference. See Note 5 for additional information.

The Company’s indefinite-lived intangible assets are comprised of four tradenames. Testing indefinite-lived intangible assets, other than goodwill, for impairment requires a one-step approach. If the carrying amount of indefinite- lived intangible assets exceeds the fair value, an impairment loss is recognized equal to the excess. See Note 6 for additional information.

Long-lived Assets

The Company reviews its long-lived assets, including property and equipment, for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Events or circumstances that would result in an impairment review primarily include sustained operating losses or a significant change in the use of an asset. An impairment loss would be recognized based on the amount by which the carrying value of the asset exceeds its fair value. See Note 6 for additional information.

Customer Relationships

An important element in most of the Company’s acquisition agreements are customer relationships, which primarily arise from the allocation of the purchase price of the respective businesses acquired. Customer relationships typically are finite-lived intangible assets.

The valuation of the Company’s customer relationships and the determination of their appropriate useful lives require substantial judgment. In the Company’s evaluation of the appropriate useful lives of these assets, the Company considers the nature and terms of the underlying agreements; the historical breadth of the respective customer relationships; and the projected growth of the customer relationships. The Company determines the useful lives of the customer relationships by analyzing historical customer attrition rates. The Company amortizes its customer relationships over their estimated useful lives using a straight-line method, which generally ranges from three to fifteen years. For these customer relationships, evaluations for impairment are performed only if facts and circumstances indicate that the carrying value may not be recoverable.

Claims and Insurance Accruals

The Company maintains self-insured retention limits for certain insurance policies including employee medical, automobile insurance and workers’ compensation. The liabilities associated with the risk retained by the Company are estimated, in part, based on historical experience, third-party actuarial analysis, demographics, nature and severity, past experience and other assumptions, which have been consistently applied. The liabilities for self-funded retention are included in claims and insurance reserves based on claims incurred and recorded in accrued payroll, accounts payable and accrued expenses in the consolidated balance sheets. Liabilities for unsettled claims and claims incurred but not yet reported are actuarially determined using current workers’ compensation and auto liability claims activity. Reserves are estimated based on management’s evaluation of the nature and severity of individual claims and historical experience. However, these estimated accruals could be significantly affected if the Company’s actual costs differ from these assumptions. A significant number of these claims typically take several years to develop and even longer to ultimately settle. The Company believes its estimation methodology is reasonable; however, assumptions regarding severity of claims, medical cost inflation, as well as specific case facts can create short-term volatility in estimates.

Asset Retirement Obligations

The Company reviews legal obligations associated with the retirement of long-lived assets that result from contractual obligations or the acquisition, construction, development and normal use of those assets. If it is determined that a legal obligation exists, regardless of whether the obligation is conditional on a future event, the fair value of the liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset. The difference between the gross expected future cash flows and its present value is accreted over the life of the related lease as SG&A expense. At December 31, 2014 and 2013, the Company recorded asset retirement obligations of $2.9 million and $3.0 million, respectively. The amounts recognized are based on certain estimates and assumptions, including future retirement costs, future inflation rates and the credit-adjusted risk-free interest rate.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax bases of assets and liabilities and are measured using the tax rates and laws that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized. Realization is dependent on generating sufficient taxable income of a specific nature prior to the expiration of any loss carryforwards or capital losses. The asset may be reduced if estimates of future taxable income during the carryforward period decrease. In addition, the Company maintains reserves for certain tax items, which are included in income taxes payable on its consolidated balance sheets. The Company periodically reviews these reserves to determine if adjustments to these balances are necessary.

Income tax benefits are recognized when the Company believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability greater than 50 percent) that the tax position would be sustained as filed based on the technical merits of a tax position. If a position is determined to be more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense within the consolidated statements of operations.

Foreign Currency Translation

The financial statements of the Company’s subsidiaries expressed in foreign currencies are translated from the respective functional currencies to U.S. Dollars, with results of operations and cash flows translated at average exchange rates during the period, and assets and liabilities translated at end of the period exchange rates. At December 31, 2014 and 2013, the accumulated other comprehensive loss related to foreign currency translation adjustments were approximately $27.3 million and $10.5 million, respectively. Foreign currency transaction gains (losses) were $(0.3) million, less than $(0.1) million and $0.8 million for the years ended December 31, 2014, 2013 and 2012, respectively, and are included in SG&A expenses within the consolidated statements of operations.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, unbilled services, accounts payable, short-term borrowings and current portion of capital leases and other financing arrangements approximate fair value because of the relatively short maturity of these instruments. For disclosure purposes, the Company estimates the fair value of its long-term debt based upon quoted market prices for the same or similar issues, or on the current rates offered for debt with the same remaining maturities.

Concentration of Credit Risk

The Company’s receivables are concentrated with major pharmaceutical companies. Credit risk is managed through the continuous monitoring of exposures with the Company’s customers. The Company does not require collateral or other security to support customer receivables. For the years ended December 31, 2014, 2013 and 2012, one customer accounted for approximately 10%, 12% and 10% of the Company’s net revenues, respectively. As of December 31, 2014 and 2013, no customer represented more than 10% of the accounts receivable balance.

Share-Based Payment Awards

The Company measures the grant date fair value of its equity awards given to employees and recognizes the cost over the requisite service period for those awards that are expected to vest. In the absence of an observable market price for a share-based award, the Company estimates the fair value of its awards on the date of grant using the Black- Scholes option valuation model. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. See Note 13 for additional information.

Use of Forecasted Financial Information in Accounting Estimates

The use of forecasted financial information is inherent in many of the Company’s accounting estimates, including but not limited to, determining the estimated fair value of goodwill and intangible assets that is used in the Company’s impairment analysis, matching intangible asset amortization to underlying benefits (e.g., sales and cash inflows) and evaluating the realizability of deferred tax assets. Such forecasted financial information is comprised of numerous assumptions regarding the Company’s future revenues, operational results and cash flows. Management believes that its financial forecasts used for such purposes are reasonable and appropriate based upon current facts and circumstances. Because of the inherent nature of forecasts, however, actual results may differ from these forecasts.

Use of Estimates

The consolidated financial statements include certain amounts that are based on management’s best estimates and judgments. Estimates are used in determining items such as revenue recognition, reserves for accounts receivable, certain assumptions related to goodwill and intangible assets, deferred tax asset valuation, claims and insurance accruals, stock-based compensation and amounts recorded for contingencies and other reserves. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU 2014-09 (Topic 606), Revenue from Contracts with Customers (“ASU 2014- 09”), which provides guidance for revenue recognition. ASU 2014-09 will supersede the revenue recognition requirements in Revenue Recognition (Topic 605), and most industry-specific guidance. ASU 2014-09 is effective for the Company beginning January 1, 2017, and early adoption is not permitted. The Company is currently evaluating the impact ASU 2014-09 will have on the Company’s consolidated financial position or results of operations.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). ASU 2014-08 changes the criteria for reporting a discontinued operation. Under ASU 2014-08, a disposal of a part of an organization that has (or will have) a major effect on its operations and financial results is a discontinued operation. ASU 2014-08 will apply prospectively for all disposals or components of the Company’s business classified as held for sale during fiscal periods beginning after December 15, 2014. The adoption of ASU 2014-08 did not have a material impact on the Company’s consolidated financial position or results of operations.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). The amendments in ASU 2013-11 provide guidance on the financial statement presentation of unrecognized tax benefits when a net operating loss or a tax credit carryforward exists. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-11 did not have a material impact on the Company’s consolidated financial position or results of operations.

In March 2013, the FASB issued ASU 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”). The objective of ASU 2013-05 is to resolve the diversity in practice regarding the release into net income of the cumulative translation adjustment upon derecognition of a subsidiary. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The implementation of the amended accounting guidance did not have a material impact on the Company’s consolidated financial position or results of operations.

3.	Acquisitions

The Company has accounted for its business combinations using the acquisition method. Purchase prices have been allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their relative fair values. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill.

Catalina Health Acquisition

On October 25, 2013, the Company completed the acquisition of Catalina Health Resource, LLC (“Catalina Health”), a provider of tailored, direct-to-patient medication adherence programs, for no cash consideration at closing. This acquisition expands the Company’s physician and pharmacy partner network and further streamlines the delivery of effective adherence communications. The purchase price is a 5 year contingent earnout obligation based on the combined performance, as defined by the agreement, of Catalina Health and the Company’s existing patient adherence business, which is included in the Company’s Commercial segment. The fair value of the contingent earnout was $0.7 million at December 31, 2014. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their relative fair values. The identifiable intangible assets acquired were $7.5 million. The purchase price exceeded the fair value of the acquired net assets resulting in $8.7 million of goodwill, which is tax deductible.

Kazaam Acquisition

On June 5, 2012, the Company completed the acquisition of assets of Kazaam Web Concepts, LLC (“Kazaam Interactive”), a provider of interactive marketing strategy and solutions to healthcare agencies and brands for $15.2 million in cash, net of a working capital adjustment, to enhance its broader digital strategy within the Commercial segment. The purchase price was funded by an equity contribution from certain Investors. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their relative fair values. The identifiable intangible assets acquired were $8.3 million. The purchase price exceeded the fair value of the acquired net assets resulting in $6.4 million of goodwill, which is tax deductible.

Kforce Clinical Acquisition

On March 30, 2012, the Company completed the acquisition of Kforce Clinical Research, Inc. (“Kforce Clinical”), a provider of functional outsourcing solutions to pharmaceutical, biotech and medical device companies, from Kforce, Inc. for $57.3 million in cash, net of a working capital adjustment. The Company purchased Kforce Clinical to enhance its clinical service offerings and is part of the Company’s Clinical segment. The purchase price was funded by short-term borrowings and available cash on hand. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their relative fair values. The identifiable intangible assets acquired were $19.0 million. The purchase price exceeded the fair value of the acquired net assets resulting in $26.3 million of goodwill, which is tax deductible.

SDI Health Acquisition

On March 20, 2012, the Company completed the acquisition of certain promotional and medical audit businesses of SDI Health, LLC, (“SDI Health”) from IMS Health Incorporated for approximately $15.4 million in cash, net of a working capital adjustment. The SDI Health business was incorporated into the Company’s Commercial segment. The purchase price was funded by available cash on hand. The purchase price was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their relative fair values. The identifiable intangible assets acquired were $8.4 million. The purchase price exceeded the fair value of the acquired net assets resulting in $11.3 million of goodwill, which is tax deductible.

i3 Global Acquisition

On June 10, 2011, the Company completed the acquisition of i3 Global from UnitedHealth Group (“UHG”) for approximately $375.9 million in cash. The purchase price of i3 Global was subject to post-closing adjustment based on the final determination of certain net income before interest expense, income tax provision, depreciation and amortization (“EBITDA”) and working capital calculations. On May 6, 2013, the Company and UHG finalized the purchase price resulting in a $14.2 million payment to the Company, which is recorded in the consolidated statement of operations separately as proceeds from purchase price finalization.

Campbell Acquisition

On February 11, 2011, the Company completed the acquisition of Campbell for approximately $122.2 million, consisting of cash consideration of $113.3 million and rollover equity of $8.9 million. In connection with the acquisition of Campbell, Group Holdings issued unsecured contingent installment notes (the “Campbell Notes”) to certain members of Campbell management (the “Holders”) in which approximately $13.0 million of pre-acquisition equity in Campbell was “rolled over” into the Campbell Notes.

In March 2014, Group Holdings and the Holders agreed to an early termination of the Campbell Notes. In consideration of the termination of the Campbell Notes, Group Holdings agreed to pay the Holders a total of $5.25 million. Of this amount, $1.5 million and $1.75 million were paid in March 2014 and February 2015, respectively, and $2.0 million is payable in January 2016. If Group Holdings fails to pay the January 2016 installment on a timely basis, interest will accrue on the outstanding amount at the rate of 12% per annum. In the event such amount remains past due for a period of twelve (12) months, all installment payments outstanding, and any interest accrued thereon, shall become immediately due and payable.

4.	Discontinued Operations

In 2012, the Company adopted plans to sell its sample management and medical management businesses, which were small non-core businesses within the Commercial segment. On April 2, 2013, the Company completed the sale of its sample management business. The Company abandoned its medical management business in the second quarter of 2014.

Assets from discontinued operations as of December 31, 2013 were $1.4 million, and include accounts receivable and other current assets. Liabilities from discontinued operations as of December 31, 2013 were $2.4 million, and include accrued payroll, accounts payable and accrued expenses.

The following table sets forth the results of the discontinued operations (in thousands):

	For the Year Ended December 31,
	2014	2013	2012
Net revenues	$3,254	$19,908	$29,646
Pre-tax income (loss) from discontinued operations	(8,163)	(20,228)	(10,531)
Income tax (provision) benefit from discontinued operations	—	—	—
Net income (loss) from discontinued operations	(8,163)	(20,228)	(10,531)

The pre-tax loss from discontinued operations include non-cash long-lived asset impairment charges of $12.8 million for the year ended December 31, 2013. There were no such charges for the years ended December 31, 2014 and 2012.

5.	Goodwill

The following table sets forth the carrying amount of goodwill as of December 31, 2014 and 2013 (in thousands):

	Clinical	Commercial	Total
Net goodwill at January 1, 2013	$385,293	$596,856	$982,149
Goodwill acquired	—	8,944	8,944
Impairment charges	(2,474)	(34,390)	(36,864)
Foreign currency translation and other, net	(456)	(3,565)	(4,021)

Net goodwill at December 31, 2013	382,363	567,845	950,208

Accumulated impairments at December 31, 2013	(267,141)	(161,367)	(428,508)

Adjustments to purchase price allocation(1)	—	1,367	1,367
Impairment charges	—	(15,795)	(15,795)
Foreign currency translation	(47)	(3,946)	(3,993)

Net goodwill at December 31, 2014	382,316	549,471	931,787

Accumulated impairments at December 31, 2014	(267,141)	(177,162)	(444,303)

Gross goodwill at December 31, 2014	$649,457	726,633	$1,376,090

(1)	Adjustment relates to the October 25, 2013 acquisition of Catalina Health, which was not reflected as of December 31, 2013 as the impact of the retrospective application was immaterial.

The Company performs annual impairment tests on goodwill assets in the fourth quarter, or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit below its carrying value. The Company utilized an income approach to measure the fair value of its reporting units. The income approach utilized a discounted cash flow analysis, which requires the use of significant estimates and assumptions, including long- term projections of future cash flows, market conditions, discount rates reflecting the risk inherent in future cash flows, revenue growth and profitability. The revenue and earnings growth assumptions reflect current backlog, near term trends, potential opportunities and planned investment in the reporting units. The projections reflect expected cash flows for the next five years and a 2-3% revenue growth rate applied thereafter. The discounted cash flow analyses assumed weighted average cost of capital discount rates ranging from 10% - 13% in 2014, 11% - 12% in 2013 and 10% - 12% in 2012.

The result of the first step of the goodwill impairment analysis indicated the fair value of certain of the Company’s reporting units were less than the carrying value in each of the three years ended December 31, 2014. Step two of the goodwill impairment test was performed, utilizing significant unobservable inputs that cause the determination of the implied fair value of goodwill to fall within level three of the GAAP fair value hierarchy. The step two assessment performed by the Company resulted in the recognition of pre-tax non-cash goodwill impairment charges in 2014, 2013 and 2012. Impairment charges were recognized for reporting units that have not met forecasted revenue and earnings growth due to slower than anticipated market demand, discontinuation of service lines and project delays. The Company recorded impairment charges in 2014 and 2013 of $15.8 million and $34.4 million, respectively, within the Commercial segment, $2.5 million within Clinical segment in 2013, and $264.7 million and $96.9 million in 2012 for the Clinical and Commercial segments, respectively.

These non-cash impairment charges do not impact the Company’s liquidity, compliance with any covenants under its debt agreements or potential future results of operations. The Company has undertaken actions to improve the operating performance of these reporting units, including facility consolidation, management team restructuring, repositioning the service offerings and investing strategically in business development initiatives.

The impairment analysis requires significant judgments, estimates and assumptions. There is no assurance that the actual future earnings or cash flows of the reporting units will not decline significantly from the projections used in the impairment analysis. Goodwill impairment charges may be recognized in future periods in one or more of the reporting units to the extent changes in factors or circumstances occur, including deterioration in the macroeconomic environment, industry, deterioration in the Company’s performance or its future projections, or changes in plans for one or more reporting units.

6.	Intangible Assets

The following table sets forth the carrying amount of the Company’s intangible assets as of December 31, 2013 and 2014 (in thousands):

	December 31, 2013			December 31, 2014
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net	Weighted Average Amortization Period
Customer relationships	$413,909	$(99,175)	$314,734	$405,021	$(128,510)	$276,511	12.1 years
Technology	28,523	(18,258)	10,265	27,832	(23,442)	4,390	4.9 years
Tradenames subject to amortization	24,643	(14,025)	10,618	24,505	(18,513)	5,992	5.4 years
Backlog	95,045	(58,652)	36,393	95,015	(80,447)	14,568	4.1 years
Other	1,018	(330)	688	1,020	(465)	555	8.5 years

Total finite-lived intangible assets	563,138	(190,440)	372,698	553,393	(251,377)	302,016
Tradenames not subject to amortization	120,283	—	120,283	115,808	—	115,808

Total intangible assets	$683,421	$(190,440)	$492,981	$669,201	$(251,377)	$417,824

The Company recorded a pre-tax non-cash intangible asset impairment charge of $3.3 million, $1.9 million and $46.2 million related to the carrying value of finite-lived intangible assets for the years ended December 31, 2014, 2013 and 2012, respectively, and $4.1 million and $3.6 million related to the carrying value of indefinite-lived intangible assets for the years ended December 31, 2014 and 2012, respectively. The intangible asset impairment charges were a result of not meeting or expected to meet in the future the previously forecasted revenue and earnings growth. These non-cash impairment charges do not impact the Company’s liquidity, compliance with any covenants under its debt agreements or potential future results of operations. The impairment analysis requires significant judgments, estimates and assumptions. There is no assurance that the actual future earnings or cash flows of the intangible assets will not decline significantly from the projections used.

There were no impairment charges related to indefinite-lived intangible assets for the year ended December 31, 2013. Included in the 2012 impairment charge was $17.6 million resulting from the Clinical segment rebranding plan that discontinued the use of the PharmaNet and i3 tradenames beginning January 2013.

The following is a schedule of future amortization expense for finite-lived intangible assets held as of December 31, 2014 (in thousands):

Years Ending December 31,	Amount
2015	$48,274
2016	39,812
2017	34,326
2018	33,855
2019	33,514
Thereafter	112,235

Total future amortization expense	$302,016

These amounts may vary as acquisitions and disposals occur in the future.

7.	Property and Equipment, Net

Property and equipment consist of the following (in thousands):

	December 31,
	2014	2013
Buildings and leasehold improvements	$46,929	$46,799
Computer equipment and software	116,891	99,596
Vehicles	47,326	32,586
Furniture and fixtures	16,379	19,452

	227,525	198,433
Accumulated depreciation	(105,666)	(89,187)

Property and equipment, net	$121,859	$109,246

Depreciation expense for property and equipment (including vehicles under capital lease) totaled $40.6 million, $33.8 million and $38.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The Company leases vehicles for certain sales representatives in the Commercial segment and those leases are accounted for as capital leases. At December 31, 2014, the gross book value of leased vehicles is $47.2 million and accumulated depreciation was $13.7 million. Depreciation expense related to such vehicle leases was $13.2 million, $9.6 million and $11.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.

8.	Accrued Payroll, Accounts Payable and Accrued Expenses

Accrued payroll, accounts payable and accrued expenses consist of the following (in thousands):

	December 31,
	2014	2013
Accrued payroll and related employee benefits	$101,363	$92,894
Accounts payable	44,581	37,098
Accrued interest	36,316	55,192
Accrued rebates	16,126	18,623
Other accrued expenses	88,227	89,997

Total	$286,613	$293,804

9.	Debt

The Company’s indebtedness is summarized as follows (in thousands):

	December 31,
	2014	2013
Senior Secured Credit Facilities:
Term Loan Facility B1-2 loans	$—	$445,694
Term Loan Facility B3 loans, due 2018	129,645	130,645
Term Loan Facility B4 loans, due 2018	445,694	—
Senior Secured Notes, due 2018	625,489	625,619
ABL Facility	—	—
Junior Lien Secured Notes, due 2018	500,265	—
Senior Notes, due 2018	370,139	810,595
Capital leases and other financing arrangements	45,589	27,709

Total borrowings	2,116,821	2,040,262
Less: current portion of capital leases and other financing arrangements	16,265	10,455

Total long-term borrowings, net of current portion	$2,100,556	$2,029,807

On July 28, 2014, the Company amended the Senior Secured Credit Facilities to extend the maturity date of the B1-2 loans to May 2018 from August 2016 by replacing the B1-2 loans with new B4 loans. All of the Company’s outstanding term loans issued pursuant to the Senior Secured Credit Facilities now mature in May 2018.

On August 15, 2014, the Company consummated an exchange offer (the “Junior Lien Notes Exchange Offer”) with holders of its 10% Senior Notes due 2018 in which the Company issued $475.0 million aggregate principal amount of new 10%/12% Junior Lien Secured Notes due 2018 (the “Junior Lien Secured Notes”) in exchange for a like amount of the Company’s 10% Senior Notes due 2018. The Junior Lien Secured Notes permit up to six semi-annual interest payments to be settled through the issuance of additional Junior Lien Secured Notes. The interest rate with respect to the Junior Lien Secured Notes is a cash rate of 10% per annum and a payment-in-kind (“PIK”) rate of 12% per annum. As of December 31, 2014, the Company accrued 12% interest on the Junior Lien Secured Notes, which is included in other non-current liabilities as such interest is required to be settled through the issuance of additional Junior Lien Secured Notes. On August 12, 2014, in connection with the Junior Lien Notes Exchange Offer, affiliates of Thomas H. Lee Partners, L.P. and certain co-investors purchased $25.0 million of Junior Lien Secured Notes and $26.3 million of the Company’s 10% Senior Notes due 2018 for a total consideration of $50.0 million (the “New Money Investment”). The $26.3 million of 10% Senior Notes due 2018 were issued at a 5% discount to par value resulting in a $1.3 million discount that will be accreted over the related term using the effective interest method. Additionally, on August 15, 2014 the Company issued an additional $7.0 million of Junior Lien Secured Notes (the “Backstop Consideration”) to a group of holders of the Company’s 10% Senior Notes due 2018 as consideration for such holders’ agreement to tender the 10% Senior Notes due 2018 held by them into the Junior Lien Notes Exchange Offer.

In connection with the Junior Lien Notes Exchange Offer, the Company’s term loan facility and asset-backed revolving facility were amended on July 28, 2014 (the “Credit Agreement Amendments”) to permit the Junior Lien Notes Exchange Offer, the New Money Investment and the issuance of the Backstop Consideration and to extend the maturities of certain outstanding term loans from 2016 to 2018. The margin on the term loans increased by 0.25% when compared to the interest rates on the prior term loans. There was no net change in the outstanding principal balance of the term loans as a result of the modified terms. In connection with these transactions, the Company recognized a loss on extinguishment of debt and refinancing costs of approximately $10.1 million in the third quarter of 2014. The extinguishment of debt relates to the write-off of unamortized deferred borrowing costs associated with non-participating lenders and the refinancing costs represent the third party fees associated with the transactions that were deemed a modification as the terms of the new debt instruments were not substantially different than the prior instruments.

At December 31, 2014, the Company had $575.3 million outstanding under the Senior Secured Credit Facilities, which consisted of $129.6 million under the B3 term loans and $445.7 million under the B4 term loans. The Company had $625.0 million outstanding under the Senior Secured Notes, excluding $0.5 million of unamortized premium received on issuance, and there were no outstanding borrowings under the ABL Facility. The Company also had $500.3 million outstanding under the Junior Lien Secured Notes, net of the $6.7 million original issuance discount (“OID”) that is to be accreted over the remaining term, and $370.1 million outstanding under the Senior Notes, net of the $6.2 million OID that is to be accreted over the remaining term. In addition, the Company had capitalized leases and other financing arrangements of $45.6 million outstanding as of December 31, 2014.

Repayment of long term debt

The following table displays the required minimum future repayment of the Company’s debt, excluding capital leases and other financing arrangements as well as any mandatory prepayments that may be required if the Company incurs additional indebtedness, exceeds an annual excess cash flow target, or if the Company completes certain asset sales:

Year Ending December 31,	(in thousands)
2018	$2,083,655

Total	$2,083,655

Senior Secured Credit Facilities

On December 20, 2012, the Company amended the Senior Secured Credit Facility (“December 2012 Amendment”) to allow for the offering of $600 million in aggregate principal amount of the 9% Senior Secured Notes due 2018. The proceeds of the offering were used to repay $488.9 million on the Senior Secured Credit Facilities B1-2 and B-3 term loans, which includes the settlement of the 1% per annum principal payment on the B1-2 and B-3 term loans due prior to the final maturity date, and $97.5 million on the Revolving Facility. The Company also amended the terms of the Senior Secured Credit Facilities including (a) permitting the Company to enter into an asset-based credit facility of up to $150.0 million as an alternative to the Revolving Facility and (b) eliminating the financial maintenance covenants, except in certain circumstances when the balance on the Revolving Facility exceeded a threshold.

In connection with the December 2012 Amendment, the Company recorded a loss of $18.6 million related to debt that was repaid and is comprised of $11.5 million of existing deferred financing costs and $7.1 million of lender fees paid in connection with the refinancing. The Company capitalized $17.0 million of third party costs.

On March 21, 2012, the Company amended the terms of the Senior Secured Credit Facility (“March 2012 Amendment”). The Amendment increased limits for fiscal quarters ended on or before December 31, 2012 on certain permitted add-backs in the definition of “Consolidated EBITDA” for purposes of covenant compliance. The Company paid a consent fee of $12.4 million to consenting lenders, or 1% of the related Senior Secured Credit Facilities and revolver commitments outstanding at the time of the Amendment.

Borrowings under the Senior Secured Credit Facilities are secured by a senior lien on all of the Company’s and its domestic subsidiaries’ assets on par with the lien granted to the holders of the Company’s Senior Secured Notes and subject to a first priority lien on the current assets pledged pursuant to the ABL Facility. Amounts borrowed under the Senior Secured Credit Facilities are subject to interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the highest of (i) the prime rate of Citibank, N.A., (ii) 2.5%, or (iii) the one month US Dollar LIBOR rate plus 1.0% or (b) a rate determined by reference to the highest of (i) the US Dollar LIBOR rate based on the term of the borrowing or (ii) 1.50%. As noted above, on July 28, 2014, the Company amended the Senior Secured Credit Facilities to extend the maturity date of the B1-2 loans to May 2018 from August 2016 by replacing the B1-2 loans with new

B4 loans. All of the Company’s outstanding term loans issued pursuant to the Senior Secured Credit Facilities now mature in May 2018. As of December 31, 2014 and 2013, margins on the Senior Secured term B3 loans were 6.25% for Eurodollar Rate loans and 5.25% for Base Rate loans. As of December 31, 2014, margins on Senior Secured term B4 loans were 6.25% for Eurodollar Rate loans and 5.25% for Base Rate loans. As of December 31, 2013, margins on Senior Secured term B1-2 loans were 6.0% for Eurodollar Rate loans and 5.0% for Base Rate loans. The weighted average interest rate at December 31, 2014 was 7.75%.

Asset Based Revolving Credit Facility

On August 16, 2013, the Company, Citibank, N.A. and certain financial institutions entered into a credit agreement for an asset-based revolving credit facility of up to $150.0 million (the “ABL Facility”), subject to borrowing base availability, which matures on August 16, 2018. Up to $35.0 million of the ABL Facility is available for the issuance of letters of credit. Amounts borrowed under the ABL Facility are subject to interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the highest of (i) the Federal Funds Rate plus .5%, (ii) the prime rate of Citibank, N.A., or (iii) the one month US Dollar LIBOR rate plus 1.0% or (b) the US Dollar LIBOR rate based on the term of the borrowing. The applicable margin percentage for revolving loans is a percentage per annum and ranges from 1.0% to 1.5% for Base Rate loans or 2.0% to 2.5% for the Eurodollar rate loans. The applicable margin percentages with respect to borrowings under the ABL Facility is subject to adjustments based on historical excess availability as defined in the credit agreement for the ABL Facility. As of December 31, 2014, the Company had no outstanding borrowings under its ABL facility, the interest rate applicable to such borrowings was 4.5%. The Company is required to pay an unused line fee on the committed but unutilized balance of the ABL Facility at a rate per annum of 0.25% to 0.375%, depending on utilization.

The ABL Facility contains customary covenants and restrictions on the Company and its subsidiaries’ activities, including but not limited to, limitations on the incurrence of additional indebtedness, use of cash in certain circumstances, dividends, repurchase of capital stock, investments, loans, asset sales, distributions and acquisitions. The ABL Facility requires the Company to maintain a fixed-charge coverage ratio of at least 1.0 to 1.0 and requires certain cash management restrictions, in each case, if available borrowing capacity is less than the greater of 10% of the maximum amount that can be borrowed under the ABL Facility, based on the borrowing base at such time, and $12.0 million. The requirement to maintain a minimum fixed-charge coverage ratio was not in effect given the Company’s available borrowing capacity as of December 31, 2014. All obligations under the ABL Facility are secured by the Company’s domestic subsidiaries and secured by a first priority lien on current assets of the Company and its domestic subsidiaries and a second priority lien on all other assets of the Company and its domestic subsidiaries. At December 31, 2014, the credit agreement also contains events of default for breach of principal or interest payments, breach of certain representations and warranties, breach of covenants and other customary events of default. The available borrowing capacity varies monthly according to the levels of the Company’s eligible accounts receivable and unbilled receivables. As of December 31, 2014, the Company had no outstanding borrowings under the ABL Facility, approximately $15.3 million in letters of credit outstanding against the ABL Facility and would have been able to borrow up to an additional $119.7 million.

In connection with the execution of the ABL Facility, the Company capitalized approximately $2.1 million of lender and third party fees and expensed approximately $0.8 million of previously deferred financing costs during 2013.

9% Senior Secured Notes due 2018

On December 13, 2013, the Company issued an additional $25 million of aggregate principal amount of 9.0% Senior Secured Notes due 2018. The additional notes were issued at a 2.5% premium, have the same terms and are treated as single series with the previously issued $600 million Senior Secured Notes. At December 31, 2014, the Company has $625.0 million aggregate principal amount, excluding $0.5 million of unamortized premium on the additional offering, of 9.0% Senior Secured Notes due 2018 outstanding.

The Senior Secured Notes bear interest at a rate of 9.0% per annum and mature on January 15, 2018. Interest on the Senior Secured Notes is payable semi-annually on April 15 and October 15 of each year. The Senior Secured Notes are secured, by a senior lien on all assets of the Company and its domestic subsidiaries on par with the lien granted pursuant to the Senior Secured Credit Facilities and subject to a first priority lien on the current assets pledged pursuant to the ABL Facility. The Senior Secured Notes are the guarantors’ secured senior obligations and rank equally in right of payment with all of the Company’s and the guarantors’ existing and future unsubordinated secured indebtedness and senior to any of the Company’s and the guarantors’ future subordinated indebtedness, if any.

At any time prior to January 15, 2016, the Company may redeem all or a part of the Senior Secured Notes at a redemption price equal to 100% of the principal amount of Senior Secured Notes redeemed plus “a make whole” premium, and accrued and unpaid interest, if any, to the date of redemption.

On and after January 15, 2016, the Company may redeem the Senior Secured Notes, in whole or in part, at the redemption prices set forth below, plus accrued and unpaid interest during the twelve-month period beginning on January 15 of each of the years indicated below:

Pay Notes
Year	Percentage
2016	104.5%
2017 and thereafter	100.0%

Prior to January 15, 2016 in the event of an equity offering, the Company may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes at a redemption price equal to 109% of the aggregate principal plus accrued and unpaid interest. In the event of a Change in Control, the Company must provide holders of the Senior Secured Notes the opportunity to sell to the Company their notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Other Indenture covenants approximate those of the Credit Facility as noted above. The Senior Secured Notes are not subject to a registration rights agreement.

10%/12% Junior Lien Secured Notes due 2018

In August 2014, the Company issued $507.0 million aggregate principal amount of its Junior Lien Secured Notes (reflected as $500.3 million net of OID at December 31, 2014). The Company’s Junior Lien Secured Notes bear interest at a cash rate of 10% per annum and a PIK rate of 12% per annum and mature on August 15, 2018. Interest on the Junior Lien Secured Notes is payable semi-annually in arrears on February 15 and August 15 of each year. The Company may elect to pay interest by increasing the amount of the Junior Lien Secured Notes or by issuing additional Junior Lien Secured Notes for six interest payment periods in the aggregate. The Junior Lien Secured Notes are guaranteed, on a junior lien basis, by each of the Company’s domestic wholly-owned subsidiaries that guarantee the Senior Secured Credit Facilities. All obligations under the Junior Lien Secured Notes, and the guarantees of those obligations, are secured on a junior lien basis by the Company’s assets and the assets of the Company’s subsidiary guarantors that secure the obligations under the Company’s Senior Secured Credit Facilities and ABL Facility. The Junior Lien Secured Notes are the Company’s and the guarantors’ secured senior obligations and rank equally in right of payments with all of the Company’s and the guarantors’ existing and future unsubordinated indebtedness and senior to any of the Company’s and the guarantors’ future subordinated indebtedness, if any. The Company is not obligated to file a registration statement related to the Junior Lien Secured Notes.

10% Senior Notes due 2018

As a result of the Junior Lien Notes Exchange Offer and the New Money Investment, the Company had $376.3 million in Senior Notes (reflected as $370.1 million net of OID) outstanding as of December 31, 2014.

The Senior Notes bear interest at a rate of 10.0% per annum and mature on August 15, 2018. Interest on the Senior Notes is payable semi-annually on February 15 and August 15 of each year. The Senior Notes are guaranteed, on an unsecured senior basis, by each of the Company’s domestic wholly-owned subsidiaries that guarantee the Senior Secured Credit Facilities. The Senior Notes are the Company’s and the guarantors’ unsecured senior obligations and rank equally in right of payment with all of the Company’s and the guarantors’ existing and future unsubordinated unsecured indebtedness and senior to any of the Company’s and the guarantors’ future subordinated indebtedness, if any.

The Company entered into registration rights agreements in connection with each of the issuances of the Senior Notes. Under the registration rights agreement with respect to the notes issued on August 4, 2010, the Company agreed to use reasonable best efforts to file a registration statement related to the exchange of such notes for exchange notes with the SEC on or prior to the 270th day after August 4, 2010, to cause such registration statement to become effective under the Securities Act on or prior to the earlier of the 90th day following such filing or the 360th day after August 4, 2010, and to consummate the exchange offer on or prior to the 30th day after effectiveness. The registration rights agreement provides that additional interest will accrue on the principal amount of the notes at a rate of 0.25% per annum during the 90-day period immediately following the first to occur of these events and will increase by 0.25% per annum at the end of each subsequent 90-day period until all such defaults are cured, but in no event will the penalty rate exceed 1.00% per annum. The registration rights agreements with respect to the additional notes issued on June 10, 2011 and July 13, 2011 contain similar requirements. The Company has incurred penalty interest of $6.5 million, $8.0 million and $5.0 million on the Senior Notes for the years ended December 31, 2014, 2013 and 2012, respectively.

The Company’s Senior Secured Credit Facility, ABL Facility, Senior Secured Notes, Junior Lien Secured Notes and Senior Notes are not guaranteed by certain of the Company’s subsidiaries, including all of its non-U.S. subsidiaries or non-wholly owned subsidiaries. Accordingly, claims of holders of the notes and lenders under the Company’s senior secured credit facilities will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of the Company’s non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to the Company or a guarantor of our indebtedness.

Debt Issuance costs

At December 31, 2014 and 2013, the Company had deferred borrowing costs of $53.7 million and $63.0 million, respectively, which relate to the Company’s financing arrangements and are recorded as a long-term asset within deferred financing costs and other assets on the Company’s consolidated balance sheet. Deferred financing costs are amortized to interest expense using an effective interest rate method over the life of the related borrowings. Amortization expense related to debt issuance costs was $16.0 million, $16.4 million and $17.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Fair Value of Long-Term Debt

The carrying amounts and the estimated fair values of long-term debt as of December 31, 2014 and 2013 are as follows (in thousands):

	December 31, 2014		December 31, 2013
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Term Loan Facility	$575,339	$571,024	$576,339	$569,134
Senior Secured Notes	625,489	637,217	625,619	647,515
Junior Lien Secured Notes	500,265	463,370	—	—
Senior Notes	370,139	322,569	810,595	711,297

The fair value of long-term debt instruments is measured based on market values for debt issues with similar characteristics, such as maturities, credit ratings, collateral and interest rates available on the measurement dates for debt with similar terms (level 2 within the fair value hierarchy). The Company believes the carrying values for capital leases and other financing arrangements approximate their fair values.

10.	Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivables, unbilled services, accounts payable, short-term borrowings and current portion of capital leases and other financing arrangements as well as deferred revenues and client advances. Due to the short-term nature of such instruments, the Company believes their carrying values approximate fair value. Please refer to Note 9 for discussion of the Company’s debt instruments.

The Company’s contingent consideration obligations are the only instruments measured at fair value on a recurring basis. The contingent consideration is determined based upon significant inputs not observable in the market, including the fair value and the Company’s best estimate as to the probable timing and amount of settlement. As of December 31, 2013, the Company’s contingent consideration obligation was $11.9 million. In March 2014, Group Holdings and the holders of the Campbell Notes agreed to an early termination of the Campbell Notes. In consideration of the termination of the Campbell Notes, Group Holdings agreed to pay the holders $5.3 million, resulting in a $0.3 million credit to earnings, which is included in SG&A expenses. As of December 31, 2014, the other contingent consideration obligations had an aggregate fair value of $1.5 million, which is included in accrued expenses and other non-current liabilities.

Fair value guidance includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Recurring Fair Value Measurements

The following table represents the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013 (in thousands):

	December 31, 2014	Level 1	Level 2	Level 3
Liabilities
Acquisition-related contingent consideration	$1,481	$—	$—	$1,481

Total liabilities	$1,481	$—	$—	$1,481

	December 31, 2013	Level 1	Level 2	Level 3
Liabilities
Acquisition-related contingent consideration	$11,883	$—	$—	$11,883

Total liabilities	$11,883	$—	$—	$11,883

The following is a rollforward of the Level 3 liabilities from January 1, 2013 through December 31, 2014 (in thousands):

Balance at January 1, 2013	$5,938
Adjustments recorded through earnings (1)	(225)
Acquisition (2)	6,170

Balance at December 31, 2013	11,883
Adjustments recorded through earnings (1)	(5,152)
Payments and other adjustments (3)	(5,250)

Balance at December 31, 2014	$1,481

(1)	Represents changes in fair value recorded through earnings related to the Company’s contingent consideration obligations. The changes in fair value are included in SG&A expenses.
(2)	Represents the fair value of the contingent consideration related to acquisitions completed in 2013.
(3)	The Campbell Notes are no longer required to be measured at fair value on a recurring basis due to the termination of the notes in March 2014. As such, the obligation has been removed from the table above.

Non-recurring Fair Value Measurements

Certain assets are carried on the accompanying consolidated balance sheets at cost and are not measured to fair value on a recurring basis. These assets include goodwill and indefinite-lived intangible assets that are tested for impairment annually and when a triggering event occurs. Finite-lived intangible assets are tested when a triggering event occurs. See Note 5 and 6 for more information regarding the methodology and the level 3 assumptions used. As of December 31, 2014, assets carried on the balance sheet and not remeasured to fair value on a recurring basis include $931.8 million of goodwill and $417.8 million of identifiable intangible assets.

11.	Leases

The Company leases certain facilities, office equipment and other assets under non-cancelable operating leases. The operating leases are expensed on a straight-line basis and may include certain renewal options and escalation clauses. The following is a schedule of future minimum lease payments for these operating leases as of December 31, 2014 (in thousands):

Years Ending December 31,
2015	$49,046
2016	39,393
2017	33,307
2018	27,129
2019	21,208
Thereafter	66,804

Total future minimum lease payments (1)	$236,887

(1)	Future minimum lease payments have not been reduced by the minimum sublease payments of $8.0 million due from January 2015 to February 2019 under non-cancellable subleases.

Rental expense charged to operations was approximately $47.3 million, $44.0 million and $50.3 million for the years ended December 31, 2014, 2013 and 2012, respectively. Included in rent expense was sublease income of $4.7 million, $3.6 million and $1.6 million, respectively, for the years ended December 31, 2014, 2013 and 2012, respectively.

The Company also had commitments under capital leases. The following is a schedule of future minimum lease payments for these capital leases at December 31, 2014 (in thousands):

Years Ending December 31,
2015	$14,843
2016	13,888
2017	11,504
2018	5,130
Thereafter	—

Total future minimum lease payments (1)	45,365
Amount representing interest and management fees	(2,069)

43,296
Current portion	(13,973)

Non-current lease obligations	$29,323

(1)	These future commitments include interest and management fees, which are not recorded on the consolidated balance sheets as of December 31, 2014 and will be expensed as incurred.

12.	Contingencies

On October 31, 2013, Cel-Sci Corporation (Cel-Sci) (“Claimant”) made a demand for arbitration under a Master Services Agreement (the “MSA”), dated as of April 6, 2010 between Claimant and two of our subsidiaries, inVentiv Health Clinical, LLC (formerly known as PharmaNet, LLC) and PharmaNet GmbH (formerly known as PharmaNet AG) (collectively, “PharmaNet”). Under the MSA and related project agreement, which were terminated by Claimant in April 2013, Claimant engaged PharmaNet in connection with a Phase III Clinical Trial of its investigational drug. The arbitration claim alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud on the part of PharmaNet, and seeks damages of at least $50 million. In

December 2013, inVentiv Health Clinical, LLC filed a counterclaim against Claimant that alleges breach of contract and seeks at least $2 million in damages. The matter proceeded to the discovery phase. In January 2015, inVentiv Health Clinical, LLC filed additional counterclaims against Claimant that allege (i) breach of contract, (ii) opportunistic breach, restitution and unjust enrichment, and (iii) defamation, and seeks at least $2 million in damages and $20 million in other equitable remedies. This matter remains in the discovery phase, and a final arbitration hearing is tentatively set for the fourth quarter of 2015. No assessment can be made at this time as to the likely outcome of this matter.

Other Matters

The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management, taking into account the advice of legal counsel, no matters outstanding as of December 31, 2014 arising out of the conduct of the Company’s business are likely to have a material effect to the Company on an individual or aggregate basis.

13.	Common Stock and Stock Incentive Plans

For the year ended December 31, 2012, the Company received equity contributions from its Investors of $100.0 million including $15.0 million in connection with the Kazaam Interactive acquisition in June 2012, $35.0 million for general corporate purposes in August 2012 and $50.0 million in connection with the Senior Secured Notes offering in December 2012.

Description of Capital Stock

The Company is authorized to issue 1,000 shares of capital stock, all of which are Common Stock, with a par value of $0.01 per share. In accordance with the Amended and Restated Certificate of Incorporation of the Company, each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class. As of December 31, 2014, 100% of the outstanding shares of the capital stock of the Company have been issued to, and are held by, inVentiv Holdings, Inc. (see Note 1). Subject to the terms of the Company’s debt instruments, the Board of Directors may declare dividends upon the stock of the Company as and when the Board deems appropriate and in accordance with the General Corporation Law of the State of Delaware, as applicable.

Stock-based Compensation

Stock-based compensation expense (credit) for the years ended December 31, 2014, 2013 and 2012 was $0.6 million, ($1.8) million and $0.7 million, respectively, of which $(0.1) million, $(0.2) million and $0.2 million, respectively, was recorded in cost of revenue and $0.7 million, $(1.6) million and $0.5 million was recorded in SG&A expenses, respectively.

Stock Incentive Plan

The Company established the 2010 Equity Incentive Plan (“Equity Incentive Plan”) in August 2010, and subsequently amended in April 2012 and March 2014, that authorizes stock options and other stock awards for the purchase of an aggregate of 781,588 shares of Common Stock in the Company’s Parent (inVentiv Group Holdings, Inc.). There remained 322,323 shares available for grant under the Equity Incentive Plan as of December 31, 2014. The awards offered under this plan include options that vest based upon the passage of time and the employees’ successful completion of a service requirement (“Time-Based Option Award”), option awards that vest upon certain performance targets being met in addition to the completion of a service requirement (“EBITDA Performance-Based Option Award”), option awards and restricted stock awards that vest if a liquidity event occurs such that the Investors achieve a defined return on their investment (Multiple of

Money, or “MoM Option Award” and “MoM RSU Award”), option awards that vest following a change in control (“CIC”), as well as restricted stock awards that vest upon a qualifying liquidity event (“RSU Award”). In March 2014, the Compensation Committee of the board of directors of Group Holdings approved a new performance contingent award program (“EIP”) under the Equity Incentive Plan that provides for awards that vest if inVentiv achieves certain financial targets over a three-year period. Under this program, participants may elect to receive cash-based awards at a fixed value or restricted stock units. Vested cash-based awards issued with respect to the 2014-2016 performance period settle upon the earlier of a qualifying liquidity event or in cash in December 2018. Vested restricted stock units with respect to the 2014-2016 performance period settle upon a qualifying liquidity event, however, participants may elect in December 2018 to require Group Holdings to purchase from the participant a number of shares having a value equal to the lesser of: (i) the aggregate fair value of the shares as of the date of repurchase and (ii) the aggregate value of the shares on the date of grant. All awards have a ten year contractual term. No compensation costs were recognized related to these awards for the year ended December 31, 2014.

Compensation for Time-Based Option Awards is recognized on a straight-line basis over the performance period (generally four years). Compensation for EBITDA Performance-Based Awards is recognized on a graded vesting basis, based on the probability of achieving the performance targets over the service period for the entire award. Performance targets are generally established over a four-to-five year period. Since the occurrence of a qualifying liquidity event that will trigger the eligibility of vesting for the MoM Option, CIC Option, MoM RSU and RSU Awards is outside of the control of the Company or the option holders, compensation related to these awards will be recognized when the qualifying event occurs and will be based on the number of shares that become eligible for vesting.

The fair value of each option award was estimated on the date of grant using a Black-Scholes valuation model with the following assumptions:

	Years Ended December 31,
	2014	2013
Expected volatility	63.0%	62.0%
Expected dividends	—	—
Expected life (in years)	6.00	6.00
Risk free interest rate	1.7%	1.6%
Weighted average grant date fair value	$48.75	$47.91

There were no grants during the year ended December 31, 2012. Expected volatilities are based on the historic volatility of a selected peer group. Expected dividends represent the dividends expected to be issued at the date of grant. The expected term of options represents the period of time that options granted are expected to be outstanding. The risk- free interest rate reflects the U.S. Treasury rate at the date of the grant which most closely resembles the expected life of the options. The fair value of the underlying common stock was determined by the income method.

A summary of the 2014 Equity Incentive Plan activity is as follows:

	Time Based Options	EBITDA Performance Options	MoM Options	CIC Options	Total Options	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Outstanding January 1, 2014	37,767	19,718	19,049	—	76,534	$101.80	7.44	$—
Granted	12,000	12,000	—	30,000	54,000	104.00
Exercised	—	—	—	—	—	—
Cancelled	(4,299)	(4,363)	(5,234)	—	(13,896)	104.74

Outstanding December 31, 2014	45,468	27,355	13,815	30,000	116,638	102.47	7.98	$—
Exercisable December 31, 2014	27,468	1,847	—	—	29,315	101.64	7.23	$—
Vested and expected to vest at December 31, 2014 (i)	42,878	1,847	—	—	44,725	102.05	7.60	$—

(i)	Multiple of Money and Change in Control awards have been excluded as the vesting criteria are based on a qualifying liquidity event.

The aggregate intrinsic value of options exercised in 2013 and 2012 was less than $0.1 million and $1.1 million, respectively. There were no options exercised in 2014. Under the terms of the Equity Incentive Plan, the Company has the right to repurchase shares acquired upon exercise if certain conditions are met. The unrecognized compensation cost related to unvested Time-Based and EBITDA Performance-Based Option Awards that are expected to vest was $0.5 million at December 31, 2014, which is expected to be recognized over the next 12 months.

The following table summarizes the Company’s RSU Award activity:

	MoM RSU	RSU	EIP	Total RSU
Nonvested at January 1, 2014	115,358	41,926	—	157,284
Granted	43,545	50,021	125,131	218,697
Vested	—	—	—	—
Forfeited	(56,544)	(11,723)	(15,219)	(83,486)

Nonvested at December 31, 2014	102,359	80,224	109,912	292,495

The weighted average grant date value was $89.48 and $104.00, for the years ended December 31, 2014 and 2013, respectively.

Liberty Lane Plan

In December 2010, the Company established the 2010 Equity Incentive Plan for Liberty Lane (“Liberty Lane Plan”) that authorizes stock awards for the purchase of an aggregate of 190,268 shares of Common Stock in the Company’s Parent. At December 31, 2014 and 2013 there are 190,268 Multiple of Money option awards outstanding under the Liberty Lane Plan with a weighted average exercise price of $114. These awards become eligible for vesting if a liquidity event occurs such that the Investors achieve a defined return on their investment. Compensation expense related to these awards will be recognized when the qualifying event occurs and will be based on the number of shares that become eligible for vesting. These awards are not reflected in the above table.

The fair value of these awards is determined utilizing a Monte Carlo simulation approach, which is commonly used to simulate stock price for the purpose of path dependent option pricing. Since the occurrence of a liquidity event that will trigger the eligibility of vesting for these awards is outside of the control of the Company or the option holders, compensation expense related to the awards will be recognized only when a qualifying liquidity event occurs. Under the terms of the plan, the Company has the right to repurchase shares acquired upon exercise if certain conditions are met.

Phantom Equity Incentive Plan

The 2011 Phantom Equity Incentive Plan (the “Campbell Plan”) authorizes the issuance of approximately 4,278,000 units to eligible Campbell employees. Approximately 1,931,400 units were outstanding at December 31, 2014 under the Campbell Plan. These units become eligible for vesting if a liquidity event occurs such that the Investors achieve a defined return on their investment. Compensation expense related to these units will be recognized when the qualifying event occurs and will be based on the number of units that become eligible for vesting.

14.	Employee Benefit Plans

Defined Contribution Plan

The Company maintains defined contribution benefit plans. Costs incurred by the Company related to these plans amounted to approximately $16.6 million, $13.3 million and $14.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Deferred Compensation Plan

The Company’s deferred compensation plan provides eligible management and other highly compensated employees with the opportunity to defer, on a pre-tax basis, their salary, bonus, and other specified cash compensation and to receive the deferred amounts, together with a deemed investment return (positive or negative), either at a pre- determined time in the future or upon termination of employment with the Company. The deferred compensation liability of approximately $11.8 million and $10.6 million was included in accrued expenses and other non-current liabilities in the Company’s consolidated balance sheets as of December 31, 2014 and 2013, respectively. The deferred compensation plan does not provide for the payment of above-market interest to participants.

To assist in the funding of the deferred compensation plan obligation, the Company participates in a corporate- owned life insurance program in a rabbi trust whereby it purchases life insurance policies covering the lives of certain employees in which the Company is named as beneficiary. The cash value of the life insurance policies as of December 31, 2014 and 2013 was approximately $12.9 million and $12.6 million, respectively, and are classified in deferred financing costs and other assets in the consolidated balance sheets.

Postretirement Plan

The Company maintains a postretirement plan for employees at a Swiss subsidiary that has characteristics of both a defined benefit plan and a defined contribution plan. The measurement of the related benefit obligations and the net periodic benefit costs recorded each year are based upon actuarial computations, which require management’s judgment as to certain assumptions. Liabilities related to the Company’s postretirement plan are measured at year end. Benefit amounts are based upon years of service and compensation. The Swiss plan was partially funded as of December 31, 2014 and 2013. The Company’s funding policy has been to contribute annually a fixed percentage of the eligible employee’s salary at least equal to the local statutory funding requirements. The pension liability was $1.5 million and $1.2 million at December 31, 2014 and 2013, respectively, and is included in other non-current liabilities in the accompanying consolidated balance sheets.

15.	Termination Benefits and Other Cost Reduction Actions

The Company undertook certain actions to integrate its acquisitions and implement cost containment measures in an effort to better align operating costs with market and business conditions. Expenses related to these actions that include real estate consolidations, elimination of redundant functions and employees were $17.9 million for each of the years ended December 31, 2014 and 2013, and $23.6 million for the year ended December 31, 2012.

The $17.9 million of costs incurred in 2014 includes $13.7 million of severance costs for approximately 410 employees and facility-related costs of $4.2 million. The $17.9 million of costs incurred in 2013 includes $12.9 million of severance costs for approximately 390 employees and facility-related costs of $5.0 million. The $23.6 million of costs incurred in 2012 includes $21.0 million of severance costs for approximately 680 employees and facility-related costs of $2.6 million. In addition, the Company incurred non-cash facility consolidation costs of $0.5 million and $0.2 million in 2013 and 2012, respectively, and there were no such non-cash charges in 2014.

The following table summarizes the Company’s restructuring costs for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	For the Year Ended December 31,
	2014	2013	2012
Employee severance and related costs	$13,752	$12,882	$20,964
Facilities-related costs	4,168	5,015	2,616

Total	$17,920	$17,897	$23,580

For the years ended December 31, 2014, 2013 and 2012, restructuring costs of $4.7 million, $4.9 million and $7.1 million have been included in Cost of revenues, and $13.2 million, $13.0 million and $16.5 million have been included in Selling, general and administrative expenses, respectively.

The following table summarizes the Company’s restructuring reserve as of December 31, 2014 and 2013 (in thousands):

	Balance at December 31, 2012	2013 Net Costs	2013 Cash Payments	Balance at December 31, 2013	2014 Net Costs	2014 Cash Payments	Balance at December 31, 2014
Employee severance and related costs	$5,341	$12,882	$(12,744)	$5,479	$13,752	$(14,086)	$5,145
Facilities-related charges	2,094	5,015	(922)	6,187	4,168	(3,257)	7,098

Total	$7,435	$17,897	$(13,666)	$11,666	$17,920	$(17,343)	$12,243

The Company expects severance payments accrued at December 31, 2014 will be paid within the next twelve months. Certain facility costs will be paid over the remaining lease term of exited facilities through 2019.

The net costs on the table above exclude non-cash charges of $0.5 million in 2013 related to abandoned assets at certain facilities.

16.	Income Taxes

For financial reporting purposes, income (loss) from continuing operations before income (loss) from equity investments and income taxes includes the following components (in thousands):

	For the Year Ended December 31,
	2014	2013	2012
United States	$(184,994)	$(232,362)	$(587,871)
Foreign	7,263	19,113	20,549

	$(177,731)	$(213,249)	$(567,322)

The income tax provision (benefit) is as follows (in thousands):

	For the Year Ended December 31,
	2014	2013	2012
Current:
U.S.—Federal	$(4,648)	$169	$157
U.S.—State and local	(632)	(210)	84
Foreign	3,149	1,568	7,812

	(2,131)	1,527	8,053

Deferred:
U.S.—Federal	4,423	4,061	(1,116)
U.S.—State and local	171	476	(3,835)
Foreign	44	(3,109)	(3,499)

	4,638	1,428	(8,450)

Income tax provision (benefit)	$2,507	$2,955	$(397)

The provision for taxes on net loss differs from the amount computed by applying the U.S. federal income tax rate as a result of the following:

	For the Year Ended December 31,
	2014	2013	2012
(stated as a percentage)
Taxes at statutory U.S. federal income tax rate	35.0%	35.0%	35.0%
Foreign tax differences	2.1	2.0	—
State and local income taxes, net of federal tax benefit	(0.2)	(0.5)	3.2
Valuation allowance	(43.3)	(36.2)	(19.5)
Federal examination settlement	2.3	—	—
Impairment of intangible assets	(2.8)	(3.8)	(17.6)
Proceeds from purchase price finalization	—	2.3	—
Net operating loss adjustment	7.7	—	—
Federal tax on foreign earnings	(3.9)	(3.3)	—
Other permanent differences	1.7	3.1	(1.1)

Effective tax rate	(1.4% )	(1.4% )	—%

Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. As of December 31, 2014 and 2013, the deferred tax assets and liabilities consisted of the following (in thousands):

	December 31, 2014	December 31, 2013
Current Deferred Tax Assets:
Accrued expenses	$24,907	$22,475
Deferred revenue	7,847	3,713
Allowance for doubtful accounts and other	10,744	9,541

Subtotal	43,498	35,729

Non-Current Deferred Tax Assets:
Deferred compensation	5,434	5,198
Intangible assets	11,639	18,316
Net operating loss and tax credit carry forwards	384,165	314,363
Property and equipment	2,664	1,703
Transaction costs	74	3,637
Research and development benefits	6,433	7,686
Debt basis adjustment	8,845	4,953
Other	5,285	9,467

Subtotal	424,539	365,323

Gross Deferred Tax Assets	468,037	401,052

Valuation Allowance	(375,638)	(298,883)

Current Deferred Tax Liabilities:
Prepaid expenses	(2,964)	(1,956)
Other	(38)	(150)

Subtotal	(3,002)	(2,106)

Non-Current Deferred Tax Liabilities:
Property and equipment	(727)	(1,493)
Deferred financing	(7,368)	(8,827)
Intangible assets	(140,067)	(141,615)
U.S. tax on foreign earnings	(7,000)	(7,000)
Other	(11)	(1,870)

Subtotal	(155,173)	(160,805)

Gross Deferred Tax Liabilities	(158,175)	(162,911)

Net Deferred Tax Liabilities	$(65,776)	$(60,742)

At December 31, 2014 and 2013, the Company had U.S. Federal net operating loss carry forwards (“NOLs”) of $817.2 million and $608.3 million, respectively, which will expire beginning in 2026 and ending in 2034. Included in this amount were $81.9 million of NOLs attributable to acquisitions completed during 2011, the utilization of which will be subject to limitations due to the application of Internal Revenue Code (“IRC”) Section 382, a provision that may limit a taxpayer’s ability to utilize its NOLs in the event of an ownership change. The Company does not believe any Section 382 limitations will preclude utilization before these NOLs expire.

At December 31, 2014 and 2013, the Company had foreign NOLs of $85.8 million and $90.7 million, respectively, which will expire in varying amounts beginning in 2020 and certain amounts, have an indefinite life. At December 31, 2014 and 2013, the Company had Canadian research and development credit carry forwards of $66.7 million and $70.0 million, respectively, which expire between 2022 and 2034. The net deferred tax asset related to these Canadian credits is offset by a full valuation allowance.

As of December 31, 2014 and 2013, the Company had a total valuation allowance of $375.6 million and $298.9 million, respectively. The Company maintains a full valuation allowance against its domestic and certain foreign net deferred tax assets because management has concluded that it is more likely than not that it will not realize the benefits of these deferred tax assets based on recent operating results and current projections of future losses. In 2014 and 2013, the valuation allowance increased by $76.7 million and $91.4 million, respectively, primarily due to the domestic NOL each year.

Due to the valuation allowance, for the years ended December 31, 2014 and 2013, the taxable temporary difference from the amortization of indefinite-lived intangible assets and goodwill resulted in incremental tax expense of $6.4 million and $6.7 million, respectively. The Company will record tax expense related to amortization of its tax deductible indefinite-lived intangible assets and goodwill during those future periods for which it maintains a valuation allowance or until its unamortized balance of $154.5 million as of December 31, 2014, is fully amortized for tax purposes.

The Company provides for U.S. income taxes or non U.S. withholding taxes of undistributed earnings of non U.S. subsidiaries, unless such earnings are considered indefinitely reinvested. As of December 31, 2014, undistributed earnings, for which no provision for U.S. income taxes has been established, was $77.3 million. As of December 31, 2014, the amount of unrecognized deferred tax liability related to this temporary difference is estimated to be approximately $28.7 million, although if distributed during future periods for which the Company maintains a domestic valuation allowance, there would not be a material impact on future tax provisions.

As of December 31, 2014, 2013 and 2012, the Company had unrecognized tax benefits of $16.7 million, $13.6 million and $12.3 million, respectively. Positions totaling $3.1 million, $8.0 million and $8.3 million at December 31, 2014, December 31, 2013, December 31, 2012, if recognized, would affect the effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, which excludes interest and penalties, is as follows (in millions):

	For the Year Ended December 31,
	2014	2013	2012
Unrecognized tax benefits balance	$13.6	$12.3	$13.6
Decreases in tax positions for prior years	(0.2)	(0.4)	(0.2)
Increase in tax positions for current year	6.9	4.3	0.2
Settlements	(2.8)	(1.4)	(0.4)
Lapse of statute of limitations	(0.8)	(1.2)	(0.9)

Unrecognized tax benefits balance	$16.7	$13.6	$12.3

The total amount of accrued interest and penalties recorded as of December 31, 2014 and 2013 was $2.9 million and $3.3 million, respectively. The gross interest and penalties recognized in the statements of operations for the years ended December 31, 2014, 2013 and 2012 was income (expense) of $0.4 million, $0.1 million and ($0.2) million, respectively. The interest and penalties recognized as income is a result of the expiration of the statute of limitations and audit settlement related to several uncertain tax positions.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal income tax examinations for years before 2012 and generally, is no longer subject to state and local income tax examinations by tax authorities for years before 2010. During the fourth quarter of 2014, the Internal Revenue Service concluded its examination of the inVentiv predecessor’s 2009 and August 4, 2010 tax years, which favorably resolved certain previously unrecognized uncertain tax positions. Combined with the expiration of the statute of limitations in certain state jurisdictions, the Company recorded a decrease of its tax provision of approximately $5.6 million, including the reversal of interest and penalties previously recorded.

The Company concluded that it is reasonably possible that the unrecognized tax benefits will decrease by approximately $0.9 million within the next 12 months. The decrease is primarily related to expiring statutes of limitations.

17.	Related Parties

Management Arrangements

Upon completion of the August 2010 Merger, the Company entered into a management agreement (“THL Management Agreement”) with THL Managers VI, LLC (“THL Managers”), in which THL Managers provide management services to the Company. Pursuant to the THL Management Agreement, THL Managers will receive an aggregate annual management fee in an amount per year equal to the greater of (a) $2.5 million or (b) 1.5% of EBITDA, as defined. In addition, the Company will reimburse out-of-pocket expenses incurred by THL Managers. The Company recognized $2.5 million, $2.8 million and $3.3 million in management fees for the years ended December 31, 2014, 2013 and 2012, respectively.

Upon completion of the August 2010 Merger, the Company entered into a management agreement with Liberty Lane, in which Liberty Lane provides management services to the Company. Mr. Meister, the Company’s former Chief Executive Officer, is affiliated with Liberty Lane. Pursuant to the agreement, Liberty Lane or its affiliates will receive an aggregate annual management fee in an amount per year equal to $1.0 million. On December 5, 2012, the agreement was amended to lower the per year management fee to $0.8 million beginning January 1, 2013. The Liberty Lane management agreement has not been amended to reflect Mr. Meister’s resignation as Chief Executive Officer. The Company incurred management fees for the years ended December 31, 2014, 2013 and 2012 of $0.7 million, $0.8 million and $1.0 million, respectively. Additionally, in connection with the Company’s acquisitions, certain consultants who are employees of an affiliate of Liberty Lane were engaged to assist with integration of the Company’s acquired businesses. The Company incurred $1.5 million pursuant to these services for the year ended December 31, 2012.

On November 12, 2012, the Compensation Committee of Group Holdings granted to Liberty Lane options to purchase shares of Common Stock equal to approximately 1.4% of the fully diluted equity of Group Holdings. The options vest if a liquidity event occurs such that the Investors achieve a certain return on their investment. See Note 13 for additional information.

Commercial Transactions

There were four entities during the years ended December 31, 2014 and 2013, and three entities during the year ended December 31, 2012 in which THL or its affiliates held a 10% or greater interest that provided services exceeding $120,000 in value to the Company. The services provided to the company for the years ended December 31, 2014, 2013 and 2012 were facilities management, audio conferencing and information technology services. The fees for these services were $5.3 million, $4.0 million and $3.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

One of the Company’s directors, Blane Walter, acquired a 10% or greater interest in and became a director of an entity in 2013 which provided relationship enterprise technology solutions to the Company exceeding $120,000 in value over the previous twelve month period. The services were provided for fees of $1.8 million and $0.3 million for the years ended December 31, 2014 and 2013, respectively.

18.	Segment Information

The Company is managed through two reportable segments, Clinical and Commercial. Each reportable business segment is comprised of multiple divisions and business units that, through their combination, create a fully integrated biopharmaceutical outsourced services provider. Clinical, which primarily serves pharmaceutical, biotechnology, diagnostic and medical device clients engaged in research and development, provides a continuum of services spanning phases I-IV of clinical development. Commercial, provides commercialization, patient outcomes and consulting services to the pharmaceutical, biotechnology and healthcare industries. In the fourth quarter of 2014, the Company realigned its segment reporting structure to reflect changes in its management structure. As a result of these changes, the Commercial segment includes the results of the consulting business, previously reported separately as the Consulting segment. Additionally, during 2014 certain business units previously reported under the Commercial segment were operationally moved into and are now reported under the Clinical segment, certain segment leadership costs previously included in Corporate and other were allocated to the Commercial segment and certain information technology costs previously allocated to the segments will remain in Corporate and other. As a result, previously reported segment information has been restated to conform to management’s current operating structure.

Management measures and evaluates the Company’s operating segments based on segment net revenue and adjusted operating income. The results of these reportable business segments are regularly reviewed by the Company’s chief operating decision maker, the Chief Executive Officer. Certain amounts that management considers to be non-operational are excluded from segment operating income because management evaluates the operating results of the segments excluding such charges. These items include depreciation and amortization; net charges associated with acquisitions; certain legal charges, net of insurance recoveries; certain asset impairment charges; stock-based compensation; as well as corporate and other unallocated expenses. The corporate and other unallocated expenses primarily consist of expenses for corporate overhead functions such as finance, human resources, information technology, facilities and legal; restructuring and related charges; and certain expenses incurred in connection with the management agreements with affiliates of certain shareholders of the Parent. Although these amounts are excluded from segment operating income, as applicable, they are included in reported consolidated operating loss and in the reconciliations presented below. The Company has not presented segment assets since management does not evaluate the Company’s operating segments using this information.

Selected information for each reportable segment is as follows (in thousands):

	For the Year Ended December 31,
	2014	2013	2012
Net Revenues
Clinical	$870,255	$865,043	$840,353
Commercial	942,911	784,130	882,041
Intersegment revenues	(6,761)	(4,618)	(6,691)

Consolidated net revenues	$1,806,405	$1,644,555	$1,715,703

Adjusted Segment Operating Income (Loss)
Clinical	$98,358	$95,068	$69,868
Commercial	126,590	108,199	161,735

Reportable segments adjusted operating income (loss)	224,948	203,267	231,603
Depreciation and amortization	(107,315)	(105,999)	(115,251)
Impairment of goodwill and long-lived assets	(24,023)	(38,881)	(411,405)
Proceeds from purchase price finalization	—	14,221	—
Stock-based compensation	(556)	1,771	(669)
Corporate and other unallocated charges	(43,674)	(77,579)	(67,552)

Operating income (loss)	49,380	(3,200)	(363,274)
Loss on extinguishment of debt and refinancing costs	(10,062)	(818)	(18,580)
Interest income (expense), net	(217,049)	(209,231)	(185,468)

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	$(177,731)	$(213,249)	$(567,322)

	December 31,
	2014	2013	2012
Capital Expenditures (in thousands)
Clinical	$11,237	$16,478	$8,319
Commercial	10,847	9,988	17,233
Corporate/Other	11,005	9,211	3,045

Capital expenditures	$33,089	$35,677	$28,597

The following tables contain certain financial information by geographic area.

	For the Year Ended December 31,
	2014	2013	2012
Net Revenues by Geography (in thousands)
United States	$1,336,674	$1,201,428	$1,296,505
Europe	310,571	288,702	255,978
All Other Americas	75,040	81,843	79,489
Asia	73,930	61,340	70,629
All Other	10,190	11,242	13,102

Net revenues	$1,806,405	$1,644,555	$1,715,703

	December 31,
	2014	2013
Long-Lived Assets by Geography (in thousands)
United States	$104,637	$88,944
Europe	8,988	10,987
All Other Americas	6,400	6,751
Asia	1,779	2,540
All Other	55	24

Long-lived assets	$121,859	$109,246

19.	Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts consisted of the following (in thousands):

	Balance Beginning of Year	Additions Charged to Income	Deductions	Other (a)	Balance End of Year
Year ended December 31, 2014	$4,839	$1,203	$(1,496)	$(403)	$4,143
Year ended December 31, 2013	4,002	2,459	(1,883)	261	4,839
Year ended December 31, 2012	1,095	2,964	(489)	432	4,002

(a)	Primarily reflects the impact of currency translation.

20.	Guarantor Financial Information

Borrowings under each of our Senior Secured Credit Facilities, ABL Facility, Senior Secured Notes, Junior Lien Secured Notes and Senior Notes are guaranteed by certain of the Company’s domestic wholly-owned subsidiaries. The guarantees are full and unconditional and joint and several. The Company’s Senior Secured Credit Facility, ABL Facility, Senior Secured Notes, Junior Lien Secured Notes and Senior Notes are not guaranteed by certain of the Company’s subsidiaries, including all of its non-U.S. subsidiaries or non-wholly owned subsidiaries. The following supplemental financial information sets forth, on a condensed consolidating basis, balance sheet information as of December 31, 2014 and 2013, results of operations, comprehensive loss and cash flow information for the years ended December 31, 2014, 2013 and 2012 for inVentiv Health, Inc., the Guarantor Subsidiaries and other subsidiaries (the “Non-Guarantor Subsidiaries”). The supplemental financial information reflects the investments of inVentiv Health, Inc.’s investment in the Guarantor Subsidiaries and Non-Guarantor Subsidiaries using the equity method of accounting.

20.	Guarantor Financial Information (Continued)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

At December 31, 2014

(in thousands, except share and per share amounts)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$19,643	$3,439	$86,014	$(52,037)	$57,059
Restricted cash	569	—	1,148	—	1,717
Accounts receivable, net of allowances for doubtful accounts	—	236,884	65,963	—	302,847
Unbilled services	—	138,100	40,936	—	179,036
Intercompany receivables	389,532	557,758	64,778	(1,012,068)	—
Prepaid expenses and other current assets	5,301	12,181	20,743	—	38,225
Income tax receivable	—	310	1,053	—	1,363
Current deferred tax assets	259	12,198	1,316	(6,261)	7,512

Total current assets	415,304	960,870	281,951	(1,070,366)	587,759
Property and equipment, net	21,665	82,857	17,337	—	121,859
Goodwill	—	889,281	42,506	—	931,787
Intangible assets, net	—	410,059	7,765	—	417,824
Non-current deferred tax assets	—	—	3,944	—	3,944
Deferred financing costs and other assets	75,296	3,519	12,447	—	91,262
Non-current intercompany receivables	944,664	44,585	132	(989,381)	—
Investment in consolidated subsidiaries	689,216	86,242	—	(775,458)	—

Total assets	$2,146,145	$2,477,413	$366,082	$(2,835,205)	$2,154,435

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Short-term borrowings and current portion of capital lease obligations and other financing arrangements	$4,006	$14,025	$50,271	$(52,037)	$16,265
Accrued payroll, accounts payable and accrued expenses	70,593	154,523	61,497	—	286,613
Intercompany payables	562,297	418,920	30,851	(1,012,068)	—
Income taxes payable	222	—	987	—	1,209
Deferred revenue and client advances	—	150,709	48,421	—	199,130

Total current liabilities	637,118	738,177	192,027	(1,064,105)	503,217
Capital lease obligations, net of current portion	—	29,126	198	—	29,324
Long-term debt, net of current portion	2,071,232	—	—	—	2,071,232
Non-current income tax liability	—	5,360	1,101	—	6,461
Deferred tax liability	333	80,860	2,300	(6,261)	77,232
Other non-current liabilities	37,441	25,175	18,140	—	80,756
Non-current intercompany liabilities	15,202	944,796	29,383	(989,381)	—

Total liabilities	2,761,326	1,823,494	243,149	(2,059,747)	2,768,222

Total inVentiv Health, Inc. stockholder’s deficit	(615,181)	653,919	121,539	(775,458)	(615,181)
Noncontrolling interest	—	—	1,394	—	1,394

Total stockholder’s deficit	(615,181)	653,919	122,933	(775,458)	(613,787)

Total liabilities and stockholder’s deficit	$2,146,145	$2,477,413	$366,082	$(2,835,205)	$2,154,435

20.	Guarantor Financial Information (Continued)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

At December 31, 2013

(in thousands, except share and per share amounts)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$33,176	$19,838	$98,457	$(35,244)	$116,227
Restricted cash	733	—	1,220	—	1,953
Accounts receivable, net of allowances for doubtful accounts	—	202,802	70,334	—	273,136
Unbilled services	—	114,120	59,921	—	174,041
Intercompany receivables	369,169	533,498	30,782	(933,449)	—
Prepaid expenses and other current assets	5,000	12,677	22,332	—	40,009
Income tax receivable	—	706	3,579	—	4,285
Current deferred tax assets	280	13,970	1,178	(5,750)	9,678
Assets from discontinued operations	—	1,433	—	—	1,433

Total current assets	408,358	899,044	287,803	(974,443)	620,762
Property and equipment, net	4,060	84,798	20,388	—	109,246
Goodwill	—	903,709	46,499	—	950,208
Intangible assets, net	—	482,847	10,134	—	492,981
Non-current deferred tax assets	—	—	4,697	—	4,697
Deferred financing costs and other assets	79,254	4,759	12,107	—	96,120
Non-current intercompany receivables	903,879	51,535	627	(956,041)	—
Investment in consolidated subsidiaries	822,756	79,989	—	(902,745)	—

Total assets	$2,218,307	$2,506,681	$382,255	$(2,833,229)	$2,274,014

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Short-term borrowings and current portion of capital lease obligations and other financing arrangements	$1,966	$7,866	$35,867	$(35,244)	$10,455
Accrued payroll, accounts payable and accrued expenses	79,293	151,534	62,977	—	293,804
Intercompany payables	509,045	391,402	33,002	(933,449)	—
Income taxes payable	384	—	1,401	—	1,785
Deferred revenue and client advances	—	127,539	69,672	—	197,211
Liabilities from discontinued operations	—	2,365	—	—	2,365

Total current liabilities	590,688	680,706	202,919	(968,693)	505,620
Capital lease obligations, net of current portion	—	16,709	545	—	17,254
Long-term debt, net of current portion	2,012,553	—	—	—	2,012,553
Non-current income tax liability	3,541	5,992	1,037	—	10,570
Deferred tax liability	280	78,111	2,476	(5,750)	75,117
Other non-current liabilities	16,946	29,029	14,962	—	60,937
Non-current intercompany liabilities	3,553	904,445	48,043	(956,041)	—

Total liabilities	2,627,561	1,714,992	269,982	(1,930,484)	2,682,051

Total inVentiv Health, Inc. stockholder’s deficit	(409,254)	791,689	111,056	(902,745)	(409,254)
Noncontrolling interest	—	—	1,217	—	1,217

Total stockholder’s deficit	(409,254)	791,689	112,273	(902,745)	(408,037)

Total liabilities and stockholder’s deficit	$2,218,307	$2,506,681	$382,255	$(2,833,229)	$2,274,014

20.	Guarantor Financial Information (Continued)

CONSOLIDATED STATEMENT OF OPERATIONS

Fiscal Year Ended December 31, 2014

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net revenues	$—	$1,348,217	$489,511	$(31,323)	$1,806,405
Reimbursed out-of-pocket expenses	—	213,940	53,167	(321)	266,786

Total revenues	—	1,562,157	542,678	(31,644)	2,073,191

Operating expenses:
Cost of revenues	—	873,914	323,748	(29,218)	1,168,444
Reimbursable out-of-pocket expenses	—	213,940	53,167	(321)	266,786
Selling, general and administrative expenses	46,047	373,785	146,831	(2,105)	564,558
Impairment of goodwill	—	15,795	—	—	15,795
Impairment of long-lived assets	—	8,228	—	—	8,228
Allocation of intercompany costs	(40,968)	33,155	7,813	—	—

Total operating expenses	5,079	1,518,817	531,559	(31,644)	2,023,811

Operating income (loss)	(5,079)	43,340	11,119	—	49,380
Loss on extinguishment of debt and refinancing costs	(10,062)	—	—	—	(10,062)
Interest income (expense), net	(216,855)	(544)	350	—	(217,049)
Intercompany interest income (expense)	89,608	(87,194)	(2,414)	—	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(142,388)	(44,398)	9,055	—	(177,731)
Income tax (provision) benefit	5,743	(5,055)	(3,195)	—	(2,507)

Income (loss) before income (loss) from equity investments	(136,645)	(49,453)	5,860	—	(180,238)
Income (loss) from equity investments	(52,990)	(586)	—	53,172	(404)

Income (loss) from continuing operations	(189,635)	(50,039)	5,860	53,172	(180,642)
Income (loss) from discontinued operations, net of tax	—	(8,163)	—	—	(8,163)

Net income (loss)	(189,635)	(58,202)	5,860	53,172	(188,805)
Less: Net (income) loss attributable to the noncontrolling interest	—	—	(830)	—	(830)

Net income (loss) attributable to inVentiv Health, Inc.	$(189,635)	$(58,202)	$5,030	$53,172	$(189,635)

20.	Guarantor Financial Information (Continued)

CONSOLIDATED STATEMENT OF OPERATIONS

Fiscal Year Ended December 31, 2013

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net revenues	$—	$1,242,117	$486,171	$(83,733)	$1,644,555
Reimbursed out-of-pocket expenses	—	208,706	57,178	(5,959)	259,925

Total revenues	—	1,450,823	543,349	(89,692)	1,904,480

Operating expenses:
Cost of revenues	—	839,288	298,997	(82,214)	1,056,071
Reimbursable out-of-pocket expenses	—	208,706	57,178	(5,959)	259,925
Selling, general and administrative expenses	53,682	361,775	153,086	(1,519)	567,024
Proceeds from purchase price finalization	—	(14,221)	—	—	(14,221)
Impairment of goodwill	—	36,864	—	—	36,864
Impairment of long-lived assets	—	2,017	—	—	2,017
Allocation of intercompany costs	(46,972)	35,985	10,987	—	—

Total operating expenses	6,710	1,470,414	520,248	(89,692)	1,907,680

Operating (loss) income	(6,710)	(19,591)	23,101	—	(3,200)
Loss on extinguishment of debt and refinancing costs	(818)	—	—	—	(818)
Interest (expense) income, net	(208,515)	(864)	148	—	(209,231)
Intercompany interest income (expense)	83,297	(78,093)	(5,204)	—	—

(Loss) income before income tax (provision) benefit and (loss) income from equity investments	(132,746)	(98,548)	18,045	—	(213,249)
Income tax (provision) benefit	(498)	(4,070)	1,613	—	(2,955)

(Loss) income before (loss) income from equity investments	(133,244)	(102,618)	19,658	—	(216,204)
(Loss) income from equity investments	(104,329)	12,138	—	92,206	15

(Loss) income from continuing operations	(237,573)	(90,480)	19,658	92,206	(216,189)
Income (loss) from discontinued operations, net of tax	—	(20,228)	—	—	(20,228)

Net (loss) income	(237,573)	(110,708)	19,658	92,206	(236,417)
Less: Net income attributable to the noncontrolling interest	—	—	(1,156)	—	(1,156)

Net (loss) income attributable to inVentiv Health, Inc.	$(237,573)	$(110,708)	$18,502	$92,206	$(237,573)

20.	Guarantor Financial Information (Continued)

CONSOLIDATED STATEMENT OF OPERATIONS

Fiscal Year Ended December 31, 2012

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor- Subsidiaries	Eliminations	Total
Net revenues	$—	$1,336,533	$455,260	$(76,090)	$1,715,703
Reimbursed out-of-pocket expenses	—	217,705	65,609	(7,941)	275,373

Total revenues	—	1,554,238	520,869	(84,031)	1,991,076

Operating expenses:
Cost of revenues	—	866,516	279,706	(72,995)	1,073,227
Reimbursable out-of-pocket expenses	—	217,705	65,609	(7,941)	275,373
Selling, general and administrative expenses	56,846	405,499	135,095	(3,095)	594,345
Impairment of goodwill	—	360,197	1,415	—	361,612
Impairment of long-lived assets	—	49,793	—	—	49,793
Allocation of intercompany costs	(40,968)	29,535	11,433	—	—

Total operating expenses	15,878	1,929,245	493,258	(84,031)	2,354,350

Operating (loss) income	(15,878)	(375,007)	27,611	—	(363,274)
Loss on extinguishment of debt and refinancing costs	(18,580)	—	—	—	(18,580)
Interest (expense) income, net	(184,740)	(804)	76	—	(185,468)
Intercompany interest income (expense)	117,068	(111,199)	(5,869)	—	—

(Loss) income before income tax (provision) benefit and (loss) income from equity investments	(102,130)	(487,010)	21,818	—	(567,322)
Income tax (provision) benefit	(33,199)	37,909	(4,313)	—	397

(Loss) income before (loss) income from equity investments	(135,329)	(449,101)	17,505	—	(566,925)
(Loss) income from equity investments	(443,471)	14,400	—	429,085	14

(Loss) income from continuing operations	(578,800)	(434,701)	17,505	429,085	(566,911)
Income (loss) from discontinued operations, net of tax	—	(10,531)	—	—	(10,531)

Net (loss) income	(578,800)	(445,232)	17,505	429,085	(577,442)
Less: Net income attributable to the noncontrolling interest	—	—	(1,358)	—	(1,358)

Net (loss) income attributable to inVentiv Health	$(578,800)	$(445,232)	$16,147	$429,085	$(578,800)

20.	Guarantor Financial Information (Continued)

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

Fiscal Year Ended December 31, 2014

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net income (loss)	$(189,635)	$(58,202)	$5,860	$53,172	$(188,805)
Other comprehensive income (loss):
Foreign currency translation adjustment	(16,848)	(12,377)	(13,965)	26,342	(16,848)

Total other comprehensive income (loss)	(16,848)	(12,377)	(13,965)	26,342	(16,848)

Total comprehensive income (loss)	(206,483)	(70,579)	(8,105)	79,514	(205,653)

Less: Net (income) loss attributable to the noncontrolling interest	—	—	(830)	—	(830)

Total comprehensive income (loss) attributable to inVentiv Health, Inc	$(206,483)	$(70,579)	$(8,935)	$79,514	$(206,483)

20.	Guarantor Financial Information (Continued)

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

Fiscal Year Ended December 31, 2013

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net (loss) income	$(237,573)	$(110,708)	$19,658	$92,206	$(236,417)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(7,246)	380	(8,215)	7,835	(7,246)

Total other comprehensive income (loss), net of tax	(7,246)	380	(8,215)	7,835	(7,246)

Total comprehensive income (loss)	(244,819)	(110,328)	11,443	100,041	(243,663)

Less: Net income attributable to the noncontrolling interest	—	—	(1,156)	—	(1,156)

Total comprehensive (loss) income attributable to inVentiv Health, Inc	$(244,819)	$(110,328)	$10,287	$100,041	$(244,819)

20.	Guarantor Financial Information (Continued)

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

Fiscal Year Ended December 31, 2012

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net (loss) income	$(578,800)	$(445,232)	$17,505	$429,085	$(577,442)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(6,141)	(1,565)	(8,264)	9,829	(6,141)

Total other comprehensive loss, net of tax	(6,141)	(1,565)	(8,264)	9,829	(6,141)

Total comprehensive (loss) income	(584,941)	(446,797)	9,241	438,914	(583,583)

Less: Net income attributable to the noncontrolling interest	—	—	(1,358)	—	(1,358)

Total comprehensive (loss) income attributable to inVentiv Health, Inc	$(584,941)	$(446,797)	$7,883	$438,914	$(584,941)

20.	Guarantor Financial Information (Continued)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Fiscal Year Ended December 31, 2014

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non- Guarantor– Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net cash provided by (used in) continuing operations	$(66,939)	$38,124	$(17,232)	$—	$(46,047)
Net cash (used in) discontinued operations	—	(7,988)	—	—	(7,988)

Net cash provided by (used in) operating activities	(66,939)	30,136	(17,232)	—	(54,035)
Cash flows from investing activities:
Purchases of property and equipment	(11,005)	(16,380)	(5,704)	—	(33,089)
Proceeds from vehicle sales	—	5,380	—	—	5,380
Disbursement for investments	(2,625)	—	—	—	(2,625)
Other, net	163	6,810	—	—	6,973

Net cash provided by (used in) investing activities	(13,467)	(4,190)	(5,704)	—	(23,361)
Cash flows from financing activities:
Repayments on capital leases	—	(17,307)	(559)	—	(17,866)
Advances from cash pool	2,066	—	14,727	(16,793)	—
Borrowings under line of credit	369,000	—	—	—	369,000
Repayments on line of credit	(369,000)	—	—	—	(369,000)
Payment on installment note related to acquisition	(1,500)	—	—	—	(1,500)
Proceeds from issuances of debt	2,776	—	—	—	2,776
Payments of debt issuance costs	(2,428)	—	—	—	(2,428)
Repayments of debt and other financing arrangements	(3,803)	(1,056)	—	—	(4,859)
Issuances of notes payable	50,000	—	—	—	50,000
Advances (repayment) of intercompany debt, net	19,762	(23,982)	4,220	—	—
Other, net	—	—	(653)	—	(653)

Net cash provided by (used in) financing activities	66,873	(42,345)	17,735	(16,793)	25,470
Effects of foreign currency exchange rate changes on cash	—	—	(7,242)	—	(7,242)

Net increase (decrease) in cash and cash equivalents	(13,533)	(16,399)	(12,443)	(16,793)	(59,168)
Cash and cash equivalents, beginning of period	33,176	19,838	98,457	(35,244)	116,227

Cash and cash equivalents, end of period	$19,643	$3,439	$86,014	$(52,037)	$57,059

20.	Guarantor Financial Information (Continued)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Fiscal Year Ended December 31, 2013

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non- Guarantor– Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net cash provided by (used in) continuing operations	$30,983	$(32,368)	$24,013	$—	$22,628
Net cash used in discontinued operations	—	(6,188)	—	—	(6,188)

Net cash provided by (used in) operating activities	30,983	(38,556)	24,013	—	16,440
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(400)	—	—	—	(400)
Purchases of property and equipment	(178)	(26,589)	(8,910)	—	(35,677)
Proceeds from vehicle sales	—	12,516	—	—	12,516
Disbursement for investments	(3,590)	—	—	—	(3,590)
Other, net	219	2,670	—	—	2,889

Net cash used in continuing operations	(3,949)	(11,403)	(8,910)	—	(24,262)
Net cash used in discontinued operations	—	(1,941)	—	—	(1,941)

Net cash used in investing activities	(3,949)	(13,344)	(8,910)	—	(26,203)
Cash flows from financing activities:
Repayments on capital leases	—	(21,487)	(699)	—	(22,186)
Advances from cash pool	—	—	16,928	(16,928)	—
Borrowings under line of credit	54,500	—	—	—	54,500
Repayments on line of credit	(54,500)	—	—	—	(54,500)
Proceeds from issuances of debt	2,418	—	—	—	2,418
Payment of debt issuance costs	(3,059)	—	—	—	(3,059)
Equity contribution from Investors	44	—	—	—	44
Repayments of debt and other financing arrangements	(2,797)	—	—	—	(2,797)
Issuance of notes payable	25,625	—	—	—	25,625
Advances (repayment) of intercompany debt, net	(79,754)	77,754	2,000	—	—
Other, net	(27)	—	(1,274)	—	(1,301)

Net cash (used in) provided by financing activities	(57,550)	56,267	16,955	(16,928)	(1,256)

Effects of foreign currency exchange rate changes on cash	—	—	(2,167)	—	(2,167)

Net (decrease) increase in cash and cash equivalents	(30,516)	4,367	29,891	(16,928)	(13,186)
Cash and cash equivalents, beginning of period	63,692	15,471	68,566	(18,316)	129,413

Cash and cash equivalents, end of period	$33,176	$19,838	$98,457	$(35,244)	$116,227

20.	Guarantor Financial Information (Continued)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Fiscal Year Ended December 31, 2012

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non- Guarantor– Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net cash provided by (used in) continuing operations	$(173,994)	$151,742	$9,172	$—	$(13,080)
Net cash used in discontinued operations	—	(9,870)	—	—	(9,870)

Net cash (used in) provided by operating activities	(173,994)	141,872	9,172	—	(22,950)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(92,645)	—	(122)	—	(92,767)
Purchases of property and equipment	(1,494)	(22,156)	(4,947)	—	(28,597)
Proceeds from vehicle sales	—	12,618	—	—	12,618
Other, net	(951)	8,551	(174)	—	7,426

Net cash used in continuing operations	(95,090)	(987)	(5,243)	—	(101,320)
Net cash used in discontinued operations	—	(4,665)	—	—	(4,665)

Net cash used in investing activities	(95,090)	(5,652)	(5,243)	—	(105,985)
Cash flows from financing activities:
Repayments on capital leases	—	(22,559)	(344)	—	(22,903)
Advances from cash pool	—	—	18,316	(18,316)	—
Borrowings under line of credit	344,000	—	—	—	344,000
Repayments on line of credit	(344,000)	—	—	—	(344,000)
Payment of debt issuance costs	(29,420)	—	—	—	(29,420)
Equity contribution from Investors	100,000	—	—	—	100,000
Repayments of debt and other financing arrangements	(5,404)	—	—	—	(5,404)
Payment of contingent consideration related to acquisition	(3,600)	—	—	—	(3,600)
Issuance of notes payable	600,000	—	—	—	600,000
Extinguishment of debt	(488,868)	—	—	—	(488,868)
Advances (repayment) of intercompany debt, net	112,126	(106,371)	(5,755)	—	—
Other, net	(34)	—	(1,602)	—	(1,636)

Net cash (used in) provided by financing activities	284,800	(128,930)	10,615	(18,316)	148,169

Effects of foreign currency exchange rate changes on cash	—	—	896	—	896

Net increase in cash and cash equivalents	15,716	7,290	15,440	(18,316)	20,130
Cash and cash equivalents, beginning of period	47,976	8,181	53,126	—	109,283

Cash and cash equivalents, end of period	$63,692	$15,471	$68,566	$(18,316)	$129,413

21.	Subsequent events

Events that occurred after December 31, 2014 through March 24, 2015 were considered in the preparation of the consolidated financial statements.

INVENTIV HEALTH, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$38,653	$57,059
Restricted cash	1,899	1,717
Accounts receivable, net of allowances for doubtful accounts of $4,735 and $4,143 at March 31, 2015 and December 31, 2014, respectively	305,604	302,847
Unbilled services	198,435	179,036
Prepaid expenses and other current assets	39,378	38,225
Income tax receivable	1,212	1,363
Current deferred tax assets	7,463	7,512

Total current assets	592,644	587,759
Property and equipment, net	125,288	121,859
Goodwill	930,113	931,787
Intangible assets, net	403,716	417,824
Non-current deferred tax assets	3,709	3,944
Deferred financing costs and other assets	86,517	91,262

Total assets	$2,141,987	$2,154,435

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Short-term borrowings, current portion of capital lease obligations and other financing arrangements	$17,705	$16,265
Accrued payroll, accounts payable and accrued expenses	289,856	286,613
Income taxes payable	1,643	1,209
Deferred revenue and client advances	203,545	199,130

Total current liabilities	512,749	503,217
Capital lease obligations, net of current portion	31,602	29,324
Long-term debt, net of current portion	2,102,525	2,071,232
Non-current income tax liability	6,906	6,461
Deferred tax liability	80,135	77,232
Other non-current liabilities	71,862	80,756

Total liabilities	2,805,779	2,768,222

Commitments and contingencies (Note 8) inVentiv Health, Inc. stockholder’s deficit:
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding at March 31, 2015 and December 31, 2014, respectively	1	1
Additional paid-in-capital	570,333	569,863
Accumulated deficit	(1,202,753)	(1,157,668)
Accumulated other comprehensive loss	(32,822)	(27,377)

Total inVentiv Health, Inc. stockholder’s deficit	(665,241)	(615,181)
Noncontrolling interest	1,449	1,394

Total stockholder’s deficit	(663,792)	(613,787)

Total liabilities and stockholder’s deficit	$2,141,987	$2,154,435

The accompanying notes are an integral part of these condensed consolidated financial statements.

INVENTIV HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Net revenues	$450,977	$421,805
Reimbursed out-of-pocket expenses	67,323	56,313

Total revenues	518,300	478,118

Operating expenses:
Cost of revenues	291,177	274,258
Reimbursable out-of-pocket expenses	67,323	56,313
Selling, general and administrative expenses	142,242	139,121

Total operating expenses	500,742	469,692

Operating income (loss)	17,558	8,426
Interest expense	(56,479)	(52,544)
Interest income	16	92

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(38,905)	(44,026)
Income tax (provision) benefit	(4,528)	(1,945)

Income (loss) before income (loss) from equity investments	(43,433)	(45,971)
Income (loss) from equity investments	(1,529)	(38)

Income (loss) from continuing operations	(44,962)	(46,009)
Income (loss) from discontinued operations, net of tax	—	(2,710)

Net income (loss)	(44,962)	(48,719)
Less: Net (income) loss attributable to the noncontrolling interest	(123)	(526)

Net income (loss) attributable to inVentiv Health, Inc.	$(45,085)	$(49,245)

The accompanying notes are an integral part of these condensed consolidated financial statements.

INVENTIV HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2015	2014
Net income (loss)	$(44,962)	$(48,719)

Other comprehensive income (loss):
Foreign currency translation adjustment	(5,445)	138

Total other comprehensive income (loss)	(5,445)	138

Total comprehensive income (loss).	(50,407)	(48,581)
Less: Comprehensive (income) loss attributable to the noncontrolling interest	(123)	(526)

Comprehensive income (loss) attributable to inVentiv Health, Inc.	$(50,530)	$(49,107)

The accompanying notes are an integral part of these condensed consolidated financial statements.

INVENTIV HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S DEFICIT

(in thousands)

(unaudited)

	Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total
Balance at December 31, 2014	1	$1	$569,863	$(1,157,668)	$(27,377)	$1,394	$(613,787)
Net income (loss)				(45,085)		123	(44,962)
Foreign currency translation adjustment					(5,445)		(5,445)
Stock-based compensation expense			470				470
Distributions to noncontrolling interest						(68)	(68)

Balance at March 31, 2015	1	$1	$570,333	$(1,202,753)	$(32,822)	$1,449	$(663,792)

The accompanying notes are an integral part of these condensed consolidated financial statements.

INVENTIV HEALTH, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(44,962)	$(48,719)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations, net of tax	—	2,710
Depreciation	11,263	9,310
Amortization of intangible assets	13,740	17,200
Amortization of deferred financing costs and original issue discount/premium	4,751	4,514
Payment-in-kind interest expense	15,677	—
(Gain) loss on sale of vehicles	21	7
Deferred taxes	2,988	1,691
Other non-cash adjustments	3,515	438
Changes in assets and liabilities, net
Accounts receivable, net	(6,235)	13,227
Unbilled services	(21,522)	(21,300)
Prepaid expenses and other current assets	(2,394)	1,819
Accrued payroll, accounts payable and accrued expenses	9,329	(9,086)
Net change in income tax receivable and non-current income tax liability	1,103	1,017
Deferred revenue and client advances	16,898	(6,729)
Other, net	(2,021)	845

Net cash provided by (used in) continuing operations	2,151	(33,056)
Net cash provided by (used in) discontinued operations	—	(3,339)

Net cash provided by (used in) operating activities	2,151	(36,395)

Cash flows from investing activities:
Purchases of property and equipment	(9,799)	(8,007)
Proceeds from vehicle sales	3,093	257
Disbursements for investments	—	(750)
Other, net	(238)	950

Net cash provided by (used in) investing activities	(6,944)	(7,550)

Cash flows from financing activities:
Repayments on capital leases and other financing arrangements	(8,924)	(3,436)
Borrowings under line of credit	17,000	—
Repayments on line of credit	(17,000)	—
Payment on installment note related to acquisition	(1,750)	(1,500)
Other, net	(142)	(58)

Net cash provided by (used in) financing activities	(10,816)	(4,994)

Effects of foreign currency exchange rate changes on cash	(2,797)	(626)

Net increase (decrease) in cash and cash equivalents	(18,406)	(49,565)
Cash and cash equivalents, beginning of period	57,059	116,227

Cash and cash equivalents, end of period	$38,653	$66,662

Supplemental disclosure of cash flow information:
Cash paid for interest	$32,888	$56,851
Cash paid (refunded) for income taxes	526	(628)
Supplemental disclosure of non-cash activities:
Vehicles acquired through capital lease agreements, net of transfers	12,436	4,988
Accrued capital expenditures	2,487	5,055

The accompanying notes are an integral part of these condensed consolidated financial statements.

INVENTIV HEALTH, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Organization and Business

inVentiv Health, Inc. (“inVentiv”, or the “Company”) is a leading provider of outsourced services to the pharmaceutical, biotechnology, medical device and diagnostics, and healthcare industries. The Company is organized into two business segments: Clinical and Commercial. The Company provides a broad range of clinical development and commercialization services that are critical to its clients’ ability to develop and successfully commercialize their products and services. The Company’s portfolio of services meets the varied needs of its clients, who are increasingly outsourcing both their clinical research and development activities, as well as their commercial activities. The Company serves more than 550 client organizations, including all of the 20 largest global pharmaceutical companies.

The Company’s service offerings reflect the changing needs of its clients as their products move from early clinical development through the late-stage development and regulatory approval processes and into product launch, and then throughout the post-launch product lifecycle. The Company has established expertise and leadership in providing the services its clients require at each of these stages and seeks to address their outsourced service needs on a comprehensive basis throughout the product life cycle through both standalone and integrated solutions.

On August 4, 2010, inVentiv Acquisition, Inc., an indirect, wholly owned subsidiary of inVentiv Group Holdings, Inc. (“Group Holdings” or “Parent”) merged with and into the Company (the “August 2010 Merger”). Group Holdings is controlled by affiliates of Thomas H. Lee Partners (“THL”), a global private investment and advisory firm, as well as certain co-investors, certain members of management and Liberty Lane IH LLC, a private equity investment firm (“Liberty Lane” and together with the private equity funds sponsored by THL, the management investors and the co-investors, the “Investors”).

2.	Basis of Presentation

The unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2015 are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), include the accounts of inVentiv Health, Inc. and its wholly owned subsidiaries. In addition, the Company consolidates the accounts of its 60% owned subsidiary and reflects the minority interest as a noncontrolling interest classified in equity. The Company has both equity and cost method investments in securities of certain privately held entities. Investments accounted for under the equity method are recorded at the amount of the Company’s investment and adjusted each period for the Company’s share of the investee’s income or loss. During the quarter ended March 31, 2015, the Company recognized a $1.6 million loss on dissolution of a joint venture accounted for under the equity method, which is included in income (loss) from equity investments. Investments accounted for under the cost method are recorded at the historical carrying value. The carrying value of both types of investments are recorded in deferred financing costs and other assets in the consolidated balance sheets and are immaterial. All intercompany transactions have been eliminated in consolidation.

The condensed consolidated financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. They do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes in the Annual Report of inVentiv Health, Inc. as of December 31, 2014. The results reported in these condensed consolidated financial statements should not necessarily be viewed as indicative of the results that may be expected for the entire year. The balance sheet at December 31, 2014 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements.

The unaudited condensed consolidated financial statements of the Company have been prepared in conformity with GAAP, which requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenue, and expenses and disclosure of contingent assets and liabilities in the accompanying financial statements. The significant estimates made by the Company include the estimated forecast that is used in assessing the realizability of the Company’s deferred tax assets and assessing whether the fair value of intangible assets and goodwill exceed the related carrying value. In addition, the Company also makes significant estimates as it relates to revenue recognition, self-insurance reserves, including reserves for employee medical, automobile insurance and worker’s compensation. In the opinion of management, all adjustments considered necessary for a fair presentation have been reflected in these unaudited condensed consolidated financial statements.

3.	Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2015-03 (“ASU 2015-03”), Interest-Imputation of Interest (Subtopic 835-30) to simplify the presentation of debt issuance costs. ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a deduction from the carrying amount of the related debt and not as a deferred charge presented in Deferred financing costs and other assets on the Company’s consolidated balance sheets. The recognition and measurement guidance for debt issuance costs are not affected by the new amendment. ASU 2015-03 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2015-03 on the Company’s consolidated financial position and results of operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition. ASU 2014-09 will supersede the revenue recognition requirements in Revenue Recognition (Topic 605), and most industry-specific guidance. In April 2015, the FASB proposed to defer the effective date of the new revenue recognition standard by one year. If approved, the provisions of this ASU will be effective for interim and annual periods beginning after December 15, 2017. The Company is currently evaluating the impact of adopting ASU 2014-09 on the Company’s consolidated financial position and results of operations.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“ASU 2014-08”). ASU 2014-08 changes the criteria for reporting a discontinued operation. Under ASU 2014-08, a disposal of a part of an organization that has (or will have) a major effect on its operations and financial results is a discontinued operation. ASU 2014-08 will apply prospectively for all disposals or components of the Company’s business classified as held for sale during fiscal periods beginning after December 15, 2014. The adoption of ASU 2014-08 did not have a material impact on the Company’s consolidated financial position or results of operations, although the impact will depend on the extent of any future discontinued operations.

4.	Discontinued Operations

In 2012, the Company adopted plans to sell its sample management and medical management businesses, which were small non-core businesses within the Commercial segment. On April 2, 2013, the Company completed the sale of its sample management business. The Company abandoned its medical management business in the second quarter of 2014.

The following table sets forth the results of the discontinued operations (in thousands):

Three Months Ended March 31, 2014
Net revenues	$1,989
Pre-tax income (loss) from discontinued operations	(2,710)
Income tax (provision) benefit from discontinued operations	—
Net income (loss) from discontinued operations	(2,710)

5.	Goodwill

The following table sets forth the carrying amount of goodwill as of March 31, 2015 and December 31, 2014 (in thousands):

	Clinical	Commercial	Total
Net goodwill at December 31, 2014	$382,316	$549,471	$931,787
Foreign currency translation	30	(1,704)	(1,674)

Net goodwill at March 31, 2015	$382,346	$547,767	$930,113

As of March 31, 2015 and December 31, 2014, the Company had accumulated goodwill impairment losses of $444.3 million.

6.	Intangible Assets

The following table sets forth the carrying amount of the Company’s intangible assets as of March 31, 2015 and December 31, 2014 (in thousands):

	March 31, 2015			December 31, 2014
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	$404,426	$(136,738)	$267,688	$405,021	$(128,510)	$276,511
Technology	27,827	(24,894)	2,933	27,832	(23,442)	4,390
Tradenames subject to amortization	24,462	(19,630)	4,832	24,505	(18,513)	5,992
Backlog	95,015	(83,074)	11,941	95,015	(80,447)	14,568
Other	1,020	(495)	525	1,020	(465)	555

Total finite-lived intangible assets	552,750	(264,831)	287,919	553,393	(251,377)	302,016
Tradenames not subject to amortization	115,797	—	115,797	115,808	—	115,808

Total intangible assets	$668,547	$(264,831)	$403,716	$669,201	$(251,377)	$417,824

7.	Debt

The Company’s indebtedness is summarized as follows (in thousands):

	March 31, 2015	December 31, 2014
Senior Secured Credit Facilities:
Term Loan Facility B3 loans, due 2018	$129,645	$129,645
Term Loan Facility B4 loans, due 2018	445,694	445,694
Senior Secured Notes, due 2018	625,457	625,489
ABL Facility	—	—
Junior Lien Secured Notes, due 2018	531,118	500,265
Senior Notes, due 2018	370,611	370,139
Capital leases and other financing arrangements	49,307	45,589

Total borrowings	2,151,832	2,116,821
Less: current portion of capital leases and other financing arrangements	17,705	16,265

Total long-term borrowings, net of current portion	$2,134,127	$2,100,556

At March 31, 2015, the Company had $575.3 million outstanding under the Senior Secured Credit Facilities, which consisted of $129.6 million under the B3 term loans and $445.7 million under the B4 term loans. The Company had $625.0 million outstanding under the Senior Secured Notes, excluding $0.5 million of unamortized premium received on issuance, and there were no outstanding borrowings under the ABL Facility. The Company also had $531.1 million outstanding under the Junior Lien Secured Notes (as defined below), net of the $6.3 million original issuance discount (“OID”) that is to be accreted over the remaining term, and $370.6 million outstanding under the Senior Notes, net of the $5.7 million OID that is to be accreted over the remaining term. In addition, the Company had capitalized leases and other financing arrangements of $49.3 million outstanding as of March 31, 2015.

On August 15, 2014, the Company consummated an exchange offer (the “Junior Lien Notes Exchange Offer”) with holders of its 10% Senior Notes due 2018 in which the Company issued $475.0 million aggregate principal amount of new 10%/12% Junior Lien Secured Notes due 2018 (the “Junior Lien Secured Notes”) in exchange for a like amount of the Company’s 10% Senior Notes due 2018. The Junior Lien Secured Notes permit up to six semi-annual interest payments to be settled through the issuance of additional Junior Lien Secured Notes. The interest rate with respect to the Junior Lien Secured Notes is a cash rate of 10% per annum and a payment-in-kind (“PIK”) rate of 12% per annum (“PIK Interest”). The Company paid interest on the Junior Lien Secured Notes for the period commencing August 15, 2014 in PIK Interest and elected to pay interest for the period commencing February 15, 2015 in PIK Interest. As of March 31, 2015, the Company accrued 12% interest on the Junior Lien Secured Notes related to the February 15, 2015 PIK Interest election, which is included in other non-current liabilities, as such interest is required to be settled through the issuance of additional Junior Lien Secured Notes on the interest payment date. On August 12, 2014, in connection with the Junior Lien Notes Exchange Offer, affiliates of Thomas H. Lee Partners, L.P. and certain co-investors purchased $25.0 million of Junior Lien Secured Notes and $26.3 million of the Company’s 10% Senior Notes due 2018 for a total consideration of $50.0 million (the “New Money Investment”). The $26.3 million of 10% Senior Notes due 2018 were issued at a 5% discount to par value resulting in a $1.3 million discount that will be accreted over the related term using the effective interest method. Additionally, on August 15, 2014 the Company issued an additional $7.0 million of Junior Lien Secured Notes (the “Backstop Consideration”) to a group of holders of the Company’s 10% Senior Notes due 2018 as consideration for such holders’ agreement to tender the 10% Senior Notes due 2018 held by them into the Junior Lien Notes Exchange Offer.

In connection with the Junior Lien Notes Exchange Offer, the Company’s term loan facility and asset-backed revolving facility were amended on July 28, 2014 (the “Credit Agreement Amendments”) to permit the Junior Lien Notes Exchange Offer, the New Money Investment and the issuance of the Backstop Consideration and to extend the maturities of certain outstanding term loans from 2016 to 2018. The margin on the term loans increased by 0.25% when compared to the interest rates on the prior term loans. There was no net change in the outstanding principal balance of the term loans as a result of the modified terms. In connection with these transactions, the Company recognized a loss on extinguishment of debt and refinancing costs of approximately $10.1 million in the third quarter of 2014. The extinguishment of debt relates to the write-off of unamortized deferred borrowing costs associated with non-participating lenders and the refinancing costs represent the third party fees associated with the transactions that were deemed a modification as the terms of the new debt instruments were not substantially different than the prior instruments.

On August 16, 2013, the Company, Citibank, N.A. and certain financial institutions entered into a credit agreement for an asset-based revolving credit facility of up to $150.0 million (the “ABL Facility”), subject to borrowing base availability, which matures on August 16, 2018. Up to $35.0 million of the ABL Facility is available for the issuance of letters of credit. Amounts borrowed under the ABL Facility are subject to interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the highest of (i) the Federal Funds Rate plus .5%, (ii) the prime rate of Citibank, N.A., or (iii) the one month US Dollar LIBOR rate plus 1.0% or (b) the US Dollar LIBOR rate based on the term of the borrowing. The applicable margin percentage for revolving loans is a percentage per annum and ranges from 1.0% to 1.5% for Base Rate loans or 2.0% to 2.5% for the Eurodollar rate loans. The applicable margin percentages with respect to borrowings under the ABL Facility is subject to adjustments based on historical excess availability as defined in the credit agreement for the ABL Facility. As of March 31, 2015, the Company had no outstanding borrowings under its ABL facility, the interest rate applicable to such borrowings was 4.5%. The Company is required to pay an unused line fee on the committed but unutilized balance of the ABL Facility at a rate per annum of 0.25% or 0.375%, depending on utilization.

The ABL Facility contains customary covenants and restrictions on the Company and its subsidiaries’ activities, including but not limited to, limitations on the incurrence of additional indebtedness, use of cash in certain circumstances, dividends, repurchase of capital stock, investments, loans, asset sales, distributions and acquisitions. The ABL Facility requires the Company to maintain a fixed-charge coverage ratio of at least 1.0 to 1.0 and requires certain cash management restrictions, in each case, if available borrowing capacity is less than the greater of 10% of the maximum amount that can be borrowed under the ABL Facility, based on the borrowing base at such time, and $12.0 million. The requirement to maintain a minimum fixed-charge coverage ratio was not in effect given the Company’s available borrowing capacity as of March 31, 2015. All obligations under the ABL Facility are secured by the Company’s domestic subsidiaries and secured by a first priority lien on current assets of the Company and its domestic subsidiaries and a second priority lien on all other assets of the Company and its domestic subsidiaries. At March 31, 2015, the credit agreement also contains events of default for breach of principal or interest payments, breach of certain representations and warranties, breach of covenants and other customary events of default. The available borrowing capacity varies monthly according to the levels of the Company’s eligible accounts receivable and unbilled receivables. As of March 31, 2015, the Company had no outstanding borrowings under the ABL Facility, approximately $16.1 million in letters of credit outstanding against the ABL Facility and would have been able to borrow up to an additional $110.8 million.

Cash Pooling

The Company and certain of its international subsidiaries participate in a notional cash pooling arrangement (“Cash Pool”) to help manage global liquidity requirements. The parties to the arrangement combine their cash balances in pooling accounts with the ability to set-off overdrafts to the bank against positive cash balances. Each subsidiary receives interest on the cash balances or pays interest on amounts owed. At March 31, 2015, the Company’s net cash position in the pool of $2.2 million, defined as the gross cash position in the pool of $81.9 million less borrowings of $79.7 million, is reflected as cash and cash equivalents in the condensed consolidated balance sheet.

Fair Value of Long-Term Debt

The carrying amounts and the estimated fair values of long-term debt as of March 31, 2015 and December 31, 2014 are as follows (in thousands):

	March 31, 2015		December 31, 2014
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Term Loan Facility	$575,339	$576,686	$575,339	$571,024
Senior Secured Notes	625,457	655,166	625,489	637,217
Junior Lien Secured Notes	531,118	538,421	500,265	463,370
Senior Notes	370,611	357,695	370,139	322,569

The fair value of long-term debt instruments is measured based on market values for debt issues with similar characteristics, such as maturities, credit ratings, collateral and interest rates available on the measurement dates for debt with similar terms (level 2 within the fair value hierarchy). The Company believes the carrying values for capital leases and other financing arrangements approximate their fair values.

8.	Contingencies

On October 31, 2013, Cel-Sci Corporation (Cel-Sci) (“Claimant”) made a demand for arbitration under a Master Services Agreement (the “MSA”), dated as of April 6, 2010 between Claimant and two of our subsidiaries, inVentiv Health Clinical, LLC (formerly known as PharmaNet, LLC) and PharmaNet GmbH (formerly known as PharmaNet AG) (collectively, “PharmaNet”). Under the MSA and related project agreement, which were terminated by Claimant in April 2013, Claimant engaged PharmaNet in connection with a Phase III Clinical Trial of its investigational drug. The arbitration claim alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud on the part of PharmaNet, and seeks damages of at least $50 million. In December 2013, inVentiv Health Clinical, LLC filed a counterclaim against Claimant that alleges breach of contract and seeks at least $2 million in damages. The matter proceeded to the discovery phase. In January 2015, inVentiv Health Clinical, LLC filed additional counterclaims against Claimant that allege (i) breach of contract, (ii) opportunistic breach, restitution and unjust enrichment, and (iii) defamation, and seeks at least $2 million in damages and $20 million in other equitable remedies. This matter remains in the discovery phase, and a final arbitration hearing is tentatively set for the fourth quarter of 2015. No assessment can be made at this time as to the likely outcome of this matter.

Other Matters

The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management, taking into account the advice of legal counsel, no matters outstanding as of March 31, 2015 arising out of the conduct of the Company’s business are likely to have a material effect to the Company on an individual or aggregate basis.

9.	Concentration of Credit Risk

The Company’s receivables are concentrated with major pharmaceutical companies. Credit risk is managed through the continuous monitoring of exposures with the Company’s customers. The Company does not require collateral or other security to support customer receivables. For the three months ended March 31, 2015, no customer represented more than 10% of the Company’s total revenues, and for the three months ended March 31, 2014, one customer accounted for approximately 12% of the Company’s total revenues. As of March 31, 2015, one customer represented more than 10% of the Company’s accounts receivable balance.

10.	Termination Benefits and Other Cost Reduction Actions

The Company undertook certain actions to integrate its acquisitions and implement cost containment measures in an effort to better align operating costs with market and business conditions. Expenses related to these actions, which include real estate consolidations, elimination of redundant functions and employees, were summarized below (in thousands):

	Three Months Ended March 31,
	2015	2014
Employee severance and related costs	$2,579	$2,078
Facilities-related costs	176	3,545

Total	$2,755	$5,623

For the three months ended March 31, 2015 and 2014, restructuring costs of $1.3 million and $0.6 million, respectively, have been included in Cost of revenues and $1.4 million and $5.0 million, respectively, have been included in selling, general and administrative expenses (“SG&A expenses”).

The following table summarizes the Company’s restructuring reserve as of March 31, 2015 and December 31, 2014 (in thousands):

	Balance at December 31, 2014	Net Costs	Cash Payments	Balance at March 31, 2015
Employee severance and related costs	$5,145	$2,579	$(2,825)	$4,899
Facilities-related charges	7,098	176	(3,620)	3,654

Total	$12,243	$2,755	$(6,445)	$8,553

The Company expects that severance payments accrued at March 31, 2015 will be paid within the next twelve months. Certain facility costs will be paid over the remaining lease term of the exited facilities through 2019.

11.	Income Taxes

The Company accounts for income taxes at each interim period using its estimated annual effective tax rate. Discrete items and changes in the estimate of the annual effective tax rate are recorded in the period they occur. The consolidated effective tax rate was approximately (11.6%) and (4.4%) for the three months ended March 31, 2015 and 2014, respectively. The income tax provision for the three months ended March 31, 2015 and 2014 reflects that the Company (i) continues to record a full valuation allowance for its domestic and certain foreign tax jurisdictions, (ii) records a tax provision for certain foreign and state jurisdictions which are generating earnings, and (iii) incurs taxable temporary differences related to the amortization of indefinite-lived intangible assets and goodwill.

The Company provides a valuation allowance to reduce deferred tax assets to their estimated realizable value if, based on the weight of all available evidence, it is not more likely than not that a portion or all of the deferred tax assets will be realized. The Company does not expect to record significant tax benefits on future domestic net operating losses until circumstances justify the recognition of such benefits.

As a result of the domestic valuation allowance, taxable temporary differences from the amortization of goodwill and indefinite-lived intangible assets are expected to result in $7.7 million of income tax expense for 2015, and are reflected in the Company’s estimated domestic annual effective tax rate. Goodwill and indefinite-lived intangible assets are amortized for income tax purposes, but not for financial statement reporting purposes. This difference results in net deferred income tax expense since the taxable temporary difference cannot be scheduled to reverse during the loss carryforward period. The Company will record tax expense related to the amortization of its tax deductible goodwill and indefinite-lived intangible assets during those future periods for which it maintains domestic valuation allowances, or until its estimated unamortized balance of $134.7 million at December 31, 2015 is fully amortized for tax purposes.

12.	Related Parties

Management Arrangements

Upon completion of the August 2010 Merger, the Company entered into a management agreement (“THL Management Agreement”) with THL Managers VI, LLC (“THL Managers”), in which THL Managers provide management services to the Company. Pursuant to the THL Management Agreement, THL Managers will receive an aggregate annual management fee in an amount per year equal to the greater of (a) $2.5 million or (b) 1.5% of EBITDA, as defined. In addition, the Company will reimburse out-of-pocket expenses incurred by THL Managers. The Company recognized $0.7 million in management fees for both the three months ended March 31, 2015 and 2014, respectively.

Upon completion of the August 2010 Merger, the Company entered into a management agreement with Liberty Lane, in which Liberty Lane provides management services to the Company. Mr. Meister, the Company’s former Chief Executive Officer, is affiliated with Liberty Lane. Pursuant to the agreement, Liberty Lane or its affiliates will receive an aggregate annual management fee in an amount per year equal to $1.0 million. On December 5, 2012, the agreement was amended to lower the per year management fee to $0.8 million beginning January 1, 2013. The Company incurred management fees for the three months ended March 31, 2015 and 2014 of $0.2 million.

Commercial Transactions

There were four entities for the three months ended March 31, 2015 and 2014 in which THL or its affiliates held a 10% or greater interest that provided services exceeding $120,000 in value to the Company. The services provided to the Company for the three months ended March 31, 2015 and 2014 were facilities management, audio conferencing and information technology services. The fees for these services were $1.6 million and $1.3 million for the three months ended March 31, 2015 and 2014, respectively.

One of the Company’s directors, Blane Walter, acquired a 10% or greater interest in and became a director of an entity in 2013 which provided relationship enterprise technology solutions to the Company exceeding $120,000 in value over the previous twelve month period. The services were provided for fees of $1.8 million and $0.9 million for the three months ended March 31, 2015 and 2014, respectively.

13.	Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivables, unbilled services, accounts payable, short-term borrowings and current portion of capital leases and other financing arrangements as well as deferred revenues and client advances. Due to the short-term nature of such instruments, the Company believes their carrying values approximate fair value. Please refer to Note 7 for discussion of the Company’s debt instruments.

The Company’s contingent consideration obligations are the only instruments measured at fair value on a recurring basis. The contingent consideration is determined based upon significant inputs not observable in the market, including the fair value and the Company’s best estimate as to the probable timing and amount of settlement. As of March 31, 2015, the contingent consideration obligations had an aggregate fair value of $1.6 million, which is included in accrued expenses and other non-current liabilities, resulting in a $0.3 million adjustment to decrease earnings in the quarter.

14.	Segment Information

The Company is managed through two reportable segments, Clinical and Commercial. Each reportable business segment is comprised of multiple divisions and business units that, through their combination, create a fully integrated biopharmaceutical outsourced services provider. Clinical, which primarily serves pharmaceutical, biotechnology, diagnostic and medical device clients engaged in research and development, provides a continuum of services spanning phases I-IV of clinical development. Commercial, provides commercialization, patient outcomes and consulting services to the pharmaceutical, biotechnology and healthcare industries. In the fourth quarter of 2014, the Company realigned its segment reporting structure to reflect changes in its management structure. As a result of these changes, the Commercial segment includes the results of the consulting business, previously reported separately as the Consulting segment. Additionally, during 2014 certain business units previously reported under the Commercial segment were operationally moved into and are now reported under the Clinical segment, certain segment leadership costs previously included in Corporate and other were allocated to the Commercial segment and certain information technology costs previously allocated to the segments will remain in Corporate and other. As a result, previously reported segment information has been restated to conform to management’s current operating structure.

Management measures and evaluates the Company’s operating segments based on segment net revenue and adjusted operating income. The results of these reportable business segments are regularly reviewed by the Company’s chief operating decision maker, the Chief Executive Officer. Certain amounts that management considers to be non-operational are excluded from segment operating income because management evaluates the operating results of the segments excluding such charges. These items include depreciation and amortization; certain foreign currency impacts; net charges associated with acquisitions; certain legal charges, net of insurance recoveries; certain asset impairment charges; stock-based compensation; as well as corporate and other unallocated expenses. The corporate and other unallocated expenses primarily consist of expenses for corporate overhead functions such as finance, human resources, information technology, facilities and legal; restructuring and related charges; and certain expenses incurred in connection with the management agreements with affiliates of certain shareholders of the Parent. Although these amounts are excluded from segment operating income, as applicable, they are included in reported consolidated operating loss and in the reconciliations presented below. The Company has not presented segment assets since management does not evaluate the Company’s operating segments using this information.

Selected information for each reportable segment is as follows (in thousands):

	Three Months Ended
	March 31,
	2015	2014
Net Revenues
Clinical	$219,664	$214,828
Commercial	234,073	208,707
Intersegment revenues	(2,760)	(1,730)

Consolidated net revenues	$450,977	$421,805

Adjusted Segment Operating Income (Loss)
Clinical	$25,649	$23,335
Commercial	31,482	23,607

Reportable segments adjusted operating income (loss)	57,131	46,942
Depreciation and amortization	(25,003)	(26,510)
Stock-based compensation	(470)	(326)
Corporate and other unallocated charges	(14,100)	(11,680)

Operating income (loss)	17,558	8,426
Interest income (expense), net	(56,463)	(52,452)

Income (loss) before income tax (provision) benefit and income (loss) from equity investments.	$(38,905)	$(44,026)

15.	Guarantor Financial Information

Borrowings under each of our Senior Secured Credit Facilities, ABL Facility, Senior Secured Notes, Junior Lien Secured Notes and Senior Notes are guaranteed by certain of the Company’s domestic wholly-owned subsidiaries. The guarantees are full and unconditional and joint and several. The Company’s Senior Secured Credit Facility, ABL Facility, Senior Secured Notes, Junior Lien Secured Notes and Senior Notes are not guaranteed by certain of the Company’s subsidiaries, including all of its non-U.S. subsidiaries or non-wholly owned subsidiaries. The following supplemental financial information sets forth, on a condensed consolidating basis, balance sheet information as of March 31, 2015 and December 31, 2014, results of operations, comprehensive loss and cash flow information for the three months ended March 31, 2015 and 2014 for inVentiv Health, Inc., the Guarantor Subsidiaries and other subsidiaries (the “Non-Guarantor Subsidiaries”). The supplemental financial information reflects the investments of inVentiv Health, Inc.’s investment in the Guarantor Subsidiaries and Non-Guarantor Subsidiaries using the equity method of accounting.

15.	Guarantor Financial Information (Continued)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

At March 31, 2015

(in thousands, except share and per share amounts)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$27,622	$—	$97,165	$(86,134)	$38,653
Restricted cash	807	—	1,092	—	1,899
Accounts receivable, net of allowances for doubtful accounts	—	242,859	62,745	—	305,604
Unbilled services	—	154,655	43,780	—	198,435
Intercompany receivables	432,818	618,232	78,903	(1,129,953)	—
Prepaid expenses and other current assets	7,889	13,633	17,856	—	39,378
Income tax receivable	—	310	902	—	1,212
Current deferred tax assets	259	12,198	1,267	(6,261)	7,463

Total current assets	469,395	1,041,887	303,710	(1,222,348)	592,644
Property and equipment, net	21,062	88,101	16,125	—	125,288
Goodwill	—	889,281	40,832	—	930,113
Intangible assets, net	—	396,594	7,122	—	403,716
Non-current deferred tax assets	—	—	3,709	—	3,709
Deferred financing costs and other assets	69,605	4,353	12,559	—	86,517
Non-current intercompany receivables	956,528	33,581	105	(990,214)	—
Investment in consolidated subsidiaries	679,957	84,643	—	(764,600)	—

Total assets	$2,196,547	$2,538,440	$384,162	$(2,977,162)	$2,141,987

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Short-term borrowings and current portion of capital lease obligations and other financing arrangements	$1,192	$16,280	$79,982	$(79,749)	$17,705
Accrued payroll, accounts payable and accrued expenses	74,407	166,929	54,905	(6,385)	289,856
Intercompany payables	657,571	450,947	21,435	(1,129,953)	—
Income taxes payable	77	208	1,358	—	1,643
Deferred revenue and client advances	—	149,711	53,834	—	203,545

Total current liabilities	733,247	784,075	211,514	(1,216,087)	512,749
Capital lease obligations, net of current portion	—	31,491	111	—	31,602
Long-term debt, net of current portion	2,102,525	—	—	—	2,102,525
Non-current income tax liability	—	5,544	1,362	—	6,906
Deferred tax liability	333	83,444	2,619	(6,261)	80,135
Other non-current liabilities	20,461	34,326	17,075	—	71,862
Non-current intercompany liabilities	5,222	956,633	28,359	(990,214)	—

Total liabilities	2,861,788	1,895,513	261,040	(2,212,562)	2,805,779

Total inVentiv Health, Inc. stockholder’s deficit	(665,241)	642,927	121,673	(764,600)	(665,241)
Noncontrolling interest	—	—	1,449	—	1,449

Total stockholder’s deficit	(665,241)	642,927	123,122	(764,600)	(663,792)

Total liabilities and stockholder’s deficit	$2,196,547	$2,538,440	$384,162	$(2,977,162)	$2,141,987

15.	Guarantor Financial Information (Continued)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

At December 31, 2014

(in thousands, except share and per share amounts)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
ASSETS
Current assets:
Cash and cash equivalents	$19,643	$3,439	$86,014	$(52,037)	$57,059
Restricted cash	569	—	1,148	—	1,717
Accounts receivable, net of allowances for doubtful accounts	—	236,884	65,963	—	302,847
Unbilled services	—	138,100	40,936	—	179,036
Intercompany receivables	389,532	557,758	64,778	(1,012,068)	—
Prepaid expenses and other current assets	5,301	12,181	20,743	—	38,225
Income tax receivable	—	310	1,053	—	1,363
Current deferred tax assets	259	12,198	1,316	(6,261)	7,512

Total current assets	415,304	960,870	281,951	(1,070,366)	587,759
Property and equipment, net	21,665	82,857	17,337	—	121,859
Goodwill	—	889,281	42,506	—	931,787
Intangible assets, net	—	410,059	7,765	—	417,824
Non-current deferred tax assets	—	—	3,944	—	3,944
Deferred financing costs and other assets	75,296	3,519	12,447	—	91,262
Non-current intercompany receivables	944,664	44,585	132	(989,381)	—
Investment in consolidated subsidiaries	689,216	86,242	—	(775,458)	—

Total assets	$2,146,145	$2,477,413	$366,082	$(2,835,205)	$2,154,435

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Short-term borrowings and current portion of capital lease obligations and other financing arrangements	$4,006	$14,025	$50,271	$(52,037)	$16,265
Accrued payroll, accounts payable and accrued expenses	70,593	154,523	61,497	—	286,613
Intercompany payables	562,297	418,920	30,851	(1,012,068)	—
Income taxes payable	222	—	987	—	1,209
Deferred revenue and client advances	—	150,709	48,421	—	199,130

Total current liabilities	637,118	738,177	192,027	(1,064,105)	503,217
Capital lease obligations, net of current portion	—	29,126	198	—	29,324
Long-term debt, net of current portion	2,071,232	—	—	—	2,071,232
Non-current income tax liability	—	5,360	1,101	—	6,461
Deferred tax liability	333	80,860	2,300	(6,261)	77,232
Other non-current liabilities	37,441	25,175	18,140	—	80,756
Non-current intercompany liabilities	15,202	944,796	29,383	(989,381)	—

Total liabilities	2,761,326	1,823,494	243,149	(2,059,747)	2,768,222

Total inVentiv Health, Inc. stockholder’s deficit	(615,181)	653,919	121,539	(775,458)	(615,181)
Noncontrolling interest	—	—	1,394	—	1,394

Total stockholder’s deficit	(615,181)	653,919	122,933	(775,458)	(613,787)

Total liabilities and stockholder’s deficit	$2,146,145	$2,477,413	$366,082	$(2,835,205)	$2,154,435

15.	Guarantor Financial Information (Continued)

CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2015

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net revenues	$—	$346,981	$109,751	$(5,755)	$450,977
Reimbursed out-of-pocket expenses	—	59,616	7,783	(76)	67,323

Total revenues	—	406,597	117,534	(5,831)	518,300

Operating expenses:
Cost of revenues	—	229,082	67,357	(5,262)	291,177
Reimbursable out-of-pocket expenses	—	59,616	7,783	(76)	67,323
Selling, general and administrative expenses	16,087	91,920	34,728	(493)	142,242
Allocation of intercompany costs	(9,900)	7,944	1,956	—	—

Total operating expenses	6,187	388,562	111,824	(5,831)	500,742

Operating income (loss)	(6,187)	18,035	5,710	—	17,558
Interest income (expense), net	(56,356)	(211)	104	—	(56,463)
Intercompany interest income (expense)	22,805	(22,655)	(150)	—	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(39,738)	(4,831)	5,664	—	(38,905)
Income tax (provision) benefit	—	(2,975)	(1,553)	—	(4,528)

Income (loss) before income (loss) from equity investments	(39,738)	(7,806)	4,111	—	(43,433)
Income (loss) from equity investments	(5,347)	1,630	—	2,188	(1,529)

Net income (loss)	(45,085)	(6,176)	4,111	2,188	(44,962)
Less: Net (income) loss attributable to the noncontrolling interest	—	—	(123)	—	(123)

Net income (loss) attributable to inVentiv Health, Inc. .	$(45,085)	$(6,176)	$3,988	$2,188	$(45,085)

15.	Guarantor Financial Information (Continued)

CONSOLIDATED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2014

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net revenues	$—	$310,722	$124,487	$(13,404)	$421,805
Reimbursed out-of-pocket expenses	—	42,793	13,730	(210)	56,313

Total revenues	—	353,515	138,217	(13,614)	478,118

Operating expenses:
Cost of revenues	—	208,283	78,679	(12,704)	274,258
Reimbursable out-of-pocket expenses	—	42,793	13,730	(210)	56,313
Selling, general and administrative expenses	8,539	94,894	36,388	(700)	139,121
Allocation of intercompany costs	(11,771)	8,996	2,775	—	—

Total operating expenses	(3,232)	354,966	131,572	(13,614)	469,692

Operating income (loss)	3,232	(1,451)	6,645	—	8,426
Interest income (expense), net	(52,432)	(94)	74	—	(52,452)
Intercompany interest income (expense)	21,182	(20,506)	(676)	—	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(28,018)	(22,051)	6,043	—	(44,026)
Income tax (provision) benefit	(127)	(2,113)	295	—	(1,945)

Income (loss) before income (loss) from equity investments	(28,145)	(24,164)	6,338	—	(45,971)
Income (loss) from equity investments	(21,100)	5,438	—	15,624	(38)

Income (loss) from continuing operations	(49,245)	(18,726)	6,338	15,624	(46,009)
Income (loss) from discontinued operations, net of tax	—	(2,710)	—	—	(2,710)

Net income (loss)	(49,245)	(21,436)	6,338	15,624	(48,719)
Less: Net (income) loss attributable to the noncontrolling interest	—	—	(526)	—	(526)

Net income (loss) attributable to inVentiv Health, Inc. .	$(49,245)	$(21,436)	$5,812	$15,624	$(49,245)

15.	Guarantor Financial Information (Continued)

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

Three Months Ended March 31, 2015

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net income (loss)	$(45,085)	$(6,176)	$4,111	$2,188	$(44,962)

Other comprehensive income (loss):
Foreign currency translation adjustment	(5,445)	(5,435)	(4,011)	9,446	(5,445)

Total other comprehensive income (loss)	(5,445)	(5,435)	(4,011)	9,446	(5,445)

Total comprehensive income (loss)	(50,530)	(11,611)	100	11,634	(50,407)
Less: Net (income) loss attributable to the noncontrolling interest	—	—	(123)	—	(123)

Total comprehensive income (loss) attributable to inVentiv Health, Inc.	$(50,530)	$(11,611)	$(23)	$11,634	$(50,530)

15.	Guarantor Financial Information (Continued)

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

Three Months Ended March 31, 2014

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Net income (loss)	$(49,245)	$(21,436)	$6,338	$15,624	$(48,719)

Other comprehensive income (loss):
Foreign currency translation adjustment	138	(697)	(166)	863	138

Total other comprehensive income (loss)	138	(697)	(166)	863	138

Total comprehensive income (loss)	(49,107)	(22,133)	6,172	16,487	(48,581)
Less: Net (income) loss attributable to the noncontrolling interest	—	—	(526)	—	(526)

Total comprehensive income (loss) attributable to inVentiv Health, Inc.	$(49,107)	$(22,133)	$5,646	$16,487	$(49,107)

15.	Guarantor Financial Information (Continued)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Three Months Ended March 31, 2015

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non- Guarantor– Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$14,277	$(14,469)	$8,728	$(6,385)	$2,151
Cash flows from investing activities:
Purchases of property and equipment	(2,777)	(5,199)	(1,823)	—	(9,799)
Proceeds from vehicle sales	—	3,093	—	—	3,093
Other, net	(238)	—	—	—	(238)

Net cash provided by (used in) investing activities	(3,015)	(2,106)	(1,823)	—	(6,944)
Cash flows from financing activities:
Repayments on capital leases and other financing arrangements	(983)	(7,816)	(125)	—	(8,924)
Advances from cash pool	(2,066)	—	29,778	(27,712)	—
Borrowings under line of credit	17,000	—	—	—	17,000
Repayments on line of credit	(17,000)	—	—	—	(17,000)
Payment on installment note related to acquisition	(1,750)	—	—	—	(1,750)
Advances (repayment) of intercompany debt, net	1,590	20,952	(22,542)	—	—
Other, net	(74)	—	(68)	—	(142)

Net cash provided by (used in) financing activities	(3,283)	13,136	7,043	(27,712)	(10,816)

Effects of foreign currency exchange rate changes on cash	—	—	(2,797)	—	(2,797)

Net increase (decrease) in cash and cash equivalents	7,979	(3,439)	11,151	(34,097)	(18,406)
Cash and cash equivalents, beginning of period	19,643	3,439	86,014	(52,037)	57,059

Cash and cash equivalents, end of period	$27,622	$—	$97,165	$(86,134)	$38,653

15.	Guarantor Financial Information (Continued)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Three Months Ended March 31, 2014

(in thousands)

	inVentiv Health, Inc.	Guarantor Subsidiaries	Non- Guarantor– Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net cash provided by (used in) continuing operations	$17,495	$(52,223)	$1,672	$—	$(33,056)
Net cash provided by (used in) discontinued operations	—	(3,339)	—	—	(3,339)

Net cash provided by (used in) operating activities	17,495	(55,562)	1,672	—	(36,395)
Cash flows from investing activities:
Purchases of property and equipment	(4,527)	(2,768)	(712)	—	(8,007)
Proceeds from vehicle sales	—	257	—	—	257
Disbursement for investments	(750)	—	—	—	(750)
Other, net	(279)	1,229	—	—	950

Net cash provided by (used in) investing activities	(5,556)	(1,282)	(712)	—	(7,550)
Cash flows from financing activities:
Repayments on capital leases and other financing arrangements	(855)	(2,440)	(141)	—	(3,436)
Advances from cash pool	—	—	5,248	(5,248)	—
Payment on installment note related to acquisition	(1,500)	—	—	—	(1,500)
Advances (repayment) of intercompany debt, net	(24,395)	43,480	(19,085)	—	—
Other, net	55	—	(113)	—	(58)

Net cash provided by (used in) financing activities	(26,695)	41,040	(14,091)	(5,248)	(4,994)

Effects of foreign currency exchange rate changes on cash	—	—	(626)	—	(626)

Net increase (decrease) in cash and cash equivalents	(14,756)	(15,804)	(13,757)	(5,248)	(49,565)
Cash and cash equivalents, beginning of period	33,176	19,838	98,457	(35,244)	116,227

Cash and cash equivalents, end of period	$18,420	$4,034	$84,700	$(40,492)	$66,662

16.	Subsequent Events

The Company considered all events that occurred after March 31, 2015 through May 11, 2015, the date the financial statements were originally issued, and has updated such evaluation for disclosure purposes through June 19, 2015, the date the financial statements were reissued.

INVENTIV HEALTH, INC.

Offers to Exchange

$185,497,000 aggregate principal amount of its 10% Senior Notes due 2018 and $164,503,000 aggregate principal amount of its 10% Senior Notes due 2018, the issuance of each of which has been registered under the Securities Act of 1933, as amended, for

any and all of its outstanding $185,497,000 aggregate principal amount of its 10% Senior Notes due 2018 issued on August 4, 2010 and June 10, 2011 and

$164,503,000 aggregate principal amount of its 10% Senior Notes due 2018 issued on July 13, 2011, respectively

PRELIMINARY PROSPECTUS

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The following summarizes the limitations of liability and/or certain indemnification rights provided for in the applicable statutes and constituent documents of the registrants. These summaries are qualified in their entirety by reference to the complete text of the statutes and the constating documents referred to below.

Registrants Incorporated or Organized Under the Laws of Delaware

Delaware corporations

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) further authorizes a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the director’s fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

inVentiv Health, Inc.

The Certificate of Incorporation of inVentiv Health, Inc. provides that a director of the corporation shall not be personally liable either to the corporation or to any stockholder for breach of fiduciary duty as a director, except for (i) breaches of such director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) liability under Section 174 of the DGCL, which relates to unlawful declarations of dividends or other distributions or assets to stockholders; or (iv) any transaction from which the director shall have derived an improper personal benefit.

The Certificate of Incorporation of inVentiv Health, Inc. also provides that the corporation shall have the power to indemnify its officers, directors and employees for losses or expenses incurred in any civil, criminal, administrative, arbitrative or investigative proceeding as a result of their service to inVentiv Health, Inc. inVentiv Health, Inc. may advance expenses incurred by such persons in defending any proceeding in advance of its final disposition, provided that they undertake to repay all advancements if it is ultimately determined that they are not entitled to indemnification. The right to indemnification is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. inVentiv Health, Inc. may purchase and maintain insurance, at its expense, to protect itself and its members, employees and agents against any loss, expense or liability, whether or not it would have the power to indemnify any individuals or entities against such loss, expense or liability under its organizational documents or the DGCL. The By-Laws of inVentiv Health, Inc. are silent with respect to indemnification.

Adheris, Inc. and inChord Holding Corporation

The Certificate of Incorporation of each of the registrants immediately listed above provides that the personal liability of the directors of each of the registrants listed above is eliminated to the fullest extent permitted by the DGCL and is silent with respect to indemnification. The By-Laws of each of the registrants listed above are silent with respect to limits on liability and indemnification.

Campbell Alliance, Ltd.

The Certificate of Incorporation of Campbell Alliance, Ltd. provides that the personal liability of the directors of each of the registrants listed above is eliminated to the fullest extent permitted by the DGCL. The Certificate of Incorporation of Campbell Alliance, Ltd. also provides that the corporation shall have the power to indemnify its officers, directors and employees for losses or expenses incurred in any civil, criminal, administrative or investigative proceeding as a result of their service to Campbell Alliance, Ltd. The By-Laws of Campbell Alliance, Ltd. are silent with respect to limits on liability and indemnification.

inVentiv Health Clinical, LLC

The Certificate of Incorporation of inVentiv Health Clinical, LLC limits the liability of the corporation’s directors to the corporation or its stockholders to damages arising out of (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct; (iii) liability under Section 174 of the DGCL, which relates to unlawful declarations of dividends or other distributions or assets to stockholders; or (iv) any transaction from which the director derived any improper personal benefit. The By-Laws of the corporation provide that the corporation may indemnify its directors and officers to the fullest extent permissible under the DGCL and further provide that the corporation shall hold harmless its directors and officers against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred in connection with any civil, criminal, administrative or investigative proceeding arising out of such director’s or officer’s service to the corporation. Employees and agents of the corporation may be similarly indemnified to the extent specifically authorized by the corporation’s board of directors. The By-Laws further provide that the corporation shall advance expenses incurred by its directors or officers in defending any proceeding in advance of its final disposition, provided that, to the extent required by the DGCL, such directors or officers undertake to repay all advancements if it is ultimately determined that they are not entitled to indemnification. Employees and agents of the corporation may be advanced expenses on similar terms to the extent authorized by the corporation’s board of directors. The right to indemnification is not exclusive of any other rights to which a person may be entitled by law, agreement, and vote of stockholders or disinterested directors or otherwise. The corporation may purchase and maintain insurance, at its expense, to protect itself and its members, employees and agents against any loss, expense or liability, whether or not it would have the power to indemnify any individuals or entities against such loss, expense or liability under its organizational documents or the DGCL.

inVentiv Health Clinical, Inc.

The Certificate of Incorporation of inVentiv Health Clinical, Inc. (“iVHC, Inc.”) limits the liability of the corporation’s directors to the corporation or its stockholders to damages arising out of (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct; (iii) liability under Section 174 of the DGCL, which relates to unlawful declarations of dividends or other distributions or assets to stockholders; or (iv) any transaction from which the director derived any improper personal benefit. iVHC, Inc.’s Certificate of Incorporation further provides that PDGI shall have the power to indemnify its directors and officers to the fullest extent authorized by law; however, iVHC, Inc. shall not be obligated to indemnify any director or officer (or his other heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such a person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. This right to indemnification includes the right to be paid by iVHC, Inc. the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The By-Laws of iVHC, Inc. are silent with respect to limitations on liability and indemnification.

Pharma Holdings, Inc.

The By-Laws of Pharma Holdings, Inc. (“Pharma Holdings”) provide that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal administrative or investigative shall be indemnified and held harmless by the corporation to the fullest extent and manner authorized by the DGCL against all expense, liability and loss (including attorney’s fees) reasonably incurred or suffered. This right to indemnification includes the right to be paid by Pharma Holdings all expenses (including attorney’s fees) incurred in any such proceeding in advance of its final disposition. The right to indemnification only extends to former officers and directors that meet the standard of conduct for indemnification under the DGCL, which generally means a person acting in good faith and in a manner that that person reasonably believed to be in or not opposed to the best interests of the corporation. Such determination can be made, only (i) by the board of directors of Pharma Holdings by a majority vote of directors who were not parties to the proceeding (known as “Disinterested Directors” in the By-Laws of Pharma Holdings, Inc.), even though less than a quorum, or (ii) by a committee of disinterested directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (iii) if there are no the Disinterested Directors, or if the Disinterested Directors so direct, by independent legal counsel in a written opinion or (iv) by the Stockholders. The Certificate of Incorporation of Pharma Holdings is silent with respect to limitations on liability and indemnification.

Delaware limited liability companies

Section 18-303(a) of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, except as otherwise provided by the DLLCA, the debts, obligations and liabilities of a limited liability company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the limited liability company, and no member or manager of a limited liability company shall be obligated personally for any such debt, obligation or liability of the limited liability company solely by reason of being a member or acting as a manager of the limited liability company. Section 18-108 of the DLLCA states that subject to such standards and restrictions, if any, as set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Allidura Communications, LLC

The Limited Liability Company Agreement of Allidura Communications, LLC (“Allidura”) limits the liability of Allidura’s sole member to damages for actions that are proven, by clear and convincing evidence, to have been undertaken with deliberate intent to cause injury to Allidura or with reckless disregard for the best interests of Allidura. The Limited Liability Company Agreement further requires Allidura to indemnify its sole member to the fullest extent permissible under the DLLCA. Officers, employees and agents of Allidura are indemnified only if and to the extent, if any, approved by the sole member of Allidura or as specifically required by applicable law.

Adheris, LLC, Chamberlain Communications Group LLC, Ignite Health LLC, inVentiv Health Clinical Research Services, LLC, inVentiv Health Public Relations, LLC, Medconference LLC, ParagonRx International LLC, IVH Logistics Solutions, LLC, inVentiv Health Clinical SRE, LLC and PNET US, LLC

The Limited Liability Company Agreements of each of the registrants listed immediately above provides that the sole member of each registrant will not be personally liable for the obligations of the registrant, but is silent with respect to indemnification.

Encuity Research LLC

The Limited Liability Company Agreement of Encuity Research LLC (“Encuity Research”) requires Encuity Research to indemnify to the fullest extent permissible under the DLLCA any individual or entity who is involved in any civil, criminal, administrative, arbitrative or investigative proceeding by reason of the fact that such individual or entity is serving as a member of Encuity Research. However, without the consent of the sole member of Encuity Research, no individual or entity may be indemnified for losses that are attributable to such person’s gross negligence, willful misconduct or knowing violation of law, breach of fiduciary duty, breach of loyalty, misappropriation of business opportunities, or for any breaches of warranties made to Encuity Research. At the discretion of its sole member, Encuity Research may advance expenses incurred by such persons in defending any proceeding in advance of its final disposition, provided that they undertake to repay all advancements if it is ultimately determined that they are not entitled to indemnification. Upon the resolution of its sole member, Encuity Research may indemnify its employees or agents to the same extent as its members. The right to indemnification is not exclusive of any other rights to which a person may be entitled by law, agreement, or vote of stockholders or disinterested directors or otherwise. Encuity Research may purchase and maintain insurance, at its expense, to protect itself and its members, employees and agents against any loss, expense or liability, whether or not it would have the power to indemnify any individuals or entities against such loss, expense or liability under its organizational documents or the DLLCA.

inVentiv Clinical, LLC and PharmaNet Resource Solutions, LLC

The Limited Liability Company Agreements of each of the registrants immediately listed above require that each registrant indemnify its sole member, any of its officers, and each agent, partner, officer, employee, counsel and affiliate of its sole member or any of affiliates thereof to the fullest extent permissible under the DLLCA from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such person be involved, regardless of whether such person continues in the capacity at the time the liability or expense is paid or incurred. However, the Limited Liability Company Agreements of the registrants listed above further provide that no person shall be indemnified for costs (i) which result from a person’s self-dealing, willful misconduct or reckless misconduct; (ii) which are sought in connection with any proceeding arising out of a material breach of any agreement, between such person and the relevant registrant or any affiliate of such registrant or (iii) for which indemnification is prohibited by applicable laws. Furthermore, each of the registrants immediately listed above shall pay or reimburse costs incurred by an indemnified person to the fullest extent allowed by law in advance of the final disposition of any proceeding.

Registrants Incorporated or Organized Under the Laws of Florida

Florida corporations

Corporations incorporated under the laws of the State of Florida are subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 (pertaining to unlawful distributions) are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the Florida Act, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850 of the Florida Act further provides that a corporation may pay expenses incurred by an officer or director in defending a civil or criminal proceeding in advance of the final disposition of such proceeding; provided that such officer or director deliver an undertaking by, or on behalf of, such person to repay the amount advanced if he or she is ultimately found not to be entitled to indemnification by the corporation under Section 607.0850. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that a corporation’s board of directors deems appropriate.

Under Section 607.0850 of the Florida Act, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the Florida Act are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 (pertaining to liability for unlawful distributions) are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

South Florida Kinetics, Inc.

The Articles of Incorporation and the By-Laws are silent with respect to indemnification.

Florida limited liability companies

Section 608.4229 of the Florida Limited Liability Company Act (the “FLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in a Florida limited liability company’s articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding that provision, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of the FLLCA section that addresses prohibited distributions apply; or (d) willful misconduct or a conscious disregard for the best interests of the limited liability company in a proceeding by or in the right of the limited liability company to procure a judgment in its favor or in a proceeding by or in the right of a member.

inVentiv Health Clinical SRS, LLC

The respective Articles of Organization of inVentiv Health Clinical SRS, LLC (“inVentiv Health Clinical SRS”) are silent with respect to indemnification. The operating agreement of inVentiv Health Clinical SRS provides that, except as expressly provided by the FLLCA, the member of such registrant shall not be obligated personally for any debts, obligations or liabilities of such registrant, whether arising in contract, tort or otherwise, and that the member shall be fully protected from liability in relying in good faith upon the records of such registrant and upon such information, opinions, reports or statements presented to such registrant by any officers, employees or committees of such registrant, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of such registrant.

Additionally, the operating agreement of inVentiv Health Clinical SRS requires that such registrant indemnify any and all members and officers of the registrant and any person designated by the member as an indemnified representative of the such registrant (which may, but need not, include any person serving another entity at the request of such registrant), against any liability incurred in connection with any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of such registrant, a class of its members or security holders, or otherwise, in which such person may be involved. This indemnification extends to liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except (i) where such indemnification is expressly prohibited by applicable law, including Section 608.4229 of the FLLCA as described above; (ii) where the conduct of such person has been finally determined (A) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from such conduct or (B) to be based upon or attributable to the receipt by the person seeking indemnification of a personal benefit to which such person is not legally entitled or (iii) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful. Furthermore, to the extent that any person eligible for indemnification has been successful on the merits or otherwise in defense of a proceeding, such person shall be indemnified against expenses (including attorney’s fees and disbursements) actually and reasonably incurred in such proceeding. inVentiv Health Clinical SRS must also pay the expenses incurred in good faith by an indemnified person in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by such registrant. inVentiv Health Clinical SRS is permitted under its operating agreement to procure insurance or letters of credit, enter into indemnification agreements or otherwise pledge or grant a security interest in any of its assets or properties or use any other mechanism or arrangement whatsoever in order to effect, satisfy or secure its indemnification obligations arising under its operating agreement.

Registrants Incorporated or Organized Under the Laws of Georgia

Georgia corporations

Section 14-11-306 of the Georgia Limited Liability Company Act authorizes a Georgia limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever arising in connection with the limited liability company; provided, however, that no such limited liability company shall have the power to indemnify any member or manager for any liability arising from (i) intentional misconduct or a knowing violation of law or (ii) receipt of a personal benefit from a transaction in violation or breach of a provision in such limited liability company’s operating agreement, to the extent such liability may not be eliminated or limited under the articles of organization of such limited liability company or its written operating agreement.

inVentiv Medical Management LLC

The Operating Agreement of inVentiv Medical Management LLC provides that the members of the company will not be personally liable for the obligations inVentiv Medical Management LLC. This Operating Agreement is silent with respect to indemnification.

Registrants Incorporated or Organized Under the Laws of New Jersey

New Jersey corporations

Section 14A:3-5(2) of the New Jersey Business Corporation Act (the “NJBCA”) empowers a corporation to indemnify a corporate agent (generally defined as any person who is or was a director, officer, employee or agent of such corporation, of any constituent corporation absorbed thereby, or of any other enterprise serving as such at the request of such corporation) who is or was a party or is threatened to be made a party to any pending, threatened or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and any appeal therein (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was such a corporate agent, against reasonable costs, disbursements and counsel fees incurred, and amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, by such person in connection with such proceeding, if (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal proceeding, such person had no reasonable cause to believe that such conduct was unlawful. Section 14A:3-5(3) of the NJBCA also empowers a corporation to indemnify a corporate agent against reasonable costs, disbursements and counsel fees incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor that involves such corporate agent by reason of the fact that he is or was a corporate agent, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Section 14A:3-5(4) of the NJBCA requires that a New Jersey corporation shall indemnify a corporate agent against reasonable costs, disbursements and counsel fees incurred by him to the extent that such corporate agent has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein. Except as required by the previous sentence, under Section 14A:3-5(11) of the NJBCA, no indemnification shall be made or expenses advanced, and none shall be ordered by a court, if such indemnification or advancement would be inconsistent with (i) a provision of the corporation’s certificate of incorporation, (ii) its by-laws, (iii) a resolution of the board of directors or shareholders of the corporation, (iv) an agreement to which the corporation is a party or (v) other proper corporate action (in effect at the time of the accrual of the alleged cause of action asserted in the proceeding) that prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

Under Section 14A:3-5(6) of the NJBCA, expenses incurred by a corporate agent in connection with a proceeding may, except as described in the immediately preceding paragraph, be paid by the corporation before the final disposition of the proceeding as authorized by the board of directors upon receiving an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be so indemnified.

Section 14A:3-5(8) further provides that indemnification and advancement of expenses provided for by Section 14A:3-5 of the NJBCA shall not be deemed exclusive of any rights to which a corporate agent may be entitled, whether under a certificate of incorporation, bylaw, agreement, vote of stockholders or otherwise; provided that no indemnification shall be made to such corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit. The NJBCA also empowers a corporation to purchase and maintain insurance on behalf of a corporate agent against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities and expenses under NJBCA Section 14A:3-5.

inVentiv Health Clinical Lab, Inc.

The Certificate of Incorporation of inVentiv Health Clinical Lab, Inc. (“inVentiv Health Clinical Lab”) provides that inVentiv Health Clinical Lab will indemnify its current and former officers and directors against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil or criminal, administrative or investigative, with respect to which such officer or director is a party or threatened to be made a party to the fullest extent permitted by the NJBCA. The indemnification provided in the Certificate of Incorporation of inVentiv Health Clinical Lab shall not be deemed exclusive of any right to which any such person seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity. The corporation may purchase and maintain insurance, at its expense, to protect itself and its members, employees and agents against any loss, expense or liability, whether or not it would have the power to indemnify any individuals or entities against such loss, expense or liability under its organizational documents.

inVentiv Health Clinical Lab shall indemnify its current and former officers and directors as determined by the Board of Directors against expenses incurred in connection with any pending or threatened action, suit or proceeding, whether civil or criminal, administrative or investigative, with respect to which such officer or director is a party or threatened to be made a party to the fullest extent allowable by the NJBCA.

New Jersey limited liability companies

Section 42:2B-10 of the New Jersey Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its operating agreement, a limited liability company may, and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

inVentiv Patient Access Solutions, LLC and Patient Marketing Group, LLC

The Operating Agreements of each of the registrants listed immediately above provide that the members of each registrant will not be personally liable for the obligations of such registrant. These Operating Agreements are silent with respect to indemnification.

inVentiv Commercial Services, LLC

The Operating Agreement of Ventiv Commercial provides that Ventiv Commercial will indemnify its managers and officers, to the fullest extent permitted by applicable law, for any loss, damage or claim incurred by reason of any act or omission performed or omitted in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the manager’s or officer’s authority, except that Ventiv Commercial shall not indemnify managers or officers for losses, damages or claims incurred by reason of their gross negligence or willful misconduct.

inVentiv Advance Insights, LLC

The Operating Agreement of inVentiv Advance Insights, LLC provides that the members of such registrant will not be personally liable for the obligations of inVentiv Advance Insights, LLC. The Operating Agreement is silent with respect to indemnification.

Registrants Organized Under the Laws of New York

New York limited liability companies

Section 420 of the New York Limited Liability Company Law (the “NYLLCL”) provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a company may indemnify any member, manager or other person from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such member, manager or other person establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Chandler Chicco Agency, L.L.C.

The Articles of Organization of Chandler Chicco Agency, L.L.C. (“Chandler Chicco Agency”) provides that Chandler Chicco Agency shall indemnify its members for damages from any breach of duty, except for damages resulting from an action or omission as to which there has been a judgment or other final adjudication that establishes that such act or omission was in bad faith, involved intentional misconduct or a knowing violation of law, or that such member personally gained a financial profit or other advantage to which such member was not legally entitled. The Amended and Restated Operating Agreement of Chandler Chicco Agency requires Chandler Chicco Agency to indemnify its members and officers, to the fullest extent permitted by NYLLCL, for any loss, damage or claim incurred by reason of any act or omission performed or omitted in good faith on behalf of the company, provided that the person did not derive an improper personal gain or that the acts were not committed in bad faith or the result of active and deliberate dishonesty and material to the cause of action so adjudicated.

BioSector 2 LLC

The Articles of Organization of BioSector 2 LLC (“BioSector”) provide that BioSector shall indemnify its members for damages from any breach of duty BioSector, except for damages resulting from an action or omission as to which there has been a judgment or other final adjudication that establishes that such act or omission was in bad faith, involved. The Operating Agreement of BioSector provides that the members of BioSector will not be personally liable for the obligations of BioSector.

Litmus Medical Marketing Services LLC and inVentiv Digital + Innovation, LLC

The Articles of Organization and Operating Agreement of each of the registrants listed immediately above provide that the members of each registrant will not be personally liable for the obligations of such registrant, and are silent with respect to indemnification.

Registrants Incorporated or Organized Under the Laws of North Carolina

North Carolina corporations

Section 55-8-51 of the North Carolina Business Corporation Act (“NCBCA”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) he conducted himself in good faith; (2) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he was or is a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Section 55-8-

57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person.

Campbell Alliance Group, Inc.

The Articles of Restatement of Campbell Alliance Group, Inc. (“Campbell Alliance Group”) limit the liability of Campbell Alliance Group’s directors for monetary damages for breach of duty as a director to the fullest extent permissible under the NCBCA. The By-Laws of Campbell Alliance Group provide that Campbell Alliance Group shall, to the fullest extent from time to time permitted by law, indemnify its directors and officers against all Liabilities and Litigation expenses (defined below) in the event a claim shall be made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the corporation, including all appeals (a “Proceeding”). Liabilities as defined by the By-Laws, include but are not limited to 1) payments in satisfaction of any judgment, money decree, excise tax, fine or penalty for which the director or officer had become liable in any Proceeding and 2) payments in settlement of any such Proceeding subject to the provision that Campbell Alliance Group shall not be liable to indemnify directors or officers for any amounts paid in settlement of any Proceeding effected without the corporation’s written consent. Litigation expenses, as defined by the By-Laws, include but are not limited to reasonable costs and expenses and attorneys’ fees and expenses actually incurred by the director or officer in any Proceeding and in connection with the enforcement of rights to the indemnification as granted by the By-Laws of Campbell Alliance Group or by applicable law, if such enforcement is successful in whole or in part. The By Laws of Campbell Alliance Group do not provide indemnification with respect to a) that portion of any Liabilities or Litigation Expenses with respect to which the director or officer is entitled to receive payment under any insurance policy or b) any Liabilities or Litigation Expenses incurred on account of any of the director’s or officer’s activities which were at the time taken known or believed to be by the director or officer to be clearly in conflict with the best interests of the corporation. The By-Laws provide that Campbell Alliance Group shall advance any litigation expenses to any director or officer within thirty days of receipt by the secretary of the corporation of a demand therefor, together with an undertaking by or on behalf of the director or officer to repay to the corporation such amount unless it is ultimately determined that the director or officer is entitled to be indemnified by Campbell Alliance Group against such expenses. However, the By-Laws further stipulate that within ten days of a request for litigation expenses as described above, any director who is not party to the Proceeding (“disinterested director”) can call a meeting of all disinterested directors to review the reasonableness of the expenses so requested and no advance shall be made if the majority of disinterested directors determine that the item of expense is unreasonable but if the disinterested directors determine that a portion of the expense is reasonable, the corporation shall advance such portion. The By-Laws provide that the board of directors of Campbell Alliance Group shall take all such action as may be necessary and appropriate to authorize the corporation to pay the indemnification required by the By-Laws of the corporation, without limitation, making a good faith evaluation of the manner in which the director or officer acted and of the reasonable amount of indemnity due to the director or officer.

North Carolina limited liability companies

Section 57D-3-31 of the North Carolina Limited Liability Company Act (the “NCLLCA”) provides that a limited liability corporation must indemnify a person who is wholly successful on the merits or otherwise in the defense of any proceeding to which the person was a party because the person is or was a member, a manager, or other company official if the person also is or was an interest owner at the time to which the claim relates, acting within the person’s scope of authority as a manager, member, or other company official against expenses incurred by the person in connection with the proceeding. A North Carolina limited liability corporation is required to reimburse a person who is or was a member for any payment made and indemnify the person for any obligation, including any judgment, settlement, penalty, fine, or other cost, incurred or borne in the authorized conduct of the business or preservation of the business or property, whether acting in the capacity of a manager, member, or other company official if, in making the payment or incurring the obligation, the person complied with the duties and standards of conduct (i) under G.S. 57D-3-21 (relating to duties and standards of conduct), as modified or eliminated by the operating agreement or (ii) otherwise imposed by applicable law.

Addison Whitney LLC

The Operating Agreement of Addison Whitney LLC provides that its members will not be personally liable for the obligations of Addison Whitney LLC. This Operating Agreement is silent with respect to indemnification.

Pharmaceutical Institute, LLC

The Operating Agreement of Pharmaceutical Institute, LLC provides that the members of such registrant will not be personally liable for the obligations of Pharmaceutical Institute, LLC. The Operating Agreement is silent with respect to indemnification.

Registrants Incorporated or Organized Under the Laws of Ohio

Ohio corporations

Section 1701.13(E) of the Ohio Revised Code (the “ORC”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in performance of his duty to the corporation, unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court of common pleas or such other court deems proper, or (ii) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the ORC (relating to the liability of directors for unlawful loans, dividends, and distribution of assets). An Ohio corporation is required to indemnify a director or officer against expenses actually and reasonably incurred to the extent that the director or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the director or officer is or was a director or officer of the corporation.

The indemnification provided for in Section 1701.13(E) of the ORC is not exclusive of any other rights of indemnification to which those seeking indemnification may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

inVentiv Communications, Inc.

The Articles of Incorporation of inVentiv Communications, Inc. (“inVentiv Communications”) are silent with respect to indemnification. The Code of Regulations of the Ohio Corporation replicates the portions of Section 1701.13(E) of the ORC as to who is entitled to indemnification (other than the specific exclusion relating to liability asserted against a director solely pursuant to section 1701.95 of the ORC), and under what circumstances, but further provides that the relevant provisions of the Code of Regulations do not obligate inVentiv Communications to indemnify, or prevent inVentiv Communications in its discretion from indemnifying, any person by reason of the fact that such person is or was an employee or agent of inVentiv Communications or is or was serving at the request of inVentiv Communications as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. As under Section 1701.13(E) of the ORC, the right of indemnification set forth in the Code of Regulations of inVentiv Communications is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise, and inVentiv Communications may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the Code of Regulations.

Ohio limited liability companies

Under the Ohio Limited Liability Companies Act (the “OLLCA”), a limited liability company may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the limited liability company). by reason of the fact that he or she is or was a manager, member, employee or agent of the limited liability company, or is or was serving at the request of the limited liability company as a manager, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the company and (ii) with respect to any criminal action or proceeding, if such person had no reasonable cause to believe that such conduct was unlawful. In actions brought by or in the right of the company, a limited liability company may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in performance of his duty to the company, unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court of common pleas or such other court deems proper. An Ohio limited liability company is required to indemnify a manager or officer against expenses actually and reasonably incurred to the extent that the manager or officer is successful in defending a lawsuit brought against him or her by reason of the fact that the manager or officer is or was a manager or officer of the company.

The statutory right of indemnification is not exclusive in Ohio, and a limited liability company may, among other things, grant rights to indemnification under the limited liability company’s operating agreement or other agreements, by a vote of members or disinterested managers of the company, or otherwise. Ohio limited liability companies are also specifically authorized to procure insurance against any liability that may be asserted against managers and officers, whether or not the limited liability company would have the statutory power to indemnify such persons.

Blue Diesel, LLC, Cadent Medical Communications, LLC, Gerbig, Snell/Weisheimer Advertising, LLC, inVentiv Medical Communications, LLC, Navicor Group, LLC, Palio + Ignite, LLC and The Selva Group, LLC

The Written Declaration of each of the above-listed registrants provides that the personal liability of the members of such registrants are limited to the fullest extent permissible under the OLLCA. The failure of such registrants to observe any formalities or requirements relating to exercise of such registrants’ powers or its management shall not be grounds for imposing personal liability on any member of such registrant. The Written Declaration of each of the above-listed registrants further provides that members shall not be liable to the above-listed registrants or any other persons for any damages, expenses or liabilities incurred as a result of a member acting or failing to act on behalf of the registrant unless it is proven, by clear and convincing evidence, that such member’s action or failure to act was not undertaken in good faith or in a manner reasonably believed to be in or not opposed to the best interests of the registrant, or was undertaken with deliberate intent to cause injury to such registrant or with reckless disregard for the best interests of such registrant, or resulted from the member’s fraud or intentional breach of the relevant Written Declaration. The Written Declaration of each of the above-listed registrants further provides for indemnification of the member, officers, employees and agents of the company to the fullest extent possible under the OLLCA.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b) Financial Statement Schedules

None.

Item 22. Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts, on June 19, 2015.

INVENTIV HEALTH, INC.

By:	/s/ Jonathan Bicknell
Name:	Jonathan Bicknell
Title:	Chief Financial Officer and Chief Accounting Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael Bell	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	June 19, 2015

/s/ Jonathan Bicknell Jonathan Bicknell	Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	June 19, 2015

* Paul M. Meister	Director	June 19, 2015

* R. Blane Walter	Director	June 19, 2015

* Jeffrey McMullen	Director	June 19, 2015

* Todd M. Abbrecht	Director	June 19, 2015

Signature	Title	Date

* Laura A. Grattan	Director	June 19, 2015

* Joshua M. Nelson	Director	June 19, 2015

* Charles J. Shea	Director	June 19, 2015

*By:	/s/ Eric R. Green
Eric R. Green
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts, on June 19, 2015.

ADDISON WHITNEY LLC

ADHERIS, INC.

ADHERIS, LLC

ALLIDURA COMMUNICATIONS, LLC

BIOSECTOR 2 LLC

BLUE DIESEL, LLC

CADENT MEDICAL COMMUNICATIONS, LLC

CHAMBERLAIN COMMUNICATIONS GROUP LLC

CHANDLER CHICCO AGENCY, L.L.C.

GERBIG, SNELL/WEISHEIMER ADVERTISING, LLC

IGNITE HEALTH LLC

INCHORD HOLDING CORPORATION

INVENTIV ADVANCE INSIGHTS, LLC

INVENTIV CLINICAL, LLC

INVENTIV COMMERCIAL SERVICES, LLC

INVENTIV COMMUNICATIONS, INC.

INVENTIV DIGITAL + INNOVATION, LLC

INVENTIV HEALTH CLINICAL LAB, INC.

INVENTIV HEALTH CLINICAL SRE, LLC

INVENTIV HEALTH CLINICAL SRS, LLC

INVENTIV HEALTH CLINICAL RESEARCH SERVICES, LLC

INVENTIV HEALTH CLINICAL, INC.

INVENTIV HEALTH CLINICAL, LLC

INVENTIV HEALTH PUBLIC RELATIONS, LLC

INVENTIV MEDICAL COMMUNICATIONS, LLC

INVENTIV MEDICAL MANAGEMENT LLC

INVENTIV PATIENT ACCESS SOLUTIONS, LLC

IVH LOGISTICS SOLUTIONS, LLC

LITMUS MEDICAL MARKETING SERVICES LLC

NAVICOR GROUP, LLC

PALIO + IGNITE, LLC

PATIENT MARKETING GROUP LLC

PHARMA HOLDINGS, INC.

PNET US, LLC SOUTH FLORIDA KINETICS, INC. THE SELVA GROUP, LLC

By:	/s/ Jonathan Bicknell
Name:	Jonathan Bicknell
Title:	Executive Vice President (Finance)

* * * *

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric R. Green Eric R. Green(1)(2)	Chairman or Vice President, as applicable (Principal Executive Officer) and Director or Manager, as applicable	June 19, 2015

* Mark Dmytruk(3)(4)	President or Vice President, as applicable (Principal Executive Officer) and Director, as applicable	June 19, 2015

/s/ Jonathan Bicknell Jonathan Bicknell(5)(6)	As Executive Vice President (Finance) (Principal Financial Officer and Principal Accounting Officer) or Director or Manager, as applicable	June 19, 2015

* Michael Bell(7)	Director	June 19, 2015

* Paul M. Meister(7)	Director	June 19, 2015

* R. Blane Walter(7)	Director	June 19, 2015

* Jeffrey McMullen(7)	Director	June 19, 2015

* Todd M. Abbrecht(7)	Director	June 19, 2015

* Joshua M. Nelson(7)	Director	June 19, 2015

* Laura A. Grattan(7)	Director	June 19, 2015

* Charles J. Shea (7)	Director	June 19, 2015

*By	/s/ Eric R. Green
Eric R. Green
Attorney-in-fact

(1)	As Chairman (Principal Executive Officer) of Addison Whitney LLC, Adheris, Inc. and Adheris, LLC, Blue Diesel, LLC, Gerbig Snell/Weisheimer Advertising, LLC, inVentiv Health Clinical SRS, LLC, Navicor Group, LLC, Pharma Holdings, Inc. and inVentiv Commercial Services, LLC.; as Vice President and Secretary (Principal Executive Officer) of Cadent Medical Communications, LLC, Ignite Health LLC, inChord Holding Corporation, inVentiv Advance Insights, LLC, inVentiv Communications, Inc., inVentiv Health Clinical Lab, Inc., inVentiv Health Clinical SRE, LLC, inVentiv Health Clinical, LLC, inVentiv Health Public Relations, LLC, inVentiv Medical Communications, LLC, IVH Logistics Solutions, LLC, Litmus Medical Marketing Services LLC, Patient Marketing Group LLC, PNET US, LLC and The Selva Group, LLC and Chamberlain Communications Group LLC, Navicor Group, LLC, Palio + Ignite, LLC;
(2)	As Director of Adheris, Inc., inChord Holding Corporation, inVentiv Communications, Inc., inVentiv Health Clinical, Inc., inVentiv Medical Management LLC, Pharma Holdings, Inc., and South Florida Kinetics, Inc.; as Director of inVentiv Communications, Inc., in its capacity as the sole Member of Blue Diesel, LLC, Cadent Medical Communications, LLC, Gerbig, Snell/Weisheimer Advertising, LLC, Inventiv Medical Communications, LLC, Navicor Group, LLC, Palio + Ignite, LLC, and The Selva Group, LLC; as Director of inVentiv Health Clinical, Inc., in its capacity as the sole Member of inVentiv Clinical, LLC and PNET US, LLC, inVentiv Health Clinical SRE, LLC; as Manager of Adheris, LLC, Ignite Health LLC, inVentiv Health Clinical SRS, LLC, inVentiv Health Clinical Research Services, LLC, inVentiv Health Clinical, LLC, IVH Logistics Solutions, LLC, Patient Marketing Group LLC, inVentiv Commercial Services, LLC and inVentiv Health Clinical Lab, Inc.
(3)	As Vice President (Principal Executive Officer) of inVentiv Medical Management LLC.
(4)	As Director of inVentiv Medical Management LLC.
(5)	As Executive Vice President (Finance) of Addison Whitney LLC, Adheris, Inc., Adheris, LLC, Allidura Communications, LLC, Biosector 2 LLC, Blue Diesel, LLC, Cadent Medical Communications, LLC, Chamberlain Communications Group LLC, Chandler Chicco Agency, L.L.C., Gerbig Snell/Weisheimer Advertising, LLC, Ignite Health LLC, Inchord Holding Corporation, Inventiv Advance Insights, LLC, Inventiv Clinical, LLC, Inventiv Communications, Inc., Inventiv Digital + Innovation, LLC, Inventiv Health Clinical Lab, Inc., Inventiv Health Clinical SRE, LLC, Inventiv Health Clinical SRS, LLC, Inventiv Health Clinical Research Services, LLC, Inventiv Health Clinical, Inc., Inventiv Health Clinical, LLC, inVentiv Health Public Relations, LLC, Inventiv Medical Communications, LLC, Inventiv Medical Management LLC, Inventiv Patient Access Solutions, LLC, IVH Logistics Solutions, LLC, Litmus Medical Marketing Services LLC, Navicor Group, LLC, Palio + Ignite, LLC, Patient Marketing Group LLC, Pharma Holdings, Inc., PNET US, LLC, South Florida Kinetics, Inc., The Selva Group, LLC and inVentiv Commercial Services, LLC.
(6)	As Director of Adheris, Inc., inChord Holding Corporation, inVentiv Health Clinical, Inc., Pharma Holdings, Inc., Pharmaceutical Institute, LLC, and South Florida Kinetics, Inc.; as Director of inVentiv Communications, Inc., in its capacity as the sole Member of Blue Diesel, LLC, Cadent Medical Communications, LLC, Gerbig, Snell/Weisheimer Advertising, LLC, Inventiv Medical Communications, LLC, Navicor Group, LLC, Palio + Ignite, LLC and The Selva Group, LLC; as Director of inVentiv Health Clinical, Inc., in its capacity as the sole Member of inVentiv Clinical, LLC and PNET US, LLC, inVentiv Health Clinical SRE, LLC; as Manager of Adheris, LLC, Ignite Health LLC, inVentiv Health Clinical SRS, LLC, inVentiv Health Clinical Research Services, LLC, inVentiv Health Clinical, LLC, IVH Logistics Solutions, LLC, Patient Marketing Group LLC, inVentiv Commercial Services, LLC and inVentiv Health Clinical Lab, Inc.
(7)	As Director of Inventiv Health, Inc., the sole Member of Addison Whitney LLC, Chamberlain Communications Group LLC , inVentiv Advance Insights, LLC and inVentiv Health Public Relations, LLC and each of their respective member managed LLC subsidiaries.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts, on June 19, 2015.

CAMPBELL ALLIANCE GROUP, INC. CAMPBELL ALLIANCE, LTD. ENCUITY RESEARCH, LLC PHARMACEUTICAL INSTITUTE, LLC

By:	/s/ Jonathan Bicknell
Name:	Jonathan Bicknell
Title:	Executive Vice President (Finance)

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric R. Green Eric R. Green(1)(2)	Chairman (Principal Executive Officer) or Director, as applicable	June 19, 2015

/s/ Jonathan Bicknell Jonathan Bicknell(3)	Executive Vice President (Finance) (Principal Financial Officer and Principal Accounting Officer) or Director, as applicable	June 19, 2015

(1)	As Chairman (Principal Executive Officer) of Campbell Alliance Group, Inc., Campbell Alliance, Ltd., Encuity Research, LLC and Pharmaceutical Institute, LLC.
(2)	As Director of Campbell Alliance Group, Inc. and Campbell Alliance, Ltd.; as Director of Campbell Alliance Group, Inc., in its capacity as sole Member of Encuity Research, LLC and Pharmaceutical Institute, LLC.
(3)	As Executive Vice President (Finance) (Principal Financial Officer and Principal Accounting Officer) of Campbell Alliance Group, Inc., Campbell Alliance, Ltd., Encuity Research, LLC and Pharmaceutical Institute, LLC. and as Director of Campbell Alliance Group, Inc. and Campbell Alliance, Ltd.

* * * *

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1†	Amended and Restated Certificate of Incorporation of inVentiv Health, Inc.

3.2†	Amended and Restated By-Laws of inVentiv Health, Inc.

4.1†	Indenture, dated as of August 4, 2010, by and among inVentiv Health, Inc., the Guarantors identified therein, and Wilmington Trust, FSB, as Trustee.

4.2†	Form of 10% Senior Notes due 2018 (included in the Indenture filed as Exhibit 4.1)

4.3†	Supplemental Indenture, dated as of September 1, 2010, between Chamberlain Communications LLC, and Wilmington Trust, FSB, as Trustee.

4.4†	Supplemental Indenture, dated as of February 11, 2011, by and among inVentiv Health, Inc., Campbell Alliance Group, Inc., Encuity Research, LLC (previously known as Campbell Alliance Market Research and Analytics, LLC), Pharmaceutical Institute, Inc., and Wilmington Trust, FSB, as Trustee.

4.5†	Third Supplemental Indenture, dated as of June 10, 2011, by and among inVentiv Health, Inc., Ingenix Pharmaceutical Services, Inc., Raven Holdco LLC, and Wilmington Trust, FSB, as Trustee.

4.6†	Fourth Supplemental Indenture, dated as of July 13, 2011, by and among inVentiv Health, Inc., the Guarantors identified therein, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust, FSB), as Trustee.

4.7†	Fifth Supplemental Indenture, dated as of April 30, 2012, by and among inVentiv Health, Inc., the Guarantors identified therein, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust, FSB), as Trustee.

4.8†	Sixth Supplemental Indenture, dated as of December 20, 2012, by and among inVentiv Health, Inc., the Guarantors identified therein, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust, FSB), as Trustee.

4.9†	Seventh Supplemental Indenture, dated as of February 7, 2013, by and among inVentiv Health, Inc., the Guarantors identified therein, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust, FSB), as Trustee.

4.10†	Eighth Supplemental Indenture, dated as of December 10, 2013, by and among inVentiv Health, Inc., the Guarantors identified therein, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust, FSB), as Trustee.

4.11†	Ninth Supplemental Indenture, dated as of August 12, 2014, by and among inVentiv Health, Inc., the Guarantors identified therein, and Wilmington Trust, National Association, as Trustee.

4.12†	Registration Rights Agreement, dated as of August 4, 2010, by and among inVentiv Health, Inc., the Guarantors identified therein, Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc.

4.13†	Registration Rights Agreement, dated as of June 10, 2011, by and among inVentiv Health, Inc., the Guarantors identified therein, and Apollo Investment Corporation.

4.14†	Registration Rights Agreement, dated as of July 13, 2011, by and among inVentiv Health, Inc., the Guarantors identified therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Jefferies & Company, Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC.

4.15†	Indenture, dated as of December 20, 2012, by and among inVentiv Health, Inc., the Guarantors identified therein and Wilmington Trust, National Association, as trustee.

4.16†	First Supplemental Indenture, dated as of February 7, 2013, by and among inVentiv Health, Inc., the Guarantors identified therein and Wilmington Trust, National Association, as trustee.

Exhibit No.	Exhibit

4.17†	Second Supplemental Indenture, dated as of December 10, 2013, by and among inVentiv Health, Inc., the Guarantors identified therein and Wilmington Trust, National Association, as trustee.

4.18†	Third Supplemental Indenture, dated as of December 18, 2013, by and among inVentiv Health, Inc., the Guarantors identified therein and Wilmington Trust, National Association, as trustee.

4.19†	Amended and Restated Credit Agreement, dated as of July 13, 2011 by and among inVentiv Health, Inc., inVentiv Holdings, Inc., the lenders and other parties from time to time thereto and Citibank, N.A, as administrative agent.

4.20†	Amendment No. 1 to the Amended and Restated Credit Agreement, dated as of July 13, 2011 by and among inVentiv Health, Inc., inVentiv Holdings, Inc., the lenders and other parties from time to time thereto and Citibank, N.A, as administrative agent, dated as of March 21, 2012.

4.21†	Amendment No. 2 to the Amended and Restated Credit Agreement, dated as of July 13, 2011 by and among inVentiv Health, Inc., inVentiv Holdings, Inc., the lenders and other parties from time to time thereto and Citibank, N.A, as administrative agent, dated as of December 20, 2012.

4.22†	Amendment No. 3 to the Amended and Restated Credit Agreement, dated as of July 13, 2011 by and among inVentiv Health, Inc., inVentiv Holdings, Inc., the lenders and other parties from time to time thereto and Citibank, N.A, as administrative agent, dated as of July 28, 2014.

4.23†	Credit Agreement, dated as of August 16, 2013 by and among inVentiv Health, Inc., inVentiv Holdings, Inc., the lenders and other parties from time to time thereto and Citibank, N.A, as administrative agent.

4.24†	Amendment No 1. to the Credit Agreement, dated as of August 16, 2013 by and among inVentiv Health, Inc., inVentiv Holdings, Inc., the lenders and other parties from time to time thereto and Citibank, N.A, as administrative agent, dated as of July 28, 2014.

4.25†	Indenture, dated as of August 12, 2014 by and among inVentiv Health, Inc., the Guarantor identified therein and Wilmington Trust, National Association, as trustee and collateral agent.

4.26†	Tenth Supplemental Indenture, dated as of January 16, 2015, by and between inVentiv Advance Insights, LLC and Wilmington Trust, National Association (as successor by merger to Wilmington Trust, FSB), as Trustee.

4.27†	Fourth Supplemental Indenture, dated as of January 16, 2015, by and between inVentiv Advance Insights, LLC and Wilmington Trust, National Association, as Trustee.

4.28†	First Supplemental Indenture, dated as of January 16, 2015, by and between inVentiv Advance Insights, LLC and Wilmington Trust, National Association, as Trustee.

5.1†	Opinion of Weil, Gotshal & Manges LLP

5.2†	Opinion of Norris, McLaughlin & Marcus, P.A.

5.3†	Opinion of Kegler Brown Hill & Ritter, L.P.A.

5.4†	Opinion of King & Spalding LLP

5.5†	Opinion of Womble Carlyle Sandridge & Rice, PLLC

5.6†	Opinion of Greenberg Traurig LLP

10.1†	Management Agreement, dated as of August 4, 2010, by and among Group Holdings, Inc., inVentiv Midco Holdings, Inc., inVentiv Holdings, Inc., inVentiv Acquisition, Inc., inVentiv Health, Inc. and THL Managers VI, LLC

10.2†	Amendment to Management Agreement, dated as of December 2, 2013, by and among Group Holdings, Inc., inVentiv Midco Holdings, Inc., inVentiv Holdings, Inc., inVentiv Acquisition, Inc., inVentiv Health, Inc. and THL Managers VI, LLC

10.3	[Omitted]

10.4	[Omitted]

Exhibit No.	Exhibit

10.5†	Employment Agreement, dated February 24, 2011, between inVentiv Health, Inc. and Eric M. Sherbet.

10.8†	Employment Agreement, dated January 25, 2012, between inVentiv Health, Inc. and Jonathan Bicknell.

10.9†	Employment Agreement, dated July 15, 2013, between inVentiv Health, Inc. and Andrew Suchoff.

10.11†	Separation Agreement, dated as of May 22, 2012, between inVentiv Health Clinical, LLC and Raymond Hill.

10.13†	Separation Agreement, dated as of December 22, 2014, between inVentiv Health, Inc. and Andrew Suchoff.

10.14†	Offer Letter, dated January 16, 2015 between inVentiv Health, Inc. and Eric R. Green.

10.15†	Severance and Non-Competition Agreement, dated as of November 1, 2014, between inVentiv Health, Inc. and Eric R. Green.

10.16†	Severance and Non-Competition Agreement, dated as of March 10, 2014, between inVentiv Health, Inc. and Michael Griffith.

10.17†	Offer Letter, dated February 24, 2014, between inVentiv Health, Inc. and Michael Griffith.

10.18†	Employment, Severance and Non-Competition Agreement, dated as of September 24, 2014, between inVentiv Health, Inc. and Michael Bell.

10.19†	Letter Agreement between inVentiv Health, Inc. and Charles J. Shea.

10.20†	2010 inVentiv Health, Inc. Equity Incentive Plan.

10.21†	Amendment #1 to 2010 inVentiv Health, Inc. Equity Incentive Plan.

10.22†	Amendment #2 to 2010 inVentiv Health, Inc. Equity Incentive Plan.

10.23†	Form of Option Award under the 2010 inVentiv Health, Inc. Equity Incentive Plan.

10.24†	Form of Performance Based Restricted Stock Unit Award under the 2010 inVentiv Health, Inc. Equity Incentive Plan.

10.25†	Form of 2013 Restricted Stock Unit Award under the 2010 inVentiv Health, Inc. Equity Incentive Plan.

10.26†	Form of Long Term Incentive Plan Restricted Stock Unit Award under the 2010 inVentiv Health, Inc. Equity Incentive Plan.

10.27*	Letter Agreement between inVentiv Health, Inc. and Paul M. Meister.

10.28*	First Amendment to the Employment, Severance and Non-Competition Agreement between Michael Bell and inVentiv Health, Inc.

12.1*	Statement of Computation of Historical Ratio of Earnings to Fixed Charges.

21.1†	Subsidiaries of inVentiv Health, Inc.

23.1*	Consent of Deloitte & Touche LLP, as the independent registered public accounting firm of inVentiv Health, Inc. and its subsidiaries.

23.2†	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1).

23.3†	Consent of Norris, McLaughlin & Marcus, P.A. (included in the opinion filed as Exhibit 5.2).

23.4†	Consent of Kegler Brown Hill & Ritter, L.P.A. (included in the opinion filed as Exhibit 5.3).

23.5†	Consent of King & Spalding LLP (included in the opinion filed as Exhibit 5.4).

23.6†	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in the opinion filed as Exhibit 5.5).

23.7†	Consent of Greenberg Traurig LLP (included in the opinion filed as Exhibit 5.6).

24.1†	Powers of Attorney (see signature pages of this Registration Statement).

24.2†	Power of Attorney of Charles J. Shea.

25.1†	Statement on Form T-1 as to the Eligibility of the Trustee.

99.1†	Form of Letter of Transmittal.

99.2†	Form of Notice of Guaranteed Delivery.

*	Filed herewith.
†	Previously filed.